UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

NeuStar, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: Class A common stock and Class B common stock, each with a par value of $0.001 per share, of NeuStar, Inc.
(2)

Aggregate number of securities to which transaction applies:

As of December 12, 2016, 54,757,172 shares of Class A common stock, 1,864 shares of Class B common stock, 5,628,089 shares of Class A common stock issuable upon the exercise of stock options and settlement of restricted stock units, and 87,716 shares of Class A common stock issuable under NeuStar’s Employee Stock Purchase Plan.

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

The maximum aggregate value was determined based upon the sum of: (A) 54,757,172 shares of Class A common stock multiplied by $33.50 per share; (B) 1,864 shares of Class B common stock multiplied by $33.50 per share; (C) options to purchase 1,013,369 shares of Class A common stock with exercise prices less than $33.50 per share multiplied by $7.97 (which is the difference between $33.50 and the weighted average exercise price of $25.53 per share); (D) 4,614,720 shares of Class A common stock subject to outstanding restricted stock units multiplied by $33.50 per share; and (E) 87,716 shares of Class A common stock issuable under NeuStar’s Employee Stock Purchase Plan multiplied by $33.50 per share. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the sum calculated in the preceding sentence by 0.0001159.

	(4)	Proposed maximum aggregate value of transaction: $2,000,035,863
	(5)	Total fee paid: $231,805

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION, DATED JANUARY 13, 2017

21575 Ridgetop Circle

Sterling, Virginia 20166

●, 2017

Dear Stockholder:

You are cordially invited to attend a special meeting of the stockholders of NeuStar, Inc., a Delaware corporation (“Neustar”), which we will hold at ●, on ●, ●, 2017, at ●, local time.

At the special meeting, holders of our Class A common stock and Class B common stock will be asked to consider and vote on a proposal to adopt an Agreement and Plan of Merger, dated as of December 14, 2016, among Neustar, Aerial Topco, L.P., a Delaware limited partnership (“Parent”), and Aerial Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and other related proposals. Parent and Merger Sub were formed by Golden Gate Private Equity, Inc. (“Golden Gate”) to facilitate the participation of investment funds advised by Golden Gate and Hux Investment Pte. Ltd. in the transaction. As a result of the merger, Neustar will become a subsidiary of Parent, and each share of Neustar common stock issued and outstanding immediately prior to the effective time of the merger (other than shares owned by Parent and Neustar and certain of their affiliates, and shares held by stockholders who have perfected their statutory rights of appraisal under the Delaware General Corporation Law), will be converted into the right to receive $33.50 in cash, without interest.

Our board of directors has unanimously approved the merger agreement and determined that the merger agreement is advisable and in the best interests of Neustar and its stockholders. The board unanimously recommends that stockholders vote “FOR” the proposal to adopt the merger agreement and the related proposals described in the enclosed proxy statement.

The proxy statement describes the merger agreement, the merger and related agreements and provides specific information concerning the special meeting. In addition, you may obtain information about Neustar from documents filed with the Securities and Exchange Commission. We urge you to read the entire proxy statement carefully, including the annexes, as it sets forth the details of the merger agreement and other important information related to the merger.

Your vote is very important. The merger cannot be completed unless holders of a majority of the outstanding shares of our common stock vote in favor of the adoption of the merger agreement. Whether or not you plan to attend the special meeting, we ask you to submit a proxy to have your shares voted in advance of the special meeting by using one of the methods described in the proxy statement. If you hold your shares in “street name,” you should instruct your broker, bank, trust or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your broker, bank, trust or other nominee.

Thank you for your continued support.

Very truly yours,

Lisa A. Hook
President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement is dated ●, 2017 and is first being mailed to stockholders on or about ●, 2017.

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION, DATED JANUARY 13, 2017

NEUSTAR, INC.

21575 Ridgetop Circle

Sterling, Virginia 20166

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To the Stockholders of NeuStar, Inc.:

NOTICE IS HEREBY GIVEN that a special meeting of the stockholders of NeuStar, Inc., a Delaware corporation (“Neustar”), will be held at ●, on ●, ● , 2017, at ● local time, for the following purposes:

1.	To consider and vote on a proposal to adopt the Agreement and Plan of Merger (as it may be amended from time to time, the “merger agreement”), dated as of December 14, 2016, among the Company, Aerial Topco, L.P., a Delaware limited partnership (“Parent”), and Aerial Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent;

2.	To approve, on an advisory (non-binding) basis, specified compensation that may become payable to the named executive officers of Neustar in connection with the merger;

3.	To approve one or more adjournments of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement; and

4.	To act upon other business as may properly come before the special meeting or any adjournment or postponement of the special meeting by or at the direction of the board of directors.

The holders of our Class A common stock and Class B common stock, each with a par value of $0.001 per share, at the close of business on ●, 2017, are entitled to notice of and to vote at the special meeting or at any adjournment or postponement of the special meeting. All holders of our common stock will vote together as a single class, and each stockholder is entitled to one vote for each share of common stock held on the record date.

Our board of directors has unanimously approved the merger agreement and determined that the merger agreement is advisable and in the best interests of Neustar and its stockholders. The board unanimously recommends that stockholders vote “FOR” the proposal to adopt the merger agreement. The board further unanimously recommends that stockholders vote “FOR” the advisory (non-binding) proposal to approve specified compensation that may become payable to our named executive officers in connection with the merger, and “FOR” the adjournment proposal.

Your vote is important, regardless of the number of shares of common stock you own. The merger cannot be completed unless holders of a majority of the outstanding shares of our common stock vote in favor of the adoption of the merger agreement. Whether or not you plan to attend the special meeting in person, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone. If you attend the special meeting and vote in person by ballot, your vote will revoke any proxy that you have previously submitted. If you hold your shares in “street name,” you should instruct your broker, bank, trust or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your broker, bank, trust or other nominee. Your broker, bank, trust or other nominee cannot vote on any of the proposals, including the proposal to adopt the merger agreement, without your instructions.

BY ORDER OF THE BOARD OF DIRECTORS

Leonard J. Kennedy
Corporate Secretary

SUMMARY

This summary discusses the material information contained in this proxy statement, including with respect to the merger agreement, the merger and the other agreements entered into in connection with the merger of Aerial Merger Sub, Inc. with and into NeuStar, Inc., which we refer to as the “merger”. We encourage you to read carefully this entire proxy statement, its annexes and the documents referred to in this proxy statement, as this summary may not contain all of the information that may be important to you. The items in this summary include page references directing you to a more complete description of that topic in this proxy statement.

In this proxy statement, the terms “we,” “us,” “our,” the “Company,” and “Neustar” refer to NeuStar, Inc., the term “Parent” refers to Aerial Topco, L.P., the term “Merger Sub” refers to Aerial Merger Sub, Inc., the term “merger agreement” refers to the Agreement and Plan of Merger, dated as of December 14, 2016, among Neustar, Parent and Merger Sub, and the term “common stock” refers to the Class A common stock and Class B common stock, each with a par value of $0.001 per share, of Neustar.

The Companies (page 16)

NeuStar, Inc. Neustar is a Delaware corporation that offers authoritative, hard-to-replicate data sets and proprietary analytics that provide insights to help clients promote and protect their businesses. Our proprietary, cloud-based platforms and differentiated data sets offer informative, real-time analytics, which enable clients to make actionable, data-driven decisions. We provide chief marketing officers a comprehensive suite of services to plan their media spend, identify and locate desired customers, invest effectively in marketing campaigns, deliver relevant offers and measure the performance of these activities. Security professionals use our solutions to maximize web performance and protect against malicious attacks. We enable the exchange of essential operating information across multiple carriers to provision and manage services, assisting clients with fast and accurate order processing and immediate routing of customer inquiries. We also provide communications service providers in the United States with critical infrastructure that enables the dynamic routing of calls and text messages.

Our principal executive offices are located at 21575 Ridgetop Circle, Sterling, Virginia 20166, and our telephone number at that address is (571) 434-5400. Our website address is www.neustar.biz. The information contained in, or that may be accessed through, our website is not intended to be incorporated into this proxy statement.

Aerial Topco, L.P. and Aerial Merger Sub, Inc. Parent is a Delaware limited partnership, and Merger Sub is a Delaware corporation and a wholly-owned subsidiary of Parent. Both Parent and Merger Sub were formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement, and have not engaged in any business except for activities incidental to their formation and as contemplated by the merger agreement. Parent and Merger Sub were formed by Golden Gate Private Equity, Inc. (who we refer to as “Golden Gate”) to facilitate the participation of investment funds advised by Golden Gate and Hux Investment Pte. Ltd. (who we refer to as “Hux”) in the transaction. The address for Parent and Merger Sub is c/o Golden Gate Private Equity, Inc., One Embarcadero Center, 39th Floor, San Francisco, California 94111, and their telephone number at that address is (415) 983-2700.

Golden Gate Private Equity, Inc. Golden Gate is a San Francisco-based private equity investment firm with over $15 billion of capital under management. Investment funds advised by Golden Gate invest across a wide range of industries and transaction types, including going-privates, corporate divestitures, and recapitalizations, as well as debt and public equity investments. The principal executive offices of Golden Gate are located at One Embarcadero Center, 39th Floor, San Francisco, California 94111, and its telephone number at that address is (415) 983-2700.

Hux Investment Pte. Ltd. Hux is a private limited company affiliated with GIC Special Investments Pte. Ltd. (who we refer to as “GIC SI”), the private equity arm of GIC Pte. Ltd. (who we refer to as “GIC”). GIC is a leading global investment firm established in 1981 to manage Singapore’s foreign reserves. GIC has investments across a wide range of asset classes, including real estate, private equity, equities and fixed income. The principal executive offices of GIC are located at 168 Robinson Road, #37-01 Capital Tower, Singapore 068912, and its telephone number at that address is (65) 6889 8888.

The Special Meeting (Page 17)

The special meeting of stockholders will be held at ●, on ●, ●, 2017, at ● local time. At the special meeting, you will be asked to consider and vote upon:

•	a proposal to adopt the merger agreement;

•	a proposal to approve, on an advisory (non-binding) basis, specified compensation that may become payable to our named executive officers in connection with the merger;

•	a proposal to approve one or more adjournments of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement; and

•	such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting by or at the direction of our board of directors.

We are not currently aware of any other business to come before the special meeting.

Record Date and Quorum (Page 17)

The holders of record of our Class A and Class B common stock as of the close of business on ●, 2017 (the record date for determination of stockholders entitled to notice of and to vote at the special meeting), are entitled to receive notice of and to vote at the special meeting or at any adjournment or postponement of the special meeting. All holders of our common stock shall vote together as a single class, and each stockholder is entitled to one vote for each share of common stock held on the record date. As of the record date, there were ● shares of common stock outstanding and entitled to vote at the special meeting. The presence at the special meeting, in person or by proxy, of the holders of at least a majority of all outstanding shares of common stock on the record date will constitute a quorum, permitting the Company to conduct its business at the special meeting.

Voting and Proxies (Page 18)

Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, via the Internet, by returning the enclosed proxy card by mail, or by voting in person at the special meeting. If you intend to submit your proxy by telephone or via the Internet, you must do so no later than the date and time indicated on the applicable proxy card. Even if you plan to attend the special meeting, if you hold shares of common stock in your own name as the stockholder of record, please vote your shares by completing, signing, dating and returning the enclosed proxy card or by using the telephone number printed on your proxy card or by using the Internet voting instructions printed on your proxy card.

If you give your proxy, but do not indicate how you wish to vote, your shares will be voted “FOR” the proposal to adopt the merger agreement, “FOR” the proposal to approve, on an advisory (non-binding) basis, specified compensation that may become payable to our named executive officers in connection with the merger, and “FOR” the adjournment proposal.

If your shares of common stock are held in “street name,” you should instruct your broker, bank, trust or other nominee on how to vote such shares of common stock using the instructions provided by your broker, bank, trust or other nominee. If your shares of common stock are held in “street name,” you must obtain a legal proxy from such nominee in order to vote in person at the special meeting. If you fail to provide your nominee with instructions on how to vote your shares of common stock, your nominee will not be able to vote such shares at the special meeting.

Required Vote (Page 17)

For Neustar to complete the merger, stockholders holding at least a majority of the shares of common stock outstanding at the close of business on the record date must vote “FOR” the proposal to adopt the merger agreement. A failure to vote your shares of common stock, an abstention from voting or failure to give voting instructions to your broker, bank, trust or other nominee, will have the same effect as a vote against the proposal to adopt the merger agreement.

Approval of each of the advisory (non-binding) proposal on specified compensation payable to the Company’s named executive officers in connection with the merger and the adjournment proposal requires the affirmative vote of a majority of votes cast on such proposal at the special meeting. Under our bylaws, abstentions will not be considered votes cast at the special meeting and, therefore, will have no effect on the voting results for these proposals.

Revocation of Proxies (Page 18)

A stockholder of record may revoke his or her proxy at any time before the vote is taken at the special meeting by:

•	submitting a new proxy with a later date, by using the telephone or Internet proxy submission procedures described above, or by completing, signing, dating and returning a new proxy card by mail to the Company;

•	attending the special meeting and voting in person; or

•	delivering to the Corporate Secretary of the Company a written notice of revocation c/o NeuStar, Inc., 21575 Ridgetop Circle, Sterling, Virginia 20166, Attn: Corporate Secretary.

Attending the special meeting without taking one of the actions described above will not in itself revoke your proxy.

If you hold your shares in “street name” through a broker, bank, trust or other nominee, you will need to follow the instructions provided to you by your broker, bank, trust or other nominee in order to revoke your voting instructions or submit new voting instructions.

The Merger (Page 21)

The merger agreement provides that, subject to the satisfaction or waiver of the conditions in the merger agreement, Merger Sub will merge with and into Neustar. Neustar will be the surviving corporation (which we refer to as the “surviving corporation”) in the merger and will continue as a subsidiary of Parent.

If the merger is completed, at the effective time of the merger, each outstanding share of common stock (other than shares owned by Parent and Neustar and certain of their affiliates, and shares held by stockholders who have perfected their statutory rights of appraisal under the Delaware General Corporation Law (which we refer to as the “DGCL”)) will be automatically converted into the right to receive $33.50 in cash, without interest and less applicable withholding taxes. We refer to this amount as the “merger consideration.”

Upon completion of the merger, shares of Neustar common stock will no longer be listed on any stock exchange or quotation system. You will not own any shares of the surviving corporation. The merger agreement is attached as Annex A to this proxy statement. Please read it carefully.

Recommendation of the Board and Reasons for the Merger (Page 36)

Our board of directors has unanimously approved the merger agreement and determined that the merger agreement is advisable and in the best interests of Neustar and its stockholders. The board unanimously recommends that stockholders vote “FOR” the proposal to adopt the merger agreement. The board further unanimously recommends that stockholders vote “FOR” the advisory (non-binding) proposal to approve specified compensation that may become payable to our named executive officers in connection with the merger, and “FOR” the adjournment proposal.

For the factors considered by our board in reaching its decision to approve the merger agreement, see “The Merger (Proposal 1)—Reasons for the Merger” beginning on page 32 of this proxy statement.

Opinion of the Company’s Financial Advisor (Page 36 and Annex B)

Neustar retained J.P. Morgan Securities LLC, which we refer to in this proxy statement as “J.P. Morgan,” to act as its financial advisor in connection with the proposed merger. On December 13, 2016, J.P. Morgan rendered to the Neustar board its oral opinion, subsequently confirmed in writing, that as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in rendering its opinion as set forth in its written opinion, the per share merger consideration to be received by the holders of Neustar common stock pursuant to the merger agreement was fair from a financial point of view to the holders of Neustar common stock.

The full text of J.P. Morgan’s written opinion to the Neustar board, dated December 13, 2016, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in rendering its opinion, is attached to this proxy statement as Annex B and is incorporated herein by reference. The summary of the opinion of J.P. Morgan in this proxy statement is qualified in its entirety by reference to the full text of the opinion. We encourage you to read J.P. Morgan’s opinion and the summary of J.P. Morgan’s opinion below carefully and in their entirety. J.P. Morgan’s opinion was directed to, and rendered for the benefit of, the Neustar board, in its capacity as such, and addressed only the fairness from a financial point of view of the per share merger consideration to be received by the holders of Neustar common stock pursuant to the merger agreement as of the date of the opinion. It does not address any other aspect or implications of the merger. The opinion does not constitute advice or a recommendation to any holder of Neustar common stock as to how to vote at the special meeting to be held in connection with the merger or any other matter.

Conditions to the Merger (Page 68)

Each party’s obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	the adoption of the merger agreement by the required vote of Neustar stockholders;

•	the absence of any temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction, or law that prohibits or makes illegal the consummation of the merger; and

•	the expiration or termination of any applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (which we refer to as the “HSR Act”) and receipt of all approvals or the expiration of all applicable waiting periods required under other applicable antitrust laws.

The respective obligations of Parent and Merger Sub to complete the merger are subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of the Company made in the merger agreement will be accurate as of the closing date (other than those representations and warranties that were made only as of a specified date, which need only be accurate as of such specified date), except that, subject to certain exceptions, any inaccuracies in the Company’s representations and warranties will be disregarded if such inaccuracies (disregarding materiality and material adverse effect qualifiers in the related representations and warranties) have not had and would not reasonably be expected to have a material adverse effect on the Company;

•	the Company’s performance in all material respects of all obligations required to be performed by it under the merger agreement at or prior to the effective time;

•	since the date of the merger agreement, there shall not have occurred any event, change, circumstance, occurrence, effect or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the Company;

•	the holders of not more than 8.5% of the common stock shall have validly demanded appraisal of their shares under the DGCL;

•	the issuance by the Committee on Foreign Investment in the United States (which we refer to as “CFIUS”) of a written notification to the parties to the merger agreement, without the imposition of any burdensome condition, that it has concluded a review of the notification voluntarily provided pursuant to the Defense Production Act of 1950, as amended (which we refer to as the “Defense Production Act”), and determined not to conduct a full investigation of the transactions contemplated by the merger agreement or, if a full investigation is deemed to be required, notification that the U.S. government will not take action to prevent the transactions contemplated by the merger agreement from being consummated; and

•	the receipt of such filings with and/or consents of the Federal Communications Commission (which we refer to as the “FCC”) and other governmental entities as required to complete the merger and the transactions contemplated thereby without the imposition of a burdensome condition.

The obligation of the Company to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of Parent and Merger Sub made in the merger agreement will be accurate as of the closing date (other than those representations and warranties that were made only as of a specified date, which need only be accurate as of such specified date), except that any inaccuracies in such representations and warranties will be disregarded if such inaccuracies (disregarding materiality and material adverse effect qualifiers in the related representations and warranties) have not had and would not reasonably be expected to have a material adverse effect on Parent;

•	the performance in all material respects by Parent and Merger Sub of all obligations required to be performed by them under the merger agreement at or prior to the effective time; and

•	the receipt of such filings with and/or consents of the FCC and other governmental entities as required to complete the merger and the transactions contemplated thereby.

Treatment of Company Equity Awards (Page 56)

Company Stock Options. At the effective time, each Company stock option, whether or not vested and exercisable, that is outstanding and unexercised immediately prior to the effective time will be canceled automatically in exchange for the right to receive an amount in cash (less any applicable tax withholdings) equal to the product of (1) the excess, if any, of $33.50 over the per share exercise price of such Company stock option and (2) the total number of shares of common stock otherwise issuable upon exercise of such Company stock option immediately prior to the effective time.

Restricted Stock Unit Awards. At the effective time, each outstanding Neustar restricted stock unit, or RSU, that is subject only to time-based vesting will vest in full and will be canceled in exchange for the right to receive an amount in cash (less any applicable tax withholdings) equal to the product of (1) $33.50 and (2) the number of shares of common stock subject to such RSU.

Performance-Vested Restricted Stock Unit Awards. At the effective time, the performance-based conditions to which each outstanding Neustar restricted stock unit subject to performance-based vesting, or PVRSU, is subject will be deemed satisfied at the target levels for any performance period not completed prior to closing as specified in the applicable equity plans and award agreements, and the resulting number of PVRSUs will be canceled in exchange for the right to receive an amount in cash (less any applicable tax withholdings) equal to the product of (1) $33.50 and (2) the number of PVRSUs.

Restricted Stock. At the effective time, each outstanding share of Neustar restricted stock will become fully vested and the restrictions with respect thereto shall lapse, and such shares will be treated in the merger in the same manner as the other shares of common stock.

Interests of the Company’s Directors and Executive Officers in the Merger (Page 47)

In considering the recommendation of our board with respect to the merger agreement, you should be aware that some of the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of Neustar stockholders generally. Interests of our directors and executive officers that may be different from or in addition to the interests of Neustar stockholders include:

•	The merger agreement provides for the accelerated vesting and cash-out of all Company equity awards.

•	The Company’s executive officers are participants in the Company’s 2016 Key Employee Severance Pay Plan that provides for severance benefits in the event of certain qualifying terminations of employment in connection with or following the merger.

•	In connection with the merger, certain of the Company’s executive officers will receive accelerated payment of existing cash retention awards.

•	The Company’s directors and executive officers are entitled to continued indemnification and insurance coverage under indemnification agreements and the merger agreement.

These interests are discussed in more detail in the section entitled “The Merger (Proposal 1)—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 47. The board was aware of the different or additional interests set forth in this proxy statement and considered such interests along with other matters in approving the merger agreement and the transactions contemplated by the merger agreement, including the merger.

Financing (Page 45)

The Company and Parent estimate that the total amount of funds required to complete the merger and related transactions and pay related fees and expenses will be approximately $2.9 billion. Parent expects this amount to be funded through a combination of the following:

•	Bank of America Merrill Lynch, UBS, Jefferies and Angel Island have committed to provide debt financing for the merger consisting of a $1.4 billion senior secured first lien credit facility and a $350 million senior secured second lien credit facility on the terms and subject to the conditions set forth in a debt commitment letter, dated as of December 14, 2016 and delivered to Neustar in advance of execution of the merger agreement.

•	An investment fund advised by Golden Gate and Hux (who we refer to as the “Investors/Guarantors”) have committed, pursuant to equity commitment letters dated as of December 14, 2016, to capitalize Parent, at or prior to the effective time, with an aggregate equity contribution in an amount of $1.24 billion, on the terms and subject to the conditions set forth in the equity commitment letters.

The completion of the merger is not subject to any financing condition, although funding of the debt and equity financing is subject to the satisfaction of the conditions set forth in the commitment letters under which the financing will be provided.

Limited Guarantees (Page 47)

The Investors/Guarantors have executed limited guarantees in favor of the Company to guarantee, on a several basis, Parent’s obligations to pay any termination fee to the Company under the merger agreement and certain other expense and indemnification obligations under the merger agreement.

Alternative Acquisition Proposals; No Solicitation (Page 62)

Pursuant to the merger agreement, until 11:59 p.m., Eastern time on January 13, 2017, the Company and its respective representatives are permitted to:

•	initiate, solicit and encourage proposals for an alternative transaction, including by providing access to non-public information pursuant to an acceptable confidentiality agreement;

•	engage in, enter into, continue or otherwise participate in any discussions or negotiations with any person or group of persons who has entered into an acceptable confidentiality agreement with respect to any alternative acquisition proposal; and

•	otherwise cooperate with, assist, participate in or facilitate any such inquiries, proposals, offers, discussions or negotiations or any effort or attempt to make any alternative acquisition proposal.

Thereafter, except as expressly permitted in the merger agreement, the Company may not, and must cause its subsidiaries and its and their respective representatives not to, among other things:

•	initiate, solicit or knowingly encourage any inquiry or the making of any alternative acquisition proposal;

•	engage in, enter into, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information regarding the Company or its subsidiaries with respect to, an alternative acquisition proposal;

•	grant any waiver, amendment or release under any standstill provision unless our board determines in good faith, after consultation with its outside legal counsel, that the failure to do so would be inconsistent with its fiduciary duties under applicable law; or

•	grant any waiver under any anti-takeover laws.

Notwithstanding the restrictions described above, prior to the adoption of the merger agreement by Neustar stockholders, the Company may (1) provide non-public information in response to a request from a third party who has made a bona fide written acquisition proposal that did not result from a material breach of the merger agreement and that our board determines in good faith, after consultation with its financial advisor and outside legal counsel, constitutes or would reasonably be expected to lead to a superior proposal and (2) engage or participate in any discussions or negotiations with a third party who has made such an acquisition proposal, but in each case, only if our board determines in good faith, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties under applicable law.

In addition, our board may not effect any change of its recommendation to Neustar stockholders to adopt the merger agreement, or cause or permit the Company or any of its subsidiaries to enter into any letter of intent, memorandum of understanding, acquisition or merger agreement or other analogous agreement relating to or providing for any alternative proposal (except for acceptable confidentiality agreements). However, if our board concludes in good faith, after consultation with its financial advisor and outside legal counsel, that an alternative acquisition proposal constitutes a superior proposal, our board is permitted to (a) make a change of recommendation with respect to the adoption of the merger agreement by Neustar stockholders or (b) terminate the merger agreement to enter into an alternative acquisition agreement in response to the superior proposal.

Intervening Event (Page 62)

Our board is permitted to make a change in its recommendation to Neustar stockholders with respect to the adoption of the merger agreement if our board concludes in good faith, after consultation with its financial advisor and outside legal counsel, that the failure to do so would be inconsistent with its fiduciary duties under applicable law in response to an intervening event. An intervening event means a material event, change, circumstance, occurrence, effect or state of facts (other than an alternative acquisition proposal) that was neither known to, nor reasonably foreseeable by, our board prior to the execution of the merger agreement, which event, change, circumstance, occurrence, effect or state of facts, or any consequence thereof, becomes known to the board after such date. The parties have agreed that any manifest event, change, occurrence or development (or any consequences thereof) resulting or arising after the date of the merger agreement from an announcement by the North American Portability Management LLC (which we refer to as “NAPM”) or the FCC with respect to the provision of transition services by the Company under the seven regional contracts between Neustar and NAPM under which Neustar provides Local Number Portability Administrator (which we refer to as “LNPA”) services in the United States (which we refer to collectively as the “NPAC Contract”) or any material judicial or agency determination with respect to the Company’s ongoing litigation with the FCC regarding the process by which the NPAC Contract was awarded to a competitor of the Company may be taken into consideration by our board of directors in determining whether an intervening event has occurred (which we refer to as an “NPAC Intervening Event”).

Termination (Page 69)

The Company and Parent may terminate the merger agreement by mutual written consent at any time before the effective time of the merger. In addition, either the Company or Parent may terminate the merger agreement if:

•	the merger shall not have been consummated on or before June 14, 2017, subject to extension by either party for a period of up to three months if the required regulatory approvals have not been obtained by that date;

•	any court of competent jurisdiction has issued or entered an injunction or similar order permanently enjoining or otherwise prohibiting the completion of the merger and such injunction has become final and non-appealable; or

•	if Neustar stockholders vote on and fail to adopt the merger agreement at the special meeting.

The Company may also terminate the merger agreement:

•	if Parent or Merger Sub has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the merger agreement which would result in the failure to satisfy a closing condition and such breach has not been timely cured;

•	at any time prior to the adoption of the merger agreement by Neustar stockholders, if (1) the board has authorized the Company to enter into an alternative acquisition agreement with respect to a superior proposal, (2) substantially concurrently with such termination, the Company enters into an alternative acquisition agreement with respect to such superior proposal, and (3) the Company has paid the related termination fee to Parent; or

•	if (1) the merger has not been completed as required pursuant to the merger agreement, (2) at the time of such termination, all conditions to Parent’s obligation to complete the closing (other than those conditions that are to be satisfied by action taken at the closing) have been satisfied, and (3) the Company is ready, willing and able to complete the merger on such date.

Parent may also terminate the merger agreement:

•	if the Company has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the merger agreement which would result in the failure to satisfy a closing condition and such breach has not been timely cured;

•	in the event of an adverse recommendation change (as described in the section entitled “The Merger Agreement—Other Covenants and Agreements—Alternative Proposals; No Solicitation; Intervening Event”); or

•	if the Company has materially breached or failed to perform in any material respect any of its obligations with respect to the go-shop/no solicitation provisions under the merger agreement (other than any unauthorized and materially cured breaches or failures).

Termination Fees (Page 70)

The Company will be required to pay a termination fee in cash to Parent upon the termination of the merger agreement under certain circumstances. The amount of the termination fee will be $20 million in the event that the Company has terminated the merger agreement on or prior to February 12, 2017 to enter into an acquisition agreement related to a superior proposal with a person or group that submitted an alternative acquisition proposal during the go-shop period that our board determined would reasonably be expected to lead to a superior proposal. If Parent terminates the merger agreement following an adverse recommendation change relating to an NPAC Intervening Event, the amount of the termination fee will be $120 million. In all other cases in which the Company is obligated to pay a termination fee to Parent, the amount of such fee will be $60 million.

Parent will be required to pay to the Company a reverse termination fee of $120 million in cash in the event that the Company has terminated the merger agreement due to (1) the breach or failure by Parent or Merger Sub to perform any of its representations, warranties, covenants or other agreements contained in the merger agreement which would result in the failure to satisfy a closing condition and such breach has not been timely cured; or (2) the merger not being completed as required pursuant to the merger agreement, and at the time of such termination, all conditions to Parent’s obligation to consummate the closing (other than those conditions that are to be satisfied by action taken at the closing) have been satisfied and the Company is ready, willing and able to complete the merger on such date.

Reimbursement of Expenses (Page 71)

The Company will be required to reimburse Parent for all reasonable out-of-pocket expenses incurred by Parent, Merger Sub and their respective affiliates in connection with the merger agreement and the related transactions up to a maximum amount of $7.5 million if Parent has terminated the merger agreement under certain circumstances. If the Company subsequently becomes obligated to pay a termination fee to Parent, any such expense reimbursement paid by the Company will be credited against such termination fee.

Regulatory Approvals (Page 53)

Under the HSR Act and related rules, certain transactions, including the merger, may not be completed until notifications have been given and information furnished to the Antitrust Division of the United States Department of Justice and the Federal Trade Commission and all statutory waiting period requirements have been satisfied. The merger is also conditioned on (1) the expiration or termination of any applicable waiting period (and any extension thereof) or receipt of any necessary approval required under the Austrian Cartel Act and (2) the expiration or termination of any applicable waiting period (and any extension thereof) or receipt of any necessary approval or clearance required under the German Act against Restraints of Competition.

The merger is conditioned on the issuance by CFIUS of a written notification to the parties to the merger agreement, without the imposition of any burdensome condition, that it has concluded a review of the voluntary notification provided pursuant to the Defense Production Act and determined not to conduct a full investigation of the transactions contemplated by the merger agreement or, if a full investigation is deemed to be required, notification that the U.S. government will not take action to prevent the transactions contemplated by the merger agreement from being consummated. The merger is also subject to the receipt of a no-objection notification from the Treasurer of the Government of Australia after review of the merger by the Foreign Investment Review Board of Australia (“FIRB”).

The merger is further subject to the FCC approving the new owner of the North American Numbering Plan Administrator, LNPA, Pooling Administrator and TRS Numbering Administrator referred to in the merger agreement.

Material U.S. Federal Income Tax Consequences of the Merger (Page 51)

If you are a U.S. holder, the receipt of cash in exchange for shares of common stock pursuant to the merger will generally be a taxable transaction for U.S. federal income tax purposes. You should consult your own tax advisors regarding the particular tax consequences to you of the exchange of shares of common stock for cash pursuant to the merger in light of your particular circumstances (including the application and effect of any state, local or foreign income and other tax laws).

Appraisal Rights (Page 78 and Annex C)

Under Delaware law, holders of our common stock who do not vote in favor of the adoption of the merger agreement, who properly demand appraisal of their shares of common stock and who otherwise comply with the requirements of Section 262 of the DGCL will be entitled to seek appraisal for, and obtain payment in cash for the judicially determined fair value of, their shares of common stock in lieu of receiving the merger consideration if the merger is completed, but only if they comply with all applicable requirements of the DGCL. This value could be more than, the same as, or less than the merger consideration. Any holder of common stock intending to exercise appraisal rights must deliver a written demand for appraisal to us prior to the vote on the proposal to adopt the merger agreement, not vote in favor of the proposal to adopt the merger agreement, and otherwise strictly comply with all of the procedures required by Delaware law. The relevant provisions of the DGCL are included as Annex C to this proxy statement. Please read these provisions carefully. Failure to strictly comply with these provisions will result in loss of the right of appraisal.

Completion of the Merger (Page 56)

We anticipate completing the merger no later than the end of the third calendar quarter of 2017. We cannot predict the exact timing of the completion of the merger or whether the merger will be completed. In order to complete the merger, Neustar stockholders must adopt the merger agreement at the special meeting and the other closing conditions under the merger agreement, including receipt of required regulatory approvals, must be satisfied or, to the extent legally permitted, waived.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the special meeting, the merger agreement and the merger. These questions and answers may not address all questions that may be important to you as a Neustar stockholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement.

Q:	Why am I receiving this proxy statement?

A:	On December 14, 2016, Neustar entered into the merger agreement providing for the merger of Merger Sub, a wholly-owned subsidiary of Parent, with and into Neustar, with Neustar surviving the merger as a subsidiary of Parent. You are receiving this proxy statement in connection with the solicitation of proxies by our board in favor of the proposal to adopt the merger agreement and the other matters to be voted on at the special meeting.

Q:	What is the proposed transaction?

A:	The proposed transaction is the merger of Merger Sub with and into Neustar pursuant to the merger agreement. Following the effective time of the merger, the Company would be privately held as a subsidiary of Parent.

Q:	What will I receive in the merger?

A:	If the merger is completed, you will be entitled to receive $33.50 in cash, without interest and less any applicable withholding taxes, for each share of our common stock that you own. For example, if you own 100 shares of common stock, you will be entitled to receive $3,350 in cash in exchange for your shares of common stock, less any applicable withholding taxes. You will not be entitled to receive shares in the surviving corporation or any equity interests in Parent.

Q:	Where and when is the special meeting?

A:	The special meeting will take place at ● on ●, ●, 2017, starting at ●, local time.

Q:	What matters will be voted on at the special meeting?

A:	You will be asked to consider and vote on the following proposals:

•	a proposal to adopt the merger agreement;

•	a proposal to approve, on an advisory (non-binding) basis, specified compensation that may become payable to our named executive officers in connection with the merger;

•	a proposal to approve one or more adjournments of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement; and

•	such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting by or at the direction of our board of directors.

We are not currently aware of any other business to come before the special meeting.

Q:	What vote of our stockholders is required to adopt the merger agreement?

A:	Under Delaware law, stockholders holding at least a majority of the shares of common stock outstanding at the close of business on the record date for the determination of stockholders entitled to vote at the special meeting must vote “FOR” the proposal to adopt the merger agreement. In addition, under the merger agreement, the receipt of such required vote is a condition to the completion of the merger. A failure to vote your shares of common stock, an abstention from voting or failure to give voting instructions to your broker, bank, trust or other nominee, will have the same effect as a vote against the proposal to adopt the merger agreement.

As of ●, 2017, the record date for the special meeting, there were ● shares of our common stock outstanding and entitled to vote at the special meeting.

Q:	How will our directors and executive officers vote on the proposal to adopt the merger agreement?

A:	The directors and executive officers of the Company have informed the Company that as of the date of this proxy statement, they intend to vote in favor of the proposal to adopt the merger agreement. As of ●, 2017, the record date for the special meeting, our directors and executive officers owned, in the aggregate, ●% of the outstanding common stock of the Company entitled to vote at the special meeting.

Also, affiliates of Golden Gate own 2,428,260 shares of our common stock, which Parent has agreed to cause to be voted in favor of the proposals set forth in this proxy statement.

Q:	What is a quorum?

A:	A quorum will be present if holders of a majority of the shares of our common stock outstanding on the record date are present in person or represented by proxy at the special meeting. If a quorum is not present at the special meeting, the special meeting may be adjourned or postponed from time to time until a quorum is obtained.

If you submit a proxy but abstain or fail to provide voting instructions on any of the proposals listed on the proxy card, your shares will be counted for purposes of determining whether a quorum is present at the special meeting.

If your shares are held in “street name” by your broker, bank, trust or other nominee and you do not tell the nominee how to vote your shares, these shares will not be counted for purposes of determining whether a quorum is present for the transaction of business at the special meeting.

Q:	What vote of our stockholders is required to approve other matters to be considered at the special meeting?

A:	Approval of each of the advisory (non-binding) proposal on specified compensation payable to the Company’s named executive officers in connection with the merger and the adjournment proposal requires the affirmative vote of a majority of votes cast on such proposal at the special meeting. Under our bylaws, abstentions will not be considered votes cast at the special meeting and, therefore, will have no effect on the voting results for these proposals.

Q:	How does the board recommend that I vote?

A:	Our board unanimously recommends that Neustar stockholders vote “FOR” the proposal to adopt the merger agreement. The board further unanimously recommends that stockholders vote “FOR” the advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of the Company in connection with the merger, and “FOR” the adjournment proposal.

Q:	What effects will the merger have on Neustar?

A:	Our Class A common stock is currently registered under the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”), and is quoted on the New York Stock Exchange (which we refer to as the “NYSE”) under the symbol “NSR.” As a result of the merger, the Company will cease to be a publicly-traded company and will become a subsidiary of Parent. Following the merger, the registration of our Class A common stock and our reporting obligations under the Exchange Act will be terminated. In addition, upon completion of the merger, our Class A common stock will no longer be listed on any stock exchange or quotation system, including the NYSE.

Q:	What happens if the merger is not completed?

A:	If the merger agreement is not adopted by Neustar stockholders, or if the merger is not completed for any other reason, Neustar stockholders will not receive any payment for their shares of common stock in connection with the merger. Instead, we will remain a public company and shares of our Class A common stock will continue to be listed and traded on the NYSE. Under specified circumstances, the Company may be required to pay Parent a termination fee or reimburse Parent for reasonable out-of-pocket expenses incurred by Parent, Merger Sub and their affiliates in connection with the merger agreement.

Q:	What will happen if stockholders do not approve the advisory proposal on specified compensation payable to the Company’s named executive officers in connection with the merger?

A:	The approval of this proposal is not a condition to the completion of the merger. The vote on this proposal is an advisory vote and will not be binding on the Company or Parent. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Therefore, regardless of whether Neustar stockholders approve this proposal, if the merger is completed, the specified compensation will still be paid to the Company’s named executive officers to the extent payable in accordance with the terms of the merger agreement and pre-existing compensation and severance arrangements.

Q:	What do I need to do now? How do I vote my shares of common stock?

A:	We urge you to read this proxy statement carefully, including its annexes and the documents referred to in this proxy statement. Your vote is important. If you are a stockholder of record, you can ensure that your shares are voted at the special meeting by submitting your proxy by:

•	mail, using the enclosed postage-paid envelope;

•	telephone, using the toll-free number listed on each proxy card; or

•	the Internet, at the address provided on each proxy card.

If you hold your shares in “street name” through a broker, bank, trust or other nominee, you should follow the directions provided by your broker, bank, trust or other nominee regarding how to instruct your nominee to vote your shares. Without those instructions, your shares will not be voted, which will have the same effect as voting “AGAINST” the proposal to adopt the merger agreement.

Q:	Can I revoke my proxy?

Yes. You can revoke your proxy at any time before the vote is taken at the special meeting. If you are a stockholder of record, you may revoke your proxy by notifying the Company’s Corporate Secretary in writing at NeuStar, Inc., 21575 Ridgetop Circle, Sterling, Virginia 20166, Attn: Corporate Secretary, or by submitting a new proxy by telephone, the Internet or mail, in each case, dated after the date of the proxy being revoked. In addition, you may revoke your proxy by attending the special meeting and voting in person (simply attending the special meeting will not cause your proxy to be revoked). Please note that if you hold your shares in “street name” and you have instructed a broker, bank, trust or other nominee to vote your shares, the above-described options for revoking your voting instructions do not apply, and instead you must follow the instructions received from your broker, bank, trust or other nominee to revoke your voting instructions or submit new voting instructions.

Q:	What happens if I do not vote?

A:	The vote to adopt the merger agreement is based on the total number of shares of our common stock outstanding on the record date, not just the shares that are voted. If you do not vote, it will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

Q:	Will my shares held in “street name” or another form of record ownership be combined for voting purposes with shares I hold of record?

A:	No. Because any shares you may hold in “street name” will be deemed to be held by a different stockholder than any shares you hold of record, any shares so held will not be combined for voting purposes with shares you hold of record. Similarly, if you own shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Shares held by a corporation or business entity must be voted by an authorized officer of the entity. Shares held in an individual retirement account must be voted under the rules governing the account.

Q:	What happens if I sell my shares of common stock before completion of the merger?

A:	If you transfer your shares of common stock, you will have transferred your right to receive the merger consideration in the merger. In order to receive the merger consideration, you must hold your shares of common stock through completion of the merger.

The record date for stockholders entitled to vote at the special meeting is earlier than the closing of the merger. So, if you transfer your shares of common stock after the record date but before the closing of the merger, you will have transferred your right to receive the merger consideration in the merger, but retained the right to vote at the special meeting.

Q:	Should I send in my stock certificates or other evidence of ownership now?

A:	No. After the merger is completed, you will receive a letter of transmittal from the paying agent for the merger with detailed written instructions for exchanging your shares of common stock for the merger consideration. If your shares of common stock are held in “street name” by your broker, bank, trust or other nominee, you may receive instructions from your broker, bank, trust or other nominee as to what action, if any, you need to take to effect the surrender of your “street name” shares in exchange for the merger consideration. Please do not send in your certificates now.

Q:	I do not know where my stock certificate is—how will I get the merger consideration for my shares?

A:	If the merger is completed, the transmittal materials you will receive after the completion of the merger will include the procedures that you must follow if you cannot locate your stock certificate. These procedures will include an affidavit that you will need to sign attesting to the loss of your stock certificate. Parent may also require that you provide indemnity to the surviving corporation in order to cover any potential loss.

Q:	Am I entitled to exercise appraisal rights instead of receiving the merger consideration for my shares of common stock?

A:	Stockholders who do not vote in favor of the proposal to adopt the merger agreement and otherwise comply with the requirements of Section 262 of the DGCL are entitled to statutory appraisal rights under Delaware law if the merger is completed. This means that if you comply with the requirements of Section 262 of the DGCL, you are entitled to have the “fair value” (as defined pursuant to Section 262 of the DGCL) of your shares of common stock determined by the Court of Chancery of the State of Delaware and to receive payment based on that valuation instead of receiving the merger consideration. The ultimate amount you would receive in an appraisal proceeding may be more than, the same as or less than the amount you would have received under the merger agreement. To exercise your appraisal rights, you must strictly comply with the requirements of the DGCL. See “Appraisal Rights” and the text of the Delaware appraisal rights statute, Section 262 of the DGCL, which is reproduced in its entirety as Annex C to this proxy statement. Please read it carefully.

Q:	Will I have to pay taxes on the merger consideration I receive?

A:	If you are a U.S. holder, the receipt of cash in exchange for shares of common stock pursuant to the merger will generally be a taxable transaction for U.S. federal income tax purposes. You should consult your own tax advisors regarding the particular tax consequences to you of the exchange of shares of common stock for cash pursuant to the merger in light of your particular circumstances (including the application and effect of any state, local or foreign income and other tax laws).

Q:	What does it mean if I get more than one proxy card or voting instruction card?

A:	If your shares are registered differently or are held in more than one account, you will receive more than one proxy card or voting instruction card. Please complete and return all of the proxy cards or voting instruction cards you receive (or submit each of your proxies by telephone or the Internet, if available to you) to ensure that all of your shares are voted.

Q:	What is householding and how does it affect me?

A:	The Securities and Exchange Commission (which we refer to as the “SEC”) permits companies to send a single set of proxy materials to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if the applicable company provides advance notice and follows certain procedures. In such cases, each stockholder continues to receive a separate notice of the meeting and proxy card. Certain brokerage firms may have instituted householding for beneficial owners of common stock held through brokerage firms. If your family has multiple accounts holding our common stock, you may have already received a householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this proxy statement. The broker will arrange for delivery of a separate copy of this proxy statement promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

Q:	Who can help answer my other questions?

A:	If you have additional questions about the merger, or require assistance in submitting your proxy or voting your shares or need additional copies of the proxy statement or the enclosed proxy card, please contact our proxy solicitor, Innisfree M&A Incorporated, at:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders may call toll free: (888) 750-5834

Banks and Brokers may call collect: (212) 750-5833

If a broker, bank, trust or other nominee holds your shares, you should also call your broker, bank, trust or other nominee for additional information.

CAUTIONARY STATEMENT CONCERNING

FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which are identified by the use of the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “will,” “contemplate,” “would” and similar expressions that contemplate future events. These statements are only predictions. You should be aware that forward-looking statements involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties and other factors, including, without limitation:

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•	the failure to obtain the required vote of Neustar stockholders to adopt the merger agreement;

•	the inability to obtain regulatory approvals required for the merger or the imposition of burdensome conditions in connection with such approvals;

•	the failure to satisfy other required closing conditions or complete the merger in a timely manner;

•	the failure to obtain the necessary financing arrangements set forth in the debt and equity commitment letters delivered pursuant to the merger agreement;

•	risks related to disruption of management’s attention from the Company’s ongoing business operations due to the pendency of the merger;

•	the effect of the announcement of the merger on our operating results and businesses generally and our relationships with employees, customers, suppliers and regulators;

•	the outcome of any legal proceedings that may be instituted against the Company and others relating to the merger agreement;

•	the impact of the pending merger on our strategic plans and operations and our ability to respond effectively to competitive pressures, industry developments and future opportunities;

•	uncertainty regarding the amount of time that we will serve as the Local Number Portability Administrator and the outcome of our ongoing litigation with the FCC regarding the process by which the NPAC Contract was awarded to a competitor of the Company; and

•	other risks detailed in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and subsequent Quarterly Reports on Form 10-Q. See “Where You Can Find Additional Information.”

You should not place undue reliance on forward-looking statements. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement are based on the information available to us as of the date of this proxy statement, and you should not assume that the statements made in this proxy statement remain accurate as of any future date. Moreover, except as required by law, we assume no obligation to update forward-looking statements or update the reasons actual results could differ materially from those anticipated in forward-looking statements.

THE COMPANIES

NeuStar, Inc.

Neustar is a Delaware corporation that offers authoritative, hard-to-replicate data sets and proprietary analytics that provide insights to help clients promote and protect their businesses. Our proprietary, cloud-based platforms and differentiated data sets offer informative, real-time analytics, which enable clients to make actionable, data-driven decisions. We provide chief marketing officers a comprehensive suite of services to plan their media spend, identify and locate desired customers, invest effectively in marketing campaigns, deliver relevant offers and measure the performance of these activities. Security professionals use our solutions to maximize web performance and protect against malicious attacks. We enable the exchange of essential operating information across multiple carriers to provision and manage services, assisting clients with fast and accurate order processing and immediate routing of customer inquiries. We also provide communications service providers in the United States with critical infrastructure that enables the dynamic routing of calls and text messages.

A detailed description of the Company’s business is contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015. See “Where You Can Find Additional Information.”

Our principal executive offices are located at 21575 Ridgetop Circle, Sterling, Virginia 20166, and our telephone number at that address is (571) 434-5400. Our website address is www.neustar.biz. The information contained in, or that may be accessed through, our website is not intended to be incorporated into this proxy statement.

Aerial Topco, L.P. and Aerial Merger Sub, Inc.

Parent is a Delaware limited partnership, and Merger Sub is a Delaware corporation and a wholly-owned subsidiary of Parent. Both Parent and Merger Sub were formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement, and have not engaged in any business except for activities incidental to their formation and as contemplated by the merger agreement. Parent and Merger Sub were formed by Golden Gate to facilitate the participation of investment funds advised by Golden Gate and Hux in the transaction. The address for Parent and Merger Sub is c/o Golden Gate Private Equity, Inc., One Embarcadero Center, 39th Floor, San Francisco, California 94111, and their telephone number at that address is (415) 983-2700.

Golden Gate Private Equity, Inc.

Golden Gate is a San Francisco-based private equity investment firm with over $15 billion of capital under management. Investment funds advised by Golden Gate invest across a wide range of industries and transaction types, including going-privates, corporate divestitures, and recapitalizations, as well as debt and public equity investments. The principal executive offices of Golden Gate are located at One Embarcadero Center, 39th Floor, San Francisco, California 94111, and its telephone number at that address is (415) 983-2700.

Hux Investment Pte. Ltd.

Hux is a private limited company affiliated with GIC SI, the private equity arm of GIC. GIC is a leading global investment firm established in 1981 to manage Singapore’s foreign reserves. GIC has investments across a wide range of asset classes, including real estate, private equity, equities and fixed income. The principal executive offices of GIC are located at 168 Robinson Road, #37-01 Capital Tower, Singapore 068912, and its telephone number at that address is (65) 6889 8888.

THE SPECIAL MEETING

Date, Time and Place of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting to be held at ●, on ●, ● , 2017, at ●, local time, or at any adjournment or postponement of such meeting. This proxy statement is first being mailed to our stockholders on or about ●, 2017.

Purpose of the Special Meeting

The purpose of the special meeting is for our stockholders to consider and vote upon the proposal to adopt the merger agreement. Neustar stockholders must adopt the merger agreement for the merger to be completed. A copy of the merger agreement is attached to this proxy statement as Annex A and the material provisions of the merger agreement are described under “The Merger Agreement.” Neustar stockholders are also being asked to approve one or more adjournments of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

In addition, in accordance with Section 14A of the Exchange Act, we are providing stockholders with the opportunity to cast an advisory (non-binding) vote on specified compensation that may be payable to its named executive officers in connection with the merger, the value of which is disclosed in the table in the section of the proxy statement entitled “The Merger (Proposal 1)—Interests of the Company’s Directors and Executive Officers in the Merger—“Golden Parachute” Compensation for the Company’s Named Executive Officers.” The vote on specified compensation payable in connection with the merger is a vote separate and apart from the vote to adopt the merger agreement. Accordingly, a stockholder may vote to approve the adoption of the merger agreement and vote not to approve the specified compensation and vice versa. Because the compensation vote is advisory in nature only, it will not be binding on either the Company or Parent. Accordingly, because the Company is contractually obligated to pay the specified compensation, such compensation will be payable, subject only to the conditions applicable to such payment, if the merger is completed and regardless of the outcome of the advisory vote.

Record Date and Quorum

The holders of record of our Class A common stock and Class B common stock as of the close of business on ●, 2017, the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. All holders of our common stock will vote together as a single class, and each stockholder is entitled to one vote for each share of common stock held on the record date. On the record date, ● shares of common stock were outstanding and entitled to vote at the special meeting.

The presence at the special meeting, in person or by proxy, of the holders of a majority of shares of common stock outstanding on the record date will constitute a quorum, permitting the Company to conduct its business at the special meeting. Treasury shares, which are shares owned by the Company itself, are not voted and do not count for this purpose. Proxies received but marked as abstentions will be included in the calculation of the number of shares considered to be present at the special meeting. The Company does not anticipate any broker non-votes in connection with the special meeting. See “—Voting; Proxies; Revocation—Submitting a Proxy or Providing Voting Instructions—Shares Held in “Street Name”” below.

Required Vote

For the Company to complete the merger, under Delaware law, stockholders holding at least a majority of the shares of common stock outstanding at the close of business on the record date must vote “FOR” the proposal to adopt the merger agreement. A failure to vote your shares of common stock, an abstention from voting or failure to give voting instructions to your broker, bank, trust or other nominee, will have the same effect as a vote against the proposal to adopt the merger agreement.

Approval of each of the advisory (non-binding) proposal on specified compensation payable to the Company’s named executive officers in connection with the merger and the adjournment proposal requires the affirmative vote of a majority of votes cast on such proposal at the special meeting. Under our bylaws, abstentions will not be considered votes cast at the special meeting and, therefore, will have no effect on the voting results for these proposals.

Voting by the Company’s Directors and Executive Officers

The directors and executive officers of the Company have informed the Company that as of the date of this proxy statement, they intend to vote in favor of the proposal to adopt the merger agreement, although none of them has an obligation to do so. At the close of business on the record date, our directors and executive officers owned, in the aggregate, ●% of the outstanding common stock of the Company entitled to vote at the special meeting.

Also, affiliates of Golden Gate own 2,428,260 shares of our common stock, which Parent has agreed to cause to be voted in favor of the proposals set forth in this proxy statement.

Voting; Proxies; Revocation

Attendance. All holders of shares of common stock as of the close of business on ●, 2017, the record date for voting at the special meeting, including stockholders of record and beneficial owners of common stock registered in the “street name” of a broker, bank, trust or other nominee, are invited to attend the special meeting. If you are a stockholder of record, please be prepared to provide proper identification, such as a driver’s license. If you hold your shares in “street name,” you will need to provide proof of ownership, such as a recent account statement or voting instruction form provided by your broker, bank, trust or other nominee or other similar evidence of ownership, along with proper identification.

Voting in Person. Stockholders of record will be able to vote in person at the special meeting. If you are not a stockholder of record, but instead hold your shares in “street name” through a broker, bank, trust or other nominee, you must provide a proxy executed in your favor from your broker, bank, trust or other nominee in order to be able to vote in person at the special meeting.

Submitting a Proxy or Providing Voting Instructions. To ensure that your shares are voted at the special meeting, we recommend that you provide voting instructions promptly by proxy, even if you plan to attend the special meeting in person.

•	Shares Held by Record Holder. If you are a stockholder of record, you may submit a proxy using one of the methods described below.

•	Submit a Proxy by Telephone or via the Internet. This proxy statement is accompanied by a proxy card with instructions for submitting voting instructions. You may vote by telephone by calling the toll-free number or via the Internet by accessing the Internet address as specified on the enclosed proxy card. Your shares will be voted as you direct in the same manner as if you had completed, signed, dated and returned your proxy card, as described below.

•	Submit a Proxy Card. If you complete, sign, date and return the enclosed proxy card by mail so that it is received in time for the special meeting, your shares will be voted in the manner directed by you on your proxy card.

If you sign, date and return your proxy card without indicating how you wish to vote on a proposal, your proxy will be voted in accordance with our board’s recommendation – i.e., in favor of the proposal to adopt the merger agreement, the advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of the Company in connection with the merger, and the adjournment proposal. If you are a stockholder of record and fail to return your proxy card, unless you attend the special meeting and vote in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote against the proposal to adopt the merger agreement, but will not affect the other proposals.

•	Shares Held in “Street Name”. If your shares of common stock are held in “street name,” you will receive instructions from your broker, bank, trust or other nominee that you must follow in order to have your shares voted. Your broker, bank, trust or other nominee will vote your shares only if you provide instructions on how to vote. Please follow the directions on the voting instruction form sent to you by your broker, bank, trust or other nominee with this proxy statement. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker, bank, trust or other nominee, as the case may be. Brokers who hold shares of common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from the beneficial owner. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that are “non-routine,” such as adoption of the merger agreement, without specific instructions from the beneficial owner. Broker non-votes are shares held by a broker or other nominee that are present in person or represented at the meeting, but with respect to which the broker or other nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal. Because all proposals for the special meeting are non-routine and non-discretionary, Neustar anticipates that there will not be any broker non-votes.

Revocation of Proxies. Any person giving a proxy pursuant to this solicitation has the power to revoke and change it any time before it is voted. If you are a stockholder of record, you may revoke your proxy at any time before the vote is taken at the special meeting by:

•	submitting a new proxy with a later date, by using the telephone or Internet proxy submission procedures described above, or by completing, signing, dating and returning a new proxy card by mail to the Company;

•	attending the special meeting and voting in person; or

•	delivering to the Corporate Secretary of the Company a written notice of revocation c/o NeuStar, Inc., 21575 Ridgetop Circle, Sterling, Virginia 20166, Attn: Corporate Secretary.

Attending the special meeting without taking one of the actions described above will not in itself revoke your proxy. Please note that if you want to revoke your proxy by mailing a new proxy card to the Company or by sending a written notice of revocation to the Company, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by the Company before the special meeting.

If you hold your shares in “street name” through a bank, broker, trust or other nominee, you will need to follow the instructions provided to you by your bank, broker, trust or other nominee in order to revoke your voting instructions or submit new voting instructions.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. We are submitting a proposal for consideration at the special meeting to authorize the named proxies to approve one or more adjournments of the special meeting if there are not sufficient votes to adopt the merger agreement at the time of the special meeting. The adjournment proposal relates only to an adjournment of the special meeting for purposes of soliciting additional proxies to obtain the requisite stockholder approval to adopt the merger agreement. Neustar retains full authority to the extent set forth in its bylaws and Delaware law to adjourn the special meeting for any other purpose, or to postpone the special meeting before it is convened, without the consent of any Neustar stockholder.

If the special meeting is adjourned, we are not required to give notice of the time and place of the adjourned meeting if announced at the meeting at which the adjournment is taken, unless the adjournment is for more than 30 days or our board fixes a new record date for the special meeting. At any adjourned meeting, any business may be transacted which might have been transacted at the original meeting. All proxies will be voted in the same manner as they would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the time the proxy is voted at the reconvened meeting.

Solicitation of Proxies

Our directors, officers and employees may solicit proxies on our behalf in person, by telephone, email or facsimile. These persons will not be paid additional remuneration for their efforts. Neustar has also retained Innisfree M&A Incorporated to assist in the solicitation of proxies at a fee estimated not to exceed $25,000, plus reasonable out-of-pocket expenses. We also will request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of common stock that the brokers and fiduciaries hold of record. Upon request, we will reimburse them for their reasonable out-of-pocket expenses. Neustar will pay all expenses of filing, printing and mailing this proxy statement, including solicitation expenses.

Stockholder List

A list of Neustar stockholders entitled to vote at the special meeting will be available for inspection at the special meeting and for ten days prior to the special meeting for any purpose germane to the special meeting, between the hours of 8:45 a.m. and 4:30 p.m., local time, at our principal executive offices at 21575 Ridgetop Circle, Sterling, Virginia 20166, by contacting the Corporate Secretary of the Company.

Other Information

You should not return your stock certificate or send documents representing common stock with the proxy card. If the merger is completed, the paying agent for the merger will send you a letter of transmittal and instructions for exchanging your shares of common stock for the merger consideration.

Questions and Assistance

If you have questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact our proxy solicitor at:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders may call toll free: (888) 750-5834

Banks and Brokers may call collect: (212) 750-5833

THE MERGER (PROPOSAL 1)

General

If the merger agreement is adopted by Neustar stockholders and all other conditions to the closing of the merger are either satisfied or waived, Merger Sub will be merged with and into the Company with the Company being the surviving corporation in the merger. Upon the completion of the merger, each share of common stock issued and outstanding immediately prior to the effective time of the merger (other than shares owned by Parent and Neustar and certain of their affiliates, and shares held by stockholders who have perfected their statutory rights of appraisal under the DGCL) will be converted into the right to receive $33.50 in cash, without interest and less any applicable withholding taxes.

Our Class A common stock is currently registered under the Exchange Act and is quoted on the NYSE under the symbol “NSR.” As a result of the merger, the Company will cease to be a publicly-traded company and will become a subsidiary of Parent. Following the completion of the merger, the registration of our Class A common stock and our reporting obligations under the Exchange Act will be terminated. In addition, upon the completion of the merger, our common stock will no longer be listed on any stock exchange or quotation system, including the NYSE.

Background of the Merger

The following chronology summarizes the key meetings and events that led to the signing of the merger agreement. The following chronology does not purport to catalogue every conversation among our board, the Transaction Committee, members of our management or our representatives and other parties.

Our board of directors and senior management periodically review our long-term strategy and objectives in light of developments in the markets and industries in which we operate. This process has included evaluating prospects and options pertaining to our business, such as organic growth initiatives, separation of our information services and order management and numbering services businesses, possible acquisitions, investments in our company by financial sponsors, and potential business combination transactions, in each case with a view towards enhancing stockholder value. In addition, from time to time, we have received unsolicited inquiries from various parties who have expressed a desire to discuss whether there would be mutual interest in a potential strategic transaction with our company.

During 2015, the FCC approved the selection by the North American Numbering Council of a competitor to serve as the next Local Number Portability Administrator and provide LNPA services in the United States. We are currently the LNPA and the only provider of such services under seven regional contracts between Neustar and the North American Portability Management, LLC (the “NAPM”), which we refer to collectively as the NPAC Contract. We will continue to provide services and transition services under the NPAC Contract at the current pricing terms until the NAPM provides at least one termination notice to us, which must establish a termination date that is 180 days after the date of notice. Once the transition of the LNPA services to this competitor are completed, we expect to lose approximately $500 million of annual revenue, which loss will adversely impact our income from operations and operating margin. We believe the FCC order approving the North American Numbering Council’s selection of this competitor as the next LNPA violates the notice and comment rulemaking requirements of the Administrative Procedure Act, violates the FCC’s rules by selecting an entity that is not impartial or neutral to serve as the next LNPA, and is arbitrary, capricious, an abuse of discretion or otherwise contrary to law. On April 6, 2015, we filed a Petition for Review asking the U.S. Court of Appeals for the District of Columbia Circuit to hold unlawful, vacate, enjoin, and set aside the FCC order. Oral argument before the Court of Appeals took place in September 2016.

During the spring of 2016, our board held meetings at which members of management and representatives of its financial advisor, J.P. Morgan Securities LLC (“J.P. Morgan”), and its outside counsel, including representatives of Goodwin Procter LLP (“Goodwin”), were present. At these meetings, the board discussed the strategic, financial and operational challenges of having two businesses in different industries with divergent needs, and the impact of the uncertainties surrounding the NPAC Contract on our information services business. The board also reviewed the strategic alternatives that may be available to our company, including the potential risks and benefits of separating these businesses. Based on these discussions, the board asked management to work on a potential tax-free spin-off in which our company would be divided into two independent, publicly-traded companies, with one company consisting of a majority of our information services business and the other focused on providing order management and numbering services. In addition, the board considered the potential for the public announcement regarding a proposed spin-off to elicit interest from third parties regarding a possible sale or other strategic transaction. The board concluded that in light of the risks and challenges facing our company, we should consider any inquiries by third parties and assess their potential interest in a strategic transaction with us as a possible alternative to either our stand-alone strategy or proceeding with the proposed spin-off. In addition, the board engaged in a general discussion concerning whether and when it might be advisable to approach and explore a potential strategic transaction with third parties other than those who may contact us, noting the potential disruptions to our business, the risk of leaks that might arise from making contact with other parties, the potential impact on our business of such leaks, including the loss of customers, partners and employees, and the potential need to disclose sensitive, proprietary and confidential information to competitors and potential competitors. Based on the risks discussed and the fact that the board had not determined to engage in a sale process, the board concluded that approaching parties at that time would not be prudent.

On June 20, 2016, we retained J.P. Morgan, at the direction of our board, pursuant to a formal engagement letter to act as our financial advisor for the purpose of advising the board in connection with the proposed spin-off and a potential transaction such as a merger and to evaluate whether the consideration in a merger was fair, from a financial point of view, to the holders of our common stock.

On June 21, 2016, we announced our intention to separate Neustar into two independent, publicly-traded companies through a tax-free spin-off, subject to final approval of our board. Thereafter, we engaged in activities to prepare for the separation of our two businesses, which was expected to take approximately 12 months to complete. Following the public announcement of the proposed spin-off, we and J.P. Morgan received inquiries from a number of third parties, some of whom expressed potential interest in the acquisition of all or a portion of our company. At the direction of our board, all parties were instructed, if interested, to provide a written indication of interest to us. These third parties included the six financial sponsors (Party A, Party C, Party D, Party E, Party F and Party G) and one strategic acquiror (Party B) described below who expressed further interest.

In early July 2016, after individually expressing potential interest in our company following public announcement of the proposed spin-off, Party A, Party B and Party C had discussions with J.P. Morgan and each other, which resulted in Party A, Party B and Party C becoming a group (collectively, “Group ABC”) for the purpose of exploring a potential strategic transaction with Neustar.

On July 14, 2016, we received an indication of interest from Group ABC with respect to a potential sale transaction with our company. The indication of interest did not include a proposed price or price range, but did indicate that the consideration would be a combination of cash and a contingent value right (“CVR”) with respect to the NPAC Contract for a period of up to three years following the closing. A CVR is a derivative security or contract right that provides payments to holders upon the occurrence of specified contingencies.

On July 16, 2016, we entered into a confidentiality agreement with Party B, which agreement included customary non-disclosure and standstill provisions that allow Party B to make confidential proposals to us at any time. We had an existing confidentiality agreement with Party A as a result of prior discussions with Party A regarding our company in early 2016. Also, we had an existing confidentiality agreement with Party C as a result of prior discussions with Party C regarding a potential investment in our company in 2015. The confidentiality agreements with Party A and Party C had similar non-disclosure and standstill provisions as those included in the confidentiality agreement with Party B, including providing Party A and Party C with the ability to make confidential proposals to us at any time.

On July 20, 2016, we received an indication of interest for a potential sale transaction with our company from Party D. The indication of interest did not include a proposed price or price range. We had an existing confidentiality agreement with Party D as a result of prior discussions with Party D regarding a potential investment in our company in 2015, which agreement included customary non-disclosure and standstill provisions that allow Party D to make confidential proposals to us at any time.

On July 22, 2016, our board held a telephonic meeting at which members of management and representatives of J.P. Morgan and Goodwin were present. At this meeting, management and J.P. Morgan reported the unsolicited interest regarding Neustar since the announcement of the proposed spin-off, including the indications of interest from Group ABC and Party D. Goodwin led a discussion regarding the fiduciary duties of the directors in the context of their consideration of our strategic alternatives, including a stand-alone strategy, the separation of Neustar into two publicly-traded companies, and the potential sale of Neustar to, or another strategic transaction with, a third party. The board discussed the reaction to our announcement of the proposed spin-off and whether it was a favorable time to consider a possible sale of our company. The board also discussed the potential impact of the transition of the NPAC Contract on both the proposed spin-off and a possible sale of our company, and the resources required to concurrently explore both alternatives. At the conclusion of this discussion, the board determined that we should pursue the spin-off in parallel with an exploration of a possible sale transaction with Group ABC, Party D and potentially other third parties who subsequently expressed unsolicited interest in a sale or other strategic transaction, and authorized J.P. Morgan and management to facilitate due diligence by the interested parties, including holding management meetings.

Also on July 22, 2016, members of our management team, including Lisa A. Hook, our President and Chief Executive Officer, and Paul S. Lalljie, our Senior Vice President and Chief Financial Officer, met with representatives of Group ABC in Washington, D.C., and presented an overview of our company, products and technology and a review of key financial highlights. Neither party made any proposals during this meeting, at which representatives of J.P. Morgan were present, or otherwise discussed the specific terms of a potential sale transaction.

On July 25, 2016, the FCC published its order approving the proposed contract between the NAPM and the competitor selected to serve as the next LNPA.

On July 26, 2016, we received an indication of interest for a potential sale transaction with our company from Party E. The indication of interest did not include a proposed price or price range.

On July 29, 2016, we entered into a confidentiality agreement with Party E, which agreement included customary non-disclosure and standstill provisions that allow Party E to make confidential proposals to us at any time.

On August 5, 2016, we provided Group ABC, Party D and Party E and their respective advisors with access to a virtual data room containing business and legal due diligence materials. Thereafter, the parties and their advisors had discussions, and we provided answers to questions posed by such parties and their respective advisors, regarding the due diligence materials.

Also on August 5, 2016, members of our management team, including Ms. Hook and Mr. Lalljie, met with representatives of Group ABC in San Francisco, California, and continued the previously provided overview of our company, products and technology and a review of key financial highlights. Neither party made any proposals during this meeting, at which representatives of J.P. Morgan were present, or otherwise discussed the specific terms of a potential sale transaction.

On August 9, 2016, members of our management team, including Ms. Hook and Mr. Lalljie, met with representatives of Party D in Washington, D.C., and presented an overview of our company, products and technology and a review of key financial highlights. Neither party made any proposals during this meeting, at which representatives of J.P. Morgan were present, or otherwise discussed the specific terms of a potential sale transaction.

On August 10, 2016, members of our management team, including Ms. Hook and Mr. Lalljie, met with representatives of Group ABC in New York, New York, and continued the previously provided overview of our company, products and technology and a review of key financial highlights. Neither party made any proposals during this meeting, at which representatives of J.P. Morgan were present, or otherwise discussed the specific terms of a potential sale transaction.

On August 11, 2016, members of our management team, including Ms. Hook and Mr. Lalljie, met with representatives of Party E in New York, New York, and presented an overview of our company, products and technology and a review of key financial highlights. Neither party made any proposals during this meeting, at which representatives of J.P. Morgan were present, or otherwise discussed the specific terms of a potential sale transaction.

On August 17, 2016, our board held a telephonic meeting at which members of management and representatives of J.P. Morgan and Goodwin were present. At this meeting, J.P. Morgan provided an update on the recent interactions with the interested parties, including the indication of interest from Party E. Goodwin led a discussion concerning the fiduciary duties of the directors in the context of their consideration of our strategic alternatives, including a potential sale of Neustar. The board discussed how to best enhance stockholder value in connection with the various strategic alternatives available to us, and the process for continuing to pursue the spin-off in parallel with an exploration of a possible sale transaction. The board also discussed the impact of Neustar’s neutrality requirements on a possible sale transaction, and the potential use of a CVR to obtain value for Neustar stockholders with respect to the NPAC business given the current uncertainty surrounding the duration of the NPAC Contract and our ongoing litigation regarding the FCC order at that time. In addition, the board engaged in a general discussion concerning whether it might be advisable to approach and explore a potential strategic transaction with third parties other than those parties who had contacted us. In particular, the board expressed its desire to avoid a protracted process given the potential disruptions to our business and the proposed spin-off, and to focus on potential buyers who could make the financial commitment necessary to acquire a company of our size and consummate a transaction expeditiously. The board also discussed the risk of leaks that might arise from making contact with other parties, the potential impact on our business of such leaks, including the loss of customers, partners and employees, and the potential need to disclose sensitive, proprietary and confidential information to competitors and potential competitors if additional parties were to be contacted. The board also considered our ability to potentially solicit interest of additional third parties through a “go-shop” provision (i.e., the right to actively solicit alternative acquisition proposals for a specified period following execution of a definitive agreement) in the event that the board were to decide to pursue a sale transaction with one of the interested parties. Based on the benefits and risks discussed, the board concluded that approaching additional parties at such time would not be prudent, but that we should continue discussions with Group ABC, Party D, Party E and potentially other parties who subsequently expressed unsolicited interest in a possible strategic transaction.

Also at the August 17th meeting, our board formed a special committee (referred to as the “Transaction Committee”) consisting of independent and disinterested directors as a result of the submission of initial indications of interest by certain financial sponsors and the board’s decision to pursue discussions with these parties regarding a potential sale transaction. The Transaction Committee was authorized to consider and evaluate any proposals that might be received by us regarding a potential sale transaction, participate in and direct the negotiation of the material terms and conditions of any such transaction, and recommend to the board the advisability of entering into any such transaction or pursuing another strategic alternative. The Transaction Committee consisted of James G. Cullen (Chairman), Joel P. Friedman, Mark N. Greene and Paul A. Lacouture. Throughout the Transaction Committee’s evaluation of a potential sale of our company, the Transaction Committee conducted formal meetings, but its members were also in regular informal communication with Neustar’s advisors and with each other. In addition, the Transaction Committee, as well as the board, frequently met in executive session with only the independent directors and outside counsel present.

On August 26, 2016, J.P. Morgan, at the direction of our board, sent an instruction letter to Group ABC, Party D and Party E setting forth the timing and procedures for submitting preliminary offers to acquire our company. The letter requested that preliminary offers be submitted by September 14, 2016, and address, among other things, price and form of consideration, sources of financing, and material conditions to a sale transaction, including required approvals. In addition, the letter requested that each bidder acknowledge its understanding that final transaction terms would include a go-shop period beginning immediately after execution of a definitive agreement.

On August 27, 2016, a member of the public equity arm of Golden Gate contacted Ms. Hook and indicated that Golden Gate was acquiring an equity position in Neustar. A potential strategic transaction was not discussed at that time.

On August 29, 2016, J.P. Morgan, at the direction of our board, sent a term sheet for a CVR to Group ABC, Party D and Party E to facilitate discussions with any potential bidder who wished to pursue an alternative structure with respect to the NPAC business.

On August 31, 2016, the NAPM Transition Oversight Manager published a transition timeline (with dates subject to change) providing for the transition of services under the NPAC Contract to extend through May 25, 2018.

In early September 2016, each of Party F and Party G indicated its interest in commencing discussions with us regarding a potential sale transaction. Each of these parties had made inquiries of J.P. Morgan or directly to us shortly after the public announcement of the proposed spin-off, but had not submitted indications of interest.

On September 8, 2016, Ms. Hook and Mr. Lalljie had meetings with representatives of Golden Gate in San Francisco, California, which meetings were similar to those that management has from time to time with our public stockholders. The discussions were limited to publicly-available information regarding Neustar. During these meetings, a representative of Golden Gate indicated that Golden Gate might be interested in discussing a potential transaction with us. Ms. Hook indicated that if Golden Gate was in fact interested in exploring such a transaction then representatives of Golden Gate should contact J.P. Morgan, who was advising the board in connection with the proposed spin-off. The parties did not discuss price or any other terms for a possible transaction during these meetings.

On September 14, 2016, Group ABC submitted a preliminary, non-binding proposal to acquire all of our outstanding equity for consideration consisting of $25.00 per share in cash payable at the closing and a CVR representing the right to receive a pro rata portion of the after-tax free cash flow generated by the NPAC Contract, net of any restructuring costs. Potential payments under the CVR would start upon the closing of the transaction and continue for a period of up to three years following the closing. Group ABC estimated that the CVR could deliver additional value to Neustar stockholders of up to $10.27 per share over the three-year term, assuming that we continued to provide LNPA services under the NPAC Contract for the full three years following the closing with annual revenue of approximately $500 million throughout that three-year period. The proposal also indicated that Group ABC intended to finance the merger consideration with a combination of debt and equity capital from Group ABC, included a list of remaining due diligence items, and noted that Group ABC expected to be in a position to sign and announce a transaction within four to six weeks. In addition, the proposal acknowledged that Group ABC would be willing to discuss and consider a go-shop period.

On September 15, 2016, Party D submitted a preliminary, non-binding proposal to acquire all of our outstanding equity at a per share price in the range of $31.00 to $32.50 payable in cash upon the closing of the transaction. The proposal also indicated that Party D intended to finance the merger consideration with a combination of debt and equity capital from Party D, included a list of remaining due diligence items, and noted that Party D expected to complete its due diligence within six weeks.

Also on September 15, 2016, Party E contacted J.P. Morgan to report that Party E would not be submitting a proposal for a potential sale transaction with us. Party E indicated it was unlikely that Party E would be able to achieve its required return given its outlook on our information services business and difficulty in validating the profitability of these business lines given the lack of an operating history on a stand-alone basis.

On September 18, 2016, our board held a telephonic meeting at which members of management and representatives of J.P. Morgan and Goodwin were present. At this meeting, Ms. Hook informed the board of her recent discussions with Golden Gate, and J.P. Morgan provided an update on the recent interactions with the interested parties, including the fact that Party E had chosen not to submit a proposal. J.P. Morgan also reviewed a comparison of the preliminary, non-binding proposals received from Group ABC and Party D. The board discussed each bidder’s initial offer price, proposed transaction and financing structure, position on the inclusion of a go-shop provision in the definitive agreement, and proposed timeline. The board also discussed the terms of the CVR proposed by Group ABC and the impact of the transition of the NPAC Contract and the uncertainty of our ongoing litigation regarding the FCC order at that time on the potential value of the CVR. In particular, the board discussed with management the feasibility of the assumptions being made by Group ABC with regard to the level of annual revenue and period during which we would continue to provide services under the NPAC Contract, noting that management estimated a transition date for the NPAC Contract of approximately September 30, 2018 based on available information at that time and management’s judgment regarding potential delays in the transition process. The board also discussed potential payout scenarios for the CVR with J.P. Morgan on a risk-adjusted basis and taking into account management’s estimates of future cash flows generated by the NPAC business and the time value of money. Based on these discussions, the board concluded that the value of the CVR was likely significantly less than the $10.27 per share attributed to such CVR in Group ABC’s proposal. Taking into account all of the risks and benefits of proceeding with discussions with the interested parties, however, the board determined that it was in the best interests of Neustar stockholders to invite Group ABC, as well as Party D, to participate in a second round of the process consisting of, among other things, continued due diligence by the parties and the drafting and negotiation of legal documentation. The board also requested that J.P. Morgan determine the level of interest of Party F and Party G in a possible sale transaction given the proposed process timeline.

On September 20, 2016, we entered into a confidentiality agreement with Party F, which agreement included customary non-disclosure and standstill provisions that allow Party F to make confidential proposals to us at any time. J.P. Morgan subsequently provided Party F with a bid instruction letter and CVR term sheet.

On September 21, 2016, we provided Party F and its advisors with access to the virtual data room containing business and legal due diligence materials. Thereafter, the parties and their advisors had discussions, and we provided answers to questions posed by Party F and its advisors, regarding the due diligence materials.

Also on September 21, 2016, we entered into a confidentiality agreement with Party G, which agreement included customary non-disclosure and standstill provisions that allow Party G to make confidential proposals to us at any time.

On September 22, 2016, representatives of Golden Gate contacted J.P. Morgan, and inquired whether we would be interested in engaging in discussions regarding a potential sale transaction.

On September 23, 2016, we provided Party G and its advisors with access to the virtual data room containing business and legal due diligence materials. Thereafter, the parties and their advisors had discussions, and we provided answers to questions posed by Party G and its advisors, regarding the due diligence materials.

On September 25, 2016, J.P. Morgan provided Party G with a bid instruction letter and a copy of the CVR term sheet.

Also on September 25, 2016, we provided the interested parties with forecasts for our company that had been prepared by management, as more fully described under the heading “—Projected Financial Information” below.

On September 26, 2016, members of our management team, including Ms. Hook and Mr. Lalljie, met with representatives of Party F in San Francisco, California, and presented an overview of our company, products and technology and a review of key financial highlights. Neither party made any proposals during this meeting, at which representatives of J.P. Morgan were present, or otherwise discussed the specific terms of a potential sale transaction.

On September 27, 2016, our board held a regularly-scheduled meeting in San Francisco, California, at which members of management and representatives of J.P. Morgan and Goodwin were present. At this meeting, J.P. Morgan provided an update on the recent interactions with the interested parties and reviewed certain key valuation parameters. The board again engaged in a discussion concerning whether it might be advisable to approach and explore a potential strategic transaction with third parties other than those parties who had contacted us. The board discussed the risk of leaks that might arise from making contact with other parties, the potential impact on our business of such leaks, including the loss of customers, partners and employees, and the potential need to disclose sensitive, proprietary and confidential information to competitors and potential competitors if additional parties were to be contacted. The board also considered our ability to solicit interest of additional third parties through a go-shop provision in the event that the board were to decide to pursue a sale transaction with one of the interested parties. Based on the benefits and risks discussed, the board again concluded that approaching additional parties at this time would not be prudent. Also at this meeting, the board continued its discussion of certain opportunities and risks facing us, and received status updates on the activities related to the proposed spin-off and our ongoing litigation regarding the FCC order. In addition, management reviewed our year-to-date performance and business outlook, including the impact of our acquisition of MarketShare in 2015.

On September 29, 2016, members of our management team, including Ms. Hook and Mr. Lalljie, met with representatives of Party G in Washington, D.C., and presented an overview of our company, products and technology and a review of key financial highlights. Neither party made any proposals during this meeting, at which representatives of J.P. Morgan were present, or otherwise discussed the specific terms of a potential sale transaction.

On October 5, 2016, we entered into a confidentiality agreement with Golden Gate, which agreement included customary non-disclosure and standstill provisions that allow Golden Gate to make confidential proposals to us at any time. J.P. Morgan subsequently provided Golden Gate with a bid instruction letter and CVR term sheet.

Also on October 5, 2016, we provided Golden Gate and its advisors with access to the virtual data room containing business and legal due diligence materials. Thereafter, the parties and their advisors had discussions, and we provided answers to questions posed by Golden Gate and its advisors, regarding the due diligence materials.

On October 6, 2016, Party G contacted J.P. Morgan to report that Party G would not be submitting a proposal regarding a potential sale transaction with us. Party G indicated it was unlikely that Party G would be able to achieve its required return given its outlook on the information services business and highly competitive environment in the marketing services sector.

On October 7, 2016, Party F submitted a preliminary, non-binding proposal to acquire all of our outstanding equity at a per share price in the range of $29.00 to $30.00 in cash, subject to the completion of further due diligence. Party F noted to J.P. Morgan that it was unlikely that Party F would increase its price after conducting additional due diligence because Party F would be unable to achieve its required return above this price range.

Also on October 7, 2016, the Transaction Committee held a telephonic meeting at which members of management, other independent directors, and representatives of J.P. Morgan and Goodwin were present. At this meeting, J.P. Morgan provided an update on the recent interactions with the interested parties, including the fact that Party G had chosen not to submit a proposal. The Transaction Committee discussed the proposal by Party F in comparison to the other preliminary bids submitted, and Party F’s acknowledgment that it was unlikely to increase its price. The Transaction Committee also discussed its desire to avoid a protracted process given the potential disruptions to our business and the proposed spin-off, and to focus on potential buyers who would be most likely to conclude a favorable transaction for Neustar stockholders. Based on these considerations, the Transaction Committee determined not to invite Party F into the second round of the process based on its $29.00 to $30.00 price range. Thereafter, J.P. Morgan, at the direction of the Transaction Committee, informed Party F of the Transaction Committee’s decision.

On October 10, 2016, members of our management team, including Ms. Hook and Mr. Lalljie, met with representatives of Golden Gate in Washington, D.C., and presented an overview of our company, products and technology and a review of key financial highlights. Neither party made any proposals during this meeting, at which representatives of J.P. Morgan were present, or otherwise discussed the specific terms of a potential sale transaction.

On October 19, 2016, Golden Gate submitted a preliminary, non-binding proposal to acquire all of our outstanding equity at a per share price of $33.50 in cash payable upon the closing of the transaction. The proposal indicated that Golden Gate intended to finance the merger consideration with a combination of debt and equity capital from Golden Gate and potential co-investors, and generally noted the opportunities for management to participate with Golden Gate in the growth and success of our company through the implementation of a meaningful stock option plan (there were no specific discussions among the parties regarding this plan). The proposal included a list of remaining due diligence items and indicated that Golden Gate expected to be in a position to complete its due diligence and sign and announce a transaction by mid-November. In addition, Golden Gate acknowledged our request for the definitive agreement to include a go-shop period. In connection with the submission of its preliminary proposal, Golden Gate requested the ability to discuss the potential transaction with GIC as a possible source of equity financing. We agreed to permit discussions between Golden Gate and GIC.

Also on October 19, 2016, Group ABC, Party D and Golden Gate were provided with a form of merger agreement and accompanying disclosure schedules.

On October 24, 2016, our board held a telephonic meeting at which members of management and representatives of J.P. Morgan and Goodwin were present. At this meeting, Goodwin again led a discussion concerning the fiduciary duties of the directors in the context of their consideration of our strategic alternatives, including a potential sale of our company. The board discussed how to best enhance stockholder value in connection with the various strategic alternatives available to us, including a stand-alone strategy, the separation of Neustar into two publicly-traded companies, and a potential sale transaction. J.P. Morgan provided an update on the recent interactions with the interested parties, including a review of the preliminary, non-binding proposal received from Golden Gate. J.P. Morgan also reviewed with the board a preliminary estimate of the potential value creation in connection with the proposed spin-off, as well as certain preliminary financial analyses of the consideration offered by the bidders in the proposed sale transaction from a financial point of view. The board continued its discussion of certain risks and challenges facing our company, including operational execution risk, developing industry dynamics, competition, our ongoing litigation regarding the FCC order, the uncertainty surrounding the duration of the NPAC Contract, and the risks related to the proposed spin-off. The board also discussed a process timeline, including dates for the submission of final bids, that would be conducted in parallel with the activities related to the proposed spin-off.

On October 26, 2016, J.P. Morgan, at the direction of our board, sent an instruction letter to Group ABC, Party D and Golden Gate setting forth the timing and procedures for submitting a definitive offer to acquire our company. The letter requested that proposals be submitted by November 28, 2016, with initial comments to the draft merger agreement to be provided by November 14th. The letter requested that each bidder address in its proposal, among other things, price and form of consideration, sources and structure of financing, and required approvals, and include a final mark-up of the merger agreement and commitment letters securing the necessary funding.

On November 2, 2016, the Transaction Committee held a telephonic meeting at which members of management and representatives of J.P. Morgan and Goodwin were present. At this meeting, the Transaction Committee discussed the CVR previously proposed by Group ABC, including the performance metric, payment terms, maturity date and certain rights of the CVR holders. The Transaction Committee also considered potential payout scenarios for the CVR on a risk-adjusted basis. Thereafter, J.P. Morgan, at the direction of the Transaction Committee, contacted Group ABC to discuss potential changes to the terms of the CVR, including allocating the cash generated by the NPAC business between signing and closing to the Neustar stockholders, defining the after-tax free cash flow generated by the NPAC Contract in a manner more favorable to the Neustar stockholders, and extending the maturity date.

On November 7, 2016, Party C contacted J.P. Morgan to report that Party C would not continue to participate in the process as part of Group ABC, citing a lack of sufficient resources due to the complexity of the potential transaction, competing demands and concern about the near-term and medium-term performance prospects for Neustar.

On November 9, 2016, J.P. Morgan provided a letter to our board regarding potential conflicts of interest with Party A, Party B, Party D and Golden Gate. The letter indicated that J.P. Morgan and its affiliates had provided corporate finance, treasury and/or asset management services to each such party and/or its affiliates during the prior two years, including portfolio companies of Golden Gate. See the section entitled “—Opinion of the Company’s Financial Advisor—Other Information” for further information.

On November 12, 2016, Golden Gate, following its normal practices and pursuant to requirements of the Exchange Act, filed its Form 13F with the SEC disclosing its equity position in us as of September 30, 2016. The closing price of our common stock on the day prior to that filing was $23.05 per share. On the trading day following this disclosure, the price of our common stock rose by $1.10 (or 4.8%).

On November 14, 2016, we received initial comments to the merger agreement from Party A on behalf of Party A and Party B. The mark-up to the merger agreement indicated that Party A and Party B were considering a potential management rollover of equity and new or revised employment, retention and/or restrictive covenant agreements with our key employees; however, there were no specific discussions among the parties regarding these matters.

Also on November 14, 2016, we entered into a confidentiality agreement with GIC SI, which agreement included customary non-disclosure and standstill provisions that allow GIC SI to make confidential proposals to us at any time.

In addition, on November 14, 2016, Party D contacted J.P. Morgan to report that Party D was not interested in continuing discussions regarding a potential sale transaction with us because Party D was unable to validate certain assumptions regarding our data and information services business that impacted its valuation.

On November 15, 2016, we received initial comments to the merger agreement from Golden Gate.

Also on November 15, 2016, representatives of Neustar and our regulatory counsel had a conference call with Golden Gate and its counsel to discuss Neustar’s neutrality requirements and Golden Gate’s ability to satisfy those requirements in connection with the proposed transaction.

On November 16, 2016, we provided GIC SI and its advisors with access to the virtual data room containing business and legal due diligence materials.

On November 17, 2016, representatives of Neustar and our regulatory counsel had a conference call with Party A and its counsel to discuss Neustar’s neutrality requirements and the ability of Party A and Party B to satisfy those requirements in connection with the proposed transaction.

On November 18, 2016, the Transaction Committee held a telephonic meeting at which members of management, other independent directors, and representatives of J.P. Morgan and Goodwin were present. At this meeting, J.P. Morgan provided an update on the recent interactions with the interested parties, including the fact that Party C and Party D had chosen to cease participation in the process. Goodwin also reviewed the comments to the merger agreement submitted by each of Party A and Party B and Golden Gate, and obtained feedback from the Transaction Committee to be communicated by Goodwin to each of the interested parties.

On November 19, 2016, Goodwin had conference calls with the counsel of each of Party A and Golden Gate to provide high-level feedback on the issues presented by their respective comments to the merger agreement. With respect to Golden Gate, these items included: (1) the obligations of Golden Gate to obtain the regulatory approvals necessary to complete the merger; (2) the structure and nature of Golden Gate’s financing; (3) the scope of our representations and warranties and operating covenants; (4) the conditions to closing; (5) the size of the termination fees payable by Parent and us; (6) the ability of our board to make a change in its recommendation to Neustar stockholders with respect to the adoption of the merger agreement due to an NPAC Intervening Event; (7) the length of the go-shop period and period during which the lower termination fee would apply; and (8) our obligation to reimburse the expenses of Parent under certain circumstances.

On November 29, 2016, Party A submitted a non-binding proposal to acquire our company for consideration consisting of $27.50 per share in cash payable at the closing and a CVR representing the right to receive a pro rata portion of the future net distributable cash flows generated by the NPAC business. The proposal indicated that Party A had included in the upfront cash payment the full value of the cash flows expected to be generated through September 30, 2018 under the NPAC Contract. As a result, potential payments under the CVR would start on October 1, 2018 (instead of the closing date as provided in Group ABC’s preliminary, non-binding proposal) and continue for a period of up to four years following the closing. Party A estimated that the CVR could deliver additional value to Neustar stockholders of up to $9.00 per share, assuming we continued to provide LNPA services under the NPAC Contract from October 1, 2018 through April 30, 2021 with annual revenue of approximately $500 million throughout that period. The proposal also listed certain areas of confirmatory due diligence, and noted that Party B was continuing its due diligence work and to the extent Party B were to participate, Party B would be a minority investor. In addition, Party A requested a two-week period of exclusive negotiation.

Also on November 29, 2016, Golden Gate and GIC SI submitted a non-binding proposal to acquire all of our outstanding equity at a purchase price of $32.75 per share payable in cash upon the closing of the transaction. The proposal provided for the merger consideration to be funded through a combination of debt financing and equity financing from Golden Gate and GIC SI, and generally noted the opportunities for management to participate with Golden Gate and GIC SI in the growth and success of our company through the implementation of a meaningful equity incentive plan (there were no specific discussions among the parties regarding this plan). The proposal also noted that Golden Gate’s and GIC SI’s due diligence was substantially complete, with the exception of customer interviews, and included a further mark-up of the merger agreement. In addition, Golden Gate and GIC SI requested a period of exclusive negotiation through at least December 9, 2016.

On November 30, 2016, each of Ms. Hook and representatives of J.P. Morgan contacted representatives of Golden Gate to understand the decrease in the proposed purchase price from its October 19th preliminary, non-binding proposal, and encouraged Golden Gate to provide its best and final offer in advance of our board meeting scheduled for the following day.

Later on November 30, 2016, Golden Gate and GIC SI submitted a revised, non-binding proposal with respect to the acquisition of all of our outstanding equity at a purchase price of $33.50 per share payable in cash upon the closing of the transaction, with no other changes to the terms of their November 29th proposal.

On December 1, 2016, our board held a regularly-scheduled meeting in Sterling, Virginia, at which members of management and representatives of J.P. Morgan and Goodwin were present. At this meeting, the board received an update on 2016 operating results to date and reviewed and approved our 2017 annual budget. In connection with their presentation of the budget, management also reviewed our long-range plan (see “—Projected Financial Information” below) and related operating, financing and organizational strategies. The board discussed our business and financial prospects and the risks associated with continuing our operations on a stand-alone basis or proceeding with the proposed spin-off. J.P. Morgan provided an update on the recent interactions with the interested parties, including a comparison of the final, non-binding proposals received from Party A and Golden Gate and GIC SI, the status of their respective financing commitments, and the terms of the CVR proposed by Party A. J.P. Morgan also reviewed with the board its preliminary analyses of the consideration offered by the bidders in the proposed transaction from a financial point of view. Goodwin again led a discussion concerning the fiduciary duties of the directors in the context of their consideration of our strategic alternatives, including a potential sale of Neustar, and reviewed the material terms of the revised merger agreement mark-up received from each of Party A and Golden Gate and GIC SI. Goodwin also outlined the regulatory approvals that would be required to complete the proposed transaction, including the required antitrust and FCC approvals and, in the case of the transaction with Golden Gate and GIC SI, CFIUS approval due to GIC SI’s foreign status. The board discussed the certainty of stockholder value provided by Golden Gate’s proposal as compared to Party A’s proposal, which included a mix of cash and a CVR. The board again discussed with management the feasibility of the assumptions being made by Party A with regard to the level of annual revenue and period during which we would continue to provide services under the NPAC Contract, and the impact of these factors on the potential value of the CVR. In particular, the board discussed the possible outcomes of our ongoing litigation regarding the FCC order, noting that a favorable outcome to us would not ensure that we retain the NPAC Contract under the existing economic terms or at all because of the scope of the FCC’s options in responding to a negative court opinion. The board also noted that Party A had revised its preliminary proposal such that the right of Neustar stockholders to receive potential payments under the CVR would not start until October 1, 2018, which was after the date upon which management currently estimated that transition services under the NPAC Contract would terminate based on available information at that time and management’s judgment regarding potential delays in the transition process. The board also discussed potential payout scenarios for the CVR with J.P. Morgan on a risk-adjusted basis and taking into account management’s estimates of future cash flows generated by the NPAC business and the time value of money. The board noted that, based on J.P. Morgan’s analysis, the adjusted value of the CVR ranged from zero (if we were not continuing to provide LNPA services under the NPAC Contract as of October 1, 2018) to $7.92 (if we continued to provide LNPA services under the NPAC Contract through June 30, 2021). Based on these discussions, the board concluded that the value of the CVR was likely significantly less than the $9.00 per share attributed to such CVR in Party A’s proposal and that the certainty of stockholder value of the proposal submitted by Golden Gate and GIC SI was superior to Party A’s proposal. At the conclusion of this meeting, the board authorized management and its advisors to continue negotiations with Golden Gate regarding its proposal on a non-exclusive basis and to inform Party A that the board was not willing to engage in a transaction on Party A’s proposed terms.

Following the meeting on December 1st, J.P. Morgan, at the direction of our board, contacted Golden Gate and indicated that the board would be supportive of continuing negotiations with Golden Gate on a non-exclusive basis with respect to a sale transaction at a price of $33.50 per share. J.P. Morgan also contacted Party A and indicated that the board was not prepared to transact on the terms proposed.

On December 2, 2016, Ms. Hook met with representatives of Golden Gate in San Francisco, California, to discuss our business, operations and organizational structure.

Also on December 2, 2016, Goodwin contacted Golden Gate’s counsel to review a list of open issues with respect to the merger agreement. These items included: (1) the obligations of Golden Gate and GIC SI to obtain the regulatory approvals necessary to complete the merger, including the FCC and CFIUS approvals; (2) certain conditions to closing, including the appraisal rights condition and our obligation to bring down our representations and warranties as of the closing date; (3) the size of the termination fee payable by Parent; (4) the definition of, and the termination fee payable by us in connection with, an NPAC Intervening Event; (5) the length of the go-shop period and period during which the lower termination fee would apply; and (6) our obligation to reimburse the expenses of Parent under certain circumstances. Thereafter, the parties and their respective legal counsel exchanged drafts of the merger agreement, the commitment letters, the limited guarantees and other transaction documents and engaged in various telephonic discussions to negotiate the unresolved issues in those documents, regulatory counsel to the parties discussed the required regulatory approvals and the obligations of Golden Gate and GIC SI to obtain those approvals, and management facilitated the final confirmatory due diligence items of Golden Gate and GIC SI, including customer interviews.

Later on December 2, 2016, Party A submitted a revised, non-binding proposal to acquire our company for consideration consisting of $28.50 per share in cash payable at the closing and a CVR with equivalent terms to those outlined in Party A’s November 29th proposal.

On December 4, 2016, our board held a telephonic meeting at which members of management and representatives of J.P. Morgan and Goodwin were present. At this meeting, the board discussed the revised proposal received from Party A, noting that, while Party A had increased the closing cash payment to $28.50 per share, Party A had not made any changes to increase the potential value of the CVR component of the consideration. The board also discussed potential payout scenarios for the CVR with J.P. Morgan on a risk-adjusted basis and taking into account management’s estimates of future cash flows generated by the NPAC business and the time value of money. The board noted that, based on J.P. Morgan’s analysis, one would have to assume a 63% probability of receiving the full CVR payments for an extended period from October 1, 2018 to June 30, 2021, to equal the $33.50 proposal made by Golden Gate and GIC SI. Based on these discussions, and considering management’s current expectation of transition services under the NPAC Contract terminating around September 30, 2018, the CVR period not commencing until October 1, 2018, and the uncertainty surrounding our ongoing litigation regarding the FCC order at that time, the board concluded that the certainty of stockholder value of the proposal submitted by Golden Gate and GIC SI continued to be superior to Party A’s revised proposal. J.P. Morgan and Goodwin also provided the board with an update on the status of negotiations with Golden Gate and GIC SI. Thereafter, J.P. Morgan, at the direction of our board, informed Party A that its revised proposal remained unacceptable to the board.

Also on December 4, 2016, representatives of Goodwin had discussions with counsel to Golden Gate during which such counsel confirmed that participation by our management was not a condition to the proposal submitted by Golden Gate and GIC SI, and that there was no intention to engage in discussions regarding management’s future compensation or participation in the transaction at that time.

On December 8, 2016, Party A submitted a revised, non-binding proposal to acquire our company for consideration consisting of $29.50 per share in cash payable at the closing and a CVR with equivalent terms to those outlined in Party A’s November 29th proposal, except for an extension of the maturity date for the CVR from four years to five years following the closing. Party A estimated that extending the maturity date by one year could deliver additional value to Neustar stockholders of up to $3.41 per share, assuming we continued to provide LNPA services under the NPAC Contract five years following the closing with annual revenue of approximately $500 million during that fifth year.

On December 9, 2016, Party A also proposed certain revisions to the terms in its mark-up of the merger agreement, including (1) increasing the threshold for the closing condition regarding the exercise of appraisal rights, (2) extending the end date of the merger agreement, (3) decreasing the termination fee payable by us in connection with an NPAC Intervening Event, (4) reducing the amount of expense reimbursement potentially payable by us if the merger agreement were terminated under certain circumstances, and (5) agreeing to pay certain regulatory filing fees.

On December 11, 2016, our board held a telephonic meeting at which members of management and representatives of J.P. Morgan and Goodwin were present. At this meeting, the board discussed the revised proposal received from Party A, and potential payout scenarios for the CVR with J.P. Morgan on a risk-adjusted basis and taking into account management’s estimates of future cash flows generated by the NPAC business and the time value of money. The board noted that, based on J.P. Morgan’s analysis, one would have to assume either (1) a 39% probability of receiving the full CVR payments for an extended period from October 1, 2018 to June 30, 2022 or (2) CVR payments being made through January 2020 at Party A’s assumed annual revenue of $500 million, to equal the $33.50 proposal made by Golden Gate and GIC SI. The board also discussed the possible outcomes of our ongoing litigation regarding the FCC order, noting that a favorable outcome to us would not ensure that we retain the NPAC Contract under the existing economic terms or at all because of the scope of the FCC’s options in responding to a negative court opinion. Based on these discussions, and considering management’s current expectation of transition services under the NPAC Contract terminating around September 30, 2018, the CVR period not commencing until October 1, 2018, and the uncertainty surrounding our ongoing litigation regarding the FCC order at that time, the board again concluded that the certainty of stockholder value of the proposal submitted by Golden Gate and GIC SI continued to be superior to Party A’s revised proposal. J.P. Morgan and Goodwin also provided the board with an update on the status of negotiations with Golden Gate and GIC SI. Thereafter, J.P. Morgan, at the direction of our board, informed Party A that its revised proposal remained unacceptable to the board.

Also on December 11, 2016, Golden Gate and GIC SI provided us with its debt financing commitment letter from Bank of America Merrill Lynch, UBS, Jefferies and Angel Island.

On December 13, 2016, our board and the Transaction Committee held a joint telephonic meeting at which members of management and representatives of J.P. Morgan and Goodwin were present. At this meeting, J.P. Morgan reviewed with the board its final analyses of the consideration offered in the proposed transaction from a financial point of view, and also updated its disclosure regarding potential conflicts of interest to include GIC (see the section entitled “—Opinion of the Company’s Financial Advisor—Other Information” for further information). J.P. Morgan then rendered its oral opinion, subsequently confirmed in writing to the board, that, as of that date and on the basis of and subject to the various factors, assumptions and limitations set forth in such written opinion, the per share merger consideration was fair, from a financial point of view, to the holders of our common stock. Goodwin again reviewed the fiduciary duties of the directors in connection with a potential sale of Neustar, and discussed in detail the material terms of the proposed merger agreement. Goodwin also outlined the regulatory approvals that would be required to complete the proposed transaction, including the required antitrust, FCC and CFIUS approvals, and the obligations of Golden Gate and GIC SI to obtain those approvals. The board asked numerous questions of management, J.P. Morgan and Goodwin, and discussed the advantages and risks of the proposed transaction as described in the section entitled “—Reasons for the Merger”. After discussion, and upon recommendation of the Transaction Committee, the board unanimously adopted resolutions (1) determining that the merger agreement is advisable and in the best interests of Neustar stockholders, (2) adopting the merger agreement, and (3) recommending to Neustar stockholders that they adopt the merger agreement at the special meeting.

Prior to the opening of the U.S. stock markets on the morning of December 14, 2016, the parties executed the merger agreement and issued a joint press release regarding the merger. The press release noted that, under the terms of the merger agreement, we could solicit alternative proposals from third parties for a period of 30 days following execution of the merger agreement (the “go-shop period”).

During the go-shop period that began on the date of the merger agreement and continues until 11:59 p.m. (Eastern time) on January 13, 2017, J.P. Morgan contacted a total of 43 parties (including 19 potential strategic buyers and 24 financial sponsors) regarding each party’s potential interest in exploring an alternative transaction with us. Four parties entered into confidentiality agreements with us, and were provided with an information packet regarding our company and the opportunity to have a call with our management. None of Parties A through G elected to participate in the go-shop process. As of the filing of this proxy statement on January 13, 2017, we have not received any alternative acquisition proposals.

Reasons for the Merger

During the course of its deliberations regarding the merger, our board of directors and the Transaction Committee held numerous meetings and consulted with our senior management, financial advisor and outside legal counsel, and reviewed, evaluated and considered numerous factors and a significant amount of information and data, including:

•	information concerning our business, financial performance (both historical and projected) and our financial condition, results of operations (both historical and projected), and business and strategic objectives, as well as the risks of accomplishing those objectives;

•	the possible alternatives to the merger (including the option of continuing to operate our company independently on a stand-alone basis and pursuing the proposed separation of our company into two separate, publicly-traded companies), the timing and likelihood of accomplishing the business plans and strategic objectives of those alternatives, and the potential benefits and risks of those alternatives;

•	the results of our discussions with certain third parties who expressed interest in a potential strategic transaction with us, and our ability under the terms of the merger agreement to solicit alternative acquisition proposals for a 30-day period following execution of the merger agreement and negotiate with third parties concerning certain unsolicited alternative acquisition proposals thereafter; and

•	the other terms of the merger agreement, including the parties’ representations, warranties and covenants, the conditions to their respective obligations and the termination rights of the parties.

In reaching its decision to approve the merger agreement and the merger, and to recommend that Neustar stockholders adopt the merger agreement, our board and the Transaction Committee considered the following positive reasons to support the merger agreement and the merger:

•	the fact that the price of $33.50 per share in cash payable in the merger provides certainty, immediate value and liquidity to Neustar stockholders;

•	the fact that the price of $33.50 per share to be received by Neustar stockholders in the merger represents:

•	a 45.3% premium to the closing price of our common stock on November 11, 2016, the day before Golden Gate filed a Form 13F with the SEC disclosing its equity position in Neustar;

•	a 22.5% premium to the closing price of our common stock on December 12, 2016, the day before our board approved the merger agreement;

•	a 32.0% premium to the volume-weighted average price of our common stock during the period commencing November 8, 2016 (the date of the U.S. presidential election) and ending December 12, 2016;

•	a 29.1% premium to the volume-weighted average price of our common stock for the one-month period commencing November 14, 2016 and ending December 12, 2016;

•	a 33.6% premium to the volume-weighted average price of our common stock for the three-month period commencing September 13, 2016 and ending December 12, 2016;

•	a 35.8% premium to the volume-weighted average price of our common stock for the six-month period commencing June 13, 2016 and ending December 12, 2016; and

•	a 38.4% premium to the volume-weighted average price of our common stock for the twelve-month period commencing December 14, 2015 and ending December 12, 2016.

•	the financial presentation and oral opinion of J.P. Morgan rendered to our board, and subsequently confirmed in writing, that, as of December 13, 2016 and on the basis of and subject to the various factors, assumptions and limitations set forth in such written opinion, the per share merger consideration was fair, from a financial point of view, to the holders of our common stock. The full text of the written opinion is attached as Annex B to this proxy statement and is incorporated by reference in this proxy statement in its entirety. The opinion of J.P. Morgan is more fully described below under the heading “—Opinion of the Company’s Financial Advisor”;

•	the belief of our board that the consideration of $33.50 per share to be received by Neustar stockholders in the merger provides greater certainty of stockholder value and less risk to stockholders relative to the potential trading price of our shares over the long-term after accounting for the risks to our business resulting from operational execution risk, developing industry dynamics, competition, our progress in the information services markets to date, the uncertainty surrounding the duration of the NPAC Contract, and our ongoing litigation regarding the FCC order, including that a favorable outcome to us would not ensure that we retain the NPAC Contract under the existing economic terms or at all because of the scope of the FCC’s options in responding to a negative court opinion;

•	the belief of our board that the consideration of $33.50 per share to be received by Neustar stockholders in the merger provides greater certainty of stockholder value and less risk to stockholders relative to the potential spin-off after accounting for the challenges in effecting the separation and the strategic, financial and operational execution risks of the two resulting companies;

•	the likelihood that the proposed acquisition would be consummated in light of the conditions to closing set forth in the merger agreement and the committed financing of Merger Sub;

•	our receipt of numerous inquiries from potential acquirors regarding a sale of our company following the public announcement of the proposed spin-off, and the proposals received from, and level of interest of, such parties in a transaction;

•	the inclusion of a 30-day go-shop provision in the merger agreement, which allows us to actively solicit and negotiate with third parties, and to accept a superior proposal and terminate the merger agreement upon payment of a $20 million termination fee (which our Transaction Committee and our board believed was reasonable under the circumstances) from certain parties making proposals during the go-shop period;

•	the ability of our board to furnish information to, and conduct negotiations with, third parties in certain circumstances following the go-shop period, and to terminate the merger agreement to accept a superior proposal upon payment of a $60 million termination fee (which the Transaction Committee and our board believed was reasonable under the circumstances) from third parties outside of the go-shop period;

•	the ability of our board to make a change in its recommendation to Neustar stockholders with respect to the adoption of the merger agreement due to an NPAC Intervening Event upon payment of a $120 million termination fee;

•	the other terms and conditions of the merger agreement, including, among other things, (1) the size of the termination fees and the circumstances when those fees may be payable, (2) the limited number and nature of the conditions to the obligations of Parent and Merger Sub to complete the merger, including the absence of a financing condition, and (3) the definition of “material adverse effect” and the exceptions for what constitutes a material adverse effect for purposes of the merger agreement;

•	the commitments of Bank of America Merrill Lynch, UBS, Jefferies and Angel Island to provide debt financing for the merger consisting of a $1.4 billion senior secured first lien credit facility and a $350 million senior secured second lien credit facility, in each case, on customary terms and conditions;

•	the requirement that, in the event of a failure to complete the merger under certain circumstances, Parent pay us a termination fee of $120 million, and the guarantee of such payment obligation by the Investors/Guarantors under the Limited Guarantees;

•	the commitments of the Golden Gate Fund and Hux to capitalize Parent, at or prior to the effective time, with an aggregate equity contribution in an amount of $1.24 billion to fund the payment of the merger consideration and the delivery of guarantees in favor of us whereby such funds have guaranteed other amounts payable pursuant to the merger agreement, including payment of the $120 million termination fee and certain other expense and indemnification obligations under the merger agreement;

•	representations by Parent and Merger Sub in the merger agreement that, assuming the accuracy of the Company’s representations in the merger agreement, the aggregate proceeds represented by the financing commitments will be sufficient for Parent and Merger Sub to pay all amounts required to be paid in connection with the merger;

•	our entitlement to specific performance under certain circumstances to cause the equity financing to be funded; and

•	the likelihood that the proposed acquisition would be consummated, in light of the experience, reputation and financial capabilities of Golden Gate, GIC SI and their lenders.

In the course of its deliberations, our board and the Transaction Committee also considered, among other things, the following negative factors:

•	the fact that Neustar stockholders will not participate in any future growth potential or benefit from any future increase in the value of our company (whether through organic growth, extraordinary events, acquisitions, the proposed spin-off or otherwise);

•	the possibility that the merger will not be consummated and the potential negative effects on our business, operations, financial results and stock price;

•	the fact that completion of the merger will require antitrust clearance in the United States and certain foreign countries, FCC approval and CFIUS approval;

•	the potential negative effects of the public announcement of the merger on our sales, operating results and stock price, our ability to retain key management, sales and marketing, technical and other personnel, and our relationships with customers, suppliers and regulators;

•	the restrictions on the conduct of our business prior to the consummation of the merger, requiring us to conduct our business in the ordinary course and preventing us from taking certain specified actions, subject to specific limitations, all of which may delay or prevent us from undertaking business opportunities pending completion of the merger;

•	the risk of diverting management’s focus and resources from other strategic opportunities and from operational matters while working to implement the merger;

•	the conditions to the obligations of Parent and Merger Sub to complete the merger and the right of Parent to terminate the merger agreement under certain circumstances;

•	the possibility that we may be obligated to pay Parent a termination fee of (1) $20 million in the event that we terminate the merger agreement on or prior to February 12, 2017 to enter into an acquisition agreement related to a superior proposal with a person or group that submitted an alternative acquisition proposal during the go-shop period, (2) $120 million if Parent terminates the merger agreement following an adverse recommendation change relating to an NPAC Intervening Event, or (3) $60 million in all other cases, or reimburse Parent’s out-of-pocket expenses up to $7.5 million if the merger agreement is terminated under certain circumstances;

•	the fact that the $120 million termination fee payable by Parent is available in only certain instances in which the merger agreement is terminated;

•	the fact that Parent requires significant third-party debt financing for the transaction and in the event that the Lenders do not provide the debt financing under the commitment letter, we will not be able to specifically enforce Parent’s obligations to complete the merger and may only be entitled to receive the termination fee as provided under the merger agreement;

•	the fact that the merger consideration consists of cash and will therefore be taxable to Neustar stockholders who are subject to taxation for U.S. federal income tax purposes; and

•	the interests that certain of our directors and executive officers may have with respect to the merger, in addition to their interests as Neustar stockholders generally, as described in the section entitled “—Interests of the Company’s Directors and Executive Officers in the Merger.”

The preceding discussion of the information and factors considered by our board is not, and is not intended to be, exhaustive. In light of the variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, our board did not find it practicable to, and did not, quantify or otherwise attempt to rank or assign relative weights to the various factors considered in reaching its determination. In considering the factors described above and any other factors, individual members of our board may have viewed factors differently or given different weight, merit or consideration to different factors. In addition, our board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of our board, but rather our board conducted an overall analysis of the factors described above, including discussions with and questioning of our senior management, legal counsel and financial advisor.

Recommendation of the Company’s Board of Directors

After careful consideration, our board of directors has unanimously approved the merger agreement and determined that the merger agreement is advisable and in the best interests of Neustar and its stockholders. The board unanimously recommends that stockholders vote “FOR” the proposal to adopt the merger agreement.

Opinion of the Company’s Financial Advisor

Pursuant to an engagement letter dated June 20, 2016, Neustar retained J.P. Morgan as its financial advisor for the purpose of advising the board of directors in connection with a possible spin-off or other transaction such as the merger and to evaluate whether the consideration in the merger was fair, from a financial point of view, to the holders of common stock.

At the meeting of the Company’s board of directors on December 13, 2016, J.P. Morgan rendered its oral opinion, subsequently confirmed in writing to the board, that, as of that date and on the basis of and subject to the various factors, assumptions and limitations set forth in such written opinion, the per share merger consideration was fair, from a financial point of view, to the holders of common stock. We refer to the J.P. Morgan written opinion, dated December 13, 2016, as the J.P. Morgan opinion.

The full text of the J.P. Morgan opinion dated December 13, 2016, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken in rendering its opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference. The summary of the J.P. Morgan opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the J.P. Morgan opinion. You should read the J.P. Morgan opinion carefully and in its entirety. The J.P. Morgan opinion was directed to the Company’s board of directors (in its capacity as such) in connection with (and for the purposes of) its evaluation of the proposed merger, addressed only the fairness, from a financial point of view, of the per share merger consideration to be paid to the holders of common stock in the merger, and did not address any other aspect of the merger. J.P. Morgan has expressed no opinion as to the fairness of any consideration paid in connection with the merger to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the merger. The issuance of the J.P. Morgan opinion was approved by a fairness opinion committee of J.P. Morgan. J.P. Morgan provided its advisory services and opinion for the information and assistance of the board in connection with its consideration of the proposed merger. The J.P. Morgan opinion does not constitute a recommendation as to how Neustar stockholders should vote at the special meeting with respect to the proposed merger or any other matter.

In arriving at its opinion, J.P. Morgan, among other things:

•	reviewed a draft dated December 13, 2016 of the merger agreement;

•	reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates;

•	compared the proposed financial terms of the merger with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the consideration paid for those companies;

•	compared the financial and operating performance of the Company with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of the common stock and certain publicly traded securities of those other companies;

•	reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business, which, among other things, assume that the NPAC Contract will terminate on September 30, 2018; and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

J.P. Morgan also held discussions with certain members of the Company’s management with respect to certain aspects of the merger, the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by the Company or otherwise reviewed by or for J.P. Morgan, and J.P. Morgan did not independently verify (nor did J.P. Morgan assume responsibility or liability for independently verifying) any such information or its accuracy or completeness. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of the Company, Parent or Merger Sub under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by the Company’s management as to the expected future results of operations and financial condition of the Company to which those analyses or forecasts relate. J.P. Morgan expressed no view as to those analyses or forecasts or the assumptions on which they were based. J.P. Morgan also assumed that the merger and the other transactions contemplated by the merger agreement will be consummated as described in the merger agreement and that the definitive merger agreement would not differ in any material respect from the draft thereof dated December 13, 2016 provided to J.P. Morgan. J.P. Morgan also assumed that the representations and warranties made by the Company, Parent and Merger Sub in the merger agreement and the related agreements were and will be true and correct in all respects material to its analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to the Company with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on the Company or on the contemplated benefits of the merger.

The J.P. Morgan opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, December 13, 2016. Subsequent developments may affect the J.P. Morgan opinion, and J.P. Morgan does not have any obligation to update, revise, or reaffirm the J.P. Morgan opinion. The J.P. Morgan opinion is limited to the fairness, from a financial point of view, of the per share merger consideration to be paid to the holders of common stock in the merger and J.P. Morgan has expressed no opinion as to the fairness of any consideration paid in connection with the merger to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the merger. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the merger, or any class of those persons relative to the consideration to be paid to the holders of common stock in the merger or with respect to the fairness of any such compensation.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses undertaken by J.P. Morgan in connection with rendering the J.P. Morgan opinion delivered to the Company’s board of directors on December 13, 2016 and contained in the presentation delivered to the board on December 13, 2016 in connection with the rendering of that opinion and does not purport to be a complete description of the analyses or data presented by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and, in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s financial analyses.

52-Week Historical Trading Range

For reference purposes only and not as a component of its fairness analysis, J.P. Morgan reviewed the trading range of the common stock for the 52-week period ended December 12, 2016, which was $20.00 per share to $28.35 per share, and compared that to (a) the closing price of the common stock of $27.35 on December 12, 2016 and (b) the proposed merger consideration of $33.50 per share.

Equity Analyst Price Target

For reference purposes only and not as a component of its fairness analysis, J.P. Morgan also reviewed the price targets for the common stock of public analysts and noted that the price targets ranged from $20.00 to $30.00 per share, as compared to (a) the closing price of the common stock of $27.35 on December 12, 2016 and (b) the proposed merger consideration of $33.50 per share.

Use of Estimates

In performing its financial analyses, J.P. Morgan relied upon estimates provided by the Company’s management prepared in connection with the merger for the period beginning fiscal year 2016 and ending fiscal year 2021 (see “—Projected Financial Information”), plus an extrapolation of such estimates for the period beginning fiscal year 2022 and ending fiscal year 2025 based on and approved by the Company’s management, which we refer to collectively as the Company management estimates.

Fairness Analyses

In the descriptions of J.P. Morgan’s financial analyses set forth below, “OSSCo” refers to the Number Portability Administration Center (both U.S. and Canada), order management solutions, and local number portability businesses of the Company. “ISXCo” refers to the information services businesses of the Company and excludes OSSCo.

Selected Publicly Traded Companies

J.P. Morgan compared selected financial and operating data of the Company with similar publicly available data for selected publicly traded companies engaged in businesses which J.P. Morgan considered to be relevant to the Company’s business. The companies selected by J.P. Morgan were as follows:

•	IHS Markit Ltd.;

•	Nielsen Holdings plc;

•	Verisk Analytics, Inc.;

•	Akamai Technologies, Inc.;

•	VeriSign, Inc.;

•	Gartner, Inc.;

•	FactSet Research Systems Inc.;

•	CoStar Group, Inc.;

•	TransUnion;

•	The Dun & Bradstreet Corporation;

•	CoreLogic, Inc.;

•	Acxiom Corporation;

•	Experian plc;

•	Aimia, Inc.;

•	F5 Networks, Inc.;

•	NetScout Systems, Inc.;

•	Amdocs Limited;

•	Synchronoss Technologies, Inc.;

•	CSG Systems International, Inc.;

•	Comptel Oyj; and

•	RedKnee Solutions Inc.

These companies were selected by J.P. Morgan, among other reasons, because they may be considered similar, for purposes of these analyses, to the Company because they compete primarily in a sector with competitive dynamics and growth potential similar to that of the Company. None of the selected companies is identical or directly comparable to the Company and certain of these companies may have financial and operating characteristics that are materially different from that of the Company. Accordingly, a complete analysis of the results of the calculations described below cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning the differences in the financial and operating characteristics of the selected companies compared to the Company’s, and other factors that could affect the public trading value of the selected companies and the Company.

In all instances, multiples were calculated using the closing stock prices on December 12, 2016. For each of the following analyses performed by J.P. Morgan, estimated financial data for the selected companies were obtained from the selected companies’ filings with the SEC and certain publicly available Wall Street research analysts’ estimates for calendar year 2017 selected by J.P. Morgan.

For each selected company, J.P. Morgan reviewed, among other information, the particular company’s firm value (“FV”), calculated as the market value of the particular company’s common equity, plus total debt, plus non-controlling interest, less cash and cash equivalents, compared to the expected earnings before interest, taxes, depreciation, and amortization (“EBITDA”) for calendar year 2017 (“CY2017 Estimated EBITDA”) to determine a range of multiples of the ratio of FV/CY2017 Estimated EBITDA for the selected companies. The multiples for FV/CY2017 Estimated EBITDA for the selected companies ranged from a low of 6.0x to a high of 20.9x.

J.P. Morgan focused its review and analysis of the appropriate valuation ranges of FV/CY2017 Estimated EBITDA to apply with respect to the Company on five groupings of the companies listed above: those whose businesses were similar to ISXCo; those focused on marketing services; those focused on security services; those focused on data services; and those whose businesses were similar to OSSCo. The mean and median multiples for these groups were 13.1x and 13.1x, 11.2x and 11.7x, 10.6x and 10.5x, 9.8x and 9.9x, and 10.4x and 10.6x, respectively.

J.P. Morgan also reviewed and considered similar FV/EBITDA multiples of the Company published by certain equity research analysts after the announcement of the proposed spin-off by the Company. J.P. Morgan focused on the calendar year 2018 estimated EBITDA (“CY2018 Estimated EBITDA”) published by the equity research analysts as a proxy for ISXCo because the CY2018 Estimated EBITDA does not take into account the NPAC Contract, which the equity research analysts assumed would expire during calendar year 2017 for purposes of their reports. The FV/CY2018 Estimated EBITDA multiples published by the equity research analysts ranged from 7.0x to 10.0x.

J.P. Morgan calculated the fully distributed FV for ISXCo by applying a FV/CY2017 Estimated EBITDA range of 8.0x to 10.0x (selected by J.P. Morgan based on the multiples of the selected companies and the comparable growth rates, free cash flow metrics, scale, and competitive positioning of the selected companies, as well as the multiples of the Company published by equity research analysts) to the estimated next twelve month (“NTM”) EBITDA of ISXCo, inclusive of the benefit to the Company from the previously announced separation, for the period beginning June 30, 2017 provided in the Company management estimates.

J.P. Morgan calculated the fully distributed FV for OSSCo (excluding the NPAC Contract) by applying a FV/CY2017 Estimated EBITDA of 8.5x (selected by J.P. Morgan based on the multiples of the selected companies and the comparable growth rates, free cash flow metrics, scale, and competitive positioning of the selected companies) to the estimated NTM EBITDA of OSSCo (excluding the NPAC Contract) for the period beginning June 30, 2017 provided in the Company management estimates.

J.P. Morgan calculated the net present value of the cash flows from the NPAC Contract for the period from June 30, 2017 to September 30, 2018, as provided in the Company management estimates, using a range of discount rates from 7.0% to 8.0%. J.P. Morgan calculated the net present values of certain restructuring and standalone costs, each of which was provided in the Company management estimates, using a range of discount rates from 10.0% to 11.0%. J.P. Morgan chose the aforementioned discount rates based upon an analysis of the weighted average cost of capital of the Company in respect of ISXCo, OSSCo (excluding the NPAC Contract), and the NPAC Contract.

J.P. Morgan calculated a range for the Company’s equity value by summing (a) the ISXCo fully distributed FV, (b) the OSSCo fully distributed FV (excluding the NPAC Contract), (c) the net present value of the NPAC Contract for the period from June 30, 2017 to September 30, 2018, (d) the projected net debt at an assumed transaction closing date of June 30, 2017 (including estimated breakage and refinancing costs), as provided in the Company management estimates, and (e) the estimated separation transaction fees, as provided in the Company management estimates, and subtracting the net present values of the aforementioned restructuring and standalone costs. J.P. Morgan then calculated a range for the implied per share equity value of the common stock based on the number of fully diluted shares of common stock on December 12, 2016.

The results of those analyses are set forth in the chart below (rounded to the nearest $0.50), as compared to the per share merger consideration of $33.50:

Trading Multiple	Implied Valuation Range for Neustar Common Stock
FV/CY2017 Estimated EBITDA	$29.50 to $37.00

Precedent Transaction Multiples Analysis

Using certain publicly available information, J.P. Morgan examined the following selected transactions involving companies engaged in businesses which J.P. Morgan considered to be relevant to the Company’s business. J.P. Morgan focused on transactions announced after January 1, 2010 because these transactions were executed in an economic environment and in capital market conditions similar to those existing at the time the merger agreement was executed. For each of the selected transactions, J.P. Morgan calculated and, to the extent information was publicly available, compared the target’s FV implied by the transaction as a multiple of the target’s EBITDA for the latest publicly available twelve-month period immediately preceding the announcement of the transaction (“LTM Estimated EBITDA”).

Acquiror	Target	Announcement Date
Onex Corporation / Baring Private Equity Asia	Intellectual Property & Science business of Thomson Reuters Corporation	07/11/16

IMS Health Holdings, Inc.	Quintiles Transnational Holdings Inc.	05/03/16

IHS Inc.	Markit Ltd.	03/21/16

International Business Machines Corporation	Truven Health Analytics, Inc.	02/18/16

Intercontinental Exchange, Inc.	Interactive Data Corporation	10/26/15

Vista Equity Partners	Solera Holdings, Inc.	09/13/15

McGraw Hill Financial, Inc.	SNL Financial LC	07/27/15

Verisk Analytics, Inc.	Wood Mackenzie Limited	03/10/15

Carlyle Investment Management LLC	Dealogic (Holdings) plc	11/05/14

Alliance Data Systems Corporation	Conversant, Inc.	09/11/14

The Blackstone Group J.P. / Goldman Sachs Merchant Banking Division	Ipreo Holdings LLC	04/14/14

Berkshire Partners LLC	Catalina	03/03/14

GTCR LLC	Callcredit Information Group Limited	02/17/14

Harland Clarke Holdings Corp.	Valassis Communications, Inc.	12/18/13

IHS Inc.	R.L. Polk & Co.	06/10/13

Nielsen Holdings N.V.	Arbitron Inc.	12/18/12

Leonard Green & Partners, L.P.	CCC Info Services Inc.	11/30/12

Advent International Corporation / Goldman Sachs Capital Partners	TransUnion Corp.	02/17/12

Bloomberg Inc.	The Bureau of National Affairs, Inc.	08/25/11

TPG Capital	Property Information business of MacDonald, Dettwiler and Associates Ltd	11/05/10

Silver Lake Technology Management, L.L.C. / Warburg Pincus LLC	Interactive Data Corporation	05/04/10

Madison Dearborn Partners, LLC	TransUnion Corp.	04/29/10

CCMP Capital Advisors, LLC	infoGROUP Inc.	03/08/10

MSCI Inc	RiskMetrics Groups, Inc.	03/01/10

The multiples for FV/LTM Estimated EBITDA for the selected transactions ranged from a low of 6.9x to a high of 16.9x and had a mean of 12.3x and a median of 12.8x.

J.P. Morgan calculated the fully distributed FV for ISXCo by applying a FV/LTM Estimated EBITDA range of 11.0x to 13.0x (selected by J.P. Morgan based on the multiples of the selected transactions) to the EBITDA of ISXCo for calendar year 2016 provided in the Company management estimates.

J.P. Morgan calculated the fully distributed FV of OSSCo (excluding the NPAC Contract) by applying a FV/LTM Estimated EBITDA of 8.5x (selected by J.P. Morgan based on the multiples of the selected companies and the comparable growth rates, free cash flow metrics, scale, and competitive positioning of the selected companies) to the EBITDA of OSSCo (excluding the NPAC Contract) for calendar year 2016 provided in the Company management estimates.

J.P. Morgan calculated the net present value of the cash flows from the NPAC Contract for the period from June 30, 2017 to September 30, 2018, as provided in the Company management estimates, using a range of discount rates from 7.0% to 8.0%. J.P. Morgan calculated the net present values of certain restructuring and standalone costs, each of which was provided in the Company management estimates, using a range of discount rates from 10.0% to 11.0%. J.P. Morgan chose the aforementioned discount rates based upon an analysis of the weighted average cost of capital of the Company in respect of ISXCo, OSSCo (excluding the NPAC Contract), and the NPAC Contract. J.P. Morgan’s precedent transaction multiples analysis also assumed buyer interest in the Company as a whole (and so did not take into account the benefit to the Company from the previously announced separation) and that any such buyer would not apply any conglomerate discount to its valuation of the Company.

J.P. Morgan calculated a range for the Company’s equity value by summing (a) the ISXCo fully distributed FV, (b) the OSSCo fully distributed FV (excluding the NPAC Contract), (c) the net present value of the NPAC Contract for the period from June 30, 2017 to September 30, 2018, (d) the projected net debt at an assumed transaction closing date of June 30, 2017 (including estimated breakage and refinancing costs), as provided in the Company management estimates, and (e) the estimated separation transaction fees, as provided in the Company management estimates, and subtracting the net present values of the aforementioned restructuring and standalone costs. J.P. Morgan then calculated a range for the implied per share equity value of the common stock based on the number of fully diluted shares of common stock on December 12, 2016.

The results of those analyses are set forth in the chart below (rounded to the nearest $0.50), as compared to the per share merger consideration of $33.50:

Precedent Transaction Multiple	Implied Valuation Range for Neustar Common Stock
FV/LTM Estimated EBITDA	$29.00 to $34.50

Discounted Cash Flow Analysis

J.P. Morgan conducted a discounted cash flow analysis for the Company for the purpose of determining an implied fully diluted equity value per share for common stock on a stand-alone basis. A discounted cash flow analysis is a method of evaluating an asset using estimates of the future unlevered free cash flows generated by the asset and taking into consideration the time value of money with respect to those future cash flows by calculating their “present value.” For purposes of the J.P. Morgan opinion, “unlevered free cash flows” were calculated by taking the tax-affected earnings before interest, adding back depreciation and amortization, subtracting capital expenditures and adjusting for changes in working capital. For purposes of the J.P. Morgan opinion, “present value”

refers to the current value of one or more future unlevered free cash flows from the asset, which is referred to as that asset’s cash flows, and is obtained by discounting those cash flows back to the present using a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, capitalized returns and other appropriate factors. For purposes of the J.P. Morgan opinion, “terminal value” refers to the capitalized value of all cash flows from an asset for periods beyond the final forecast period.

J.P. Morgan calculated the unlevered free cash flows that the Company is expected to generate for the last two quarters of fiscal year 2017 through fiscal year 2025 using the Company management estimates. J.P. Morgan also calculated a range of terminal values for the Company at the end of fiscal year 2025 by applying perpetual revenue growth rates ranging from 1.5% to 2.5%. The unlevered free cash flows and range of terminal values for ISXCo and OSSCo, along with the benefit to the Company from the previously announced separation and certain restructuring and standalone costs that were provided in the Company management estimates, were then discounted to present value as of June 30, 2017 using a range of discount rates from 10.0% to 11.0%. The expected unlevered free cash flows under the NPAC Contract were discounted to present value as of June 30, 2017 using a range of discount rates from 7.0% to 8.0%. J.P. Morgan chose the aforementioned discount rates based upon an analysis of the weighted average cost of capital of the Company in respect of ISXCo, OSSCo (excluding the NPAC Contract), and the NPAC Contract.

The implied range of the Company equity values was calculated by summing the present values mentioned above with the estimated cash and cash equivalents and subtracting the estimated debt balance as of June 30, 2017, and subtracting the estimated separation transaction fees, as provided in the Company management estimates. The range of implied equity values per share for common stock was calculated based on the number of fully diluted shares of common stock on December 12, 2016.

The implied valuation ranges of common stock that J.P. Morgan derived from those analyses (rounded to the nearest $0.50), as compared to the per share merger consideration of $33.50, is set forth below:

Discounted Cash Flow	Implied Valuation Range for Neustar Common Stock
Company management estimates	$30.50 to $37.50

Other Information

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan to the Company’s board of directors. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. None of the selected companies reviewed as described in the above summary is identical to the Company, and none of the selected transactions reviewed was identical to the merger. However, the companies selected by J.P. Morgan were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s financial analysis, may be considered similar to those of the Company. The transactions selected by J.P. Morgan were similarly chosen because their participants, size and other factors, for purposes of J.P. Morgan’s financial analysis, may be considered similar to the merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to the Company and the transactions compared to the merger.

As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. J.P. Morgan was selected to deliver an opinion to the Company’s board of directors with respect to the merger on the basis of that experience and its familiarity with the Company.

For services rendered in connection with the merger (including the delivery of its opinion), the Company has agreed to pay J.P. Morgan a fee of up to approximately $23.4 million (based on management’s estimates of expected net debt at the closing), all but $3.5 million of which will become payable only if the merger is consummated and up to $3 million of which is payable in the sole discretion of the Company. In addition, the Company has agreed to reimburse J.P. Morgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel. The Company also agreed to indemnify J.P. Morgan against certain liabilities, including liabilities arising under the federal securities laws, with respect to its engagement.

During the two years preceding the date of the J.P. Morgan opinion, J.P. Morgan and its affiliates had commercial or investment banking relationships with the Company, for which J.P. Morgan and such affiliates received customary compensation. Such services during such period included acting as financial advisor to the Company on its acquisition of MarketShare which closed in December 2015, as joint bookrunner and joint lead arranger on the Company’s credit facility with respect to the financing for the Company’s acquisition of MarketShare in December 2015, and as joint bookrunner and joint lead arranger on the Company’s credit facility, which was last amended in September 2016. During such period, J.P. Morgan and its affiliates provided credit, debt underwriting and financial advisory services to portfolio companies of Golden Gate that are unrelated to the merger and credit, debt and equity underwriting and financial advisory services to portfolio companies of GIC that are unrelated to the merger. In addition, during such period, J.P. Morgan and its affiliates provided treasury services to GIC for customary compensation. J.P. Morgan and its affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of the Company and none of the outstanding equity interests of Parent, Merger Sub, Golden Gate or GIC. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company, Golden Gate or GIC for their own account or for the accounts of customers and, accordingly, J.P. Morgan may at any time hold long or short positions in such securities or other financial instruments. During the two year period preceding delivery of its opinion ending on December 13, 2016, the aggregate fees received by J.P. Morgan from the Company were approximately $10.5 million, from portfolio companies and controlled affiliates of Golden Gate were approximately $26 million and from GIC and its portfolio companies and controlled affiliates were approximately $127 million.

Projected Financial Information

Neustar does not, as a matter of course, make public projections as to future performance or earnings beyond the current fiscal year and generally does not make public projections for extended periods due to, among other things, the inherent difficulty of predicting financial performance for future periods and the likelihood that the underlying assumptions and estimates may not be realized. In connection with the evaluation of potential strategic alternatives by our board of directors, however, our management prepared certain unaudited prospective financial information for Neustar based on our long-range plan. The financial projections were not prepared with a view toward public disclosure and, accordingly, do not necessarily comply with published guidelines of the SEC or established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or generally accepted accounting principles (“GAAP”). Our independent registered public accounting firm has not compiled, examined, audited or performed any procedures with respect to the financial projections, and has not expressed any opinion or any other form of assurance regarding this information or its achievability.

The table below presents a summary of the financial projections for fiscal years 2016 through 2021 as prepared by our management and provided to our board in their evaluation of the merger agreement and to J.P. Morgan for its use and reliance in connection with preparing its financial analyses and opinion to the board as described above under the heading “—Opinion of the Company’s Financial Advisor.” We also provided these management projections to Golden Gate and GIC. J.P. Morgan also prepared an extrapolation of these estimates for fiscal years 2022 through 2025 based on and approved by our management. These extrapolations were used for purposes of calculating unlevered free cash flow for fiscal years 2022 through 2025 for purposes of J.P. Morgan’s discounted cash flow analysis.

The table below is included solely to provide Neustar stockholders access to certain financial projections that were made available to our board, J.P. Morgan and Golden Gate and GIC in connection with the proposed merger, and is not included in this proxy statement to influence a Neustar stockholder’s decision whether to vote for the merger agreement or for any other purpose.

The financial projections, while presented with numerical specificity, were based on numerous variables and assumptions that necessarily involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions, all of which are difficult or impossible to predict and many of which are beyond our control. The financial projections also reflect assumptions as to certain business decisions that are subject to change. Given that the financial projections cover multiple years, by their nature, they become subject to greater uncertainty with each successive year. Important factors that may affect actual results and the achievability of the financial projections include, but are not limited to, general economic conditions and disruptions in the financial, debt, capital, credit or securities markets, developing industry dynamics, acceptance of our products and services, competition, our ability to obtain financing, our ongoing litigation regarding the FCC order, the duration of the NPAC Contract, and those risks and uncertainties described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, subsequent quarterly reports on Form 10-Q and current reports on Form 8-K. See also the section entitled “Cautionary Statement Concerning Forward-Looking Statements” in this proxy statement.

In addition, the financial projections reflect assumptions that are subject to change and are susceptible to multiple interpretations and periodic revisions based on actual results, revised prospects for our business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated when the financial projections were prepared. In addition, the financial projections may be affected by our ability to achieve strategic goals, objectives and targets over the applicable period. Accordingly, actual results will differ, and may differ materially, from those contained in the financial projections. In addition, the financial projections do not take into account any circumstances, transactions or events occurring after the date on which the financial projections were prepared and do not give effect to any changes or expenses as a result of the merger or any effects of the merger. Also, due to the uncertainty surrounding the duration of the NPAC Contract, the financial projections do not include any amounts that we may receive for providing services or transition services under the NPAC Contract after September 30, 2018. There can be no assurance that the financial results in the financial projections will be realized, or that future actual financial results will not materially vary from those estimated in the financial projections.

Neustar uses financial information that has not been prepared in accordance with GAAP, including adjusted EBITDA. We use these non-GAAP financial measures in analyzing our financial results and believe that they enhance investors’ understanding of our financial performance and the comparability of our results to prior periods, as well as against the performance of other companies. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Neustar’s calculation of non-GAAP financial measures may differ from others in its industry and adjusted EBITDA is not necessarily comparable with similar titles used by other companies.

The following is a summary of management’s financial projections for fiscal years 2016 through 2021, plus extrapolations of such estimates for fiscal years 2022 through 2025 (dollars in millions):

	Management Projections(1)							Extrapolations
	2016E	2017E		2018E(2)	2019E	2020E	2021E	2022E	2023E	2024E	2025E
Revenue	$1,216	$1,304		$1,263	$953	$1,020	$1,093	$1,158	$1,211	$1,251	$1,276
Adjusted EBITDA(3)	$547	$585		$496	$306	$337	$381	$403	$422	$436	$445
Unlevered Free Cash Flow(4)	—	$179	(5)	$353	$152	$182	$195	$206	$216	$223	$227

(1)	Except for the projections of estimated revenue and adjusted EBITDA for fiscal year 2016, the financial projections are as of September 25, 2016. Our senior management subsequently updated the estimated revenue of $1,219 million and adjusted EBITDA of $558 million included in the September 25th projections to the amounts set forth in this table.

(2)	Assumes that Neustar does not provide any services or transition services under the NPAC Contract after September 30, 2018.

(3)	Adjusted EBITDA (non-GAAP) means net income before interest, taxes, depreciation and amortization and is presented before the impact of stock-based compensation, restructuring costs and standalone costs.

(4)	Unlevered free cash flow (non-GAAP) means earnings before interest and taxes (post-stock-based compensation expense), less taxes, plus depreciation and amortization, less capital expenditures and adjusted for changes in working capital. Includes estimated unlevered free cash flow with respect to the NPAC Contract of approximately $110 million for the last two quarters of 2017 and $208 million for 2018.

(5)	Includes estimated unlevered free cash flow for the last two quarters of 2017.

The financial projections also included the following information used by J.P. Morgan in its financial analysis, which information is not reflected in the table above: (a) estimated annual benefit to the Company of the previously announced spin-off of approximately $10 million (approximately $7 million on a tax-adjusted basis); (b) estimated restructuring costs of approximately $15 million in 2018 (approximately $10 million on a tax-adjusted basis) and $10 million in 2019 (approximately $7 million on a tax-adjusted basis); (c) estimated standalone costs of approximately $35 million in 2017 (approximately $23 million on a tax-adjusted basis), $30 million in 2018 (approximately $20 million on a tax-adjusted basis) and $5 million in each of 2019 and 2020 (approximately $3 million on a tax-adjusted basis); (d) projected net debt at an assumed transaction closing date of June 30, 2017 of approximately $583 million (including estimated breakage and refinancing costs); and (e) estimated separation transaction fees of approximately $20 million.

The inclusion of selected elements of the financial projections in the table and accompanying narrative above should not be regarded as an indication that Neustar and/or any of our affiliates, officers, directors, advisors or other representatives consider the financial projections to be predictive of actual future events, and this information should not be relied upon as such. None of Neustar and/or our affiliates, officers, directors, advisors or other representatives gives any Neustar stockholder or any other person any assurance that actual results will not differ materially from the financial projections and, except as otherwise required by law, Neustar and/or our affiliates, officers, directors, advisors or other representatives undertake no obligation to update or otherwise revise or reconcile the financial projections to reflect circumstances existing after the date on which the financial projections were prepared or to reflect the occurrence of future events, even in the event that any or all of the assumptions and estimates underlying the financial projections are shown to be in error. We have made no representation to Parent or Merger Sub concerning the financial projections in the merger agreement or otherwise.

In light of the foregoing factors and the uncertainties inherent in the financial projections, Neustar stockholders are cautioned not to place undue, if any, reliance on such financial projections.

Financing

General. The Company and Parent estimate that the total amount of funds required to complete the merger and related transactions and pay related fees and expenses will be approximately $2.9 billion. Parent expects this amount to be funded through a combination of the following:

•	debt financing in an aggregate principal amount of $1.75 billion, consisting of a $1.4 billion senior secured first lien credit facility and a $350 million senior secured second lien credit facility; and

•	cash equity investments by the Investors/Guarantors in an aggregate amount of $1.24 billion.

Equity Financing. On December 14, 2016, each of the Investors/Guarantors entered into an equity commitment letter (the “Equity Commitment Letters”) with Parent pursuant to which the Investors/Guarantors committed to contribute (or cause to be contributed) to Parent up to $1.24 billion in cash in the aggregate. The equity commitment of the Investors/Guarantors is subject to the following conditions:

•	satisfaction or waiver by Parent of the conditions precedent to Parent’s and Merger Sub’s obligations to complete the merger;

•	the concurrent funding by all Investors/Guarantors of their commitments under the Equity Commitment Letters;

•	the concurrent funding of the debt financing if the equity financing is funded; and

•	the contemporaneous completion of the merger.

The obligation of each Investor/Guarantor to fund the equity commitment will automatically and immediately terminate upon the earliest to occur of: (1) the making of the equity contribution; (2) the Company or any of its controlled affiliates asserting specified prohibited claims against the Investor/Guarantor, Parent, Merger Sub or certain related persons; or (3) the valid termination of the merger agreement in accordance with its terms or 90 days following any other purported termination of the merger agreement unless the Company shall have commenced or notified the Investor/Guarantor of its bona fide intention to commence a suit, action or other proceeding seeking funding of the equity commitment.

The Company is an express third-party beneficiary of the Equity Commitment Letters and has the right to seek specific performance of the obligations of the Investors/Guarantors under the Equity Commitment Letters under certain circumstances.

Debt Financing. In connection with the entry into the merger agreement, Bank of America Merrill Lynch, UBS, Jefferies and Angel Island, and in some cases, certain of their affiliates (collectively, the “Lenders”), provided commitments to Merger Sub under a commitment letter dated December 14, 2016 (the “Debt Commitment Letter”), which provides for a commitment that adds up to the full amount of the debt financing subject to terms and express conditions. Under the Debt Commitment Letter, the Lenders have committed to provide an aggregate principal amount of $1.75 billion in debt financing, consisting of a $1.4 billion senior secured first lien credit facility and a $350 million senior secured second lien credit facility.

The Lenders’ obligation to provide the debt financing under the Debt Commitment Letter is subject to customary conditions, including, without limitation, the following (subject to certain exceptions and qualifications as set forth in the Debt Commitment Letter):

•	the substantially simultaneous closing of the merger in accordance in all material respects with the merger agreement;

•	the substantially simultaneous funding of the equity financing;

•	the receipt of certain specified financial statements of the Company and the borrower;

•	the execution and delivery of definitive documentation with respect to the debt financing;

•	the absence of a material adverse effect (as defined in the merger agreement and subject to certain exceptions) on the Company since December 31, 2015;

•	the ownership of Golden Gate and Hux, directly or indirectly, of at least 50.1% of the voting equity interests of Parent after giving effect to the transactions;

•	the accuracy of certain specified representations and warranties in the merger agreement and in the definitive documents with respect to the debt financing; and

•	the delivery by the Company of documentation and other information reasonably requested by the Lenders.

The commitment of the Lenders under the Debt Commitment Letter expires upon (1) the end date under the merger agreement (if the initial borrowing has not occurred prior to that date), (2) the completion of the merger without the use of the debt financing, and (3) the valid termination of the merger agreement. In addition, Merger Sub may terminate the commitment of the initial second lien lenders in respect of the second lien term loan facility pursuant to the Debt Commitment Letter.

Limited Guarantees

Concurrently with the execution of the merger agreement, each of the Investors/Guarantors has executed and delivered a limited guarantee in favor of the Company (collectively, the “Limited Guarantees”), pursuant to which each Investor/Guarantor has agreed, subject to the terms and conditions of the Limited Guarantee, to guarantee, on a several basis, the payment of its applicable percentage of Parent’s obligations to pay the Parent termination fee (as described in more detail under “The Merger Agreement—Termination Fees”), certain reimbursement and indemnification obligations, and certain collection and interest payment obligations under the merger agreement, which are referred to as the “Guaranteed Obligations.” The Guaranteed Obligations of the fund affiliated with Golden Gate are subject to a cap in an amount equal to $81.3 million, plus its percentage share of the reimbursement and indemnification obligations and its percentage share of the collection and interest payment obligations, if and when due pursuant to the merger agreement. The Guaranteed Obligations of Hux are subject to a cap in an amount equal to $38.7 million, plus its percentage share of the reimbursement and indemnification obligations and its percentage share of the collection and interest payment obligations, if and when due pursuant to the merger agreement.

Each of the Limited Guarantees will terminate upon the earliest to occur of:

•	the closing of the merger;

•	the payment, performance and/or satisfaction in full of the Guaranteed Obligations; and

•	the valid termination of the merger agreement other than in a circumstance in which the Company is entitled to payment of the Guaranteed Obligations, or the 90th day following any other purported termination of the merger agreement unless the Company shall have commenced or notified the Investor/Guarantor of its bona fide intention to commence a suit, action or other proceeding alleging that any Guaranteed Obligations are due and owing to the Company.

In the event that the Company or any of its controlled affiliates or subsidiaries expressly asserts in any litigation or other legal proceeding relating to a Limited Guarantee that certain provisions of the Limited Guarantee are illegal, invalid or unenforceable or that the Investor/Guarantor is liable in excess of the cap or other specified permitted claims, then (1) the obligations of such Investor/Guarantor under such Limited Guarantee will terminate, (2) if such Investor/Guarantor has previously made any payments under its Limited Guarantee, it will be entitled to recover such payments from the Company and (3) the Investor/Guarantor will not have any liability to the Company with respect to such Limited Guarantee.

Interests of the Company’s Directors and Executive Officers in the Merger

General. In considering the recommendation of our board of directors that you vote to adopt the merger agreement, you should be aware that aside from their interests as stockholders of the Company, the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, those of other stockholders of the Company generally. Members of the board were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending to Neustar stockholders that the merger agreement be adopted. See the section entitled “The Merger (Proposal 1)—Reasons for the Merger.” Neustar stockholders should take these interests into account in deciding whether to vote “FOR” the proposal to adopt the merger agreement. These interests are described in more detail below, and certain of them are quantified in the narrative and the tables below.

The Company’s executive officers are as follows:

Name	Position
Lisa A. Hook	President and Chief Executive Officer
Paul S. Lalljie	Senior Vice President and Chief Financial Officer
Leonard J. Kennedy	Senior Vice President and General Counsel
Henry Skorny	Senior Vice President, Internet of Things
Steven J. Edwards	Senior Vice President, Data Solutions
Brian Foster	Senior Vice President, Information Services
Venkat Achanta	Chief Data and Analytics Officer

Equity-Based Awards. The following table identifies for each of our executive officers and directors the number of shares subject to his or her outstanding equity awards (Company stock options, RSUs and PVRSUs), the weighted average exercise price, if any, of all equity awards and the value of such equity awards in the merger. All equity awards, including those held by our executive officers and directors, will be cashed out in connection with the merger, including performance-based awards such as PVRSUs. The following table assumes that the closing of the merger occurs on June 14, 2017 and that no Company stock options (other than expiring stock options) are exercised, no RSUs or PVRSUs are forfeited, and no dividends are paid with respect to the common stock between the date of this proxy statement and the closing of the merger. The estimated aggregate amounts set forth below are based on the merger consideration of $33.50 in cash, without interest, for each share of common stock, net of the applicable exercise price (for Company stock options), multiplied by the total number of shares subject to each applicable award.

	Stock Options			RSU Awards		PVRSU Awards
Executive Officers	Aggregate Number of Shares Subject to Outstanding Stock Options (#)	Weighted Average Exercise Price ($)	Aggregate Stock Option Payment ($)(1)	Number of RSUs (#)	Aggregate RSU Payment ($)(2)	Number of PVRSUs (#)	Aggregate PVRSU Payment ($)(3)	Total Equity Award Consideration
Lisa A. Hook	163,108	26.45	1,149,911	44,045	1,475,508	359,573	12,045,696	14,671,115
Paul S. Lalljie	55,600	26.45	391,980	23,422	784,637	188,201	6,304,734	7,481,351
Leonard J. Kennedy	—	—	—	10,308	345,318	85,691	2,870,649	3,215,967
Henry Skorny	—	—	—	25,844	865,774	59,510	1,993,585	2,859,359
Steven J. Edwards	22,985	25.68	179,743	8,812	295,202	71,916	2,409,186	2,884,131
Brian Foster	—	—	—	8,464	283,544	54,648	1,830,708	2,114,252
Venkat Achanta	—	—	—	35,208	1,179,468	47,520	1,591,920	2,771,388

Non-Employee Directors
Paul D. Ballew	—	—	—	7,786	260,831	—	—	260,831
James G. Cullen	—	—	—	36,896	1,236,016	—	—	1,236,016
Joel P. Friedman	—	—	—	37,262	1,248,277	—	—	1,248,277
Mark N. Greene	—	—	—	7,786	260,831	—	—	260,831
Ross K. Ireland	—	—	—	43,315	1,451,053	—	—	1,451,053
Paul A. Lacouture	—	—	—	48,686	1,630,981	—	—	1,630,981
Deborah D. Rieman	—	—	—	7,786	260,831	—	—	260,831
Michael J. Rowny	—	—	—	60,526	2,027,621	—	—	2,027,621
Hellene S. Runtagh	—	—	—	52,954	1,773,959	—	—	1,773,959

(1)	The amounts included in the column are equal to (a) the aggregate number of shares subject to the Company stock option multiplied by (b) the positive difference between the per share merger consideration of $33.50 per share and the weighted average exercise price of the options. All stock options held by executive officers or directors will be fully vested in accordance with their terms as of June 14, 2017.

(2)	The amounts included in this column are equal to (a) the number of RSUs multiplied by (b) the per share merger consideration of $33.50.

(3)	The amounts included in this column are equal to (a) the number of PVRSUs multiplied by (b) the per share merger consideration of $33.50.

Severance Plan. The Company has previously adopted the NeuStar, Inc. 2016 Key Employee Severance Pay Plan (the “Severance Plan”) that provides (1) severance benefits to certain employees, including all of the Company’s executive officers, in the event of an involuntary termination of employment (a “qualifying termination”) by the Company without Cause (as defined in the Severance Plan), or by the executive officer for Good Reason (as defined in the Severance Plan), and (2) certain enhanced severance benefits if such qualifying termination occurs within two years following a Corporate Transaction (as defined in the Severance Plan). The contemplated merger would constitute a Corporate Transaction under the Severance Plan.

The Severance Plan provides that in the event of a qualifying termination, subject to the applicable executive officer executing and not revoking an effective general release of claims in favor of the Company, each executive officer would be entitled to the following:

•	a cash severance payment equal to 100% of annual base salary plus target annual bonus (or, for Ms. Hook, 150% of annual base salary and target annual bonus); provided that in connection with a qualifying termination during the two-year period following the merger, the severance will equal 150% of annual base salary and average annual bonus (or, for Ms. Hook, 200% of such amount);

•	a pro-rated annual bonus (determined based on actual performance for the year of termination); and

•	a reimbursement equal to the full monthly premiums for COBRA continuation coverage for 12 months (or for Ms. Hook, 18 months).

In consideration of the payments and benefits under the Severance Plan, each executive officer is restricted from engaging in competitive activities and prohibited from soliciting the Company’s clients and employees for 12 months (18 months in the case of Ms. Hook) after termination of employment, and all of the executive officers are prohibited from disclosing the Company’s confidential information. Additionally, the compensation committee of the board of directors has the ability to extend such post-termination non-compete and non-interference restrictions by up to an additional one-year period, as long as the Company pays additional cash severance during any such extended period.

The Severance Plan contains a “best after-tax benefit” provision, which provides that, to the extent that any amounts payable to an executive officer under the Severance Plan would be subject to the federal tax levied on certain “excess parachute payments” under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the Company will either pay the executive officer the full amount due under the Severance Plan or, alternatively, reduce his or her payments under the Severance Plan to the extent that no Section 4999 excise tax would be due, whichever provides the highest net after-tax benefit to the executive officer.

For an estimate of the value of the payments and benefits described above that would become payable under the Severance Plan in the event of a qualifying termination in connection with the merger, see “—“Golden Parachute” Compensation for the Company’s Named Executive Officers,” and the assumptions set forth under that subheading, below.

Acceleration of Cash Retention Award. The Company previously adopted a long-term retention plan for certain senior executives pursuant to which it awarded cash-based awards (“cash retention awards”) subject to both performance and time-based vesting. Pursuant to the terms of these cash retention awards, upon satisfaction of the relevant performance criteria, 50% of each cash retention award vested on July 1, 2016 and the remaining 50% is scheduled to vest on July 1, 2017. In the event of a Corporate Transaction (as defined in each cash retention award), or upon the executive officer’s termination without Cause (as defined in each cash retention award) or due to death or disability, the balance of the award will be accelerated and paid within 30 days following the occurrence of such event. The contemplated merger would constitute a Corporate Transaction pursuant to the terms of the cash retention awards received by the executive officers, and accordingly, the balances of outstanding cash retention awards will be accelerated and paid in connection with the closing of the merger. For Mr. Kennedy, the Company accelerated the payment of the remainder of his cash retention award that would otherwise have been paid in connection with the merger into December 2016, in order to mitigate the impact of any excise tax imposed pursuant to Code Section 280G.

Indemnification and Insurance. Pursuant to the terms of the merger agreement, the Company’s directors and executive officers will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies. See “The Merger Agreement—Other Covenants and Agreements—Indemnification of Directors and Officers; Insurance” on page 67 below for a description of such ongoing indemnification and insurance coverage obligations.

“Golden Parachute” Compensation for the Company’s Named Executive Officers. The information set forth below is intended to comply with Item 402(t) of Regulation S-K regarding specified compensation that is based on or otherwise relates to the merger that is payable or may become payable to each of the Company’s named executive officers who were named executive officers in the Company’s most recent filing with the SEC under the Securities Act of 1933 or Exchange Act (the “named executive officers”). This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules.

The table below sets forth an estimate of the approximate values of “golden parachute” compensation that may become payable to our named executive officers in connection with the merger as described in this proxy statement. The table assumes that the closing of the merger will occur on June 14, 2017, that a qualifying termination of employment occurs immediately following the closing of the merger, that no amount of withholding taxes are applicable to any payments set forth in the table, that no payments are delayed for six months to the extent required under Section 409A of the Code and that no payments are subject to reduction to the extent required by the terms of any applicable agreement to account for the application of Section 4999 of the Code to such payments. The amounts set forth in the table are estimates based on the $33.50 per share merger consideration. As a result of these assumptions and estimates, and the additional assumptions and estimates described in the footnotes accompanying this table, the actual amounts, if any, that a named executive officer receives may materially differ from the amounts set forth in the below table. For additional details regarding the terms of the payments described below, see the discussion above in this section.

Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Other ($)(4)	Total ($)
Lisa A. Hook	4,100,161	13,521,204	34,605	2,000,000	19,655,970
Paul S. Lalljie	1,903,773	7,089,371	23,064	1,000,000	10,016,208
Leonard J. Kennedy	1,333,302	3,215,967	23,064	950,000	5,522,333
Henry Skorny	1,253,986	2,859,359	20,160	—	4,133,505
Steven J. Edwards	1,235,853	2,704,388	22,752	500,000	4,462,993

(1)	The cash amounts payable to each of the named executive officers consist of: (a) a severance payment, paid in substantially equal installments, without interest, through the Company’s normal payroll practices, from the termination date until the expiration of the severance period (for all named executive officers other than Ms. Hook, 12 months following the closing of the merger, and for Ms. Hook, 18 months), in an amount equal to 150% of the sum of the named executive officer’s annual base salary and average annual bonus (in the case of Ms. Hook, 200% of such sum), and (b) a pro rata portion of the annual bonus the named executive officer would have earned for the year of termination based on the Company’s actual results through the date of termination. For purposes of calculating the pro rata annual bonus, target performance is assumed. These severance payments are “double-trigger” and would be due in the event of a qualifying termination of the named executive officer’s employment within two years after completion of the merger. Severance payments are subject to the executive’s execution and non-revocation of a release of claims against the Company. Set forth below are the aggregate values of the cash amounts that are attributable to cash severance and pro-rata annual bonus, as reflected in the table above. Such amounts do not reflect additional severance payable in the event that the board elects to extend non-compete and non-interference restrictions by up to an additional one-year period pursuant to the terms of the Severance Plan. For each named executive officer, such extended severance would result in the payment of the following additional amounts: Ms. Hook - $2,451,848; Mr. Lalljie - $1,678,498; Mr. Kennedy - $1,194,533; Mr. Skorny - $1,112,063; and Mr. Edwards - $1,109,699.

Name	Cash Severance ($)	Pro-Rata Bonus ($)
Lisa A. Hook	3,677,771	422,390
Paul S. Lalljie	1,678,498	225,275
Leonard J. Kennedy	1,194,533	138,769
Henry Skorny	1,112,063	141,923
Steven J. Edwards	1,109,699	126,154

(2)	All unvested equity awards held by the named executive officers will accelerate and be cashed out in connection with the closing of the merger. For additional details regarding the treatment of these equity awards in the merger, see the “The Merger Agreement—Treatment of Company Equity Awards.” The values attributable to (a) Company stock options, (b) RSUs and (c) PVRSUs, in each case that will vest and become exercisable or nonforfeitable in connection with the merger, are set forth in the table below. All stock options held by the named executive officers will be fully vested in accordance with their terms as of June 14, 2017.

Name	Company Stock Options ($)	RSU Awards ($)	PVRSU Awards ($)	Total ($)
Lisa A. Hook	—	1,475,508	12,045,696	13,521,204
Paul S. Lalljie	—	784,637	6,304,734	7,089,371
Leonard J. Kennedy	—	345,318	2,870,649	3,215,967
Henry Skorny	—	865,774	1,993,585	2,859,359
Steven J. Edwards	—	295,202	2,409,186	2,704,388

(3)	These amounts include the estimated reimbursement value of the premiums for COBRA continuation coverage under the Company’s medical plan for 12 months for all named executive officers other than Ms. Hook and 18 months for Ms. Hook, pursuant to the terms of the Severance Plan. These amounts are based on the applicable named executive officer’s elected level of coverage for plan year 2016 and the rate applicable to such coverage effective for calendar year 2016. These benefits are subject to the named executive officer’s execution and non-revocation of a release of claims against the Company.
(4)	As described above, all outstanding balances under cash retention awards held by the named executive officers will accelerate upon completion of the merger. Such amounts included in the table above represent the outstanding portions of each named executive officer’s cash retention award. With respect to Mr. Kennedy, the Company accelerated the payment of the remainder of his cash retention award that would otherwise have been paid in connection with the merger into December 2016, in order to mitigate the impact of any excise tax imposed pursuant to Code Section 280G. Mr. Skorny did not receive a cash retention award, as he was hired by the Company subsequent to the time such awards were made to the remaining named executive officers.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a general discussion of the material U.S. federal income tax consequences of the merger to holders of common stock whose shares are exchanged for cash pursuant to the merger. This discussion does not address U.S. federal income tax consequences with respect to non-U.S. holders except to the extent specifically described below. This discussion is based on the provisions of the Code, applicable U.S. Treasury regulations, judicial opinions, and administrative rulings and published positions of the Internal Revenue Service, each as in effect as of the date of this proxy statement. These authorities are subject to change, possibly on a retroactive basis, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, nor does it address the alternative minimum tax or any tax considerations under state, local or foreign laws or U.S. federal laws other than those pertaining to the U.S. federal income tax. This discussion is not binding on the Internal Revenue Service or the courts and, therefore, could be subject to challenge, which could be sustained. No ruling is intended to be sought from the Internal Revenue Service with respect to the merger.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of common stock that is for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	a trust if (1) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of common stock, other than a partnership or other entity taxable as a partnership for U.S. federal income tax purposes, that is not a U.S. holder.

This discussion applies only to U.S. holders of shares of common stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that may be relevant to a U.S. holder in light of its particular circumstances, or that may apply to a U.S. holder that is subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, controlled foreign corporations, passive foreign investment companies, dealers or brokers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting, holders subject to the alternative minimum tax, U.S. holders that have a functional currency other than the U.S. dollar, tax-exempt organizations, banks and certain other financial institutions, mutual funds, certain expatriates, partnerships, S corporations, or other pass-through entities or investors in partnerships or such other entities, U.S. holders who hold shares of common stock as part of a hedge, straddle, constructive sale or conversion transaction, U.S. holders who will hold, directly or indirectly, an equity interest in the surviving corporation, and U.S. holders who acquired their shares of common stock through the exercise of employee stock options or other compensation arrangements).

If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of common stock, the tax treatment of a partner in such partnership will generally depend on the status of the partners and the activities of the partnership. If you are a partner of a partnership holding shares of common stock, you should consult your tax advisor.

Holders of common stock are urged to consult their own tax advisors to determine the particular tax consequences to them of the merger, including the applicability and effect of the alternative minimum tax, and any state, local, foreign or other tax laws.

Consequences to U.S. Holders. The receipt of cash by U.S. holders in exchange for shares of common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign and other tax laws. In general, for U.S. federal income tax purposes, a U.S. holder who receives cash in exchange for shares of common stock pursuant to the merger will recognize gain or loss in an amount equal to the difference, if any, between (1) the amount of cash received and (2) the U.S. holder’s adjusted tax basis in such shares.

If a U.S. holder’s holding period in the shares of common stock surrendered in the merger is greater than one year as of the date of the merger, the gain or loss will be long-term capital gain or loss. Long-term capital gains of certain non-corporate holders, including individuals, are generally subject to U.S. federal income tax at preferential rates. If a U.S. holder’s holding period in the shares of common stock surrendered in the merger is one year or less as of the date of the merger, the gain or loss will be short-term capital gain or loss, with any short-term capital gain generally subject to tax at rates as high as the rates applicable to ordinary income. The deductibility of a capital loss recognized on the exchange is subject to limitations. If a U.S. holder acquired different blocks of common stock at different times and different prices, such U.S. holder must determine its adjusted tax basis and holding period separately with respect to each block of common stock.

Consequences to Non-U.S. Holders. A non-U.S. holder whose shares of common stock are converted into the right to receive cash in the merger generally will not be subject to U.S. federal income taxation unless:

•	gain resulting from the merger is effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business (and, if required by any applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the individual’s taxable year in which the merger occurs and certain other conditions are satisfied; or

•	the Company is or has been a U.S. real property holding corporation (such corporation is referred to as a “USRPHC”) as defined in Section 897 of the Code at any time within the five-year period preceding the merger, the non-U.S. holder owned more than five percent of the common stock at any time within that five-year period, and certain other conditions are satisfied. We believe that, as of the effective date of the merger, we will not have been a USRPHC at any time within the five-year period ending on the date thereof.

Any gain recognized by a non-U.S. holder described in the first bullet above generally will be subject to U.S. federal income tax on a net income basis at regular graduated U.S. federal income tax rates in the same manner as if such holder were a “U.S. person” as defined under the Code. A non-U.S. holder that is a corporation may also be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on after-tax profits effectively connected with a U.S. trade or business to the extent that such after-tax profits are not reinvested and maintained in the U.S. business.

Gain described in the second bullet above generally will be subject to U.S. federal income tax at a flat 30% rate, but may be offset by certain U.S. source capital losses, if any, of the non-U.S. holder.

Information Reporting and Backup Withholding. Payments made in exchange for shares of common stock pursuant to the merger may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 28%). To avoid backup withholding, a U.S. holder that does not otherwise establish an exemption should complete and return Internal Revenue Service Form W-9, certifying that such U.S. holder is a U.S. person, the taxpayer identification number provided is correct and such U.S. holder is not subject to backup withholding. In general, a non-U.S. holder will not be subject to U.S. federal backup withholding and information reporting with respect to cash payments to the non-U.S. holder pursuant to the merger if the non-U.S. holder has provided an Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as applicable (or an Internal Revenue Service Form W-8ECI if the non-U.S. holder’s gain is effectively connected with the conduct of a U.S. trade or business).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a holder’s U.S. federal income tax liability, if any, provided that such holder furnishes the required information to the Internal Revenue Service in a timely manner.

This summary of the material U.S. federal income tax consequences is for general information purposes only and is not tax advice. Holders of common stock should consult their tax advisors as to the specific tax consequences to them of the merger, including the applicability and effect of the alternative minimum tax and the effect of any federal, state, local, foreign and other tax laws.

Regulatory Approvals

Antitrust Approval in the U.S. Under the HSR Act and related rules, certain transactions, including the merger, may not be completed until notifications have been given and information furnished to the Antitrust Division and the FTC and all statutory waiting period requirements have been satisfied. On December 29, 2016, both the Company and Parent filed their respective Notification and Report Forms with the Antitrust Division and the FTC.

At any time before or after the effective time of the merger, the Antitrust Division or the FTC could take action under the antitrust laws, including seeking to prevent the merger, to rescind the merger or to conditionally approve the merger upon the divestiture of assets of the Company or Parent or subject to regulatory conditions or other remedies. In addition, U.S. state attorneys general could take action under the antitrust laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin the completion of the merger or permitting completion subject to regulatory conditions. Private parties may also seek to take legal action under the antitrust laws under some circumstances. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

Antitrust Approval in Non-U.S. Jurisdictions. The merger is also conditioned on (1) the expiration or termination of any applicable waiting period (and any extension thereof) or receipt of any necessary approval or clearance required under the Austrian Cartel Act and (2) the expiration or termination of any applicable waiting period (and any extension thereof) or receipt of any necessary approval or clearance required under the German Act against Restraints of Competition.

On January ●, 2017, a notification to the Austrian Federal Competition Authority, the antitrust authority in Austria, was submitted. Also on January ●, 2017, a notification to the Federal Cartel Office, the antitrust authority in Germany, was submitted.

Foreign antitrust authorities in these or other jurisdictions may take action under the antitrust laws of their jurisdictions including, without limitation, seeking to enjoin the completion of the merger or permitting completion of the merger subject to regulatory conditions. There can be no assurance that a challenge to the merger under foreign antitrust laws will not be made or, if such a challenge is made, that it would not be successful.

CFIUS Approval. The merger is also conditioned on the issuance by CFIUS of a written notification that it has concluded a review of the notification voluntarily provided pursuant to the Defense Production Act, and determined not to conduct a full investigation of the transactions contemplated by the merger agreement or, if a full investigation is deemed to be required, notification that the U.S. government will not take action to prevent the transactions contemplated by the merger agreement from being consummated.

Section 721 of the Defense Production Act, as well as related Executive Orders and regulations, authorize the President or CFIUS to review transactions which could result in control of a U.S. business by a foreign person. Under the Defense Production Act and Executive Order 11858, as amended by Executive Order 13456, CFIUS reviews certain covered transactions that are voluntarily submitted to CFIUS or that are unilaterally reviewed by CFIUS. In general, CFIUS review of a covered transaction occurs in an initial 30-day review period that may be extended by CFIUS for an additional 45-day investigation period. In unusual circumstances, the parties may withdraw the notification with CFIUS’s approval without prejudice, and refile it in order to gain more time. In certain circumstances, the 30-day review and (potentially) 45-day investigation period may be repeated. At the close of its review or investigation, CFIUS may decline to take any action relative to the covered transaction, may impose mitigation terms to resolve any national security concerns with the covered transaction, or may send a report to the President recommending that the transaction be suspended or prohibited, or providing notice to the President that CFIUS cannot agree on a recommendation relative to the covered transaction. The President has 15 days under the Defense Production Act to act on the Committee’s report.

The merger is subject to the condition that the CFIUS approval shall have been obtained without imposition of a burdensome condition. See “The Merger Agreement— Other Covenants and Agreements—Efforts to Complete the Merger.” On January ●, 2016, the parties filed a draft notification form with CFIUS.

FIRB Approval. The merger is also conditioned on the issuance of a no objection notification by the Treasurer of the Government of Australia after review of the merger by the FIRB. Under the Australian Foreign Acquisitions and Takeover Act 1975 (Cth), certain acquisitions by a foreign person of securities, assets or Australian land, and actions taken in relation to entities (being corporations and unit trusts) and businesses that have a connection to Australia may require advance notification to the Treasurer. The FIRB examines proposals by foreign persons to invest in Australia and makes recommendations to the Treasurer on whether those proposals are suitable for approval under the Government’s foreign investment policy. On January ●, 2017, a notification to the FIRB in Australia was submitted.

FCC Approval. The merger is subject to the condition that the FCC must have approved the new owner of the North American Numbering Plan Administrator, LNPA, Pooling Administrator and TRS Numbering Administrator referred to in the merger agreement consistent with a set of actions to meet the neutrality requirements agreed upon by the parties and described further below (the “Neutrality Plan”). Under FCC rules and orders establishing the qualifications and obligations of the North American Numbering Plan Administrator and National Pooling Administrator, we are required to comply with neutrality regulations and policies. Under these neutrality requirements, we are required to operate our numbering plan, pooling administration and number portability functions in a neutral and impartial manner, which means that we cannot favor any particular telecommunications service provider, telecommunications industry segment or technology or group of telecommunications consumers over any other telecommunications service provider, industry segment, technology or group of consumers in the conduct of those businesses.

Following the closing of the merger, the Company will be directly or indirectly owned by funds advised by Golden Gate and Hux, and potentially other minority investors that either (1) meet all applicable FCC neutrality requirements, (2) agree to the same neutrality conditions as Hux, or (3) hold less than 5% of the equity of Parent. Hux will be a minority investor in Parent, and funds advised by Golden Gate will control Parent and maintain a majority equity position in Parent immediately following the closing in the event of participation by other minority investors.

To address any potential neutrality concerns, the parties will take the measures specified in the Neutrality Plan, including any measures reasonably requested by the FCC that (a) are intended to address neutrality concerns that are not contemplated in the Neutrality Plan, (b) do not materially alter the provisions or contemplated structure of the measures specified in the Neutrality Plan, and (c) are not more burdensome to Parent, Merger Sub, Golden Gate, Hux, the Investor/Guarantors and any of their affiliates than the measures specified in the Neutrality Plan, to facilitate a determination by the FCC that the Company will continue to be in compliance with the neutrality requirements of the FCC after the closing of the merger.

Among other things, the Neutrality Plan requires Parent or one of its subsidiaries to deposit all the voting capital stock of the Company (or an entity which, in turn, owns, directly or indirectly, all of the voting capital stock of the Company) into a voting trust, the trustees being two or more trustees designated by Golden Gate (who will be Golden Gate employees or are otherwise approved by the FCC as necessary). In addition, the organizational documents of the Company will include covenants intended to ensure the Company’s continued compliance with the neutrality requirements set forth in the FCC’s rules and the contracts, as long as such covenants will not prohibit the ownership holdings of Parent by Hux in the manner contemplated by the Neutrality Plan.

Except as set forth in the Neutrality Plan, the FCC approval must be obtained without imposition of a burdensome condition. See “The Merger Agreement—Other Covenants and Agreements—Efforts to Complete the Merger.” On January ●, 2016, the parties filed an application seeking the FCC’s approval of the new owner as described above. No other FCC consent or approval is required to complete the merger.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the merger agreement, a copy of which is attached to this proxy statement as Annex A, and is incorporated by reference into this proxy statement. This summary may not contain all of the information about the merger agreement that is important to you. We encourage you to read carefully the merger agreement in its entirety, as the rights and obligations of the parties thereto are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement.

The Merger

The merger agreement provides that, subject to the terms and conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger, Merger Sub will be merged with and into the Company and, as a result of the merger, the separate corporate existence of Merger Sub will cease and the Company will continue as the surviving corporation and become a subsidiary of Parent. As the surviving corporation, the Company will possess the rights, powers, privileges, immunities and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Sub, all as provided under Delaware law.

The closing of the merger will occur as soon as practicable but in any event no later than two business days after all of the conditions set forth in the merger agreement and described under “—Conditions to the Merger” are satisfied or waived, to the extent permitted under the merger agreement, or at such other time as agreed to in writing by the parties unless the merger agreement has been terminated pursuant to its terms. Unless otherwise agreed by Parent, the closing shall not occur prior to February 10, 2017.

The merger will become effective when the certificate of merger has been duly filed with the Delaware Secretary of State or at a later time as agreed to by the parties and specified in the certificate of merger. The merger is expected to be completed no later than the third quarter of 2017. However, the parties cannot predict the exact timing of the completion of the merger or whether the merger will be completed at an earlier or later time, as agreed by the parties, or at all.

Effect of the Merger on Capital Stock

At the effective time of the merger, each share of our Class A and Class B common stock outstanding immediately prior to the effective time of the merger, other than shares owned by the Company (or any direct or indirect subsidiary of the Company), Parent, Merger Sub and holders who are entitled to and properly exercise appraisal rights under the DGCL, will be converted automatically into and will represent the right to receive $33.50 in cash, without interest and less any applicable withholding taxes.

At the effective time of the merger, each share that is owned directly by the Company (or any direct or indirect subsidiary of the Company), Parent or Merger Sub immediately prior to the effective time of the merger will be cancelled and will cease to exist (such shares are referred to as the “excluded shares”) and no consideration will be delivered in exchange for such cancellation.

At the effective time of the merger, each share of common stock of Merger Sub issued and outstanding immediately prior to the effective time of the merger will be converted into and become one validly issued, fully paid and nonassessable share of common stock of the surviving corporation and will constitute the only outstanding shares of capital stock of the surviving corporation.

Treatment of Company Equity Awards

Company Stock Options. At the effective time, each Company stock option, whether or not vested and exercisable, that is outstanding and unexercised immediately prior to the effective time will be canceled automatically in exchange for the right to receive an amount in cash (less any applicable tax withholdings) equal to the product of (1) the excess, if any, of $33.50 over the per share exercise price of such Company stock option and (2) the total number of shares of Neustar common stock otherwise issuable upon exercise of such Company stock option immediately prior to the effective time.

Restricted Stock Unit Awards. At the effective time, each outstanding RSU will vest in full and will be canceled in exchange for the right to receive an amount in cash (less any applicable tax withholdings) equal to the product of (1) $33.50 and (2) the number of shares of Neustar common stock subject to such RSU.

Performance-Vested Restricted Stock Unit Awards. At the effective time, the performance-based conditions to which each outstanding PVRSU is subject will be deemed satisfied at the target levels for any performance period not completed prior to closing as specified in the applicable equity plans and award agreements and the resulting number of PVRSUs will be canceled in exchange for the right to receive an amount in cash (less any applicable tax withholdings) equal to the product of (1) $33.50 and (2) the resulting number of PVRSUs.

Restricted Stock. At the effective time, each outstanding share of Neustar restricted stock will become fully vested and the restrictions with respect thereto shall lapse, and such shares shall be treated in the merger in the same manner as the other shares of Neustar common stock.

Treatment of the Company’s ESPP

Under the merger agreement, the current option period under the Company’s Employee Stock Purchase Plan (the “ESPP”) will continue through the earlier of the completion of the merger or the scheduled conclusion of the current option period. Following the date of the merger agreement, no new participants may join the ESPP nor may any existing participants increase their rate of contribution or purchase elections from those in effect on the date of the merger agreement. Thereafter, there will be no subsequent option periods under the ESPP and the ESPP will be terminated in accordance with its terms, subject to completion of the merger.

Payment for the Common Stock and Equity Awards in the Merger

At or prior to the effective time of the merger, Parent will deposit, or cause to be deposited, with the Company’s transfer agent, who shall act as paying agent in the merger, in trust for the benefit of the holders of the common stock (other than the excluded shares), sufficient cash to pay to the holders of the common stock the merger consideration of $33.50 per share. Promptly after the effective time of the merger and in any event not later than the second business day following the effective time, the paying agent is required to mail to each record holder of shares of common stock that were converted into the merger consideration a letter of transmittal and instructions for use in effecting the surrender of certificates that formerly represented shares of our common stock in exchange for the merger consideration (less any applicable withholding taxes). The paying agent will deliver the merger consideration to each holder of uncertificated or book-entry shares of our common stock upon receipt of an “agent’s message” by the paying agent or such other evidence of transfer as the paying agent may reasonably request.

Unless otherwise agreed to in writing prior to the effective time of the merger by Parent and the holder thereof, the surviving corporation or one of its subsidiaries will pay to each holder of Company equity awards, the cash amounts described above under “—Treatment of Company Equity Awards” no later than the third business day following the effective time of the merger.

Representations and Warranties

The merger agreement contains representations and warranties that: (1) were made only for purposes of the merger agreement and as of specific dates; (2) were solely for the benefit of the parties to the merger agreement; (3) may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts; and (4) may be subject to standards of materiality applicable to the parties that differ from those applicable to investors. Neustar stockholders and other investors are not third-party beneficiaries under the merger agreement and should not rely on the representations and warranties or any description of such representations and warranties as characterizations of the actual state of facts or condition of Neustar or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may have changed after the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures by Neustar.

The merger agreement contains representations and warranties of each of the Company and of Parent and Merger Sub as to, among other things:

•	corporate organization, existence, good standing and authority to carry on its business as presently conducted, including, as to the Company, with respect to its subsidiaries;

•	corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	required regulatory filings and authorizations, consents or approvals of governmental entities;

•	the absence of certain violations, defaults or consent requirements under certain contracts, organizational documents and law, in each case arising out of the execution and delivery of, and consummation of the transactions contemplated by, the merger agreement;

•	the absence of certain litigation, orders and judgments and governmental proceedings and investigations related to Parent and Merger Sub or the Company, as applicable; and

•	the absence of any fees owed to investment bankers or brokers in connection with the merger, other than those specified in the merger agreement.

The merger agreement also contains representations and warranties of the Company as to, among other things:

•	the capitalization of the Company, including the Company’s equity awards, and the absence of certain rights to purchase or acquire equity securities of the Company or any of its subsidiaries, the absence of any bonds or other obligations allowing holders the right to vote with stockholders of the Company, the absence of stockholder agreements or voting trusts to which the Company or any of its subsidiaries is a party and the absence of certain debt;

•	the accuracy of the Company’s filings with the SEC and of financial statements included in the SEC filings;

•	the implementation and maintenance of disclosure controls and internal controls over financial reporting and the absence of certain claims, complaints or allegations with respect to such controls;

•	the absence of certain undisclosed liabilities of the Company and its subsidiaries;

•	compliance with laws and possession of necessary permits and authorizations by the Company and its subsidiaries;

•	the Company’s employee benefit plans and other agreements with its employees;

•	labor matters related to the Company and its subsidiaries;

•	conduct of the Company’s business and the absence of certain changes since December 31, 2015;

•	the payment of taxes, the filing of tax returns and other tax matters related to the Company and its subsidiaries;

•	ownership of or rights with respect to the intellectual property of the Company and its subsidiaries;

•	privacy and security matters, including policies of the Company and its subsidiaries;

•	real property owned or leased by the Company and its subsidiaries;

•	the receipt by the board of a fairness opinion from its financial advisor;

•	the vote of stockholders required to adopt the merger agreement;

•	material contracts of the Company and its subsidiaries; and

•	absence of certain interested party transactions.

The merger agreement also contains representations and warranties of Parent and Merger Sub as to, among other things:

•	the financing that has been committed in connection with the merger;

•	the limited guarantees delivered by the Investors/Guarantors;

•	Parent’s ownership of Merger Sub and the absence of any previous conduct of business by Parent or Merger Sub other than in connection with the transactions contemplated by the merger agreement;

•	the satisfaction of certain neutrality requirements and certain regulatory status;

•	ownership of Neustar common stock; and

•	the solvency of the surviving corporation immediately after giving effect to the transactions contemplated by the merger agreement.

Some of the representations and warranties in the merger agreement are qualified by materiality qualifications or a “Company material adverse effect” or a “Parent material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would, as the case may be, be material or have a material adverse effect on the Company or Parent).

For purposes of the merger agreement, a “material adverse effect” on the Company means any event, change, circumstance, occurrence, effect or state of facts that (a) has had a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, or (b) materially impairs, or prevents or materially delays the ability of the Company to consummate the merger and the other transactions contemplated by the merger agreement. However, the standard of “material adverse effect” on the Company excludes any adverse effect resulting from or arising out of:

•	any change in general economic, business or market conditions (including in national or global financial markets, or in interest rates, exchange rates, currencies or monetary policy);

•	any change generally affecting any of the industries in which the Company or its subsidiaries operate;

•	any change in global, national or regional political or regulatory conditions;

•	any change in applicable laws;

•	the award of the NPAC Contract to a competitor of the Company, the delivery of the notices of non-renewal in respect thereof on July 1, 2016, any unfavorable material judicial or agency determination (with respect to the Company and its subsidiaries) with respect to the Company’s ongoing litigation with the FCC, or any decision or announcement by NAPM or the FCC with respect to the continuation of the provision of transition services by the Company under the NPAC Contract;

•	any change in GAAP or other applicable accounting regulations, principles or interpretations;

•	any outbreak or escalation of hostilities or any acts of war or terrorism (regardless of where occurring), or any natural disaster, calamity or other act of God;

•	any change, in and of itself, in the price, trading volume or credit rating of any of the Company’s securities, whether debt or equity, or loans;

•	any change in or failure to meet, in and of itself, any projections, forecasts, budgets or other estimates of or relating to the Company or any of its subsidiaries for any period and with respect to any metric;

•	the announcement of the merger agreement and the transactions contemplated hereby and the identity of the parties to the merger agreement, including any adverse impact on relationships with customers, suppliers, employees or the FCC;

•	the consummation of the transactions contemplated by the merger agreement and the compliance with its terms;

•	any action taken (or omitted to be taken) by the Company or any of its subsidiaries at the request of, or with the prior written consent of, Parent or Merger Sub following the date of the merger agreement; or

•	any stockholder litigation relating to the transactions contemplated by the merger agreement;

provided that, with respect to the first, second, third, fourth, sixth and seventh bullet, any such event, change, circumstance, occurrence, effect or state of facts may be considered in determining whether or not a material adverse effect has occurred to the extent that it has had, or would reasonably be expected to have, a disproportionate impact on the Company and its subsidiaries relative to other businesses in the industries in which the Company or its subsidiaries operate.

For the purpose of the merger agreement, a “Parent material adverse effect” means any event, change, circumstance, occurrence, effect or state of facts that materially impairs, or prevents or materially delays, the ability of Parent and Merger Sub to consummate the merger and the other transactions contemplated by the merger agreement.

Conduct of Business Pending the Merger

Except for matters permitted or contemplated by the merger agreement or agreed to in writing by Parent, from the date of the merger agreement until the effective time of the merger, the Company will, and will cause each of its subsidiaries to, conduct its business in the ordinary course, consistent with past practice, and use its commercially reasonable efforts to preserve its current business organization, keep available the services of its officers and key employees, preserve its current relationships with material customers, suppliers, distributors, lessors, licensors, licensees, creditors, contractors and other persons with which the Company or any of its subsidiaries has material business relations and maintain its existence in good standing pursuant to applicable law.

In addition, except as expressly permitted or contemplated by the merger agreement or agreed to in writing by Parent, the Company will not, nor will it permit its subsidiaries to:

•	amend or otherwise change its certificate of incorporation or bylaws or any similar governing instruments;

•	issue, deliver, sell, pledge, dispose of or encumber any of its capital stock, ownership interests or other equity securities, or any options, warrants, convertible securities or other rights to acquire any of its capital stock, ownership interests or other equity securities, except for the issuance of shares under the ESPP in accordance with the terms of the ESPP and the issuance of shares by a wholly-owned subsidiary of the Company to the Company or another wholly-owned subsidiary of the Company;

•	declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, ownership interests or other equity securities, or enter into any agreement with respect to the voting of its capital stock, ownership interests or other equity securities;

•	reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any of its capital stock, ownership interests or other equity securities (other than in connection with the vesting or exercise of Company stock options, restricted stock, PVRSUs and RSUs);

•	(1) acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any material assets, equity interests or debt securities (other than in any insolvency proceeding or settlement of accounts in the ordinary course of business) of any person, other than purchases of inventory and other assets in the ordinary course of business, or (2) sell or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any material assets, other than sales or dispositions of inventory and other assets in the ordinary course of business;

•	(1) other than extensions at the end of the term thereof in the ordinary course of business, enter into or amend any material contract or any contract which if entered into prior to the date of the merger agreement would be a material contract, or (2) waive any default under, or release, settle or compromise any claim against the Company or any of its subsidiaries or liability or obligation owing to the Company or any of its subsidiaries, in each case, in excess of $3,000,000 individually or $10,000,000 in the aggregate, under, any material contract;

•	make any capital expenditures in excess of $1,000,000 individually or $10,000,000 in the aggregate, other than in accordance with the Company’s budget;

•	(1) other than for borrowings or payments under the Company’s revolving credit facility in the ordinary course of business, incur, assume or otherwise become liable for any debt, or amend, modify, refinance, redeem, repurchase, defease or cancel the terms of any debt, or grant certain liens on any of its assets, or (2) make any loans, advances (other than travel advances to employees in the ordinary course of business) or capital contributions to, or investments in, any other person, other than any direct or indirect wholly-owned subsidiary of the Company;

•	except as required by applicable law or an existing contract or Company plan, (1) increase the compensation or benefits of any person, except base salary increases in the ordinary course of business, with respect to cost of living increases, with respect to new hire bonuses for any person below the level of Senior Vice President, or with respect to promotions in the ordinary course of business consistent with past practice, (2) grant any severance or termination pay not required by any Company plan to any person, or any retention pay to any person, (3) enter into any employment, consulting, severance, bonus, incentive or other compensation agreement or arrangement with any person at the level of Senior Vice President or above, (4) establish, adopt, enter into or amend in any material respect or terminate any Company plan, or (5) accelerate the vesting, payment or funding of any compensation or benefits payable to any person pursuant to any Company plan;

•	make any material change in any accounting principles, methods or practices, except as may be required by law or GAAP or any official interpretations of the same, or fail in any material respect to conduct its cash management customs and practices (including the timing of collection of receivables and payment of payables and other current liabilities) or maintain its books and records other than in the ordinary course of business;

•	other than in the ordinary course of business or as required by applicable law, (1) make any material tax election, (2) enter into any material settlement or compromise of any material tax liability, (3) amend any tax return with respect to any material tax, (4) change any annual tax accounting period, (5) enter into any closing agreement relating to any material tax, or (6) surrender any right to claim a material tax refund;

•	adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

•	implement any plant closing or mass layoff;

•	enter into any new line of business outside of its existing business segments;

•	make certain communications with employees of the Company or any of its subsidiaries regarding the compensation, benefits or other treatment that they will receive in connection with the merger;

•	with respect to any intellectual property, (1) encumber, impair, abandon, fail to maintain, transfer, license to any person (including through an agreement with a reseller, distributor, franchisee or other similar channel partner), or otherwise dispose of any right, title or interest of the Company or any of its subsidiaries therein (in each case other than in the ordinary course of business), or (2) divulge, furnish to or make accessible any material confidential or other non-public information in which the Company or any of its subsidiaries has trade secret or equivalent rights under applicable U.S. state or federal trade secret laws to any person who is not subject to an enforceable written agreement or ethical duties to maintain the confidentiality of such confidential or other non-public information;

•	settle, release, waive or compromise (1) the Company’s ongoing litigation with the FCC, (2) any other pending or threatened action by, of or against the Company or any of its subsidiaries for an amount in excess of $2,000,000 in the aggregate or that would impose any material restrictions on the business or operations of the Company and its subsidiaries, or (3) any action that is brought by any current, former or purported holder of any capital stock, ownership interests or other equity securities or debt securities of the Company or any of its subsidiaries relating to the transactions contemplated by the merger agreement;

•	fail to maintain in full force and effect material insurance policies covering the Company and its subsidiaries and their respective properties, assets and businesses in a form and amount consistent in all material respects with past practice; or

•	authorize or commit to take any of the actions described above.

Other Covenants and Agreements

Access and Information. From the date of the merger agreement until the effective time of the merger, upon reasonable notice, the Company will afford Parent and its representatives reasonable access to the properties, assets, offices, facilities, books and records of the Company and its subsidiaries and will furnish Parent with such financial, operating and other data and information relating to the Company and its subsidiaries as Parent may reasonably request; provided, however, that any such access or furnishing of information will be conducted during normal business hours, under the supervision of the Company’s personnel and in a manner as not to unreasonably interfere with the normal operations of the Company and its subsidiaries. The Company and its subsidiaries will not be required to disclose any information to Parent or its representatives if such disclosure would jeopardize any attorney-client or other legal privilege, or contravene any law, fiduciary duty or contract.

Alternative Proposals; No Solicitation; Intervening Event. Until 11:59 p.m., Eastern time on January 13, 2017 (the “go-shop period”), the Company and its representatives are permitted to:

•	initiate, solicit and encourage proposals for an alternative transaction, including by providing access to non-public information pursuant to an acceptable confidentiality agreement;

•	engage in, enter into, continue or otherwise participate in any discussions or negotiations with any person or group of persons who has entered into an acceptable confidentiality agreement with respect to any alternative acquisition proposal; and

•	otherwise cooperate with, assist, participate in or facilitate any such inquiries, proposals, offers, discussions or negotiations or any effort or attempt to make any alternative acquisition proposal.

Following expiration of the go-shop period and through February 12, 2017, the Company and its subsidiaries may continue to engage in the activities described above with respect to any “excluded person” (but only for so long as such person or group is an excluded person), including with respect to any amended or modified acquisition proposal submitted by any excluded person following the end of the go-shop period. An “excluded person” is defined in the merger agreement and means any person from whom the Company has received during the go-shop period a bona fide written acquisition proposal that our board or any committee of our board determines in good faith (after consultation with its financial advisor and outside legal counsel) is, or would reasonably be expected to lead to, a “superior proposal” (such determination to be made no later than three business days after the end of the go-shop period). Any person will immediately cease to be an excluded person if, at any time after the go-shop period, the acquisition proposal submitted by such person is withdrawn or terminated or modified in a manner such that, in the board’s good faith determination (after consultation with its financial advisor and outside legal counsel) as modified it no longer constitutes or would reasonably be expected to lead to a superior proposal. In addition, any group of persons or any member of such group will immediately cease to be an excluded person if, at any time after the go-shop period, those persons who were members of such group immediately before the end of the go-shop period cease to constitute at least 50% of the equity financing of such group. Following the go-shop period, the Company is required to notify Parent of the number and identity of each of the excluded persons and provide Parent with a written summary of the material terms and conditions of any acquisition proposal received from any excluded person and any related material documents submitted by such person on the basis of which the board made the determination that such person is an excluded person.

“Acquisition proposal” means any proposal or offer for:

•	a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries whose businesses constitute at least 15% of the net revenues or assets of the Company and its subsidiaries, taken as a whole; or

•	the acquisition in any manner, directly or indirectly, of at least 15% of the equity securities or assets of the Company and its subsidiaries, taken as a whole, in each case other than the merger.

“Superior proposal” means a bona fide written acquisition proposal (substituting “50%” for each reference to “15%” in the definition of acquisition proposal) that our board or any committee of our board determines in good faith, after consultation with the Company’s financial advisor and outside legal counsel:

•	is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal; and

•	if consummated, would result in a transaction more favorable to Neustar stockholders from a financial point of view than the merger (after taking into account any revisions to the merger agreement made or proposed in writing by Parent prior to the time of such determination).

Except as may relate to any excluded person, upon expiration of the go-shop period, the Company and its subsidiaries are required to cease any activities described above and any discussions or negotiations with any person or group that may be ongoing with respect to any acquisition proposal, and the Company may not, and must cause its subsidiaries and its and their respective representatives not to, among other things:

•	initiate, solicit or knowingly encourage any inquiry or the making of any alternative acquisition proposal;

•	engage in, enter into, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information regarding the Company or its subsidiaries with respect to, an alternative acquisition proposal;

•	grant any waiver, amendment or release under any standstill provision unless our board determines in good faith, after consultation with its outside legal counsel, that the failure to do so would be inconsistent with its fiduciary duties under applicable law; or

•	grant any waiver under any anti-takeover laws.

Notwithstanding the restrictions described above, prior to the adoption of the merger agreement by Neustar stockholders, the Company may (1) provide non-public information in response to a request from a third party who has made a bona fide written acquisition proposal that did not result from a material breach of the merger agreement and that our board determines in good faith, after consultation with its financial advisor and outside legal counsel, constitutes or would reasonably be expected to lead to a superior proposal and (2) engage or participate in any discussions or negotiations with a third party who has made such an acquisition proposal, but in each case, only if our board determines in good faith, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties under applicable law. The Company is required to promptly (and in any event within one business day) notify Parent if any proposals or offers are received by, any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, it or any of its representatives with respect to any acquisition proposal, and keep Parent informed in all material respects on a timely basis of the status and details of any such proposal, offer, request, discussion or negotiation.

In addition, neither our board nor any committee of our board may:

•	(A) withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, in any manner adverse to Parent the recommendation that Neustar stockholders vote to adopt the merger agreement, or make any public statement, filing or release materially inconsistent with the recommendation that Neustar stockholders vote to adopt the merger agreement (including recommending any acquisition proposal); (B) adopt, approve, agree to, accept, endorse, recommend or otherwise publicly declare advisable or submit to a vote of Neustar stockholders any acquisition proposal; (C) fail to publicly reaffirm the recommendation that Neustar stockholders vote to adopt the merger agreement within seven business days after Parent so requests in writing if there is a publicly announced acquisition proposal that has not been withdrawn; (D) fail to recommend against any acquisition proposal subject to Regulation 14D under the Exchange Act within ten business days after the commencement of such acquisition proposal; or (E) fail to include the recommendation that Neustar stockholders vote to adopt the merger agreement in this proxy statement (we refer to each of the foregoing actions as an “adverse recommendation change”); or

•	cause or permit the Company or any of its subsidiaries to enter into any letter of intent, memorandum of understanding, acquisition agreement, merger agreement, option agreement, joint venture agreement or other analogous Contract constituting or that would reasonably be expected to lead to an acquisition proposal or that requires the Company to abandon the merger agreement.

Notwithstanding the restrictions described above, at any time prior to obtaining the required vote of Neustar stockholders to adopt the merger agreement, our board or any committee of our board may, if it determines in good faith, after consultation with its financial advisor and outside legal counsel, that failure to do so would be inconsistent with its fiduciary duties under applicable law: (1) make any adverse recommendation change in response to either a superior proposal or an intervening event, or (2) solely in response to a superior proposal, cause the Company to terminate the merger agreement and concurrently enter into an alternative acquisition agreement with respect to such superior proposal. Our board may not make an adverse recommendation change or terminate the merger agreement in response to a superior proposal unless the Company first takes the following actions:

•	the Company notifies Parent in writing at least four business days before taking the action describing the basis for such action and including the terms and conditions of such superior proposal, the identity of the party making the superior proposal and copies of all material documents relating to such acquisition proposal (any amendment to the financial terms or any other material term of such superior proposal will require a new written notice by the Company of two business days); and

•	if Parent makes a proposal during the notice period to adjust the terms and conditions of the merger agreement, the board, after taking into consideration the adjusted terms and conditions of the merger agreement as proposed by Parent, continues to determine in good faith (after consultation with its financial advisor and outside legal counsel) that the other proposal continues to be a superior proposal and that the failure to make an adverse recommendation change or terminate the merger agreement, as applicable, would be inconsistent with its fiduciary duties under applicable law.

Our board may not make an adverse recommendation change in response to an intervening event unless:

•	the Company provides Parent with written notice of such intervening event promptly after it becomes known to our board, describing such intervening event in reasonable detail;

•	the Company keeps Parent reasonably informed of developments with respect to such intervening event;

•	the Company notifies Parent in writing at least four business days before making an adverse recommendation change with respect to such intervening event; and

•	if Parent makes a proposal during such four business day period to adjust the terms and conditions of the merger agreement, the board, after taking into consideration the adjusted terms and conditions of the merger agreement as proposed by Parent, continues to determine in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to make an adverse recommendation change in response to such intervening event would be inconsistent with its fiduciary duties under applicable law.

An “intervening event” means a material event, change, circumstance, occurrence, effect or state of facts (other than an alternative acquisition proposal) that was neither known to, nor reasonably foreseeable by, our board prior to the execution of the merger agreement, which event, change, circumstance, occurrence, effect or state of facts, or any consequence thereof, becomes known to the board after such date. The parties have agreed that any manifest event, change, occurrence or development (or any consequences thereof) resulting or arising after the date of the merger agreement from an announcement by NAPM or the FCC with respect to the provision of transition services by the Company under the NPAC Contract or any material judicial or agency determination with respect to the Company’s ongoing litigation with the FCC regarding the process by which the NPAC Contract was awarded to a competitor of the Company may be taken into consideration by our board of directors in determining whether an intervening event has occurred.

The merger agreement provides that none of its terms will be deemed to prohibit the Company or the board or any committee of the board from complying with its disclosure obligations under U.S. federal or state law with regard to an acquisition proposal, including (1) taking and disclosing to Neustar stockholders a position contemplated by Rule 14d-9 and Rule 14e-2 under the Exchange Act, or making any “stop-look-and-listen” communication pursuant to Rule 14d-9 under the Exchange Act, or (2) making any disclosure to Neustar stockholders if, in the good faith judgment of the board or any committee of the board, after consultation with its financial advisor and outside legal counsel, the failure to make such disclosure would be inconsistent with its fiduciary duties under applicable law.

Filings and Other Actions. Pursuant to the terms of the merger agreement and in accordance with applicable law and the Company’s governing documents, the Company agreed to duly set a record date for, call, give notice of, and hold a special meeting of its stockholders for the purpose of considering and taking action upon the adoption of the merger agreement. Unless our board of directors will have effected an adverse recommendation change, the board will make the recommendation that Neustar stockholders vote to adopt the merger agreement.

Employee Matters. For the period from completion of the merger through December 31, 2018 (or, if earlier, the date of termination of the relevant employee), Parent will cause the Company, as the surviving corporation in the merger, to provide to each Company employee (1) salary, cash bonus opportunities (excluding the value of equity-based awards) and commission opportunities that are, in each case, no less favorable than were provided to such employee immediately before the effective time of the merger and (2) benefits (including health, welfare and retirement benefits but excluding the value of equity-based awards) provided under Company plans that in the aggregate are substantially comparable to benefits (excluding the value of equity-based awards) maintained for and provided to such Company employees immediately prior to the effective time of the merger. In addition, Parent will cause the Company to provide for a period commencing at the effective time and ending on December 31, 2018, to maintain the severance-related provisions of existing Company plans in accordance with their terms in effect on the date of the merger agreement and to provide 100% of the severance payments and benefits required under those plans to be provided to any Company employee terminated during that period.

For all purposes under the employee benefit (including severance) plans of the surviving corporation, each Company employee will be credited for service with the Company and its subsidiaries and their respective predecessors immediately before the effective time of the merger, to the same extent as the employee was previously entitled to credit for such service under any similar Company benefit plan in which the employee participated or was eligible to participate immediately prior to the effective time of the merger.

Additionally, Parent has acknowledged that the merger would constitute a “change of control” within the meaning of the Company’s benefit plans that uses such term or a similar term.

Efforts to Complete the Merger. Each of the parties to the merger agreement must use its reasonable best efforts to take all actions necessary, proper or advisable in order to consummate the merger and the other transactions contemplated by the merger agreement as soon as practicable, including by using, and causing their controlled affiliates and, in the case of Parent, the Investors/Guarantors to use, reasonable best efforts to:

•	prepare and file all forms, registrations and notices required under, and seek any consents, authorizations or other approvals required under, any law or by any governmental entity in connection with the merger and the other transactions contemplated thereby;

•	provide as promptly as possible all information and documentary materials that may be requested pursuant to the HSR Act or any other applicable antitrust law;

•	obtain all required consents, approvals or waivers from any third person, including, upon request by Parent, as required under any contract;

•	prevent the entry of, and have vacated, lifted, reversed or otherwise overturned (including by pursuing all reasonable avenues of appeal) any judgment, injunction or other order that would prevent, prohibit, restrict or delay the consummation of the merger or other transactions contemplated by the merger agreement;

•	to the extent appropriate and advisable under the circumstances, have a representative of the Company, Parent and each Investor/Guarantor attend such meetings with the FCC as are appropriate in connection with seeking the consent of the FCC; and

•	reasonably cooperate in the acceptance by the Investors/Guarantors, Parent and the Company and the maintenance and/or implementation by the Company of certain designated mitigation measures as may be requested by any governmental entity to be implemented to the extent that such mitigation measures would not, individually or in the aggregate, result in unreasonable cost or expense (defined as not exceeding $20 million in the aggregate) to Parent, the Investors/Guarantors, the Company and certain related parties (the “Company Mitigation Measures”).

The obligations of Parent and Merger Sub will not include the following (each of which we refer to as a “burdensome condition”):

•	proposing, negotiating, committing to or effecting, by consent decree, hold separate order or otherwise the sale, divesture, license or other disposition of any asset or business of Parent, Merger Sub, any Investor/Guarantor or any of their respective affiliates or the sale, divesture, license or other disposition, contemporaneously with or subsequent to the effective time of the merger, of any asset or business of the Company or its subsidiaries;

•	permitting the Company and its subsidiaries to sell, divest, license or otherwise dispose any of its or their assets or businesses prior to the effective time;

•	entering into any conduct of business arrangement with respect to its or its affiliates’ assets or businesses or the Company or its subsidiaries’ assets or businesses (other than as set forth in the Neutrality Plan and /or the Company Mitigation Measures);

•	entering into any agreement or undertaking that requires the holding of direct or indirect ownership interests in the surviving corporation through proxy holders or in a voting trust (other than as set forth in the Neutrality Plan);

•	altering the governance arrangements with respect to the surviving corporation in a manner that materially and adversely limits the governance rights of the Investors/Guarantors or their affiliates

(other than as set forth in the Neutrality Plan and/or the Company Mitigation Measures to the extent such Company Mitigation Measures have only an incidental impact on governance) or diminishing in any material respect the scope of their information rights with respect to the surviving corporation (other than as set forth in the Neutrality Plan and the Company Mitigation Measures);

•	modifying, relinquishing, waiving or terminating any of its or its affiliates’ or the Company’s or its subsidiaries’ existing relationships, ventures or contractual rights;

•	taking any action or agreeing or consenting to any limitation or restriction on or changes in any businesses, operations or assets of Parent or the Company or certain related parties that, individually or in the aggregate, is materially adverse to the combined businesses of Parent, the Company and their respective subsidiaries, taken as a whole, following the closing or to any of the Investors/Guarantors or their affiliates (other than Parent, and after the closing, the Company and its subsidiaries); and

•	providing certain non-public financial information regarding Hux and its affiliates.

Parent and Merger Sub will not, and will cause their affiliates and the Investors/Guarantors not to, acquire or agree to acquire any assets if such acquisition or agreement would reasonably be expected to materially increase the risk of not obtaining any required expiration of any waiting period or any consent or other approval necessary to complete the merger.

Indemnification of Directors and Officers; Insurance. For a period of six years following the effective time of the merger, the surviving corporation will maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company’s and any Company subsidiary’s certificate of incorporation and bylaws or similar organizational documents as in effect immediately prior to the effective time of the merger or in any indemnification agreements between the Company and its directors as in effect immediately prior to the effective time of the merger, and will not amend, repeal or otherwise modify any such provisions in any manner adverse to any such individuals. All rights of indemnification with respect to any claim made within that six-year period will continue until the disposition of the action or resolution of the claim. Further, the surviving corporation will, to the fullest extent permitted under the DGCL, indemnify and hold harmless each present and former director, officer and employee of the Company or any of its subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, penalties, taxes, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, charge, action, suit, litigation, proceeding, audit or investigation, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with matters existing or occurring on or prior to the closing date.

Prior to the closing date, the Company will purchase a “tail” directors’ and officers’ liability insurance policy for the Company and its subsidiaries and their present and former directors, officers and employees who are currently covered by the directors’ and officers’ liability insurance coverage currently maintained by the Company that will provide such directors, officers and employees with coverage for six years following the closing date of not less than the existing coverage and have other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance coverage currently maintained by the Company and its subsidiaries.

Financing. Parent and Merger Sub will use commercially reasonable efforts to obtain the proceeds of the financing on the terms and conditions described in the commitment letters, including:

•	maintaining in effect the commitment letters in accordance with their terms;

•	promptly negotiating and entering into definitive agreements on the terms and conditions (including, if required, utilizing the “flex” provisions) contained in the financing commitments; and

•	satisfying (or obtaining the waiver of) on a timely basis all conditions in the commitment letters and the definitive agreements and complying in all material respects with its obligations under the commitment letters.

Other Covenants. The merger agreement contains additional agreements between the Company, Parent and Merger Sub relating to, among other matters:

•	the filing of this proxy statement with the SEC (and cooperation in response to any comments from the SEC with respect to this proxy statement);

•	anti-takeover statutes or regulations that become applicable to the transactions contemplated by the merger agreement;

•	the coordination of press releases and other public announcements or filings relating to the transactions contemplated by the merger agreement;

•	actions to cause the disposition of equity securities of the Company held by each individual who is a director or officer of the Company pursuant to the transactions contemplated by the merger agreement to be exempt pursuant to Rule 16b-3 under the Exchange Act;

•	the treatment of certain outstanding debt of the Company;

•	the de-listing of our common stock from the NYSE and the deregistration under the Exchange Act; and

•	the implementation of the Neutrality Plan.

Conditions to the Merger

Each party’s obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	the adoption of the merger agreement by the required vote of Neustar stockholders;

•	the absence of any temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction, or law that prohibits or makes illegal the consummation of the merger; and

•	the expiration or termination of any applicable waiting period (and any extension thereof) under the HSR Act and receipt of all approvals or the expiration of all applicable waiting periods required under other applicable antitrust laws.

The respective obligations of Parent and Merger Sub to complete the merger are subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of the Company made in the merger agreement will be accurate as of the closing date (other than those representations and warranties that were made only as of a specified date, which need only be accurate as of such specified date), except that, subject to certain exceptions, any inaccuracies in the Company’s representations and warranties will be disregarded if such inaccuracies (disregarding materiality and material adverse effect qualifiers in the related representations and warranties) have not had and would not reasonably be expected to have a material adverse effect on the Company;

•	the Company’s performance in all material respects of all obligations required to be performed by it under the merger agreement at or prior to the effective time;

•	since the date of the merger agreement, there will not have occurred any event, change, circumstance, occurrence, effect or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the Company;

•	the holders of not more than 8.5% of the common stock will have validly demanded appraisal of their shares under the DGCL;

•	receipt of the CFIUS approval without the imposition of a burdensome condition; and

•	the receipt of such filings with and/or consents of the FCC and other governmental entities as required to complete the merger and the transactions contemplated thereby without the imposition of a burdensome condition.

The obligation of the Company to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of Parent and Merger Sub made in the merger agreement will be accurate as of the closing date (other than those representations and warranties that were made only as of a specified date, which need only be accurate as of such specified date), except that any inaccuracies in such representations and warranties will be disregarded if such inaccuracies (disregarding materiality and material adverse effect qualifiers in the related representations and warranties) have not had and would not reasonably be expected to have a material adverse effect on Parent;

•	the performance in all material respects by Parent and Merger Sub of all obligations required to be performed by them under the merger agreement at or prior to the effective time; and

•	the receipt of such filings with and/or consents of the FCC and other governmental entities as required to complete the merger and the transactions contemplated thereby.

None of the Company, Parent or Merger Sub may rely, either as a basis for not consummating the merger or terminating the merger agreement and abandoning the merger, on the failure of any condition set forth above to be satisfied if such failure was caused by such party’s breach of any provision of the merger agreement.

Termination

The Company and Parent may terminate the merger agreement by mutual written consent at any time before the effective time of the merger. In addition, either the Company or Parent may terminate the merger agreement if:

•	the merger shall not have been consummated on or before June 14, 2017, subject to extension by either party for a period of up to three months if the required regulatory approvals have not been obtained by that date;

•	any court of competent jurisdiction has issued or entered an injunction or similar order permanently enjoining or otherwise prohibiting the completion of the merger and such injunction has become final and non-appealable; or

•	if Neustar stockholders vote on and fail to adopt the merger agreement at the special meeting, or there are holders of insufficient shares present or represented by proxy at the special meeting to constitute a quorum necessary to conduct the business of the special meeting and such meeting is not adjourned or postponed to a later date.

The Company may also terminate the merger agreement:

•	if Parent or Merger Sub has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the merger agreement which would result in the failure to satisfy a closing condition and such breach has not been timely cured;

•	at any time prior to the adoption of the merger agreement by Neustar stockholders, if (1) the board has authorized the Company to enter into an alternative acquisition agreement with respect to a superior proposal, (2) substantially concurrently with such termination, the Company enters into an alternative acquisition agreement with respect to such superior proposal, and (3) the Company has paid the related termination fee to Parent; or

•	if (1) the merger has not been completed as required pursuant to the merger agreement, (2) at the time of such termination, all conditions to Parent’s obligation to complete the closing (other than those conditions that are to be satisfied by action taken at the closing) have been satisfied, and (3) the Company is ready, willing and able to complete the merger on such date.

Parent may also terminate the merger agreement:

•	if the Company has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the merger agreement which would result in the failure to satisfy a closing condition and such breach has not been timely cured;

•	in the event of an adverse recommendation change; or

•	if the Company has materially breached or failed to perform in any material respect any of its obligations with respect to the go-shop/no solicitation provisions under the merger agreement (other than any unauthorized and materially cured breaches or failures).

Termination Fees

Company Termination Fee. The Company will be required to pay a termination fee in cash to Parent upon the termination of the merger agreement:

•	by the Company, to enter into an alternative acquisition agreement with respect to a superior proposal;

•	by Parent, if the Company has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the merger agreement which would result in the failure to satisfy a closing condition and such breach has not been timely cured;

•	by Parent, in the event of an adverse recommendation change;

•	by Parent, if the Company has materially breached or failed to perform in any material respect any of its obligations with respect to the go-shop/no solicitation provisions under the merger agreement (other than any unauthorized and materially cured breaches or failures); or

•	by Parent or the Company because of a failure to receive Neustar stockholder approval or upon reaching the end date, and (1) an acquisition proposal is made to the Company or Neustar stockholders generally or is publicly disclosed, in each case before receipt of the Neustar stockholder approval and not withdrawn and (2) within 12 months after the date of termination, the Company enters into a definitive acquisition agreement with respect to such acquisition proposal (with each reference to 15% in the definition of acquisition proposal being replaced with 50%) (we refer to payment of the termination fee in this circumstance as the “tail termination fee”).

The amount of the termination fee will be $20 million in the event that the Company has terminated the merger agreement on or prior to February 12, 2017 to enter into an acquisition agreement related to a superior proposal with an excluded person. If Parent terminates the merger agreement following an adverse recommendation change relating to an NPAC Intervening Event, the amount of the termination fee will be $120 million. In all other cases in which the Company is obligated to pay a termination fee to Parent, the amount of such fee will be $60 million. In the event that the Company is obligated to pay the termination fee, the receipt of the termination fee by Parent shall be liquidated damages and the Company shall not have any further liability to Parent, Merger Sub or any of their affiliates relating to or arising out of the merger agreement or the failure to complete the merger.

Parent Termination Fee. Parent will be required to pay to the Company a reverse termination fee of $120 million in cash in the event that the Company has terminated the merger agreement due to (1) the breach or failure by Parent or Merger Sub to perform any of its representations, warranties, covenants or other agreements contained in the merger agreement which would result in the failure to satisfy a closing condition and such breach has not been timely cured; or (2) the merger not being completed as required pursuant to the merger agreement, and at the time of such termination, all conditions to Parent’s obligation to consummate the closing (other than those conditions that are to be satisfied by action taken at the closing) have been satisfied and the Company is ready, willing and able to complete the merger on such date. Upon payment of the termination fee, plus any expense reimbursement, indemnification and collection payment obligations under the merger agreement, none of Parent, Merger Sub and certain related parties will have any further liability or obligation to the Company relating to or arising out of the merger agreement or the failure to complete the merger.

Reimbursement of Expenses

The Company will be required to reimburse Parent for all reasonable out-of-pocket expenses incurred by Parent, Merger Sub or their respective affiliates in connection with the merger agreement and the transactions contemplated by the merger agreement up to a maximum amount of $7.5 million if Parent has terminated the merger agreement because the special meeting has concluded and the approval of the proposal to adopt the merger agreement by the required vote of Neustar stockholders has not been obtained or if the tail termination fee could become payable in the future. If the Company subsequently becomes obligated to pay a termination fee to Parent, any such expense reimbursement paid by the Company will be credited against such termination fee.

Specific Performance

In the event of a breach or threatened breach of any covenant or obligation in the merger agreement, the non-breaching party will be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and an injunction restraining such breach or threatened breach.

The Company will be entitled to seek specific performance of Parent’s obligation to cause the equity financing to be funded and to effect the closing if and only if:

•	all conditions applicable to Parent’s and Merger Sub’s obligations have been and continue to be satisfied or waived;

•	Parent and Merger Sub have failed to consummate the merger by the date required in the merger agreement;

•	the debt financing has been funded or the agent for the debt financing sources has confirmed that the debt financing will be funded at the closing if the equity financing is funded at the closing (however, Parent and Merger Sub are not required to draw down the equity financing or to consummate the merger if the debt financing is not in fact funded at the closing); and

•	the Company has not terminated the merger agreement and has irrevocably confirmed to Parent that if specific performance is granted and the equity financing and debt financing are funded, then the Company will take such steps as are in its control to cause the closing to occur.

The Company’s right to seek specific performance will not limit its right to subsequently terminate the merger agreement and be paid the termination fee by Parent and any other payment obligations of Parent under the merger agreement; however, in no event will the Company be entitled to receive both (1) specific performance to cause the equity financing to be funded and the merger to close and (2)  payment of the termination fee.

Amendments; Waiver

At any time prior to the effective time of the merger, the merger agreement may be amended, modified or supplemented by the parties, whether before or after the Neustar stockholder approval has been obtained; however, no amendment may be made that requires further approval of the Neustar stockholders under applicable law without obtaining such further approval. At any time prior to the effective time, the parties may, to the extent permitted by applicable law, and subject to certain limitations that require the prior written consent of the Lenders (1) extend the time for performance of any of the obligations of the other party, (2) waive any inaccuracies in the representations and warranties of the other parties set forth in the merger agreement or any document delivered pursuant to the merger agreement, or (3) subject to applicable law, waive compliance with any of the agreements or conditions of the other parties contained in the merger agreement.

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER SPECIFIED COMPENSATION (PROPOSAL 2)

As required by Section 14A of the Exchange Act and the related SEC rules, the Company is required to submit a proposal to Neustar stockholders for a non-binding, advisory vote to approve the payment by the Company of specified compensation to the named executive officers of the Company that is based on or otherwise relates to the merger. This proposal, commonly known as “say-on-golden parachute”, gives Neustar stockholders the opportunity to vote, on a non-binding, advisory basis, on the compensation that the named executive officers may be entitled to receive from the Company that is based on or otherwise relates to the merger. This specified compensation is summarized in the table under “The Merger (Proposal 1)—Interests of the Company’s Directors and Executive Officers in the Merger—“Golden Parachute” Compensation for the Company’s Named Executive Officers,” including the footnotes to the table.

Our board encourages you to review carefully the named executive officer specified compensation information disclosed in this proxy statement.

Our board unanimously recommends that Neustar stockholders approve the following resolution:

“RESOLVED, that the stockholders of NeuStar, Inc. hereby approve, on a non-binding, advisory basis, specified compensation to be paid or become payable by the Company to its named executive officers that is based on or otherwise relates to the merger as disclosed pursuant to Item 402(t) of Regulation S-K in the Golden Parachute Compensation table and the footnotes to that table.”

The vote on the named executive officer specified compensation proposal is a vote separate and apart from the vote on the proposal to adopt the merger agreement. Accordingly, you may vote to approve the adoption of the merger agreement and vote not to approve the named executive officer specified compensation proposal and vice versa. Because the vote on the named executive officer specified compensation proposal is advisory only, it will not be binding on either Neustar or Parent. As a result, if the merger is completed, the specified compensation will be payable, subject only to the conditions applicable to such payment, regardless of the outcome of the non-binding, advisory vote of Neustar stockholders.

The above resolution approving specified compensation of the Company’s named executive officers on an advisory basis will require the affirmative vote of the holders of a majority of votes cast on such proposal at the special meeting. Under our bylaws, abstentions will not be considered votes cast at the special meeting and, therefore, will have no effect on the voting results for this proposal.

The board unanimously recommends a vote “FOR” the advisory (non-binding) proposal to approve specified compensation that may become payable to our named executive officers in connection with the merger.

VOTE ON ADJOURNMENT (PROPOSAL 3)

Neustar is asking its stockholders to approve a proposal for one or more adjournments of the special meeting, if necessary, to solicit additional proxies if we have not obtained sufficient affirmative stockholder votes to adopt the merger agreement. If Neustar stockholders approve the adjournment proposal, we could adjourn the special meeting, and any adjourned session of the special meeting, and use the additional time to solicit additional proxies. If, at the special meeting, the number of shares of Neustar common stock present in person or by proxy and voting in favor of the proposal to adopt the merger agreement is not sufficient to approve that proposal, we may move to adjourn the special meeting in order to enable our directors, officers and employees to solicit additional proxies for the adoption of the merger agreement. In that event, we will ask Neustar stockholders to vote only upon the adjournment proposal, and not the merger agreement proposal.

The adjournment proposal relates only to an adjournment of the special meeting for purposes of soliciting additional proxies to obtain the requisite stockholder approval to adopt the merger agreement. Neustar retains full authority to the extent set forth in its bylaws and Delaware law to adjourn the special meeting for any other purpose, or to postpone the special meeting before it is convened, without the consent of any Neustar stockholder.

Approval of the adjournment proposal requires the affirmative vote of the holders of a majority of votes cast on such proposal at the special meeting. Under our bylaws, abstentions will not be considered votes cast at the special meeting and, therefore, will have no effect on the voting results for this proposal.

The board unanimously recommends a vote “FOR” the adjournment proposal.

MARKET PRICE OF THE COMPANY’S COMMON STOCK

Our Class A common stock is traded on the NYSE under the symbol “NSR.” The following table sets forth during the periods indicated the high and low sales prices of our Class A common stock:

	Market Price
	High	Low
2017
First Quarter (through January 11, 2017)	$33.40	$32.10

2016
First Quarter	$28.00	$20.00
Second Quarter	$26.19	$21.92
Third Quarter	$27.75	$22.62
Fourth Quarter	$33.50	$21.10

2015
First Quarter	$28.30	$20.32
Second Quarter	$31.40	$24.43
Third Quarter	$32.66	$25.35
Fourth Quarter	$30.10	$22.35

The closing sale price of our common stock on December 13, 2016, which was the last trading day before the merger was publicly announced, was $27.65 per share. The closing price of our common stock on November 11, 2016, the day prior to Golden Gate’s filing of a Form 13F with the SEC disclosing an equity position in Neustar, was $23.05 per share. On ●, 2017, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for our common stock was $● per share. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares of our common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of January 10, 2017 with respect to:

•	each person known by us to own beneficially greater than 5% of the outstanding shares of our common stock;

•	each member of our board and each named executive officer; and

•	the members of our board and our executive officers as a group.

Unless otherwise noted below, the address of each beneficial owner listed in the table below is c/o 21575 Ridgetop Circle, Sterling, Virginia 20166.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 54,883,282 shares of common stock outstanding on January 10, 2017. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of January 10, 2017 and shares of common stock issuable upon settlement of restricted stock units that will vest within 60 days of January 10, 2017. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class
5% Stockholders:
PRIMECAP Management Company(1)	7,581,357		13.81%
William Blair Investment Management, LLC(2)	5,398,526		9.84%
Neuberger Berman Group LLC(3) Neuberger Berman Investment Advisers LLC Neuberger Berman LLC	3,744,039		6.82%
The Vanguard Group(4)	3,680,612		6.71%
Prescott General Partners, LLC(5)	3,517,392		6.41%
TimesSquare Capital Management, LLC(6)	3,253,500		5.93%
BlackRock, Inc.(7)	3,011,848		5.49%

Directors and Named Executive Officers:
Lisa A. Hook, President and Chief Executive Officer, Director	635,820	(8)	1.15%
Paul S. Lalljie, SVP and Chief Financial Officer	322,370	(9)	*
Henry Skorny, SVP, Internet of Things	22,471	(10)	*
Leonard J. Kennedy, SVP and General Counsel	39,589	(11)	*
Steven J. Edwards, SVP, Data Solutions	86,102	(12)	*
James G. Cullen, Chairman of the Board	56,142	(13)	*
Paul D. Ballew, Director	6,512		*
Joel P. Friedman, Director	56,508	(14)	*
Mark N. Greene, Director	20,613		*
Ross K. Ireland, Director	56,142	(15)	*
Paul A. Lacouture, Director	51,087	(16)	*
Deborah D. Rieman, Director	6,516		*
Michael J. Rowny, Director	57,508	(17)	*
Hellene S. Runtagh, Director	56,508	(18)	*

Directors and executive officers as a group (16 persons)	1,507,086	(19)	2.71%

*	Indicates ownership of less than one percent.

(1)	Beneficial ownership information is based on a Schedule 13G/A that is effective as of December 31, 2015 and was filed with the SEC by PRIMECAP Management Company (“PRIMECAP”). PRIMECAP is an investment adviser and has sole dispositive power with respect to 7,581,357 shares of our common stock and sole voting power with respect to 5,335,364 shares of our common stock. The business address of PRIMECAP is 225 South Lake Ave., #400, Pasadena, California 91101.

(2)	Beneficial ownership information is based on a Schedule 13G that is effective as of December 31, 2015 and was filed with the SEC by William Blair Investment Management, LLC (“William Blair”). William Blair is an investment adviser and has sole dispositive power with respect to 5,398,526 shares of our common stock and sole voting power with respect to 4,996,704 shares of our common stock. The business address of William Blair is 223 W. Adams Street, Chicago, Illinois 60606.

(3)	Beneficial ownership information is based on a Schedule 13G that is effective as of December 31, 2015 and was filed with the SEC by Neuberger Berman Group LLC, Neuberger Berman Investment Adviser LLC and Neuberger Berman LLC. Neuberger Berman Group LLC and Neuberger Berman Investment Advisers LLC each reported shared dispositive power with respect to 3,744,039 shares of our common stock and shared voting power with respect to 3,722,529 shares of our common stock. Neuberger Berman LLC reported shared dispositive power and shared voting power with respect to 2,774,574 shares of our common stock. The business address of Neuberger Berman Group LLC, Neuberger Berman Investment Adviser LLC and Neuberger Berman LLC is 605 Third Avenue, New York, New York 10158.

(4)	Beneficial ownership information is based on a Schedule 13G/A that is effective as of December 31, 2015 and was filed with the SEC by The Vanguard Group (“Vanguard”). Vanguard is an investment adviser and has sole dispositive power with respect to 3,595,331 shares of our common stock, shared dispositive power with respect to 85,281 shares of our common stock, sole voting power with respect to 84,981 shares of our common stock and shared voting power with respect to 3,700 shares of our common stock. The business address of Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(5)	Beneficial ownership information is based on a Schedule 13G/A that is effective as of December 31, 2015 and was filed with the SEC by Prescott General Partners LLC (“Prescott”). Prescott is an investment adviser, and all of the shares reported as beneficially owned by Prescott are owned by its clients, who have the right to receive dividends and proceeds from the sale of such shares. In its role as investment adviser, Prescott has shared dispositive power with respect to 3,517,392 shares of our common stock and shared voting power with respect to 3,517,392 shares of our common stock. The business address of Prescott is 2200 Butts Road, Suite 320, Boca Raton, Florida 33431.

(6)	Beneficial ownership information is based on a Schedule 13G/A that is effective as of December 31, 2015 and was filed with the SEC by TimesSquare Capital Management, LLC (“TimesSquare”). TimesSquare is an investment adviser, and all of the shares reported as beneficially owned by TimesSquare are owned by its clients, who have the right to receive dividends and proceeds from the sale of such shares. In its role as investment adviser, TimesSquare has sole dispositive power with respect to 3,253,500 shares of our common stock and sole voting power with respect to 2,513,500 shares of our common stock. The business address of TimesSquare is 7 Times Square, 42nd Floor, New York, New York 10036.

(7)	Beneficial ownership information is based on a Schedule 13G/A that is effective as of December 31, 2015 and was filed with the SEC by BlackRock, Inc. (“BlackRock”). BlackRock is a parent holding company or control person with respect to the reported shares for the accounts of other persons who have the right to receive, and the power to direct the receipt of, dividends and proceeds from the sale of such shares. BlackRock has sole dispositive power with respect to 3,011,848 shares of our common stock and sole voting power with respect to 2,930,151 shares of our common stock. The business address of BlackRock is 55 East 52nd Street, New York, New York 10022.

(8)	Includes 245,608 shares of common stock subject to options that are exercisable as of January 10, 2017 or within 60 days from such date and 28,609 shares of common stock issuable upon settlement of restricted stock units that will vest within 60 days of January 10, 2017.

(9)	Includes 114,710 shares of common stock subject to options that are exercisable as of January 10, 2017 or within 60 days from such date and 15,002 shares of common stock issuable upon settlement of restricted stock units that will vest within 60 days of January 10, 2017.

(10)	Includes 22,471 shares of common stock issuable upon settlement of restricted stock units that will vest within 60 days of January 10, 2017.

(11)	Includes 6,799 shares of common stock issuable upon settlement of restricted stock units that will vest within 60 days of January 10, 2017.

(12)	Includes 36,640 shares of common stock subject to options that are exercisable as of January 10, 2017 or within 60 days from such date and 5,722 shares of common stock issuable upon settlement of restricted stock units that will vest within 60 days of January 10, 2017.

(13)	Consists of 29,110 deferred stock units held in accordance with our outside director compensation policy and are vested as of January 10, 2017 or within 60 days from such date.

(14)	Consists of 29,476 deferred stock units held in accordance with our outside director compensation policy and are vested as of January 10, 2017 or within 60 days from such date.

(15)	Consists of 35,529 deferred stock units held in accordance with our outside director compensation policy and are vested as of January 10, 2017 or within 60 days from such date.

(16)	Consists of 40,900 deferred stock units held in accordance with our outside director compensation policy and are vested as of January 10, 2017 or within 60 days from such date.

(17)	Consists of 52,740 deferred stock units held in accordance with our outside director compensation policy and are vested as of January 10, 2017 or within 60 days from such date.

(18)	Consists of 45,168 deferred stock units held in accordance with our outside director compensation policy and are vested as of January 10, 2017 or within 60 days from such date.

(19)	Includes (a) 396,958 shares of common stock subject to options that are exercisable as of January 10, 2017 or within 60 days from such date, (b) 93,455 shares of common stock issuable upon settlement of restricted stock units that will vest within 60 days of January 10, 2017, and (c) 232,923 deferred stock units held in accordance with our outside director compensation policy and are vested as of January 10, 2017 or within 60 days from such date.

APPRAISAL RIGHTS

The following discussion summarizes the material terms of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, referred to as “Section 262,” which is attached to this proxy statement as Annex C. The following summary does not constitute legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262.

Under Section 262, record holders of shares of common stock who do not vote in favor of the adoption of the merger agreement and who otherwise follow the procedures set forth in Section 262 will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Court, together with interest, if any, to be paid upon the amount determined to be the fair value.

Under Section 262, where a merger agreement is submitted for adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders who was a stockholder of record for notice of the meeting with respect to shares for which appraisal rights are available and include in the notice a copy of Section 262. This proxy statement shall constitute such notice, and the full text of Section 262 is attached to this proxy statement as Annex C.

ANY HOLDER OF COMMON STOCK WHO WISHES TO EXERCISE APPRAISAL RIGHTS, OR WHO WISHES TO PRESERVE SUCH HOLDER’S RIGHT TO DO SO, SHOULD CAREFULLY REVIEW THE FOLLOWING DISCUSSION AND ANNEX C BECAUSE FAILURE TO TIMELY AND PROPERLY COMPLY WITH THE PROCEDURES SPECIFIED WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS. MOREOVER, BECAUSE OF THE COMPLEXITY OF THE PROCEDURES FOR EXERCISING THE RIGHT TO SEEK APPRAISAL OF SHARES OF COMMON STOCK, NEUSTAR BELIEVES THAT, IF A STOCKHOLDER CONSIDERS EXERCISING SUCH RIGHTS, SUCH STOCKHOLDER SHOULD SEEK THE ADVICE OF LEGAL COUNSEL.

If a holder of common stock loses his, her or its appraisal rights by failing to timely comply with the procedures of Section 262 or otherwise, such holder of common stock will be entitled to receive the merger consideration described in the merger agreement.

Filing Written Demand

Any holder of common stock wishing to exercise appraisal rights must, before the vote on the adoption of the merger agreement at the special meeting, deliver to Neustar a written demand for the appraisal of the stockholder’s shares. A holder of common stock wishing to exercise appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective date of the merger. The holder will lose appraisal rights if the holder transfers the shares before the effective time of the merger. The holder must not vote in favor of the adoption of the merger agreement. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement, and it will effectively constitute a waiver of the stockholder’s right of appraisal and will effectively nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the adoption of the merger agreement or abstain from voting on the adoption of the merger agreement. Neither voting against the adoption of the merger agreement, nor abstaining from voting or failing to vote on the proposal to adopt the merger agreement, will in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the adoption of the merger agreement; however, a holder of record of Neustar common stock need not vote against the merger agreement in order to exercise the right to seek an appraisal. The demand must reasonably inform Neustar of the identity of the holder as well as the intention of the holder to demand an appraisal of the “fair value” of the shares held by the holder. A stockholder’s failure to deliver the written demand to Neustar prior to the taking of the vote on the adoption of the merger agreement at the special meeting will effectively constitute a waiver of appraisal rights.

Only a holder of record of shares of common stock is entitled to demand an appraisal of the shares registered in that holder’s name. A demand for appraisal in respect of shares of common stock must be executed by or on behalf of the holder of record. The demand must set forth, fully and correctly, the registered holder’s name as it appears on the holder’s stock certificates, and must specify the holder’s mailing address and the number of shares registered in the holder’s name. The demand must state that the person intends thereby to demand appraisal of the holder’s shares in connection with the merger. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand must be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy-in-common, the demand must be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners. If the shares are held in “street name” by a broker, bank, trust or nominee, the broker, bank, trust or nominee may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising the rights with respect to the shares held for other beneficial owners; in such case, however, the written demand should set forth the number of shares as to which appraisal is sought and where no number of shares is expressly mentioned the demand will be presumed to cover all shares of common stock held in the name of the record owner. If a stockholder holds shares of common stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee. A person having a beneficial interest in shares held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow properly in a timely manner the steps necessary to perfect appraisal rights.

All written demands for appraisal pursuant to Section 262 should be sent or delivered to Neustar at:

NeuStar, Inc.

21575 Ridgetop Circle

Sterling, Virginia 20166

Attention: Corporate Secretary

At any time within 60 days after the effective date of the merger, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the consideration offered pursuant to the merger agreement by delivering to Neustar, as the surviving corporation, a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective date of the merger will require written approval of Neustar, as the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Court deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the merger consideration offered pursuant to the merger agreement within 60 days after the effective date of the merger. If Neustar, as the surviving corporation, does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder’s demand in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding with respect to a stockholder, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration being offered pursuant to the merger agreement.

Notice by the Surviving Corporation

Within ten days after the effective date of the merger, Neustar, as the surviving corporation, must notify each holder of common stock who has complied with Section 262, and who has not voted in favor of the adoption of the merger agreement, of the date on which the merger became effective.

Filing a Petition for Appraisal

Within 120 days after the effective date of the merger, but not thereafter, Neustar, as the surviving corporation, or any holder of common stock who has complied with Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served upon the surviving corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares held by all such dissenting holders. Neustar, as the surviving corporation, is under no obligation to and has no present intention to file a petition and holders should not assume that Neustar as the surviving corporation will file a petition. Accordingly, any holders of common stock who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of shares of common stock within the time prescribed in Section 262. Within 120 days after the effective date of the merger, any holder of common stock who has complied with the requirements of Section 262 will be entitled, upon written request, to receive from Neustar as the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the adoption of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within ten days after a written request therefor has been received by Neustar as the surviving corporation or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later. Notwithstanding the foregoing, a person who is the beneficial owner of shares of common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from Neustar as the surviving corporation the statement described in this paragraph. If a petition for appraisal is not timely filed, then the right to appraisal will cease.

If a petition for an appraisal is timely filed by a holder of shares of common stock and a copy thereof is served upon Neustar as the surviving corporation, Neustar as the surviving corporation will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the dissenting stockholders, the Delaware Court of Chancery will conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded payment for their shares to submit their stock certificates to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss the proceedings as to such stockholder.

Determination of Fair Value

After the Delaware Court of Chancery determines the holders of common stock entitled to appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. If a holder fails to comply with the court’s direction, the court may dismiss the proceeds as to the holder. Through such proceeding, the Court shall determine the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment.

In determining the fair value, the Delaware Court of Chancery will take into account all relevant factors. The Delaware Supreme Court has stated that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, in cases of unfair dealing, may or may not be a dissenter’s exclusive remedy. Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined could be more than, the same as or less than the consideration they would receive pursuant to the merger if they did not seek appraisal of their shares and that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the merger, is not an opinion as to, and does not otherwise address, fair value under Section 262. No representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Neither Parent, Merger Sub nor Neustar anticipate offering more than the applicable merger consideration to any stockholder of Neustar exercising appraisal rights, and reserve the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of common stock is less than the applicable merger consideration.

The costs of the action (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Court and taxed upon the parties as the Court deems equitable under the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by a stockholder in connection with an appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, to be charged pro rata against the value of all the shares entitled to be appraised.

If any stockholder who demands appraisal of shares of common stock under Section 262 fails to perfect, successfully withdraws or loses such holder’s right to appraisal, the stockholder’s shares of common stock will be deemed to have been converted at the effective date of the merger into the right to receive the merger consideration pursuant to the merger agreement. A stockholder will fail to perfect, or effectively lose, the holder’s right to appraisal if no petition for appraisal is filed within 120 days after the effective date of the merger. In addition, as indicated above, a stockholder may withdraw his, her or its demand for appraisal in accordance with Section 262 and accept the merger consideration offered pursuant to the merger agreement.

Any holder of shares of common stock who has duly demanded appraisal in compliance with Section 262 will not, after the effective date of the merger, be entitled to vote for any purpose any shares subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective date of the merger.

FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF APPRAISAL RIGHTS. IN THAT EVENT, YOU WILL BE ENTITLED TO RECEIVE THE MERGER CONSIDERATION FOR YOUR DISSENTING SHARES IN ACCORDANCE WITH THE MERGER AGREEMENT. IN VIEW OF THE COMPLEXITY OF THE PROVISIONS OF SECTION 262 OF THE DGCL, IF YOU ARE A NEUSTAR STOCKHOLDER AND ARE CONSIDERING EXERCISING YOUR APPRAISAL RIGHTS UNDER THE DGCL, YOU SHOULD CONSULT YOUR OWN LEGAL ADVISOR.

MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS

In accordance with Rule 14a-3(e)(1) under the Exchange Act, one proxy statement will be delivered to two or more stockholders who share an address, unless Neustar has received contrary instructions from one or more of the stockholders. Neustar will deliver promptly upon written or oral request a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement should be directed to NeuStar, Inc., Attn: Corporate Secretary, 21575 Ridgetop Circle, Sterling, Virginia 20166, or by calling (571) 434-5400. In addition, stockholders who share a single address, but receive multiple copies of the proxy statement, may request that in the future they receive a single copy by contacting the Company at the address and phone number set forth in the prior sentence.

SUBMISSION OF STOCKHOLDER PROPOSALS

We will hold our 2017 annual meeting of stockholders only if the merger is not completed because, if the merger is completed, Neustar will cease to be an independent public company and will become a subsidiary of Parent and you will no longer have an ownership interest in Neustar.

Any stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 for presentation at the 2017 annual meeting must have been received by Neustar on or before January 6, 2017 to be eligible for inclusion in Neustar’s proxy statement in connection with that meeting. Any such proposal should have been mailed to our principal executive office as follows: Corporate Secretary, NeuStar, Inc., 21575 Ridgetop Circle, Sterling, Virginia 20166. If the date of the 2017 annual meeting is changed by more than 30 days from the previous year’s annual meeting, then the deadline will be a reasonable time before the Company begins to print and send its proxy materials for the annual meeting.

Any stockholder proposals (including recommendations of nominees for election to our board) intended to be presented at our 2017 annual meeting, other than a stockholder proposal submitted pursuant to Exchange Act

Rule 14a-8, must be received in writing at our principal executive office not later than the close of business on March 17, 2017 and not earlier than the close of business on February 15, 2017, together with all supporting documentation required by our bylaws. If the date of our 2017 annual meeting is advanced more than 30 days prior to, or delayed by more than 30 days after, the anniversary of the date of our 2016 annual meeting of stockholders, notice must be delivered to the Corporate Secretary not later than the close of business on the later of the 90th day prior to the 2017 annual meeting or the 10th day following the day on which public announcement of the date of the meeting is first made. Nominations and the proposal of other business also must satisfy other requirements set forth in our bylaws. Proxies solicited by Neustar’s directors, officers and employees will confer discretionary voting authority with respect to these proposals, subject to SEC rules governing the exercise of this authority.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC:

Public Reference Room

100 F Street, N.E.

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. The Company’s public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

The Company will make available a copy of its public reports, without charge, upon written request to NeuStar, Inc., Attn: Corporate Secretary, 21575 Ridgetop Circle, Sterling, Virginia. Each such request must set forth a good faith representation that, as of the record date, the person making the request was a beneficial owner of common stock entitled to vote at the special meeting. In order to ensure timely delivery of such documents prior to the special meeting, any such request should be made promptly to the Company. A copy of any exhibit may be obtained upon written request by a stockholder (for a fee limited to the Company’s reasonable expenses in furnishing such exhibit) to NeuStar, Inc., Attn: Corporate Secretary, 21575 Ridgetop Circle, Sterling, Virginia 20166.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED ●, 2017. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

AGREEMENT AND PLAN OF MERGER among AERIAL TOPCO, L.P., AERIAL MERGER SUB, INC. and NEUSTAR, INC. Dated as of December 14, 2016

Exhibit A – Certificate of Incorporation of the Surviving Corporation

Exhibit B – Bylaws of the Surviving Corporation

INDEX OF DEFINED TERMS

Term	Section
Acceptable Confidentiality Agreement	5.2
Acquisition Proposal	5.2
Action	8.5
Adverse Recommendation Change	5.2
Affiliate	8.5
Agreement	Preamble
Alternative Acquisition Agreement	5.2
Antitrust Law	8.5
Book-Entry Shares	2.3
Breakup Fee	7.3
Business Data	8.5
Business Day	8.5
Business Systems	8.5
Canadian NPAC Contract	8.5
Certificate	2.3
Certificate of Merger	1.3
CFIUS	5.5(d)
CFIUS Approval	5.5(d)
Class A Common Stock	2.1
Class B Common Stock	2.1
Closing	1.2
Closing Date	1.2
Code	2.4
Company	Preamble
Company Board	3.2(b)
Company Bylaws	3.1
Company Charter	3.1
Company Disclosure Letter	Article III
Company Employee	5.8
Company Intellectual Property	3.15
Company Mitigation Measures	5.5(a)(vi)
Company Parties	8.5
Company Plans	3.11
Company Products	8.5
Company Recommendation	5.3
Company Registered IP	3.15
Company SEC Documents	3.6
Company Stock Option	2.2
Company Stock Plans	2.2

Term	Section
Company Stockholder Approval	3.2
Confidentiality Agreements	8.5
Contract	8.5
Control	8.5
Credit Agreement	8.5
Customs and International Trade Laws	8.5
Cut-off Date	5.2
Data Security Requirements	8.5
Debt Financing	4.5
Debt Financing Commitment	4.5
Debt Financing Sources	8.5
Delaware Secretary of State	1.3
DGCL	Recitals
Dissenting Shares	2.5
Effective Time	1.3
Environmental Laws	8.5
Equity Financing	4.5
Equity Financing Commitments	4.5
Equity Financing Sources	8.5
ERISA	3.11
ESPP	2.2
ESPP Share	2.2
Exchange Act	3.3
Excluded Person	5.2
Exercise Period	2.2
Failed Closing Fee	7.3
FCC	8.5
Financing	4.5
Financing Commitments	4.5
Foreign Company Plan	8.5
Fundamental Representations	8.5
GAAP	3.6
GIC Guarantor	Recitals
Go-Shop Period	5.2
Governmental Entity	8.5
Government Official	8.5
Guarantors	Recitals
HSR Act	3.3
Indebtedness	8.5
Indemnified Person	5.11
Intellectual Property	3.15

v

Term	Section
Intervening Event	5.2
IRS	3.11
J.P. Morgan	3.17
Knowledge	8.5
Law	8.5
Lead Arrangers	8.5
Leased Real Property	3.14
Leases	8.5
Lien	8.5
Liabilities	3.7
Limited Guarantees	Recitals
Material Adverse Effect	8.5
Material Contract	3.13
Measurement Time	3.4
Merger	Recitals
Merger Consideration	2.1
Merger Sub	Preamble
No-Shop Period Start Date	5.2
Notes	5.7
Notes Discharge	5.7
Notes Redemption	5.7
Notice Period	5.2
NPAC Contract	8.5
NPAC Intervening Event	5.2
Open Source Software	8.5
Other Parent Obligations	7.3
Outside Date	7.1
Owned Real Property	3.14
Parent	Preamble
Parent Expenses	7.3(c)
Parent Material Adverse Effect	8.5
Parent Parties	8.5
Parent Plan	5.8
Paying Agent	2.3
Payment Fund	2.3
Permits	3.10
Permitted Lien	8.5
Person	8.5
Preferred Stock	3.4
Proxy Statement	5.3
PVRSU	8.5

Term	Section
Redemption Notice	5.7
Representatives	5.2
Restricted Stock	2.2
RSU	2.2
SEC	3.6
Securities Act	3.3
Shares	2.1
Solvent	4.7
SOX	3.6
Stockholder Litigation	8.5
Subsidiary	8.5
Superior Proposal	5.2
Surviving Corporation	1.1
Takeover Laws	3.16
Tax Returns	3.12
Taxes	3.12
Technical Deficiencies	8.5
Telecom Related Entity	4.8(a)
Transaction Related Matters	7.3
Trust Indenture Act	3.3
U.S. Company Plan	8.5
WARN	5.8
Willful Breach	7.3
Winning Bidder	4.9

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 14, 2016, among Aerial Topco, L.P., a Delaware limited partnership (“Parent”), Aerial Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and NeuStar, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the Board of Directors of each of the Company and Merger Sub has declared it advisable and in the best interests of their respective stockholders to consummate the merger, on the terms and subject to the conditions set forth in this Agreement, of Merger Sub with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Parent (the “Merger”), all in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), and such Boards of Directors have approved this Agreement, the Merger and the other transactions contemplated hereby;

WHEREAS, the General Partner of Parent has approved this Agreement, the Merger and the other transactions contemplated hereby;

WHEREAS, at or prior to the Closing, Parent may (a) form one or more wholly-owned Subsidiaries, (b) cause to be contributed to such Subsidiaries all of the capital stock of Merger Sub and (c) assign this Agreement (in whole or in part) and its rights and obligations hereunder to any such Subsidiary in accordance with Section 8.13 hereof;

WHEREAS, the Board of Directors of the Company has approved a resolution recommending to the stockholders of the Company that they adopt this Agreement; and

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, each of Golden Gate Capital Opportunity Fund, L.P. (the “GGC Guarantor”) and Hux Investment Pte Ltd (the “GIC Guarantor” and, together with the GGC Guarantor, the “Guarantors”) has provided a limited guarantee (collectively, the “Limited Guarantees”) with respect to certain of Parent’s and Merger Sub’s obligations under this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and subject to the conditions set forth herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER

SECTION 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and a wholly-owned subsidiary of Parent.

SECTION 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Eastern time, as soon as practicable (and, in any event, within two Business Days) following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions), at the offices of Goodwin Procter LLP, 100 Northern Avenue, Boston, Massachusetts, unless another date, time or place is agreed to in writing by Parent and the Company; provided, that, unless otherwise agreed by Parent, the Closing shall not occur prior to February 10, 2017. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

SECTION 1.3 Effective Time. Upon the terms and subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”), executed in accordance with the relevant provisions of the DGCL, and, as soon as practicable on or after the Closing Date, shall make any and all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such other date or time as Parent and the Company shall agree in writing and shall specify in the Certificate of Merger (the time the Merger becomes effective, the “Effective Time”).

SECTION 1.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the relevant provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall continue in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall continue as the debts, liabilities and duties of the Surviving Corporation.

SECTION 1.5 Certificate of Incorporation; Bylaws. (a) At the Effective Time, the certificate of incorporation of the Company shall be amended so that it reads in its entirety as set forth in Exhibit A hereto, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by applicable Law.

(b) At the Effective Time, and without any further action on the part of the Company or Merger Sub or any other Person, the bylaws of the Company shall be amended so that they read in their entirety as set forth in Exhibit B hereto, and, as so amended, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, the certificate of incorporation of the Surviving Corporation and as provided by applicable Law.

SECTION 1.6 Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

SECTION 1.7 Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

ARTICLE II

EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS;

EXCHANGE OF CERTIFICATES

SECTION 2.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any shares of capital stock of the Company, Parent or Merger Sub:

(a) Each share of Class A Common Stock, par value $0.001 per share, of the Company (the “Class A Common Stock”) and each share of Class B Common Stock, par value $0.001 per share, of the Company (the “Class B Common Stock”) (such shares of Class A Common Stock and Class B Common Stock, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than (i) Shares to be canceled in accordance with paragraph (b) below and (ii) any Dissenting Shares) shall be converted automatically into and shall thereafter represent the right to receive $33.50 in cash, without interest (the “Merger Consideration”). As of the Effective Time, all Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter only represent the right to receive the Merger Consideration.

(b) Each Share held in the treasury of the Company or owned, directly or indirectly, by Parent, Merger Sub or any wholly-owned Subsidiary of the Company immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

(d) If at any time during the period between the date of this Agreement and the Effective Time, the outstanding shares of capital stock of the Company shall be changed into a different number of shares or a different class or shall have different terms, in each case as a result of any reclassification, recapitalization, stock split (including a reverse stock split), stock dividend or any other similar event, then the Merger Consideration shall be equitably adjusted to reflect such event so as to provide Parent and the holders of Shares the same economic effect as contemplated by this Agreement prior to such event.

SECTION 2.2 Treatment of Options and Other Equity-Based Awards. (a) At least 20 days prior to the Closing Date, each holder of an outstanding Company Stock Option, whether vested or unvested, shall be provided with written notice that such holder shall, during the period beginning on the date of such notice and ending on the Business Day preceding the Closing Date (the “Exercise Period”), have the right to exercise such Company Stock Option, with such exercise conditioned on the occurrence of the Effective Time. At the Effective Time, each Company Stock Option, whether vested or unvested, that is outstanding immediately prior to the Effective Time and not exercised during the Exercise Period shall be cancelled at the Effective Time in exchange for the right of the holder of such Company Stock Option to receive, for each Share subject to such Company Stock Option, an amount in cash, without interest and subject to deduction for any required withholding Tax, equal to the excess, if any, of the Merger Consideration over the applicable exercise price, with the aggregate amount of such payment rounded up to the nearest cent.

(b) At the Effective Time, each RSU, whether vested or unvested, that is outstanding immediately prior to the Effective Time, shall become fully vested and shall be cancelled and converted at the Effective Time into the right of the holder of such RSU to receive, for each RSU, an amount in cash, without interest and subject to deduction for any required withholding Tax, equal to the Merger Consideration, with the aggregate amount of such payment rounded up to the nearest cent.

(c) At the Effective Time, each PVRSU shall become vested (i) with respect to future periods, assuming the satisfaction of the applicable performance goal(s) at the 100% target level, (ii) with respect to 2016, in accordance with actual performance achieved in such period as further described in Section 2.2(c) of the Company Disclosure Letter, and (iii) with respect to prior periods, in accordance with actual performance achieved in each such period and, in each case, each such PVRSU shall be cancelled and converted at the Effective Time into the right of the holder of such PVRSU to receive, for each PVRSU an amount in cash, without interest and subject to deduction for any required withholding Tax, equal to the Merger Consideration, with the aggregate amount of such payment rounded up to the nearest cent.

(d) As promptly as practicable following the Effective Time (and, in any event, not later than the third Business Day thereafter), the Surviving Corporation shall pay through its payroll system the amounts due and payable under this Section to each holder of Company Stock Options, RSUs and PVRSUs.

(e) At the Effective Time, each share of restricted stock (“Restricted Stock”) granted under the Company Stock Plans that is outstanding immediately prior to the Effective Time (whether or not vested) shall be deemed fully vested and shall be treated under this Article the same as other Shares outstanding immediately prior to the Effective Time. To the extent payable to a current or former employee of the Company or a Subsidiary, such payments shall be made by the Surviving Corporation through its payroll system and shall be subject to applicable tax withholdings.

(f) As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee of the Board of Directors of the Company administering the NeuStar, Inc. Employee Stock Purchase Plan (the “ESPP”)) shall adopt such resolutions or take such other actions as may be required to provide that with respect to the ESPP, (i) participation following the date of this Agreement shall be limited to those employees who participate on the date of this Agreement, (ii) participants may not increase their payroll deductions or purchase elections from those in effect on the date of this Agreement, and (iii) no offering period shall be commenced after the date of this Agreement. If the Effective Time is expected to occur prior to the conclusion of the current offering period under the ESPP, the then-current offering period shall terminate immediately prior to the Effective Time, with each participant in the ESPP at such time being entitled to receive an amount in cash equal to the product of (A) the Merger Consideration multiplied by (B) the number of Shares such participant would have been able to purchase with the balance of his or her payroll account under the ESPP if the Closing Date had been the applicable purchase date under the ESPP for the then-current offering period (each, an “ESPP Share”), with the aggregate amount of such payment rounded up to the nearest cent and subject to deduction for any required withholding Tax. Each participant in the ESPP described in the preceding sentence shall have no further rights or benefits under the ESPP other than as described in the preceding sentence. The payments (if any) contemplated by this Section 2.2(f) shall be made by the Surviving Corporation as promptly as practicable following the Effective Time (and, in any event, not later than the third Business Day thereafter).

(g) Prior to the Effective Time, the Company shall deliver all required notices to each holder of Company Stock Options, RSUs, PVRSUs or Restricted Stock, and each participant in the ESPP, setting forth each holder’s rights pursuant to the respective Company Stock Plan or the ESPP, and stating that such Company Stock Options, RSUs, PVRSUs or Restricted Stock, or such participant’s payroll account under the ESPP, as applicable, shall be treated in the manner set forth in this Section.

(h) The Company shall take all actions necessary to ensure that, as of the Effective Time, (i) the Company Stock Plans and the ESPP shall terminate and (ii) no holder of a Company Stock Option, RSU, PVRSU or Restricted Stock, nor any participant in the ESPP, shall have any rights with respect thereto, including any rights to acquire the capital stock of the Company, the Surviving Corporation or any of their Subsidiaries, except the right to receive the payment contemplated by this Section in cancellation and settlement thereof.

SECTION 2.3 Exchange and Payment. (a) Prior to the Effective Time, Parent shall enter into an agreement (in form and substance reasonably acceptable to the Company) with the Company’s transfer agent to act as paying agent in connection with the Merger (the “Paying Agent”). At or prior to the Effective Time (or, solely with respect to freely available cash of the Company and its Subsidiaries, promptly after the Effective Time), Parent shall deposit (or cause to be deposited) with the Paying Agent, to be held in trust for the benefit of the holders of the Shares, cash in an amount sufficient to pay the aggregate Merger Consideration in accordance with this Article (the “Payment Fund”). The Payment Fund shall not be used for any purpose other than to fund payments of the Merger Consideration due pursuant to this Article.

(b) Promptly after the Effective Time (and, in any event, not later than the second Business Day following the Effective Time), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of an outstanding certificate (a “Certificate”) that immediately prior to the Effective Time represented outstanding Shares (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such Person shall pass, only upon proper delivery of the Certificates to the Paying Agent) and (ii) instructions for use in effecting the surrender of such Certificate in exchange for the Merger Consideration payable with respect thereto. Upon surrender of a Certificate to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be cancelled.

(c) The Paying Agent shall issue and deliver to each holder of uncertificated Shares represented by book entry (“Book-Entry Shares”), if any, the Merger Consideration for each such Book-Entry Share, upon receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request), and such Book-Entry Shares shall then be canceled.

(d) No interest will be paid to or accrued for the benefit of holders of Certificates or Book-Entry Shares on the Merger Consideration payable in respect of such Certificates or Book-Entry Shares.

(e) If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it shall be a condition of payment that such Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or such Book-Entry Share shall be properly transferred and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate or Book-Entry Share surrendered or shall have established to the satisfaction of Parent and the Paying Agent that such tax either has been paid or is not applicable.

(f) Until surrendered as contemplated by this Section, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration payable in respect of Shares theretofore represented by such Certificate or Book-Entry Shares, as applicable, without any interest thereon.

(g) All cash paid upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with the terms of this Article shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates or Book-Entry Shares. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or transfer is sought for Book-Entry Shares, such Certificates or Book-Entry Shares shall be canceled and exchanged for Merger Consideration as provided in this Article, subject to applicable Law in the case of Dissenting Shares.

(h) The Paying Agent shall invest any cash included in the Payment Fund as directed by Parent, on a daily basis; provided, that (i) no investment of such cash shall have maturities that could prevent or delay payments to be made pursuant to this Agreement and (ii) such investments in all events shall be in short-term obligations of the United States of America with maturities of no more than 30 days, or guaranteed by, and backed by the full faith and credit of, the United States of America. If for any reason (including investment losses) the cash in the Payment Fund is insufficient to fully satisfy all of the payment obligations to be made by the Paying Agent hereunder, Parent shall promptly deposit cash into the Payment Fund in an amount which is equal to such deficiency. Any interest and other income resulting from such investments shall be payable to the Surviving Corporation.

(i) At any time following the first anniversary of the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which have been made available to the Paying Agent and which have not been disbursed to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates or Book-Entry Shares.

(j) The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares for the Merger Consideration.

(k) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent and the Paying Agent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such Person of a bond in such amount as Parent or the Paying Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof pursuant to this Agreement.

(l) None of Parent, the Surviving Corporation, the Paying Agent or any other Person shall be liable to any Person in respect of any portion of the Payment Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates or Book-Entry Shares shall not have been exchanged prior to the date on which the related Merger Consideration would escheat to or become the property of any Governmental Entity, such Merger Consideration shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

SECTION 2.4 Withholding Rights. Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Shares (including Restricted Stock), Company Stock Options, RSUs or PVRSUs such amounts as Parent, the Surviving Corporation or the Paying Agent are required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986 (the “Code”), or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

SECTION 2.5 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time that are held by any holder who has not voted in favor of the Merger and who is entitled to demand and who properly demands appraisal of such Shares pursuant to Section 262 of the DGCL

(“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder’s right to appraisal under the DGCL. Dissenting Shares shall be treated in accordance with Section 262 of the DGCL. If any such holder fails to perfect or withdraws or loses any such right to appraisal, each such Share of such holder shall thereupon be converted into and become exchangeable only for the right to receive, as of the later of the Effective Time and the time that such right to appraisal has been irrevocably lost, withdrawn or expired, the Merger Consideration in accordance with this Article. The Company shall serve prompt notice to Parent of any demands for appraisal of any Shares, attempted withdrawals of such notices or demands and any other instruments received by the Company relating to rights to appraisal, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, settle or offer to settle, or approve any withdrawal of, any such demands.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth (a) in the Company SEC Documents filed or furnished prior to the date of this Agreement (provided, that, for purposes of this clause (a), the Company SEC Documents shall not be deemed to include (i) any risk factors, any “forward-looking statements,” any disclosures contained or referenced therein under the caption “Quantitative and Qualitative Disclosures About Market Risk” and any other disclosures contained or referenced therein of information, factors or risks that are predictive, cautionary or forward-looking in nature or (ii) any exhibits or other documents incorporated therein by reference; provided, further, that any matter disclosed in the Company SEC Documents pursuant to this clause (a) shall be deemed to be disclosed and incorporated by reference in and with respect to a Section of this Agreement only to the extent the applicability of such information and disclosure to such Section is reasonably apparent on its face; provided, further, that in no event shall the Company SEC Documents be deemed to be disclosed or incorporated by reference in or with respect to the Fundamental Representations or Section 3.4(a) or 3.4(b)), or (b) in the disclosure letter delivered by the Company to Parent contemporaneously with the execution of this Agreement (the “Company Disclosure Letter”) (provided, that the information and disclosures contained in any section of the Company Disclosure Letter shall be deemed to be disclosed and incorporated by reference in and with respect to the corresponding Section of this Agreement and to all additional Sections of this Agreement only to the extent the applicability of such information and disclosure to such additional Sections is reasonably apparent on its face), the Company represents and warrants to Parent and Merger Sub as follows:

SECTION 3.1 Organization, Standing and Power. (a) Each of the Company and its Subsidiaries (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except, with respect to clause (iii), for any such failures to be so qualified or licensed or in good standing as, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(b) The Company has previously furnished or otherwise made available to Parent a true and complete copy of (i) the Company’s certificate of incorporation (the “Company Charter”) and bylaws (the “Company Bylaws”) and (ii) the certificate of incorporation, bylaws or similar governing instruments for each of the Company’s Subsidiaries, in each case as amended to the date of this Agreement. Neither the Company nor any of its Subsidiaries is in violation of any provision of its respective certificate of incorporation, bylaws or similar governing instruments (i.e., in the case of the Company, the Company Charter and Company Bylaws) in any material respect.

SECTION 3.2 Authority; Execution; Delivery. (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the adoption of this Agreement by the holders of at least a majority in combined voting power of the outstanding Shares (the “Company Stockholder Approval”), to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the consummation of the Merger, to obtaining the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b) Prior to the execution hereof (and subject to Section 5.2(c)), the Board of Directors of the Company (the “Company Board”) at a meeting duly called and held at which all directors of the Company were present, duly adopted resolutions (i) determining that the terms of this Agreement, the Merger and the other transactions contemplated hereby are in the best interests of the Company’s stockholders, (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) directing that this Agreement be submitted to the stockholders of the Company for adoption, and (iv) recommending that the Company’s stockholders vote in favor of the adoption of this Agreement.

(c) The Company Stockholder Approval is the only vote or consent of the holders of any class or series of capital stock of the Company necessary to approve this Agreement or the Merger or the other transactions contemplated hereby.

SECTION 3.3 No Conflict; Consents and Approvals. (a) The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, do not and will not:

(i) subject to receipt of such consents and approvals of the FCC as required to consummate the Merger and the other transactions contemplated hereby, conflict with or violate the Company Charter or Company Bylaws;

(ii) assuming that all consents, approvals and authorizations contemplated by paragraph (b) below have been obtained and all filings described therein have been made, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any of their assets or properties are bound; or

(iii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, or result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of the Company or any of its Subsidiaries under, any Contract to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound;

except, in the case of clauses (ii) and (iii), for any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, do not and will not, with respect to the Company and its Subsidiaries, require any consent, approval, authorization or permit of, or action by, filing with or notification to, any Governmental Entity, except for (i) such filings as may be required under the Securities Act of 1933 (the “Securities Act”) or the Securities Exchange Act of 1934 (the “Exchange Act”), (ii) such filings as may be required under any state securities or “blue sky” laws, (iii) the filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and other applicable Antitrust Laws, (iv) such filings and/or consents as the FCC may deem necessary in connection with the Merger and the transactions contemplated hereby, (v) such filings as are necessary to comply with the applicable requirements of the New York Stock Exchange, (vi) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL, (vii) the CFIUS Approval, (viii) as set forth on Schedule 6.2(d), and (ix) any such other items the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 3.4 Capitalization. (a) The authorized capital stock of the Company consists of (i) 200,000,000 shares of Class A Common Stock, $0.001 par value per share, (ii) 100,000,000 shares of Class B Common Stock, $0.001 par value per share and (iii) 100,000,000 shares of Preferred Stock, $0.001 par value per share (the “Preferred Stock”). As of the close of business on December 12, 2016 (the “Measurement Time”), (A) 54,757,172 shares of Class A Common Stock (including 571,913 shares of Restricted Stock) were issued and outstanding, (B)

1,864 shares of Class B Common Stock were issued and outstanding, (C) no shares of Preferred Stock were issued and outstanding, (D) 27,188,144 shares of Class A Common Stock were held by the Company as treasury shares, (E) no shares of Class B Common Stock or Preferred Stock were held by the Company as treasury shares, (F) 1,013,369 shares of Class A Common Stock were reserved for issuance pursuant to outstanding Company Stock Options, 2,393,968 shares of Class A Common Stock were reserved for issuance pursuant to outstanding RSUs and 2,220,752 shares of Class A Common Stock were reserved for issuance pursuant to outstanding PVRSUs (assuming the satisfaction of the applicable performance goal(s) at the 100% target level), and (G) 87,716 shares of Class A Common Stock were reserved for issuance pursuant to the ESPP.

(b) Except as set forth above and except for changes since the close of business on the Measurement Time resulting from the exercise of Company Stock Options or the vesting of RSUs or PVRSUs outstanding at such time, (i) there are not outstanding (A) any shares of capital stock or other voting equity securities of the Company, (B) any securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or voting equity securities of the Company, (C) any options or other rights to acquire from the Company, or any obligation of the Company to issue, any capital stock, voting equity securities or securities convertible into or exchangeable or exercisable for capital stock or voting equity securities of the Company, or (D) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of the Company or other equity equivalent or equity-based awards or rights; (ii) there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any capital stock, voting equity securities or securities convertible into or exchangeable or exercisable for capital stock or voting equity securities of the Company; and (iii) there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company to which the Company is a party.

(c) No shares of capital stock of the Company are owned by any Subsidiary of the Company.

(d) All outstanding shares of capital stock of the Company are, and all shares reserved for issuance will be when issued, duly authorized, validly issued, fully paid and nonassessable, and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Charter, the Company Bylaws or any Contract to which the Company is a party or is otherwise bound.

(e) The Company does not have outstanding any bonds, debentures, notes or other Indebtedness having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the holders of capital stock of the Company on any matter.

(f) There are no stockholder agreements, voting trusts, investor rights agreements, registration rights agreements or other analogous agreements or understandings to which the Company is a party and that relate to any of the capital stock of the Company.

(g) Section 3.4(g) of the Company Disclosure Letter sets forth a true and complete list of (i) all holders, as of the Measurement Time, of outstanding Company Stock Options, RSUs, PVRSUs or Restricted Stock, indicating, as applicable, the type of award granted, the number of Shares subject to such award, the name of the Company Stock Plan under which such award was granted, the date of grant, the exercise or purchase price of such award (if applicable) and the expiration date of such award and (ii) all participants in the ESPP and the balance of their respective payroll accounts thereunder, in each case, as of the Measurement Time.

(h) The Company has made available to Parent true and complete copies of all Company Stock Plans, the forms of all stock option agreements evidencing outstanding Company Stock Options, restricted stock agreements evidencing outstanding Restricted Stock and restricted stock unit agreements evidencing outstanding RSUs or PVRSUs, and the ESPP.

SECTION 3.5 Subsidiaries. (a) Section 3.5(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date hereof, of each Subsidiary of the Company and its jurisdiction of incorporation or organization. The Company does not, directly or indirectly, own any equity interests, or have any right to acquire any equity interests, in any other Person, except for (x) the capital stock of the Company’s Subsidiaries and (y) publicly-traded securities held for passive investment by the Company and its Subsidiaries in the ordinary course of business.

(b) All of the outstanding shares of capital stock of each of the Company’s Subsidiaries are owned by the Company or another wholly-owned Subsidiary of the Company free and clear of all Liens (other than Permitted Liens). Except for any such arrangements between the Company or another wholly-owned Subsidiary of the Company, on the one hand, and any Subsidiary of the Company, on the other hand, (i) there are not outstanding (A) any shares of capital stock or other voting equity securities of any Subsidiary of the Company, (B) any securities of any Subsidiary of the Company convertible into or exchangeable or exercisable for shares of capital stock or voting equity securities of any Subsidiary of the Company, (C) any options or other rights to acquire from any Subsidiary of the Company, or any obligation of any Subsidiary of the Company to issue, any capital stock, voting equity securities or securities convertible into or exchangeable or exercisable for capital stock or voting equity securities of any Subsidiary of the Company, or (D) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of any Subsidiary of the Company or other equity equivalent or equity-based awards or rights; (ii) there are no outstanding obligations of any Subsidiary of the Company to repurchase, redeem or otherwise acquire any capital stock, voting equity securities or securities convertible into or exchangeable or exercisable for capital stock or voting equity securities of any Subsidiary of the Company; and (iii) there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of any Subsidiary of the Company to which any Subsidiary of the Company is a party.

(c) Each of the outstanding shares of capital stock of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable.

SECTION 3.6 SEC Reports; Financial Statements. (a) The Company has filed, furnished or otherwise transmitted all forms, reports, statements, certifications and other documents required to be filed or furnished by it with the Securities and Exchange Commission (the “SEC”) since December 31, 2013 (all such items filed or furnished since such date, but excluding the Proxy Statement, collectively, the “Company SEC Documents”). Each Company SEC Document, as of its respective date or, if amended, as of the date of the last such amendment, complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, as amended (“SOX”), as the case may be, each as in effect on the date so filed or furnished. None of the Company SEC Documents, as of their respective dates or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such amendment or superseding filing, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act. The Company has made available to Parent correct and complete copies of all material correspondence between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other hand, occurring since December 31, 2013. As of the date hereof, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company SEC Documents. To the Knowledge of the Company, as of the date hereof, none of the Company SEC Documents is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

(b) The audited consolidated financial statements of the Company included in the Company’s Annual Reports on Form 10-K included in the Company SEC Documents (i) have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), (ii) comply in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and (iii) fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries at the respective dates thereof and the results of their operations and cash flows for the periods indicated. The unaudited consolidated financial statements of the Company included in the Company’s Quarterly Reports on Form 10-Q included in the Company SEC Documents (A) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or as permitted by Form 10-Q), (B) comply in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and (C) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the results of their operations and cash flows for the periods indicated (subject to normal year-end adjustments that would not be, individually or in the aggregate, material). The books and records of the Company and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(c) The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are reasonably sufficient to ensure that (i) all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC and (ii) all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports.

(d) Since December 31, 2013, the Company has disclosed to the Company’s auditors and audit committee (i) all significant deficiencies and material weaknesses in the design or operation of the Company’s internal control over financial reporting and (ii) all fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has made available to Parent all material written materials relating to each of the foregoing, including all such disclosures made by management to the Company’s auditors and audit committee since December 31, 2013.

(e) Since December 31, 2013, the Company has been in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

(f) Since the enactment of SOX, neither the Company nor any of its Subsidiaries has made any prohibited loans to any executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any of its Subsidiaries. There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any of its Subsidiaries, other than travel advances made in the ordinary course of business consistent with past practice.

SECTION 3.7 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities, debts, obligations, deficiencies, Taxes, penalties, assessments, fines, claims, causes of action or other losses, fees, costs or expenses of any kind or nature whatsoever, whether or not asserted, accrued, contingent, known, liquidated or otherwise and whether due or to become due and regardless of when asserted (collectively, “Liabilities”), except for Liabilities (a) reflected on the face of, or to the extent reserved for in, the Company’s consolidated balance sheet included in its Form 10-Q with respect to the period ended September 30, 2016, (b) incurred in the ordinary course of business since September 30, 2016 (none of which relates to a violation of Law, breach of warranty, tort or infringement), (c) arising under, and reasonably ascertainable (in nature and amount) solely by reference to the express terms of, the Material Contracts, (d) incurred pursuant to the transactions contemplated by this Agreement or the potential separation of the Company into two independent, publicly-traded companies, or (e) that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.8 Absence of Certain Changes or Events. Since December 31, 2015 and through the date of this Agreement, (a) except for actions undertaken in connection with (i) the potential sale of the Company and (ii) the potential separation of the Company into two independent, publicly-traded companies, the business of the Company and its Subsidiaries has been conducted in the ordinary course of business consistent with past practice in all material respects, and (b) there has not been any event, change, circumstance, occurrence, effect or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

SECTION 3.9 Litigation. There is no, and since December 31, 2013 there has been no, Action pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, other than any such Action that, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor any of their respective assets is, or since December 31, 2013 has been, subject to any judgment, order, injunction, rule, writ or decree of any Governmental Entity, except for those that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.10 Compliance with Laws. (a) The Company and each of its Subsidiaries are and, since December 31, 2013, have been in compliance with all Laws (including Environmental Laws) applicable to them, except for any instances of non-compliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. Since December 31, 2013, neither the Company nor any of its Subsidiaries has received a written notice or other written communication from a Governmental Entity alleging a violation of Law that has resulted in, or would reasonably be expected to result in, material liability to the Company and its Subsidiaries taken as a whole. There has been no release, disposal, arrangement for the disposal, or transportation of, or exposure of any Person to, any hazardous substances at, on, under or from any property or facility owned, operated or leased by the Company or its Subsidiaries, in each case that, individually or in the aggregate, has resulted in, or would reasonably be expected to result in, a Material Adverse Effect.

(b) Since December 31, 2013, the Company and its Subsidiaries have maintained in effect all permits, licenses, exemptions, authorizations, franchises, orders and approvals of all Governmental Entities (collectively, “Permits”) necessary for them to own, lease or operate their properties and to carry on their businesses as now conducted, except for any Permits the absence of which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. All such Permits of the Company and its Subsidiaries are, and since December 31, 2013 have been, in full force and effect, except where the failure to be in full force and effect, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. No loss or expiration of any such Permit is pending or, to the Knowledge of the Company, threatened (including as a result of the transactions contemplated hereby), other than expiration in accordance with the terms thereof (which terms do not expire as a result of the consummation of the transactions contemplated hereby), except where the expiration, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.11 Benefit Plans; Employees (a) The Company has provided to Parent a true and complete list of each material U.S. Company Plan and each material Foreign Company Plan. For purposes of this Agreement, “Company Plan” means each “employee benefit plan” (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”)), “multiemployer plans” (within the meaning of ERISA section 3(37)), and all stock purchase, stock option, retention or change-in-control plans, agreements, programs, policies or other arrangements and all severance, employment, fringe benefit, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, under which any employee or former employee of the Company or its Subsidiaries has any present or future right to benefits or with respect to which the Company or its Subsidiaries has any present or future Liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Company Plans.” With respect to each such U.S. Company Plan, the Company has furnished or made available to Parent a current, accurate and complete copy thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter of the Internal Revenue Service (the “IRS”), if applicable; (iii) any summary plan description; and (iv) if applicable, for the two most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements of such U.S. Company Plan, and (C) actuarial valuation reports. With respect to each Foreign Company Plan, the Company has furnished or made available to Parent a current, accurate and complete copy thereof.

(b) Each U.S. Company Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination, advisory or opinion letter, as applicable, from the IRS that it is so qualified (or the deadline for obtaining such a letter has not expired as of the date of this Agreement) and nothing has occurred since the date of such letter that would reasonably be expected to cause the loss of such qualified status of such U.S. Company Plan.

(c) No U.S. Company Plan is subject to Title IV of ERISA or Section 412 of the Code or is a multiemployer plan within the meaning of Section 3(37) of ERISA.

(d) With respect to the U.S. Company Plans, except to the extent that the inaccuracy of any of the representations set forth in this paragraph (d), individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect:

(i) each U.S. Company Plan has been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA and the Code, and no prohibited transaction, as described in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any U.S. Company Plan, and all contributions required to be made under the terms of any U.S. Company Plan have been timely made or have been accrued in accordance with the terms of the applicable U.S. Company Plan and applicable Laws; and

(ii) there is no Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the Pension Benefit Guaranty Corporation, the IRS or any other Governmental Entity or by any plan participant or beneficiary pending or, to the Knowledge of the Company, threatened, relating to the U.S. Company Plans, any fiduciaries thereof with respect to their duties to the U.S. Company Plans or the assets of any of the trusts under any of the U.S. Company Plans (other than routine claims for benefits); and

(iii) each U.S. Company Plan that is subject to Section 409A of the Code has complied in form and operation with the requirements of Section 409A of the Code as in effect from time-to-time.

(e) No amount that has been or could be received (whether in cash, property, the vesting of property or otherwise) as a result of or in connection with the consummation of the transactions contemplated by this Agreement (either alone or in combination with any other event), by any current or former employee, officer, director or other service provider of the Company or any of its Subsidiaries who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). No Company Plan provides for the gross-up or reimbursement of Taxes under Section 409A or Section 4999 of the Code.

(f) Except as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Foreign Company Plan and related trust, if any, complies with and has been maintained in form and administered in compliance with the Laws of the applicable foreign country and their terms and the terms of any collective bargaining, collective labor or works council agreements, (ii) each Foreign Company Plan which, under the Laws of the applicable foreign country, is required to be registered or approved by any Governmental Entity, has been so registered or approved, (iii) each Foreign Company Plan intended to qualify for special tax treatment meets all the requirements for such treatment and (iv) there is no Action (including any investigation, audit or other administrative proceeding) by any other Governmental Entity or by any plan participant or beneficiary pending or, to the Knowledge of the Company, threatened, relating to the Foreign Company Plans.

(g) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will (i) result in any payment becoming due to any current or former director, employee or other service provider of the Company or any of its Subsidiaries, (ii) increase any benefits otherwise payable or trigger any other obligation under any Company Plan, or (iii) result in any acceleration of the time of payment, funding or vesting of any such benefits.

(h) Neither the Company nor any of its Subsidiaries is (i) a party to or otherwise bound by any collective bargaining agreement or other Contract with a labor union or other labor organization, or (ii) engaged in any negotiation with any labor union or other labor organization. Neither the Company nor any of its Subsidiaries is, nor since December 31, 2013 has been, the subject of any material Action asserting that the Company or any of its Subsidiaries has committed an “Unfair Labor Practice” (as defined under the National Labor Relations Act) or seeking to compel it to bargain with any labor union or other labor organization nor is there pending or, to the Knowledge of the Company, threatened, nor has there been since December 31, 2013 any material labor strike, walk-out, work stoppage, picketing, walkout, lockout or other material labor dispute involving the Company or any of its Subsidiaries. Since December 31, 2013, to the Knowledge of the Company, there have been no activities or proceedings of any labor union to organize any of the employees of the Company or any of its Subsidiaries.

(i) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each of the Company and its Subsidiaries has paid all wages, salaries, wage premiums, commissions, bonuses, fees and other compensation that has come due and payable to its current and former employees and other service providers under applicable Law or Contract, and no fines, taxes, interest or penalties are owed for any failure to pay or delinquency in paying such compensation or fees.

(j) Since December 31, 2013, neither the Company nor any of its Subsidiaries has implemented any employee layoffs or plant closures that did or could give rise to notice or payment obligations under the Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C. § 2101, et seq., as amended, or any similar foreign, state or local Law (collectively, the “WARN Act”), and no such actions have been announced or are planned.

SECTION 3.12 Taxes. Except for failures, violations, inaccuracies, omissions, proceedings or other items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect:

(a) all Tax Returns required to be filed by or on behalf of the Company or any of its Subsidiaries have been timely filed (after giving effect to any extensions of time in which to make such filings), and all such Tax Returns were, at the time of filing, true and complete in all material respects;

(b) neither the Company nor any of its Subsidiaries is delinquent in the payment of any material Tax;

(c) the Company and each of its Subsidiaries has timely paid or withheld with respect to their employees and other third Persons (and paid over any amounts withheld to the appropriate Tax authority) all Taxes required to be paid or withheld;

(d) the accrual for Taxes on the most recent financial statements contained in the Company SEC Documents, as adjusted for the passage of time through the Closing Date in accordance with past practice, would be adequate to pay all unpaid Taxes of the Company and its Subsidiaries through the Closing Date;

(e) neither the Company nor any of its Subsidiaries has executed any waiver of any statute of limitations on, or extended the period for the assessment or collection of, any material Tax, in each case that has not since expired;

(f) no Liens for Taxes exist with respect to any assets or properties of the Company or any of its Subsidiaries, except for statutory Liens for Taxes not yet delinquent;

(g) as of the date of this Agreement, there are no proceedings now pending, or to the Knowledge of the Company, threatened in writing against or with respect to the Company or any of its Subsidiaries with respect to any material Tax;

(h) no written claim has ever been made by a Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or such Subsidiary, as the case may be, is subject to tax in that jurisdiction;

(i) neither the Company nor any of its Subsidiaries has engaged in a “listed transaction” as set forth in Treasury Regulation § 1.6011-4(b)(2);

(j) neither the Company nor any of its Subsidiaries (i) is a party to or bound by, or currently has any material liability pursuant to, any Tax sharing, allocation or indemnification agreement or obligation, other than any such agreement or obligation entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes; or (ii) has any material liability for the Taxes of any Person other than the Company and its Subsidiaries pursuant to Treasury Regulation § 1.1502-6 (or any similar provision of state, local or non-United States law) as a transferee or successor, or otherwise by operation of law; and

(k) in the last five years prior to the date of this Agreement, the Company has not been a party to any distribution in which the parties to such distribution treated such distribution as one to which Section 355 of the Code applied.

As used in this Agreement:

“Taxes” means federal, state, provincial, local or foreign taxes of whatever kind or nature imposed by a Governmental Entity (including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation and value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise and property taxes), including all interest, penalties and additions imposed with respect to such amounts.

“Tax Returns” means all domestic or foreign (whether national, federal, state, provincial, local or otherwise) returns, declarations, statements, reports, schedules, forms and information returns relating to Taxes, including any amended tax return.

SECTION 3.13 Material Contracts. (a) Section 3.13 of the Company Disclosure Letter lists, as of the date hereof, each of the following types of Contracts to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound (in each case, excluding any Company Plan and any purchase order entered into with customers or suppliers in the ordinary course of business) (such Contracts, the “Material Contracts”):

(i) any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii) any Contract that limits the ability of the Company or any of its Subsidiaries to compete in any material respect in any line of business or with any Person or in any geographic area, except for customer, client, distributor, reseller or sales representative agreements that are terminable for convenience and without material liability to the Company or its Subsidiaries upon less than 90 days’ notice;

(iii) any Contract governing any material joint venture, partnership or similar arrangement;

(iv) any Contract for Indebtedness having an aggregate outstanding principal amount in excess of $10,000,000;

(v) any Contract with any federal or national Governmental Entity, including entities supervised by the FCC;

(vi) any Contract (or group of related Contracts between the same parties) pursuant to which the Company or any of its Subsidiaries made payments to suppliers or received payments from customers of more than $3,000,000 during the 12-month period ended June 30, 2016;

(vii) any Contract (or group of related Contracts between the same parties) for the lease of personal property from any Person providing for lease payments in excess of $2,000,000 per annum, or pursuant to which the Company or any of its Subsidiaries is the lessor or sublessor of any material personal property providing for lease payments in excess of $2,000,000 per annum;

(viii) any Contract disclosed pursuant to clause (vi) above that provides such customers with pricing discounts or benefits that change based on the pricing, discounts or benefits offered to other customers of the Company or any of its Subsidiaries (e.g., any Contract containing a “most favored nation” provision);

(ix) any Contract relating to any acquisition or divestiture made by the Company or any of its Subsidiaries, completed within the last five (5) years, or to be made by the Company or any of its Subsidiaries, of any operating business, material assets, equity interests or debt securities of any Person involving consideration in excess of $10,000,000;

(x) any Contract (or group of related Contracts between the same parties) for capital expenditures or the acquisition or construction of fixed assets in excess of $10,000,000 per annum;

(xi) any collective bargaining agreement or other Contract with any labor union;

(xii) any Contract (or group of related Contracts between the same parties) pursuant to which the Company or any of its Subsidiaries is licensed to use or has otherwise obtained rights to the Intellectual Property of a third party, other than for off-the-shelf commercially-available software, with a total annual payment in excess of $5,000,000 per year;

(xiii) any Contract pursuant to which the Company or any of its Subsidiaries licenses or otherwise grants rights to a third party to use or otherwise exploit any Intellectual Property, other than customer, reseller or distribution agreements entered into in the ordinary course of business, with a total annual payment in excess of $5,000,000 per year;

(xiv) any Contract that provides for total compensation in excess of $5,000,000 relating to the development (including co-development) of Intellectual Property owned or purported to be owned by the Company or its Subsidiaries other than any such Contract with a former or current employee, contractor or consultant of the Company or any of its Subsidiaries;

(xv) any Contract that is a settlement, conciliation or similar agreement that imposes any material obligation on the Company or any of its Subsidiaries after the Closing; or

(xvi) any Lease.

(b) (i) Each Material Contract is valid and binding on the Company and its Subsidiaries party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect and enforceable against the Company and its Subsidiaries party thereto and, to the Knowledge of the Company, each other party thereto in all material respects in accordance with its terms (except to the extent that enforceability may be limited by the applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity); (ii) the Company and each of its Subsidiaries and, to the Knowledge of the Company, each other party thereto has performed all obligations required to be performed by it under each Material Contract; and (iii) there is no default under nor any breach or violation of (nor to the Knowledge of the Company, has any event occurred nor does any circumstance exist that, with the delivery of notice, the passage of time or both, would constitute a default under or a breach or violation of, or otherwise result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of) any Material Contract by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto, except, in the case of clauses (ii) and (iii), as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. The Company has made available to Parent true and complete copies of all Material Contracts, including all amendments thereto. As of the date of this Agreement, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received (A) any written claim of default under any Material Contract or (B) any written notice from any other party to a Material Contract that it intends to terminate, or to not renew, any Material Contract, or that it is seeking the renegotiation thereof in any material respect or substitute performance thereunder in any material respect.

(c) With regard to Contracts with Governmental Entities, since December 31, 2013, (i) neither the Company nor any of its Subsidiaries has (nor, to the Knowledge of the Company, have any of their respective directors, managers, officers, employees or agents) made, offered, solicited or accepted any bribes, kickbacks or other illegal payments on behalf of the Company or any of its Subsidiaries or engaged in illegal political activity on behalf of the Company or any of its Subsidiaries regarding, or made illegal political contributions to or on behalf of any individuals holding or seeking, any elected office or an official position with such a Governmental Entity; (ii) neither the Company nor any of its Subsidiaries has submitted fraudulent or false claims to such Governmental Entities nor, to the Knowledge of the Company, been under investigation by any Governmental Entity or been the subject of audit, self-disclosure or allegations regarding such claims; and (iii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any of their respective officers, directors, principals or managers have been disqualified, suspended, debarred, excluded or deemed ineligible by any Governmental Entity for the award of a contract by such Governmental Entity.

SECTION 3.14 Personal and Real Property. (a) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, the Company or one of its Subsidiaries has good and valid title to, or in the case of leased tangible assets, a valid leasehold interest in, all of its tangible assets, free and clear of all Liens, other than Permitted Liens.

(b) Section 3.14(b) of the Company Disclosure Letter sets forth a true and complete list of all real property owned by the Company or any of its Subsidiaries (together with all buildings, structures and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, the “Owned Real Property”) and all property leased, subleased or otherwise used or occupied by right by the Company or any of its Subsidiaries (the “Leased Real Property”). Except as, individually or in the aggregate, has not had and would not reasonably be expect to have a Material Adverse Effect, each of the Company and its Subsidiaries (i) has good and marketable title in fee simple to all Owned Real Property and (ii) has good and marketable leasehold title to all Leased Real Property, in each case, free and clear of all Liens except Permitted Liens. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, no parcel of Owned Real Property or Leased Real Property is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the Knowledge of the Company, has any such condemnation, expropriation or taking been proposed in writing to the Company or any of its Subsidiaries. All Leases are in full force and effect, and there exists no default under any such Lease by the Company, any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto, except, in each case, as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(c) All buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the Owned and Leased Real Property are in good condition and repair and sufficient for the operation of the business of the Company or its Subsidiaries as currently operated thereon, except, in each case, as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.15 Intellectual Property. (a) Section 3.15(a) of the Company Disclosure Letter sets forth a list of all registrations and applications for registrations for (i) trademarks, (ii) patents, (iii) copyrights and (iv) Internet domain names, in each case of the foregoing clauses (i) through (iv), owned or purported to be owned by the Company or any of its Subsidiaries as of the date hereof (collectively, the “Company Registered IP”). The Company Registered IP is subsisting and, to the Knowledge of the Company, valid and enforceable. The Company or one of its Subsidiaries exclusively owns and possesses, free and clear of all Liens (excluding any Permitted Liens), all right, title and interest in and to the Company Registered IP.

(b) Section 3.15 (b) of the Company Disclosure Letter identifies all of the Company Products. The Company Products operate materially in accordance with their documentation as warranted to customers. The Company possesses source code and other documentation and materials used by the Company to operate the Company Products, and no source code owned by the Company included in any Company Products has been disclosed or otherwise made available other than pursuant to written confidentiality restrictions, and the Company does not have a duty or obligation (whether present, contingent or otherwise) to disclose, or otherwise make available, any such source code for any Company Products to any third party other than employees of the Company or its Subsidiaries or other third parties performing maintenance, development or support for the Company or its Subsidiaries or any Company Products, in each case having executed a written confidentiality agreement.

(c) The Company and its Subsidiaries (i) exclusively own and possess all right, title and interest in and to all Intellectual Property that is owned or purported to be owned by the Company and its Subsidiaries and (ii) except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, to the Knowledge of the Company, have valid and enforceable written licenses to use all other Intellectual Property, in each case of the foregoing clauses (i) and (ii), used in or necessary for the operation of the Company’s business as currently conducted (collectively, the “Company Intellectual Property”), free and clear of all Liens (other than Permitted Liens). The Company Intellectual Property shall be available for use by the Company and its Subsidiaries immediately after the Closing Date on identical terms and conditions to those under which the Company and its Subsidiaries owned or used such Company Intellectual Property immediately prior to the Closing Date.

(d) Each of the Company and its Subsidiaries has taken commercially reasonable steps to (i) protect its rights in its Company Intellectual Property and (ii) maintain the confidentiality of all material information of the Company or its Subsidiaries that derives economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from its disclosure or use, including taking commercially reasonable steps to safeguard any such information that is accessible through computer systems or networks. All Intellectual Property that was created or conceived by employees, consultants or founders of the Company or its Subsidiaries within the scope of their employment, engagement or association that is material to the business of the Company and its Subsidiaries is owned by the Company or its applicable Subsidiary either by operation of law or pursuant to a written, valid and enforceable assignment agreement.

(e) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, to the Knowledge of the Company, (i) the operation of the business of the Company and its Subsidiaries does not misappropriate, violate or infringe upon any Intellectual Property of any third party or misappropriate the subject matter of any trade secrets of any third party, and neither the Company nor any of its Subsidiaries has received since December 31, 2013 any written notice or claim asserting that any such infringement, violation or misappropriation is occurring, which notice or claim remains pending or unresolved, and (ii) no third party is misappropriating, violating or infringing upon any Intellectual Property or misappropriating the subject matter of any trade secrets owned by the Company or any of its Subsidiaries in a material manner.

(f) The Company and its Subsidiaries are not under any obligation, whether written or otherwise, to customize any Intellectual Property, including any elements of any Company Products, for any third party that is to be owned by such third party.

(g) The Company and its Subsidiaries do not use and have not used any Open Source Software or any modification or derivative thereof (i) in a manner that would grant or purport to grant to any Person any rights to or immunities under any of the Company Intellectual Property, or (ii) under any license requiring the Company or its Subsidiaries to disclose or distribute the source code owned by the Company to any of the Company Products, to license the source code in any of the Company Products for the purpose of making derivative works, or to make available for redistribution to any party the source code in any of the Company Products at no or minimal charge, in each case other than the applicable Open Source Software component used in connection with any such Company Product.

(h) To the Knowledge of the Company, the Company and its Subsidiaries (i) own, lease, license, or otherwise have the legal right to use all Business Systems, and such Business Systems are reasonably sufficient for the immediate needs of the Company’s business as it is currently conducted, (ii) have purchased a sufficient number of seat licenses for the Business Systems and (iii) have not suffered any material failures with respect to any of the Business Systems. There is no Malicious Code in any of the Company Products or the Business Systems, and the Company and its Subsidiaries have not received any written complaints from any customers related to any Malicious Code, or any Technical Deficiencies except as, individually or in the aggregate, would not have a Material Adverse Effect.

(i) The Company and its Subsidiaries and the conduct of their business are in compliance, and have been in compliance since December 31, 2013, in all material respects with all Data Security Requirements. To the Knowledge of the Company, there have not been any incidents of data security breaches, unauthorized access or unauthorized use of any of the Business Systems, or unauthorized acquisition, destruction, damage, or use of any Business Data or other notices received relating to Data Security Requirements except as, individually or in the aggregate, would not have a Material Adverse Effect.

SECTION 3.16 State Takeover Statutes. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.4(c), no “fair price,” “moratorium,” “control share acquisition” or similar antitakeover Law (collectively, “Takeover Laws”) of the State of Delaware apply to this Agreement or any of the transactions contemplated hereby.

SECTION 3.17 Brokers. No broker, investment banker, financial advisor or other Person, other than J.P. Morgan Securities LLC (“J.P. Morgan”), is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

SECTION 3.18 Opinion of Financial Advisor. J.P. Morgan has delivered to the Company Board its oral opinion (to be confirmed in writing), dated as of the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of Shares.

SECTION 3.19 International Trade Laws. To the Knowledge of the Company, as of the date hereof, neither the Company nor any of its Subsidiaries has received any written notice that it is subject to any Action alleging that any products or materials imported by it, for which final liquidation has not yet occurred, are subject to an antidumping duty order or countervailing duty order that remains in effect. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any officer or director or agent acting on either of their behalves, has (a) been or is designated on any list of any U.S. Governmental Entity related to Customs and International Trade Laws, including OFAC’s Specially Designated Nationals and Blocked Persons List, the U.S. Department of Commerce’s Denied Persons List, the Commerce Entity List and the U.S. Department of State’s Debarred List, (b) participated in any transaction involving such a Person or any country subject to U.S. sanctions administered by OFAC, (c) exported (including deemed exportation) or re-exported, directly or indirectly, any good, technology or services in violation of any applicable U.S. export control or economic sanctions Laws or (d) participated in any transaction connected with any purpose prohibited by U.S. export control and economic sanctions Laws, including support for international terrorism and nuclear, chemical or biological weapons proliferation.

SECTION 3.20 Anti-Bribery and Anti-Money Laundering Compliance. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any agent acting at the direction of any of them, has illegally provided, offered, gifted or promised, directly or knowingly through another Person, anything of value to any Government Official, for the purpose of (a) influencing any act or decision of such Government Official in their official capacity, inducing such Government Official to do or omit to do any act in violation of their lawful duty, or securing any improper advantage for the Company or any of its Subsidiaries or (b) inducing such Government Official to use his or her influence to affect or influence any act or decision of any Governmental Authority, in each of (a) and (b) in order to assist the Company or any of its Subsidiaries in obtaining or retaining business. Each of the Company and its Subsidiaries (and, to the Knowledge of the Company, their respective predecessors) has complied in all material respects with the applicable provisions of the U.S. Bank Secrecy Act and USA PATRIOT Act of 2001, and other applicable anti-money laundering applicable Laws. The Company and each of its Subsidiaries utilizes controls procedures and an internal accounting controls system sufficient in all material respects to provide reasonable assurances that violations of applicable anti-bribery or anti-money laundering Laws will be prevented and detected.

SECTION 3.21 Related Party Transactions. As of the date hereof, no director, officer or, to the Knowledge of the Company, other Affiliate of the Company or any of its Subsidiaries is a party to any Contract or transaction with the Company or any of its Subsidiaries or which is pertaining to the business of the Company or any of its Subsidiaries or has any interest in any property, real or personal or mixed, tangible or intangible, used in or pertaining to the business of the Company or any of its Subsidiaries, in each case that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC.

SECTION 3.22 Exclusivity of Representations and Warranties. Neither the Company nor any of its Subsidiaries or Affiliates, nor any Representatives of the foregoing, is making any representation or warranty of any kind or nature whatsoever, written or oral, express or implied, in connection with this Agreement or the transactions contemplated hereby (including any such representation or warranty relating to the business, financial condition, results of operations, prospects, assets or liabilities of the Company and its Subsidiaries), except as expressly set forth in this Article or in any certificate delivered pursuant to Section 6.3(d), and such Persons hereby expressly disclaim any such other representations or warranties.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub, jointly and severally, represent and warrant to the Company as follows:

SECTION 4.1 Organization, Standing and Power. (a) Each of Parent and Merger Sub (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except, with respect to clause (iii), for any such failures to be so qualified or licensed or in good standing as, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) Parent has previously furnished to the Company a true and complete copy of the certificate of incorporation and bylaws or other organizational documents of each of Parent and Merger Sub, in each case as amended to the date of this Agreement. Neither Parent nor Merger Sub is in violation of any provision of its certificate of incorporation or bylaws or other organizational documents in any material respect.

SECTION 4.2 Authority. (a) Each of Parent and Merger Sub has all necessary corporate or similar power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject (in the case of Merger Sub) to the adoption of this Agreement by Parent in its capacity as the sole stockholder of Merger Sub, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate or similar action on the part of Parent and Merger Sub and no other corporate or similar proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the consummation of the Merger, to the adoption of this Agreement by Parent in its capacity as the sole stockholder of Merger Sub. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b) Prior to the date hereof, the Board of Directors of Merger Sub, acting via unanimous written consent, adopted resolutions (i) determining that the terms of this Agreement, the Merger and the other transactions contemplated hereby are in the best interests of Merger Sub’s sole stockholder, (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) directing that this Agreement be submitted to Parent for adoption, and (iv) recommending that Parent vote in favor of the adoption of this Agreement.

(c) The adoption of this Agreement by Parent in its capacity as the sole stockholder of Merger Sub is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement or the Merger or the other transactions contemplated hereby.

SECTION 4.3 No Conflict; Consents and Approvals. (a) The execution, delivery and performance of this Agreement by each of Parent and Merger Sub, and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby, do not and will not:

(i) conflict with or violate the organizational documents of Parent or Merger Sub;

(ii) assuming that all consents, approvals and authorizations contemplated by paragraph (b) below have been obtained and all filings described therein have been made, conflict with or violate any Law applicable to Parent or Merger Sub or by which any of their assets or properties are bound; or

(iii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contract to which Parent or Merger Sub is a party or by which their assets or properties are bound;

except, in the case of clauses (ii) and (iii), for any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by each of Parent and Merger Sub, and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby, do not and will not, with respect to Parent and Merger Sub, require any consent, approval, authorization or permit of, or action by, filing with or notification to, any Governmental Entity, except for (i) such filings as may be required under any state securities or “blue sky” laws, (ii) the filings required under the HSR Act and other applicable Antitrust Laws, (iii) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL, (iv) such filings and/or consents as the FCC may deem necessary in connection with the Merger and the transactions contemplated hereby, (v) compliance with applicable requirements of the Exchange Act, (vi) the CFIUS Approval, (vii) as set forth on Schedule 6.2(d), and (viii) any such other items the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.4 Ownership and Operations of Parent and Merger Sub. (a) Each of Parent and Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, will have engaged in no other business activities and will have incurred no liabilities or obligations other than in connection herewith.

(b) All of the issued and outstanding capital stock of Merger Sub is owned directly by Parent.

(c) Except as set forth on Schedule 4.4 attached hereto, none of Parent, Merger Sub, the Guarantors nor any of their Affiliates (i) owns, directly or indirectly, beneficially or of record, any Shares or (ii) holds any rights to acquire or vote any Shares, except pursuant to this Agreement. None of Parent, Merger Sub, the Guarantors nor any of their Affiliates is an “interested stockholder” of the Company as defined in Section 203(c) of the DGCL.

SECTION 4.5 Financing. (a) Parent has delivered to the Company complete and correct unredacted copies of (i) an executed debt commitment letter, including all annexes, exhibits, schedules and other attachments thereto (collectively, the “Debt Commitment Letter” and the commitment thereunder, the “Debt Financing Commitment”), pursuant to which the lenders party thereto have agreed to provide debt financing in an amount set forth therein (the “Debt Financing”) and (ii) executed equity commitment letters, including all annexes, exhibits, schedules and other attachments thereto (the “Equity Financing Commitments” and, together with the Debt Financing Commitment, the “Financing Commitments”), pursuant to which each of the Equity Financing Sources has committed to provide equity financing in an amount set forth therein (the “Equity Financing” and, together with the Debt Financing, the “Financing”).

(b) As of the date of this Agreement, none of the Financing Commitments have been amended or modified, and the respective commitments contained therein have not been withdrawn or rescinded, nor is any such amendment, modification, withdrawal or rescission currently contemplated or the subject of current discussions. As of the date of this Agreement, the Financing Commitments are in full force and effect and constitute the legal, valid and binding obligation of Parent and Merger Sub and the other parties thereto, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

(c) There are no conditions precedent directly or indirectly related to the funding of the full amount of the Financing other than as expressly set forth in the Financing Commitments. Other than the Financing Commitments, there are no other Contracts, arrangements or understandings (written or oral) directly or indirectly related to the Financing (except for customary fee letters relating to the Debt Financing, a copy of each of which has been provided to the Company, with only the fee amounts and rates, dates or other economic or pricing terms in the market flex terms redacted, none of which could reasonably be expected to adversely affect the aggregate amount or availability of the Debt Financing on the Closing Date or impose new or additional conditions to, or otherwise expand, amend or modify any of the conditions to, the availability of the Debt Financing).

(d) As of the date of this Agreement, (i) no event has occurred that (with or without notice or lapse of time, or both) would constitute a breach or default under the Financing Commitments, (ii) neither Parent nor Merger Sub is aware of any fact, event or other occurrence that makes any of the representations or warranties of Parent or Merger Sub in any of the Financing Commitments inaccurate in any material respect, and (iii) Parent and Merger Sub have no reason to believe that any of the conditions in the Financing Commitments will fail to be timely satisfied or that the full amount of the Financing will not be funded at the Closing.

(e) Parent and Merger Sub have fully paid any and all commitment fees or other fees required by the terms of the Financing Commitments to be paid on or before the date of this Agreement, and will pay any and all such fees as they become due after the date hereof.

(f) Assuming the accuracy of the representations and warranties set forth in Article III, the aggregate proceeds contemplated by the Financing Commitments (after giving effect to any reduction to the Debt Financing Commitment related to the Cash Build Up (as defined in the Debt Commitment Letter as in effect on the date hereof)) will be sufficient for Parent and Merger Sub to pay all amounts required to be paid in connection with the Merger, including the repayment or refinancing of any Indebtedness of the Company and its Subsidiaries required in connection with the consummation of the Merger, and the payment of all related fees and expenses.

SECTION 4.6 Limited Guarantees. Concurrently with the execution of this Agreement, the Guarantors have delivered to the Company the Limited Guarantees. The execution, delivery and performance by each Guarantor of its respective Limited Guarantee and the consummation by such Guarantor of the transactions contemplated thereby have been duly and validly authorized by all necessary partnership, limited liability company or other similar action. Each of the Limited Guarantees has been duly executed and delivered by the Guarantor party thereto and constitutes the legal, valid and binding obligations of such Guarantor, enforceable against such Guarantor in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

SECTION 4.7 Solvency. Assuming (a) the accuracy of the representations and warranties of the Company set forth in Article III, (b) the accuracy of the financial information (including estimates, projections or forecasts) the Company provided to Parent prior to the date hereof and (c) the satisfaction of the conditions to Parent’s and Merger Sub’s obligation to consummate the Merger, immediately after giving effect to the transactions contemplated by this Agreement (including the Merger, the Financing, any repayment of existing Indebtedness contemplated by this Agreement or the Financing Commitments, and the payment of all related fees and expenses), the Surviving Corporation will be Solvent. With respect to the Surviving Corporation, “Solvent” means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of the Surviving Corporation and its Subsidiaries, taken as a whole, exceeds, as of such date, the sum of all “debt” of the Surviving Corporation and its Subsidiaries, taken as a whole, as such quoted term is generally determined in accordance with applicable federal Law governing determinations of the insolvency of debtors; (b) the Surviving Corporation will not have, as of such date, an unreasonably small amount of capital for the operation of the business in which it is engaged or proposed to be engaged; and (c) the Surviving Corporation will be able to pay its debts, as of such date, as they mature. For purposes of the definition of “Solvent”, “not have, as of such date, an unreasonably small amount of capital for the operation of the business in which it is engaged or proposed to be engaged” and “able to pay its debts, as of such date, as they mature” means that the Surviving Corporation will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

SECTION 4.8 Neutrality Requirements. (a) Neither Parent nor Merger Sub, nor any of their Affiliates (including any portfolio company Affiliate), provides or is authorized to provide (i) telecommunications service as defined by the FCC in Section 52.5 of its rules, (ii) interconnected Voice over Internet Protocol service as defined by the FCC in Section 52.12 of its rules or (iii) Internet-based Telecommunications Relay Service as defined by the FCC in Section 64.601 of its rules (any Person that provides the services referred to in clauses (i) through (iii) is hereinafter a “Telecom Related Entity”). Neither GIC Special Investments Pte Ltd nor the GIC Guarantor is a Telecom Related Entity.

SECTION 4.9 No Condition Regarding NPAC. Each of Parent and Merger Sub acknowledge that (i) the Company and its Subsidiaries are, as of the date hereof, continuing to provide services under, and engaged in litigation with the FCC regarding the award of, the NPAC Contract, and that the NPAC Contract has been awarded to a bidder other than the Company (the “Winning Bidder”), and (ii) there exists significant uncertainty regarding the NPAC Contract, including uncertainty with respect to whether the NPAC Contract award to the Winning Bidder will be unwound and will instead be renewed with the Company and its Subsidiaries, the terms of any such renewal (if any), and, if the NPAC Contract remains with the Winning Bidder, the terms and duration of any “transition” period thereunder (if any). Each of Parent and Merger Sub further acknowledge and agree that their obligations under this Agreement, including their obligations to consummate the Merger, are not conditioned on the Company’s continued provision of “transition” services in connection with the NPAC Contract, the ultimate award or renewal of the NPAC Contract to or in favor of the Company, the duration of any “transition” period thereunder or the pricing terms of any such renewal.

SECTION 4.10 Brokers. No broker, investment banker, financial advisor or other Person, other than Bank of America Merrill Lynch, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub or any of their Affiliates.

SECTION 4.11 Investigation and Reliance. (a) Other than for the representations and warranties of the Company expressly set forth in Article III and in any certificate delivered pursuant to Section 6.3(d), Parent and Merger Sub and their Affiliates are not, in entering into this Agreement or in consummating any of the transactions contemplated hereby, relying in any respect on, and the Company and its Subsidiaries shall have no liability to Parent and Merger Sub and their Affiliates with respect to, any representation, warranty, statement, document, prediction or other piece of information, written or oral, express or implied, made or provided by the Company or any of its Subsidiaries (including any management presentation, any discussions regarding due diligence, any projections or other forecasts as to future performance, and any materials included in any “electronic data room”).

(b) Parent and Merger Sub have been provided with reasonable access to the Company and its Subsidiaries and their respective Representatives, properties, assets, offices, facilities, books and records. Each of Parent and Merger Sub is a sophisticated party and has made its own independent investigation, review and analysis regarding the Company and its Subsidiaries and the transactions contemplated hereby, which investigation, review and analysis were conducted by Parent and Merger Sub together with expert advisors, including legal counsel, that were engaged for such purpose.

(c) Nothing in this Section is intended to modify or limit in any respect any of the representations or warranties of the Company in Article III.

SECTION 4.12 Exclusivity of Representations and Warranties. Neither Parent nor Merger Sub nor any of their Affiliates, nor any Representative of any of the foregoing, is making any representation or warranty of any kind or nature whatsoever, written or oral, express or implied, in connection with this Agreement or the transactions contemplated hereby, except as expressly set forth in this Article, any certificate delivered pursuant to Section 6.2(c) hereof or the Limited Guarantees, and such Persons hereby expressly disclaim any such other representations or warranties.

ARTICLE V

COVENANTS

SECTION 5.1 Conduct of Business of the Company. Between the date of this Agreement and the Effective Time, except as required by this Agreement, as set forth in Section 5.1 of the Company Disclosure Letter, as required by Law, or as Parent shall otherwise consent in writing (which consent shall not, except in the case of clauses (b), (c), (d), (h), (i) or (q) (subclauses (i) and (ii) only) below, be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course of business in all material respects, and the Company shall and shall cause its Subsidiaries to use commercially reasonable efforts to (w) preserve intact in all material respects their business, material assets, properties, Contracts or other legally binding understandings, licenses and business organizations, (x) keep available the services of their officers and key employees, (y) preserve their current relationships with material customers, suppliers, distributors, lessors, licensors, licensees, creditors, contractors and other Persons with which the Company or any of its Subsidiaries has material business relations and (z) maintain their existence in good standing pursuant to applicable Law. Between the date of this Agreement and the Effective Time, except as required by this Agreement, as set forth in Section 5.1 of the Company Disclosure Letter, as required by Law, or as Parent shall otherwise consent in writing (which consent shall not, except in the case of clauses (b), (c), (d), (h), (i) or (q) (subclauses (i) and (ii) only) below, be unreasonably withheld, conditioned or delayed), neither the Company nor any of its Subsidiaries shall:

(a) amend or otherwise change its certificate of incorporation or bylaws or any similar governing instruments;

(b) issue, deliver, sell, pledge, dispose of or encumber any of its capital stock, ownership interests or other equity securities, or any options, warrants, convertible securities or other rights to acquire any of its capital stock, ownership interests or other equity securities, except for (i) the issuance of Shares upon the exercise of Company Stock Options set forth on Section 3.4(g) of the Company Disclosure Letter in accordance with the terms thereof, (ii) the issuance of Shares upon the settlement of RSUs and PVRSUs set forth on Section 3.4(g) of the Company Disclosure Letter in accordance with the terms thereof and Section 2.2(b) and (c) above, (iii) the issuance of Shares under the ESPP in accordance with the terms thereof and Section 2.2(f) above, and (iv) the issuance of shares by a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary of the Company;

(c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, ownership interests or other equity securities, or enter into any agreement with respect to the voting of its capital stock, ownership interests or other equity securities;

(d) reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any of its capital stock, ownership interests or other equity securities, other than the acquisition of Shares in connection with a cashless or net exercise of Company Stock Options set forth on Section 3.4(g) of the Company Disclosure Letter or in order to pay Taxes in connection with the vesting or exercise of any other equity awards set forth on Section 3.4(g) of the Company Disclosure Letter (including Company Stock Options, Restricted Stock, PVRSUs and RSUs);

(e) (i) acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any material assets, equity interests or debt securities (other than in any insolvency proceeding or settlement of accounts in the ordinary course of business) of any Person, other than purchases of inventory and other assets in the ordinary course of business or pursuant to existing Contracts set forth on Section 3.13 of the Company Disclosure Letter; or (ii) sell or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any material assets, other than sales or dispositions of inventory and other assets in the ordinary course of business or pursuant to existing Contracts set forth on Section 3.13 of the Company Disclosure Letter;

(f) (i) other than extensions at the end of the term thereof in the ordinary course of business, enter into or amend any Material Contract or any Contract which if entered into prior to the date hereof would be a Material Contract, or (ii) waive any default under, or release, settle or compromise any claim against the Company or any of its Subsidiaries or liability or obligation owing to the Company or any of its Subsidiaries, in each case, in excess of $3,000,000 individually or $10,000,000 in the aggregate, under, any Material Contract;

(g) make any capital expenditures in excess of $1,000,000 individually or $10,000,000 in the aggregate, other than capital expenditures that are budgeted in the Company’s capital expenditure budget set forth in Section 5.1(g) of the Company Disclosure Letter;

(h) (i) other than for borrowings or payments under the Company’s revolving credit facility in the ordinary course of business, incur, assume or otherwise become liable for any Indebtedness, or amend, modify, refinance, redeem, repurchase, defease or cancel the terms of any Indebtedness, or grant any Lien (other than a Permitted Lien) on any of its assets, or (ii) make any loans, advances (other than travel advances to employees in the ordinary course of business) or capital contributions to, or investments in, any other Person, other than any direct or indirect wholly-owned Subsidiary of the Company;

(i) except as required by any Company Plan set forth on Section 3.11 of the Company Disclosure Letter or Contract set forth on Section 3.13 of the Company Disclosure Letter, or applicable Law, (i) increase the compensation or benefits of any Person, except (A) base salary increases in the ordinary course of business, (B) with respect to cost of living increases, (C) with respect to new hire bonuses for any Person below the level of Senior Vice President, or (D) with respect to promotions in the ordinary course of business consistent with past practice, (ii) grant any severance or termination pay not required by any Company Plan set forth on Section 3.11 of the Company Disclosure Letter or Contract set forth on Section 3.13 of the Company Disclosure Letter to any Person, or any retention pay to any Person, (iii) enter into any employment, consulting, severance, bonus, incentive or other compensation agreement or arrangement with any Person at the level of Senior Vice President or above, (iv) establish, adopt, enter into or amend in any material respect or terminate any Company Plan (including any arrangement that would constitute a Company Plan if it were in existence on the date hereof), or (v) accelerate the vesting, payment or funding of any compensation or benefits payable to any Person pursuant to any Company Plan;

(j) make any material change in any accounting principles, methods or practices, except as may be required by Law or GAAP or any official interpretations thereof, or fail in any material respect to conduct its cash management customs and practices (including the timing of collection of receivables and payment of payables and other current liabilities) or maintain its books and records other than in the ordinary course of business;

(k) other than in the ordinary course of business or as required by applicable Law, (i) make any material Tax election, (ii) enter into any material settlement or compromise of any material Tax liability, (iii) amend any Tax Return with respect to any material Tax, (iv) change any annual Tax accounting period, (v) enter into any closing agreement relating to any material Tax, or (vi) surrender any right to claim a material Tax refund;

(l) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(m) implement any “plant closing” or “mass layoff” as such terms are defined in the WARN Act;

(n) enter into any new line of business outside of its existing business segments;

(o) communicate with employees of the Company or any of its Subsidiaries regarding the compensation, benefits or other treatment that they will receive in connection with the Merger, unless any such communications are materially consistent with this Agreement and prior directives or documentation provided to the Company by Parent or communications previously approved by Parent (for the avoidance of doubt, the foregoing shall not restrict employee communications in the ordinary course of business);

(p) with respect to any Intellectual Property, (i) encumber, impair, abandon, fail to maintain, transfer, license to any Person (including through an agreement with a reseller, distributor, franchisee or other similar channel partner), or otherwise dispose of any right, title or interest of the Company or any of its Subsidiaries therein (in each case other than in the ordinary course of business) or (ii) divulge, furnish to or make accessible any material confidential or other non-public information in which the Company or any of its Subsidiaries has trade secret or equivalent rights under applicable United States state or federal trade secret laws to any Person who is not subject to an enforceable written agreement or ethical duties to maintain the confidentiality of such confidential or other non-public information;

(q) settle, release, waive or compromise (i) the Company’s ongoing litigation with the FCC regarding the process by which the NPAC Contract was awarded to the Winning Bidder, (ii) any other pending or threatened Action by, of or against the Company or any of its Subsidiaries (x) for an amount in excess of $2,000,000 in the aggregate, or (y) entailing the incurrence of (A) any obligation or liability of the Company or any of its Subsidiaries in excess of such amount, including costs or revenue reductions, or (B) obligations that would impose any material restrictions on the business or operations of the Company or any of its Subsidiaries, or (iii) any Action that is brought by any current, former or purported holder of any capital stock, ownership interests or other equity securities or debt securities of the Company or any of its Subsidiaries relating to the transactions contemplated by this Agreement;

(r) fail to maintain in full force and effect material insurance policies covering the Company and its Subsidiaries and their respective properties, assets and businesses in a form and amount consistent in all material respects with past practice; or

(s) authorize or commit to take any of the actions described in the preceding paragraphs (a) through (r).

SECTION 5.2 Go-Shop; No-Shop.

(a) Go-Shop Period. During the period beginning on the date of this Agreement and continuing until 11:59 p.m. Eastern time on the 30th calendar day after the date of this Agreement (the “Go-Shop Period”, and the first calendar day immediately after the Go-Shop Period, the “No-Shop Period Start Date”), the Company and its Subsidiaries and its and their directors, officers, employees, investment bankers, attorneys, accountants and other advisors, agents and representatives (collectively, “Representatives”) shall have the right to: (i) initiate, solicit and encourage any inquiry or the making of any proposal or offer that could constitute an Acquisition Proposal, including by way of providing access to non-public information to any Person pursuant to an Acceptable Confidentiality Agreement with the intent to induce the making of an Acquisition Proposal; provided, that the Company shall promptly (and in any event within one (1) Business Day) make available to Parent and Merger Sub any non-public information concerning the Company or its Subsidiaries that the Company provides to any Person given such access that was not previously made available to Parent or Merger Sub, (ii) engage in, enter into, continue and otherwise participate in any discussion or negotiation with any Person who has entered into an Acceptable Confidentiality Agreement with respect to any Acquisition Proposal, and (iii) otherwise cooperate with, assist, participate in, and facilitate any such inquiry, proposal, offer, discussion or negotiation and any effort or attempt to make any Acquisition Proposal, including through the waiver or release by the Company, at its sole discretion, of any preexisting standstill or similar agreement with any Person solely to the extent necessary to allow such Person to make a confidential Acquisition Proposal to the Company Board. At any time after the Go-Shop Period and until the date which is thirty (30) days thereafter (the “Cut-off Date”), the Company and its Subsidiaries and its and their Representatives may continue to engage in the activities described in this Section 5.2(a) with respect to, and the restrictions in Section 5.2(b) shall not apply to, any Excluded Person (but only for so long as such Person or group is an Excluded Person), including with respect to any amended or modified Acquisition Proposal submitted by any Excluded Person following the end of the Go-Shop Period.

(b) No Shop Period. Except with respect to any Excluded Person (but only for so long as such Person is an Excluded Person) until the Cut-off Date, on the No-Shop Period Start Date, the Company and its Subsidiaries and its and their respective directors, officers and employees shall, and the Company shall cause its and its Subsidiaries’ other Representatives to (i) immediately cease all discussions and negotiations with respect to any Acquisition Proposal with any Person, including by terminating access to any physical or electronic data rooms relating to a possible Acquisition Proposal and requesting that any such Person and its Representatives promptly return or destroy all confidential information concerning the Company and its Subsidiaries theretofore furnished thereto by or on behalf of the Company or any of its Subsidiaries, and destroy all analyses and other materials prepared by or on behalf of such Person that contain, reflect or analyze such information, in each case in accordance with the applicable confidentiality agreement between the Company and such Person, and (ii) thereafter not (A) initiate, solicit or knowingly encourage any inquiry or the making of any proposal or offer that could constitute an Acquisition Proposal, (B) engage in, enter into, continue or otherwise participate in any discussion or negotiation regarding, or provide any non-public information concerning the Company or its Subsidiaries to any Person with respect to, any Acquisition Proposal, (C) grant any waiver, amendment or release under any standstill provision of any confidentiality or similar agreement to which the Company or any of its Subsidiaries is a party (unless the Company Board or any committee thereof determines in good faith, after consultation with its outside legal counsel, that the failure to do so would be inconsistent with its fiduciary duties under applicable Law), (D) waive the applicability of all or any portion of any anti-takeover Laws in respect of any Person (other than Parent and its Affiliates), or (E) otherwise cooperate with, knowingly assist, participate in or knowingly facilitate any effort or attempt to make any Acquisition Proposal. Notwithstanding the foregoing, except with respect to any Excluded Person (but only for so long as such Person is an Excluded Person) until the Cut-off Date, following the No-Shop Period Start Date and prior to obtaining the Company Stockholder Approval, if (i) the Company receives a bona fide written Acquisition Proposal from any Person after the No-Shop Period Start Date that does not result from a material breach of any of the restrictions set forth in this Section 5.2(b), (ii) the Company Board or any committee thereof determines in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal constitutes a Superior Proposal (or is part of a group of Acquisition Proposals constituting, in the aggregate, a Superior Proposal) or would reasonably be expected to lead to a Superior Proposal (or a group of Acquisition Proposals constituting, in the aggregate, a Superior Proposal), and (iii) the Company Board or any committee thereof determines in good faith (after consultation with its financial advisor and outside legal counsel) that failure to take any action described below in clause (A) or (B) would be inconsistent with the directors’ fiduciary duties under applicable Law, then (A) the Company and its Representatives may provide non-public information concerning the Company and its Subsidiaries in response to a request therefor by such Person if the Company receives from such Person an Acceptable Confidentiality Agreement; provided, that the Company shall promptly make available to Parent and Merger Sub any non-public information concerning the Company or its Subsidiaries that the Company provides to such Person that was not previously made available to Parent or Merger Sub, and (B) the Company and its Representatives may engage or participate in any discussions or negotiations with such Person regarding such Acquisition Proposal. Notwithstanding anything to the contrary contained in this Agreement, the Company and its Subsidiaries and its and their Representatives may (without any determination by the Company Board or any committee thereof or consultation with its financial advisor or outside legal counsel) (x) following the receipt of an Acquisition Proposal from a Person, contact such Person solely in order to clarify and understand the terms and conditions of an Acquisition Proposal made by such Person and/or (y) direct any Person to this Agreement, including the specific provisions of this Section 5.2.

(c) No Adverse Recommendation Change or Alternative Acquisition Agreement. Neither the Company Board nor any committee thereof shall:

(i) (A) withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, in any manner adverse to Parent the Company Recommendation, or make any public statement, filing or release materially inconsistent with the Company Recommendation (including, for the avoidance of doubt, recommending against the Merger or approving, endorsing or recommending any Acquisition Proposal); (B) adopt, approve, agree to, accept, endorse, recommend or otherwise publicly declare advisable or submit to a vote of the Company’s stockholders any Acquisition Proposal; (C) fail to publicly reaffirm the Company Recommendation, in either case, within seven Business Days after Parent so requests in writing (it being understood that the Company will have no obligation to make such reaffirmation on more than two occasions); provided that such failure shall not be an Adverse Recommendation Change if there shall not have been, at the time of such request, a publicly announced Acquisition Proposal that has not been withdrawn; (D) fail to recommend against any Acquisition Proposal subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten Business Days after the commencement of such Acquisition Proposal; or (E) fail to include the Company Recommendation in the Proxy Statement (any action in clause (A) through (E), an “Adverse Recommendation Change”); or

(ii) cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, acquisition agreement, merger agreement, option agreement, joint venture agreement or other analogous Contract constituting or that would reasonably be expected to lead to an Acquisition Proposal or that requires the Company to abandon this Agreement (except for Acceptable Confidentiality Agreements) (each, an “Alternative Acquisition Agreement”).

Notwithstanding the foregoing or anything else to the contrary in this Agreement (including Section 5.3 and Section 5.5), at any time prior to obtaining the Company Stockholder Approval, the Company Board or any committee thereof may, if it determines in good faith (after consultation with its financial advisor and outside legal counsel) that failure to do so would be inconsistent with its fiduciary duties under applicable Law: (i) make any Adverse Recommendation Change in response to either a Superior Proposal or an Intervening Event or (ii) solely in response to a Superior Proposal, cause the Company to terminate this Agreement in accordance with Section 7.1(c)(ii) and substantially concurrently enter into an Alternative Acquisition Agreement with respect to such Superior Proposal; provided, however, that the Company may not make an Adverse Recommendation Change in response to a Superior Proposal or terminate this Agreement in response to a Superior Proposal unless:

(i) the Company notifies Parent in writing at least four Business Days before taking that action (the “Notice Period”) that the Company Board has (A) received a bona fide Acquisition Proposal that has not been withdrawn, (B) concluded in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal constitutes a Superior Proposal and (C) resolved to effect an Adverse Recommendation Change or to terminate this Agreement in accordance with Section 7.1(c)(ii) absent any revision to the terms and conditions of this Agreement, which notice will describe the basis for such Adverse Recommendation Change or termination in reasonable detail and will include the terms and conditions of such Superior Proposal, the identity of the party making the Superior Proposal and copies of all material documents relating to such Acquisition Proposal (it being agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new written notice by the Company; provided that the Notice Period with respect to such new written notice shall be two Business Days); and

(ii) if Parent makes a proposal during the Notice Period to adjust the terms and conditions of this Agreement, the Company Board, after taking into consideration the adjusted terms and conditions of this Agreement as proposed by Parent, continues to determine in good faith (after consultation with its financial advisor and outside legal counsel) that such Superior Proposal continues to be a Superior Proposal and that the failure to make an Adverse Recommendation Change or terminate this Agreement, as applicable, would be inconsistent with its fiduciary duties under applicable Law;

provided, further, that the Company Board may not make an Adverse Recommendation Change in response to an Intervening Event unless:

(iii) the Company provides Parent with written notice of such Intervening Event promptly after it becomes known to the Company Board, describing such Intervening Event in reasonable detail;

(iv) the Company keeps Parent reasonably informed of developments with respect to such Intervening Event;

(v) the Company notifies Parent in writing at least four Business Days before making an Adverse Recommendation Change with respect to such Intervening Event that the Company Board has (A) concluded in good faith (after consultation with its financial advisor and outside legal counsel) that failure to do so would be inconsistent with its fiduciary duties under applicable Law and (B) resolved to effect an Adverse Recommendation Change absent any revision to the terms and conditions of this Agreement, which notice will describe the basis for such Adverse Recommendation Change in reasonable detail; and

(vi) if Parent makes a proposal during such four Business Day period to adjust the terms and conditions of this Agreement, the Company Board, after taking into consideration the adjusted terms and conditions of this Agreement as proposed by Parent, continues to determine in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to make an Adverse Recommendation Change in response to such Intervening Event would be inconsistent with its fiduciary duties under applicable Law.

During the applicable notice period prior to its effecting an Adverse Recommendation Change or terminating this Agreement as referred to above, the Company shall, and shall cause its Representatives to, negotiate with Parent in good faith (to the extent Parent seeks to negotiate) regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by Parent.

(d) Notice to Parent. No later than the No-Shop Period Start Date, the Company shall notify Parent of the number and identity of each of the Excluded Persons and provide Parent with a written summary of the material terms and conditions of any Acquisition Proposal received from any Excluded Person and any related material documents submitted by such Person on the basis of which the Company Board made the determination that such Person shall be an Excluded Person. From and after the No-Shop Period Start Date, the Company shall promptly (and in any event within one (1) Business Day) notify Parent if any proposals or offers are received by, any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, it or any of its Representatives with respect to any Acquisition Proposal, along with the material terms and conditions of any such proposals or offers (including, if applicable, copies of any such proposals or offers). The Company shall keep Parent informed in all material respects on a timely basis of the status and details of any such proposal, offer, request, discussion or negotiation.

(e) Certain Permitted Disclosure. Nothing contained in this Section shall be deemed to prohibit the Company or the Company Board or any committee thereof from complying with its disclosure obligations under U.S. federal or state Law with regard to an Acquisition Proposal, including (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2 under the Exchange Act, or making any “stop-look-and-listen” communication pursuant to Rule 14d-9 under the Exchange Act, or (ii) making any disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board or any committee thereof (after consultation with its financial advisor and outside legal counsel), the failure to make such disclosure would be inconsistent with its fiduciary duties under applicable Law.

(f) Definitions. For purposes of this Agreement:

(i) “Acceptable Confidentiality Agreement” means a confidentiality agreement between the Company and any counterparty that (A) contains terms that, taken as a whole, are not materially less favorable to the Company than the terms set forth in the Confidentiality Agreement with Golden Gate Private Equity, Inc. (provided, however, that any Acceptable Confidentiality Agreement shall include a standstill that is at least as favorable to the Company as the standstill set forth in such Confidentiality Agreement (it being agreed that such standstill may allow the making of confidential proposals to the Company or the Company Board consistent with Section 5.2 of this Agreement)), (B) does not include any provision calling for an exclusive right to negotiate with the Company prior to the termination of this Agreement or restrict the Company from providing any information to Parent to which Parent would be entitled under any provision of this Agreement and (C) does not provide for the reimbursement by the Company of such counterparty’s costs and expenses.

(ii) “Acquisition Proposal” means any proposal or offer for (A) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries whose businesses constitute at least 15% of the net revenues or assets of the Company and its Subsidiaries, taken as a whole, or (B) the acquisition in any manner, directly or indirectly, of at least 15% of the equity securities or assets of the Company and its Subsidiaries, taken as a whole, in each case other than the Merger.

(iii) “Excluded Person” means any Person from whom the Company has received during the Go-Shop Period a bona fide written Acquisition Proposal that the Company Board or any committee thereof determines in good faith (after consultation with its financial advisor and outside legal counsel) is, or would reasonably be expected to lead to, a Superior Proposal (such determination to be made no later than three Business Days after the end of the Go-Shop Period). A group of Persons that includes an Excluded Person shall itself be considered an Excluded Person, even if all members of such group are not each an Excluded Person individually. Notwithstanding the foregoing, (A) any Person shall immediately and irrevocably cease to be an Excluded Person if, at any time after the end of the Go-Shop Period, the Acquisition Proposal submitted by such Person is withdrawn or terminated or modified in a manner such that, in the Company Board’s good faith determination (after consultation with its financial advisor and outside legal counsel), as modified it no longer constitutes or would reasonably be expected to lead to a Superior Proposal, and (B) any group of Persons and any member of such group shall immediately and irrevocably cease to be an Excluded Party if, at any time after the end of the Go-Shop Period, those Persons who were members of such group immediately prior to the end of the Go-Shop Period, together with any Affiliates of such Persons, cease to constitute at least fifty percent (50%) of the equity financing of such group.

(iv) “Intervening Event” means a material event, change, circumstance, occurrence, effect or state of facts that was neither known to, nor reasonably foreseeable by, the Company Board or any committee thereof prior to the execution of this Agreement, which event, change, circumstance, occurrence, effect or state of facts, or any consequence thereof, becomes known to the Company Board after the date hereof; provided, however, that in no event shall the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto constitute an Intervening Event; and provided further, that any manifest event, change, occurrence or development (or any consequences thereof) resulting or arising after the date of this Agreement from an announcement by the North American Portability Management LLC or the FCC with respect to the provision of transition services by the Company under the NPAC Contract or any material judicial or agency determination (with respect to the Company and its Subsidiaries) with respect to the Company’s ongoing litigation with the FCC regarding the process by which the NPAC Contract was awarded to the Winning Bidder (an “NPAC Intervening Event”), shall not be deemed known or reasonably foreseeable by the Company Board or any committee thereof prior to the execution of this Agreement, nor shall the consequences thereof be deemed known or reasonably foreseeable (with any other matters related to the NPAC Contract known to, or reasonably foreseeable by, the Company Board as of the date of this Agreement not being subject to a potential determination by the Company Board that an Intervening Event has occurred), and the Company Board shall be entitled in such case to take such event, change, occurrence or development (or consequences thereof) into consideration in determining whether an Intervening Event has occurred and, as a result thereof, whether to make an Adverse Recommendation Change in accordance with Section 5.2(c).

(v) “Superior Proposal” means a bona fide written Acquisition Proposal (with the percentages set forth in the definition of “Acquisition Proposal” changed from 15% to 50%) that the Company Board or any committee thereof determines in its good faith judgment (after consultation with its financial advisor and outside legal counsel) (A) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal, and (B) if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the Merger (after taking into account any revisions to this Agreement made or proposed in writing by Parent prior to the time of such determination). A Superior Proposal may consist of multiple Acquisition Proposals that, taken as a whole, satisfy the foregoing requirements.

SECTION 5.3 Preparation of Proxy Statement; Stockholders’ Meeting; Vote of Parent. (a) No later than the 30th calendar day after the date hereof, the Company shall prepare and file a proxy statement in connection with the Stockholders Meeting (such proxy statement, together with any exhibits, supplements or amendments thereto, the “Proxy Statement”) in preliminary form with the SEC. Parent, Merger Sub and the Company shall reasonably cooperate with each other in the preparation of the Proxy Statement. The Company shall (i) cause the Proxy Statement and the filing and any dissemination thereof to comply in all material respects with the applicable requirements of the Exchange Act and (ii) cause the Proxy Statement to not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, that no covenant is made by the Company with respect to information relating to, or supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement. Parent and Merger Sub shall furnish to the Company the information relating to them required by the Exchange Act to be set forth in the Proxy Statement, which such information shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(b) If, at any time prior to obtaining the Company Stockholder Approval, any information relating to the Merger, the Company, Parent, Merger Sub or any of their respective Affiliates, directors or officers should be discovered by the Company or Parent that should be set forth in an amendment or supplement to the Proxy Statement so that such document would not contain any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and the Company shall promptly file with the SEC an appropriate amendment or supplement describing such information and, to the extent required by applicable Law, disseminate such amendment or supplement to the stockholders of the Company.

(c) Parent and Merger Sub shall be given a reasonable opportunity to review and comment on the Proxy Statement (including each amendment or supplement thereto) before it is filed with the SEC and the Company shall give reasonable and good faith consideration to any comments made by Parent or Merger Sub. The Company shall provide Parent and Merger Sub with any comments (written or oral) that may be received from the SEC with respect to the Proxy Statement as promptly as practicable after receipt thereof. The Company shall use reasonable best efforts to resolve all SEC comments as promptly as practicable. Parent and Merger Sub shall be given a reasonable opportunity to review any proposed responses and provide comments to such responses, to which reasonable and good faith consideration shall be given by the Company.

(d) As promptly as reasonably practicable following the clearance of the Proxy Statement by the SEC (but, in any event, no earlier than the No-Shop Period Start Date), the Company shall (i) establish a record date for a special meeting of its stockholders to be held solely for the purpose of obtaining the Company Stockholder Approval (the “Stockholders Meeting”), (ii) give notice of the Stockholders Meeting and mail the Proxy Statement, (iii) except to the extent that the Company Board shall have effected an Adverse Recommendation

Change in accordance with Section 5.2(c) of this Agreement, include in the Proxy Statement the recommendation of the Company Board that the stockholders of the Company vote in favor of the adoption of this Agreement (the “Company Recommendation”) and use reasonable best efforts to solicit proxies in favor of the adoption of this Agreement, and (iv) hold the Stockholders Meeting; provided, however, that the Company may postpone or adjourn the Stockholders Meeting from its originally noticed date for a reasonable period (A) in order to solicit additional proxies so as to establish a quorum or (B) to allow time for the filing or dissemination of any supplemental or amended disclosure documents which the Company Board has determined in good faith is necessary to be filed or disseminated under applicable Law.

(e) Immediately after the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Sub, shall adopt this Agreement. Parent shall, and shall cause the Guarantors to, vote any Shares beneficially owned by such Person as of the record date for the Stockholders Meeting in favor of the proposals set forth in the Proxy Statement.

SECTION 5.4 Access to Information; Confidentiality. (a) From the date hereof until the Closing Date, upon reasonable notice, the Company shall afford Parent and its Representatives reasonable access to the properties, assets, offices, facilities, books and records of the Company and its Subsidiaries and shall furnish Parent with such financial, operating and other data and information relating to the Company and its Subsidiaries as Parent may reasonably request; provided, however, that any such access or furnishing of information shall be conducted during normal business hours, under the supervision of the Company’s personnel and in such a manner as not to unreasonably interfere with the normal operations of the Company and its Subsidiaries. Notwithstanding anything to the contrary in this Section, neither the Company nor any of its Subsidiaries shall be required to disclose any information to Parent or its Representatives if such disclosure would (a) jeopardize any attorney-client or other legal privilege, or (b) contravene any Law, fiduciary duty or Contract; provided, that the Company shall use commercially reasonable efforts to furnish Parent and its Representatives with all such information in a manner so as to preserve such attorney-client or other legal privilege (e.g., by entering into a customary joint defense arrangement) or in conformity with such Law, fiduciary duty or Contract.

(b) All documents and other information concerning the Company and its Subsidiaries furnished to Parent, Merger Sub, the Guarantors or any Debt Financing Source, or their respective Representatives in connection with this Agreement or the transactions contemplated hereby shall be subject to the applicable Confidentiality Agreement, which Confidentiality Agreements shall remain in full force and effect in accordance with its terms.

SECTION 5.5 Efforts to Consummate the Merger. (a) Upon the terms and subject to the conditions of this Agreement (including Section 5.5(c) and Section 5.5(d)), each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable (under Law or otherwise) in order to consummate the Merger and the other transactions contemplated by this Agreement at the earliest practicable date, including by using and by causing its Controlled Affiliates and the Guarantors to use its and their reasonable best efforts to:

(i) prepare and file all forms, registrations and notices required under, and seek any consents, authorizations or other approvals required under, any Law or by any Governmental Entity (including, but not limited to, the FCC and CFIUS) in connection with the Merger and the other transactions contemplated hereby;

(ii) provide as promptly as possible all information and documentary materials that may be requested pursuant to the HSR Act (including pursuant to any “Second Request”) or any other applicable Antitrust Law;

(iii) obtain all required consents, approvals or waivers from any third Person, including, upon request by Parent, as required under any Contract;

(iv) prevent the entry of, and have vacated, lifted, reversed or otherwise overturned (including by pursuing all reasonable avenues of appeal) any judgment, injunction or other order that would prevent, prohibit, restrict or delay the consummation of the Merger or other transactions contemplated hereby;

(v) to the extent appropriate and advisable under the circumstances, have a representative of the Company, Parent and each Guarantor attend such meetings with the FCC as are appropriate in connection with seeking the consent of the FCC in connection with the consummation of the transactions contemplated hereby; and

(vi) reasonably cooperate in the acceptance by the Guarantors, Parent and the Company and the maintenance and/or implementation by the Company of the mitigation measures set forth on Schedule 5.5(a) attached hereto (or such other substantially similar measures consistent in purpose and scope with the foregoing as are reasonably requested by any Governmental Entity to be implemented), as applied to any part or whole of the Company or any of its Subsidiaries, to the extent that such mitigation measures would not, individually or in the aggregate, result in unreasonable cost or expense (defined as not exceeding $20,000,000 in the aggregate) to any of the Parent Parties or the Company and its Subsidiaries (the “Company Mitigation Measures”).

Without limiting the generality of the foregoing, (A) each of the parties shall prepare and file as promptly as practicable (and in any event no later than the 10th Business Day hereafter) an appropriate Notification and Report Form under the HSR Act and (B) the Company shall prepare and file as promptly as practicable (and in any event no later than the 30th day hereafter) an application requesting the FCC’s consent, to the extent required by Law, to the change in control of the NANPA, LNPA, Pooling Administrator and the TRS Numbering Administrator (as such terms are defined in 47 C.F.R. Parts 52 and 64) that will result from the Merger consistent in all material respects with the Neutrality Plan. Parent shall pay all filing fees and other charges for filings under the HSR Act and any other applicable Antitrust Laws by all parties.

(b) Subject to applicable Law relating to the exchange of information and Sections 5.5(c) and 5.5(d), the parties shall keep each other reasonably apprised of the status of the matters addressed in this Section and shall cooperate with each other in connection with such matters, including by:

(i) cooperating with each other in connection with filings or other written submissions required or advisable under any Law and liaising with each other in relation to each material step of the procedure before the relevant Governmental Entities and as to the contents of all substantive communications with such Governmental Entities. To the extent permitted by Law, each party shall be given a reasonable opportunity to review and comment on any filing or other written materials being submitted to any Governmental Entity before submission, and the submitting party shall give reasonable and good faith consideration to any comments made by the other party; provided, however, that Parent and Merger Sub shall not be required to disclose any sensitive business or financial information pursuant to this paragraph (b) (including contents of draft or final copies of submissions) to the Company, and may in lieu thereof elect to provide such information solely to the other party’s outside counsel on an outside-counsel-only basis or provide such information directly to the Governmental Entity requiring such information; provided, further, that the parties shall not be required to share filings made under the HSR Act except with respect to shared information that is reasonably necessary for each party to complete its filing under the HSR Act;

(ii) furnishing to the other party all material information within its possession that is required for any application or other filing to be made by the other party pursuant to applicable Law;

(iii) promptly notifying each other of any material communications from or with any Governmental Entity with respect to the Merger or other transactions contemplated by this Agreement and ensuring to the extent permitted by Law and the applicable Governmental Entity that each of the parties has the opportunity to attend any substantive meeting or phone call with or other appearance before any Governmental Entity; provided, however, that either party may limit attendance at such meeting or phone call to outside counsel of the other party; and

(iv) consulting and cooperating with one another in connection with all material analyses, appearances, presentations, memoranda, arguments, opinions and proposals made or submitted to any Governmental Entity.

(c) Notwithstanding anything to the contrary herein, the obligations of Parent and Merger Sub under this Section 5.5 shall not include (i) Parent, Merger Sub or any of the other Parent Parties (A) proposing, negotiating, committing to or effecting, by consent decree, hold separate order or otherwise (1) the sale, divesture, license or other disposition of any asset or business of Parent, Merger Sub, any Guarantor or any of their respective Affiliates or (2) the sale, divesture, license or other disposition, contemporaneously with or subsequent to the Effective Time, of any asset or business of the Company or its Subsidiaries; (B) permitting the Company and its Subsidiaries to sell, divest, license or otherwise dispose any of its or their assets or businesses prior to the Effective Time; (C) entering into any conduct of business arrangement with respect to its or its Affiliates’ assets or businesses or the Company or its Subsidiaries’ assets or businesses (other than as set forth in the Neutrality Plan and /or the Company Mitigation Measures); (D) entering into any agreement or undertaking that requires the holding of direct or indirect ownership interests in the Surviving Corporation through proxy holders or in a voting trust (other than as set forth in the Neutrality Plan); (E)(1) altering the governance arrangements with respect to the Surviving Corporation in a manner that materially and adversely limits the governance rights of the Guarantors or their Affiliates (other than as set forth in the Neutrality Plan and/or the Company Mitigation Measures to the extent such Company Mitigation Measures have only an incidental impact on governance, it being understood, for the avoidance of doubt, that a requirement to have a security committee or appoint security officers to safeguard information that CFIUS determines raises national security concerns shall be considered incidental) or (2) diminishing in any material respect the scope of their information rights with respect to the Surviving Corporation (other than as set forth in the Neutrality Plan and the Company Mitigation Measures); (F) modifying, relinquishing, waiving or terminating any of its or its Affiliates or the Company’s or its Subsidiaries’ existing relationships, ventures or contractual rights; or (G) agreeing to any other requirement(s) of any Governmental Entity (including, but not limited to, the FCC or CFIUS) that any of the Parent Parties take or agree to take any action or agree or consent to any limitation or restriction on or changes in any businesses, operations or assets of Parent or the Company or any of the Parent Parties that, individually or in the aggregate, is materially adverse to (1) the combined businesses of Parent, the Company and their respective Subsidiaries, taken as a whole, following the Closing or to (2) any of the Guarantors or their Affiliates (other than Parent, and after the Closing, the Company and its Subsidiaries), or (ii) the GIC Guarantor or any of its Affiliates providing any material non-public financial information with respect to itself or its Affiliates (other than of the type or to the extent the GIC Guarantor and its Affiliates have previously provided to Governmental Entities in prior transactions under substantially similar standards of confidentiality) or information with respect to its and its Affiliates’ portfolio holdings of Telecom Related Entities or other Persons (including whether or not any such holdings exist) (any such item described in any of the preceding clauses (i) through (ii), a “Burdensome Condition”); provided, however, that with respect to the foregoing clause (ii), to the extent that any Governmental Entity requests any non-public financial information with respect to the GIC Guarantor or its Affiliates that is not required to be provided pursuant to clause (ii), Parent shall cause the GIC Guarantor to use its reasonable best efforts within the constraints imposed on it and its Affiliates by applicable Law and its and its Affiliates’ organizational documents and consistent with its and its Affiliates’ internal policies and past practices, to provide such information and, in the absence of being able to provide such information, to enter into good faith discussions with the Company and the Government Entity to provide other information, within the constraints imposed on it and its Affiliates by applicable Law and its and its Affiliates’ organizational documents and consistent with its and its Affiliates’ internal policies and past practices, that attempts to address the topic(s) of inquiry then being made by such Governmental Entity.

(d) Subject to Section 5.5(c), each of Parent, Merger Sub and the Company shall use, and Parent shall cause the Guarantors to use, their respective reasonable best efforts to obtain a written notification issued by the Committee on Foreign Investment in the United States (“CFIUS”) that it has concluded a review of the notification voluntarily provided pursuant to the Defense Production Act of 1950, as amended, and determined not conduct a full investigation or, if a full investigation is deemed to be required, notification that the U.S. government will not take action to prevent the transactions contemplated hereby from being consummated (such notification, the “CFIUS Approval”). Such reasonable best efforts shall include promptly making any pre-notification and notification filings required in connection with the CFIUS Approval, furnishing all information specified by regulation to be included in a joint voluntary notice to CFIUS and, subject to Section 5.5(c), using reasonable best efforts to provide any information requested by CFIUS in connection with its review of the transactions contemplated hereby. With respect to obtaining CFIUS Approval, the term “reasonable best efforts” shall be interpreted in light of past CFIUS reviews and investigations relating to the GIC Guarantor and its Affiliates.

(e) Parent and Merger Sub shall not, and shall cause their Affiliates and the Guarantors not to, acquire or agree to acquire any assets (including any equity interest in any Person) if such acquisition or agreement would reasonably be expected to materially increase the risk of not obtaining any required expiration of any waiting period or any consent or other approval necessary under any Law for the Merger or other transactions contemplated hereby. Parent and Merger Sub shall not, and shall cause their Affiliates and the GGC Guarantor not to, acquire or agree to acquire any Telecom Related Entity.

(f) Prior to the Effective Time, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), Parent shall not permit or agree to permit any Person (other than the Equity Financing Sources or as otherwise set forth on Schedule 5.5(f) attached hereto) to obtain any equity interests (or rights to obtain any equity interests) in Parent or any of its Subsidiaries.

(g) Notwithstanding anything to the contrary herein, the Company shall control the defense of all Stockholder Litigation initiated against the Company, the Company Board or any of its or their Representatives; provided that the Company shall not be permitted to settle any Stockholder Litigation without the prior consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed). The Company shall, as promptly as reasonably practicable, notify Parent in writing of, and shall give Parent the opportunity to participate in the defense of, any Stockholder Litigation. Without otherwise limiting the Indemnified Persons’ rights with regard to the right of counsel, following the Effective Time, the Indemnified Persons shall be entitled to continue to retain Goodwin Procter LLP or such other counsel selected by such Indemnified Persons prior to the Effective Time to defend any such Indemnified Persons in connection with such Stockholder Litigation (it being understood that the Company and its Affiliates shall have the right to engage any other counsel in connection therewith).

SECTION 5.6 Financing. (a) Parent and Merger Sub shall each use its commercially reasonable efforts to arrange the Financing on the terms and conditions described in the Financing Commitments (including any “flex” provisions applicable thereto), including using its commercially reasonable efforts to (i) promptly negotiate and enter into definitive agreements on the terms and conditions (including, if required, utilizing the “flex” provisions) contained in the Financing Commitments, (ii) promptly satisfy all conditions applicable to it and its Affiliates in, and comply with its obligations under, the Financing Commitments and the definitive agreements for the Financing (excluding, for the avoidance of doubt, any condition where the failure to be so satisfied is a result of the Company’s failure to comply with its express obligations under this Agreement), and (iii) consummate the Financing (including by instructing the lenders and the other Persons providing the Financing to provide such Financing) as promptly as practicable after the date hereof (provided, that Parent and Merger Sub need not draw the Debt Financing or Equity Financing in advance of the Closing Date). Parent and Merger Sub shall not and shall cause their Affiliates not to take or refrain from taking, directly or indirectly, any action that would reasonably be expected to result in (i) a failure of any of the conditions contained in the Financing Commitments or in any definitive agreement related to the Financing or (ii) any reduction in the Debt Commitment that results in the aggregate proceeds contemplated by the Financing Commitments becoming insufficient for Parent and Merger Sub to pay all amounts required to be paid in connection with the Merger, including the repayment or refinancing of any Indebtedness of the Company and its Subsidiaries required in connection with the consummation of the Merger, and the payment of all related fees and expenses. Parent and Merger Sub shall not and shall cause their Affiliates not to object to the utilization of any “flex” provisions by any Person providing the Debt Financing.

(b) In the event any portion of the Debt Financing becomes unavailable on the terms and conditions (including the “flex” provisions) contemplated in the Debt Financing Commitment, Parent and Merger Sub shall use their commercially reasonable efforts to obtain alternative debt financing in amounts sufficient, together with other sources of funds available to Parent and Merger Sub, to pay the aggregate Merger Consideration and related fees and expenses on terms not less favorable to Parent and Merger Sub than the terms of the Debt Financing Commitment as promptly as practicable; provided, however, that any such alternative debt financing shall not, without the prior written consent of the Company (i) have conditions to funding that are different or more expansive from those set forth in the Debt Financing Commitment, (ii) be reasonably expected to be funded on a date later than the original financing, or (iii) be otherwise adverse in any respect to the interests of the Company.

(c) Parent and Merger Sub shall have the right from time to time to amend, supplement or otherwise modify, or waive any of their rights under, the Debt Financing Commitments; provided, however, that any such amendment, supplement, modification, replacement or waiver shall not, without the prior written consent of the Company (i) reduce the aggregate amount of the Debt Financing available on the Closing Date, or the length of the commitment therefor, from that contemplated in the Debt Financing Commitments (provided, that Parent may decrease the amount of the Debt Financing so long as the Equity Financing under the Equity Financing Commitments is increased in a corresponding amount pursuant to a binding agreement delivered to the Company, to the extent permitted pursuant to the Financing Commitments), (ii) modify or expand upon any of the conditions precedent to the funding of the Debt Financing from that set forth in the Debt Financing Commitments (provided that any such condition may be deleted or waived), (iii) be reasonably expected to prevent, impede or delay the availability of the Debt Financing, or (iv) be otherwise materially adverse in any respect to the interests of the Company. For the avoidance of doubt, Parent and Merger Sub may modify, supplement or amend the Debt Financing Commitment to add lenders, lead arrangers, bookrunners, syndication agents, documentation agents or entities in similar roles. Parent and Merger Sub shall deliver copies of any amendment, supplement, replacement, waiver or other modification to the Debt Financing Commitment Letter to the extent requested by the Company.

(d) To the extent Parent and Merger Sub obtain alternative financing pursuant to paragraph (b) above, or amend, replace, supplement, modify or waive any of the Debt Financing pursuant to paragraph (c) above, references to the “Debt Financing” and “Debt Financing Commitments” (and other like terms in this Agreement) shall be deemed to refer to such alternative financing, or the Debt Financing as so amended, replaced, supplemented, modified or waived.

(e) Parent and Merger Sub shall keep the Company reasonably informed on a timely basis of the status of Parent’s and Merger Sub’s efforts to obtain the Financing and to satisfy the conditions thereof, including advising and updating the Company, in a reasonable level of detail, with respect to status, proposed closing date and material terms of the definitive documentation related to the Debt Financing and giving the Company prompt notice of any material changes with respect to the Financing. Without limiting the generality of the foregoing, Parent and Merger Sub shall notify the Company promptly (and in any event within one Business Day) if at any time prior to the Closing:

(i) any Financing Commitment is terminated for any reason prior to its stated expiration date (or if any Person attempts or purports to terminate any Financing Commitment, whether or not such attempted or purported termination is valid);

(ii) Parent or Merger Sub obtains knowledge of any breach or default or any threatened breach or default (or any event or circumstance that, with or without due notice, lapse of time or both, would reasonably be expected to give rise to any breach or default) by any party to any Financing Commitment;

(iii) Parent or Merger Sub receives any written communication from any Person with respect to any actual, potential or threatened breach, default, termination or repudiation by any party to the Financing Commitments;

(iv) any Debt Financing Source or Equity Financing Source refuses to provide or expresses to Parent or Merger Sub in writing an intent to refuse to provide all or any portion of the Financing contemplated by the Financing Commitments on the terms set forth therein; or

(v) Parent or Merger Sub, for any reason, no longer believes in good faith that it will be able to obtain all or any portion of the Financing on the terms described in the Financing Commitments.

As soon as reasonably practicable (but in any event within two Business Days after the date the Company delivers to Parent and Merger Sub a written request therefor), Parent and Merger Sub shall provide any information reasonably requested by the Company relating to any circumstance referred to in clause (i) through (v) of the immediately preceding sentence. In addition, upon the request of the Company (or its counsel), Parent promptly will provide the Company with copies of all executed definitive agreements (including any amendments, supplements, restatements or other modifications thereto) with respect to the Debt Financing.

(f) Prior to the Closing Date, the Company shall, and shall cause its Subsidiaries (and shall use commercially reasonable efforts to cause its and their respective Representatives to) to, use commercially reasonable efforts to provide to Parent and Merger Sub (in each case at Parent’s sole expense as provided in Section 5.6(g)(iv)) all customary cooperation reasonably requested by Parent and Merger Sub in connection with obtaining the Debt Financing, including using commercially reasonable efforts to:

(i) participate in a reasonable number of meetings (but not more than two primary bank meetings), lender presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies, in each case on reasonable advance notice and at mutually acceptable times;

(ii) cooperate with the marketing efforts of Parent and Merger Sub and the Debt Financing Sources, including reasonably assisting with the preparation of rating agency presentations, offering memoranda, bank information memoranda and lender presentations;

(iii) furnish Parent and Merger Sub and the Debt Financing Sources with (A) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries for the most recently completed fiscal year ended at least 90 days before the Closing Date and (B) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries for each subsequent fiscal quarter (other than the fourth fiscal quarter) ended at least 45 days before the Closing Date; provided, however, that in no event shall the Company be required to provide pro forma financial statements or adjustments or projections;

(iv) reasonably facilitate the pledge of collateral required under the Debt Commitment Letter to be delivered at Closing as may be reasonably requested by Parent, including assisting Parent, the Debt Financing Sources and their respective Representatives in obtaining customary payoff letters, Lien releases, instruments of termination or discharge (in each case only to the extent such Indebtedness is required hereunder to be repaid in full on the Closing Date) and in each case to be effective upon receipt in cash of the payoff amount;

(v) furnish Parent with such other customary information with respect to the Company and its Subsidiaries as may be reasonably available to the Company at the time requested and reasonably requested to facilitate the Debt Financing contemplated by the Debt Commitment Letter as in effect on the date hereof;

(vi) reasonably cooperate upon request with the efforts of Parent and the Debt Financing Sources to ensure that any syndication efforts benefit from the existing banking relationships of the Company and its Subsidiaries;

(vii) provide all available documentation and other reasonably available information about the Company and its Subsidiaries to the extent required under applicable “know your customer” and anti-money laundering rules and regulations, including under the USA PATRIOT Act; and

(viii) execute customary authorization letters to the extent required by the Debt Commitment Letter as in effect on the date hereof authorizing the distribution of information about the Company and its Subsidiaries to prospective lenders (including, to the extent accurate and applicable, in the case of the public-side version, a representation to the arranger of the Debt Financing that such public-side version does not include material non-public information about the Company or its Subsidiaries).

(g) Notwithstanding anything to the contrary in this Agreement:

(i) no liability or obligation (including any liability or obligation to pay any commitment or other fee or reimburse any expenses) of the Company or any of its Subsidiaries under any Contract, certificate, document or other instrument related to the Financing shall be effective until the Closing and neither the Company nor any of its Subsidiaries shall be required to take any action under any Contract, certificate, document or other instrument that is not contingent upon consummation of the Merger or that would be effective prior to the Merger;

(ii) nothing shall require such cooperation as described in this Section to the extent it would (x) unreasonably interfere with the business or operations of the Company or its Subsidiaries, (y) require the Company or its Subsidiaries to obtain any consent or incur any liability that is not contingent upon consummation of the Merger or that would be effective prior to the Merger or (z) conflict with or result in a violation of any of its obligations under this Agreement or cause any of its representations or warranties under this Agreement to be untrue;

(iii) neither the Company nor any of its Subsidiaries shall be required to provide any legal opinion or other opinion of counsel or any information that would, in the Company’s judgment, result in a violation of applicable Law or loss of attorney-client or other legal privilege;

(iv) Parent and Merger Sub shall, promptly upon request by the Company, reimburse the Company for all reasonable, documented and out-of-pocket costs and expenses (including any such attorney’s and auditor’s fees and expenses) to the extent incurred by the Company or any of its Subsidiaries in connection with performing its obligations under this Section or otherwise requested by Parent to facilitate the Debt Financing;

(v) Parent and Merger Sub shall indemnify and hold harmless the Company and its Affiliates and their respective Representatives from and against any and all losses, liabilities, claims, obligations, damages and expenses (including reasonable out-of-pocket legal fees, costs and expenses) suffered or incurred by any of them in connection with the Financing and any information utilized in connection therewith or any actions taken pursuant to this Section 5.6; and

(vi) In no event shall Parent or any of its Affiliates prohibit or seek to prohibit any bank or investment bank or other potential provider of debt or equity financing, including the Financing Sources, from providing financing or financial advisory services to any Person in connection with a transaction relating to the Company or its Subsidiaries or in connection with the Merger or the other transactions contemplated hereby.

SECTION 5.7 Treatment of Senior Notes. Subject to the immediately following sentence, the Company shall use its reasonable best efforts to effect the discharge of the 4.50% Senior Notes due 2023 (the “Notes”) issued by the Company pursuant to Section 8.01(a) of the indenture (as supplemented) governing the Notes (the “Notes Indenture”) substantially concurrently with, but not prior to, the Closing (the “Notes Discharge”). On the Closing Date,

(a) the Company shall use its reasonable best efforts to issue a notice of optional redemption (the “Redemption Notice”) for the outstanding principal amount of the Notes pursuant to Section 5 of the form of note attached to the Notes Indenture (the “Notes Redemption”), with a redemption date as requested by Parent in accordance with the terms of the Notes Indenture, and (b) Parent shall deposit by wire transfer of immediately available funds with the trustee for the Notes, as trust funds, in trust solely for the benefit of the holders of the Notes, the aggregate amount of U.S. dollars specified by the Company as necessary to effect such discharge of the Notes at the Closing pursuant to Section 8.01(a) of the Notes Indenture. The Company shall use its reasonable best efforts to prepare all necessary and appropriate documentation in connection with the Notes Redemption and Notes Discharge, including the Redemption Notice, as applicable. Each of the Company and Parent shall, and shall cause its Subsidiaries and their respective Representatives to, provide cooperation reasonably requested by the other in the preparation of any Redemption Notice and in connection with the Notes Redemption and Notes Discharge. All notices to the trustee for the Notes and the Redemption Notice in connection with the Notes Redemption and Notes Discharge shall be subject to the reasonable review and reasonable approval of, and reasonable comment by, Parent (provided, that such review, comment and approval shall be timely completed so as not to delay the Notes Discharge beyond the Closing Date). Without limiting the foregoing, the Company shall use its reasonable best efforts to furnish to the trustee for the Notes any such officer’s certificate and such other documents and shall cause its legal counsel to furnish any such legal opinion, in each case, relating to the Company and its Subsidiaries to the extent required by the Notes Indenture in connection with the Notes Redemption and Notes Discharge. On or prior to the Closing Date, the Company shall use its reasonable best efforts to deliver to Parent a copy of a payoff letter (subject to delivery of funds), in customary form and substance, from the Administrative Agent (as defined in the Credit Agreement) providing for the repayment of all outstanding indebtedness, other than contingent obligations, under the Credit Agreement.

SECTION 5.8 Employment and Employee Benefits Matters; Other Plans. (a) Without limiting any additional rights that any current or former employee of the Company or any of its Subsidiaries (each, a “Company Employee”) may have under any Company Plan, except as otherwise agreed in writing between Parent and a Company Employee, Parent shall cause the Surviving Corporation and each of its Subsidiaries, for a period commencing at the Effective Time and ending on December 31, 2018 thereafter, to maintain the severance-related provisions of existing Company Plans in accordance with their terms in effect on the date hereof and to provide 100% of the severance payments and benefits required thereunder pursuant to the terms thereof in effect on the date hereof to be provided any Company Employee terminated during that period.

(b) Without limiting any additional rights that any Company Employee may have under any Company Plan, except as otherwise agreed in writing between Parent and a Company Employee, Parent shall cause the Surviving Corporation and each of its Subsidiaries, for the period commencing at the Effective Time and ending on December 31, 2018 thereafter, to maintain for any Company Employee who remains employed by the Company or any of its Subsidiaries (i) salary, cash bonus opportunities (excluding the value of equity-based awards) and commission opportunities that are no less favorable in the aggregate than, and (ii) benefits (including health, welfare and retirement benefits but excluding the value of equity-based awards) provided under Company Plans that in the aggregate are substantially comparable to, the salary, cash bonus opportunities (excluding the value of equity-based awards), commission opportunities and benefits (excluding the value of equity-based awards) maintained for and provided to such Company Employees immediately prior to the Effective Time.

(c) As of and after the Effective Time, Parent will, or will cause the Surviving Corporation to, give Company Employees full credit for purposes of eligibility and vesting and for purposes of determining future vacation accruals and severance amounts (but not for purposes of benefit accruals under any defined benefit pension plans), under (x) any severance-related provisions of existing Company Plans described in Section 5.8(a) above and (y) any employee compensation, incentive, and benefit (including vacation) plans, programs, policies and arrangements maintained for the benefit of Company Employees as of and after the Effective Time by Parent, its Subsidiaries or the Surviving Corporation for the Company Employees’ service with the Company, its Subsidiaries and their predecessor entities (each, a “Parent Plan”) to the same extent recognized by the Company for similar purposes under Company Plans immediately prior to the Effective Time. With respect to each Parent Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA), Parent and its Subsidiaries shall use commercially reasonable efforts to (i) cause to be waived any pre-existing condition or eligibility limitations and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, Company Employees under similar plans maintained by the Company and its Subsidiaries immediately prior to the Effective Time.

(d) From and after the Effective Time, except as otherwise agreed in writing between Parent and a Company Employee or as otherwise provided in this Agreement, Parent will honor, and will cause its Subsidiaries to honor, in accordance with its terms, (i) each existing employment, change in control, retention, severance and termination protection plan, policy or agreement of or between the Company or any of its Subsidiaries and any officer, director or employee of that company, in each case, in accordance with its terms in effect on the date hereof, listed on Section 3.11(a) of the Company Disclosure Letter and previously provided to Parent, (ii) all obligations in effect as of the Effective Time under bonus or bonus deferral plans, programs or agreements of the Company or its Subsidiaries, in each case, in accordance with its terms in effect on the date hereof, listed on Section 3.11(a) of the Company Disclosure Letter and previously provided to Parent and (iii) all vested and accrued benefits under any employee benefit, employment compensation or similar plans, programs, agreements or arrangements of the Company or its Subsidiaries. Parent acknowledges that the transaction contemplated hereby shall constitute a “change in control” for purposes of each Company Plan that uses such term or a similar term.

SECTION 5.9 Takeover Laws. If any Takeover Law is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated hereby, each of the Company and Parent and their respective Boards of Directors shall take all action necessary to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Law on this Agreement, the Merger and the other transactions contemplated hereby.

SECTION 5.10 Notification of Certain Matters. The Company and Parent shall promptly notify each other of (a) any notice or other communication received by such party or any of its Affiliates from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated hereby, (b) any Action commenced or threatened in writing against, relating to or involving the Merger or the other transactions contemplated hereby, and (c) any change, condition or event that results or would reasonably be expected to result in any failure of any condition set forth in Article VI to be satisfied; provided, however, that no such notification shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder.

SECTION 5.11 Indemnification, Exculpation and Insurance. (a) From and after the Effective Time, the Surviving Corporation shall and shall cause its Subsidiaries to indemnify and hold harmless each present and former director, officer and employee of the Company and its Subsidiaries (each an “Indemnified Person”) against any and all costs, expenses (including reasonable attorneys’ fees), judgments, fines, penalties, taxes, losses, claims, damages or other liabilities incurred in connection with any Action or threatened Action, whether civil, criminal, administrative or investigative, whether formal or informal, arising out of or pertaining to matters existing or occurring on or prior to the Closing Date (including the Merger, the Financing and the other transactions contemplated hereby), whether asserted or claimed prior to, on or after the Closing Date, to the fullest extent that the Company and its Subsidiaries are permitted under Delaware Law, including with respect to the advancement of expenses.

(b) For a period of six years from the Effective Time, except as may be required by applicable Law, (i) the certificate of incorporation and bylaws (or comparable organizational documents) of the Surviving Corporation and each of its Subsidiaries shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers and employees than are presently set forth in the certificate of incorporation and bylaws (or comparable organizational documents) of such entity, and (ii) no such provisions shall be amended, repealed or otherwise modified during such period in any manner adverse to any such individuals.

(c) Prior to the Closing Date, the Company shall purchase a “tail” directors’ and officers’ liability insurance policy for the Company and its Subsidiaries and their present and former directors, officers and employees who are currently covered by the directors’ and officers’ liability insurance coverage currently maintained by the Company that shall provide such directors, officers and employees with coverage for six years following the Closing Date of not less than the existing coverage and have other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance coverage currently maintained by the Company and its Subsidiaries. Parent shall pay for the full costs of such tail policy. Following the Closing, the Surviving Corporation shall and shall cause its Subsidiaries to, and Parent shall cause the Surviving Corporation and its Subsidiaries to, maintain such policy in full force and effect, and continue to honor the obligations thereunder.

(d) From and after the Effective Time, the Surviving Corporation shall, and shall cause its Subsidiaries to, and Parent shall cause the Surviving Corporation and its Subsidiaries to, honor in accordance with its terms, each indemnification agreement set forth on Section 3.13 of the Company Disclosure Letter in effect between the Company or any of its Subsidiaries and any Indemnified Person as of the date hereof.

(e) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity or (ii) transfers or otherwise conveys all or a majority of its assets to any Person, then proper provision shall be made so that the successors and assigns of the Surviving Corporation, or the holder of its assets, as the case may be, shall succeed to the obligations set forth in this Section.

(f) This Section is intended to be for the benefit of, and shall be enforceable by, each of the Persons entitled to indemnification and their respective heirs and legal representatives. The indemnification, advancement of expenses and exculpation provided for herein shall not be deemed exclusive of any other rights to which any such Person may be entitled, whether pursuant to law, contract or otherwise.

SECTION 5.12 Rule 16b-3. The Company shall be permitted to take such steps as may be reasonably necessary or advisable to cause dispositions of Company equity securities (including derivative securities) pursuant to the Merger and other transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b–3 under the Exchange Act.

SECTION 5.13 Public Announcements. Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, to the extent reasonably practicable, consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other analogous public statement with respect to this Agreement, the Merger and the other transactions contemplated hereby and shall not issue any such press release or make any other analogous public statement prior to such consultation, except as may be required by applicable Law, court process or rule or regulation of the NYSE; provided, however, that notwithstanding the foregoing, the Company shall not be required to consult with Parent or Merger Sub before issuing any press release or making any other public statement with respect to an Adverse Recommendation Change effected in accordance with Section 5.2(c) or with respect to its receipt and consideration of an Acquisition Proposal. Parent and the Company agree that the press release announcing the execution of this Agreement shall be a joint release of Parent and the Company.

SECTION 5.14 Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company shall reasonably cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable Law and the rules and regulations of the New York Stock Exchange to cause (a) the delisting of the Class A Common Stock from the New York Stock Exchange as promptly as practicable after the Effective Time; and (b) the deregistration of the Class A Common Stock pursuant to the Exchange Act as promptly as practicable after such delisting.

SECTION 5.15 Implementation of Neutrality Plan. Each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall cooperate with each other and use their reasonable best efforts to undertake (and in the case of Parent and Merger Sub, cause the Guarantors and their respective Controlled Affiliates to undertake), the actions contemplated in the Neutrality Plan (with no requirement to take any other actions that are not specified in Section 5.5(a)(v)) to be taken prior to the Closing.

ARTICLE VI

CONDITIONS PRECEDENT

SECTION 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The obligation of each party to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) No Injunctions or Legal Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity of the United States or other Applicable Jurisdiction that, in any case, prohibits or makes illegal the consummation of the Merger.

(c) Antitrust. Any applicable waiting period (and any extension thereof) under the HSR Act and other applicable Antitrust Laws relating to the transactions contemplated by this Agreement (including the equity funding of Parent or Merger Sub) shall have expired or been terminated, and all approvals or applicable waiting periods required under other applicable Antitrust Laws in connection with the transactions contemplated by this Agreement shall have been obtained.

SECTION 6.2 Conditions to the Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction, or waiver by the Company, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub set forth in Article IV shall be true and correct as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for any inaccuracies of such representations and warranties the circumstances giving rise to which, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect (provided, that for purposes of determining the accuracy of such representations and warranties, all materiality and Parent Material Adverse Effect qualifications and exceptions contained in such representations and warranties shall be disregarded).

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time.

(c) Officers’ Certificate. The Company shall have received a certificate signed by an executive officer of Parent certifying as to the matters set forth in paragraphs (a) and (b) above.

(d) Filings and/or Consents. The Company shall have made or received, as applicable, such filings with and/or consents of the FCC and the other Governmental Entities set forth on Schedule 6.2(d) as required to consummate the Merger and the transactions contemplated hereby.

The Company acknowledges and agrees that there are no conditions to the obligation of the Company to effect the Merger other than as expressly set forth in Sections 6.1 and 6.2.

SECTION 6.3 Conditions to the Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of the Company set forth in Section 3.4(a) and 3.4(b) shall, except for any de minimis inaccuracies, be true and correct as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), (ii) each of the Fundamental Representations shall be true and correct in all material respects as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), and (iii) each of the remaining representations and warranties of the Company set forth in Article III shall be true and correct as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), in the case of this clause (iii), except for any inaccuracies of such representations and warranties the circumstances giving rise to which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect (provided, that for purposes of determining the accuracy of such representations and warranties in clauses (ii) and (iii), all materiality and Material Adverse Effect qualifications and exceptions contained in such representations and warranties shall be disregarded).

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c) Absence of Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any event, change, circumstance, occurrence, effect or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(d) Officers’ Certificate. Parent shall have received a certificate signed by an executive officer of the Company certifying as to the matters set forth in paragraphs (a) through (c) above.

(e) Appraisal Rights. The holders of not more than eight and one-half percent (8.5%) of the Shares shall have validly demanded appraisal of their Shares in accordance with the DGCL.

(f) CFIUS Approval. The CFIUS Approval shall have been obtained without the imposition of any Burdensome Condition.

(g) Filings and/or Consents. The Company shall have made or received, as applicable, such filings with and/or consents of the FCC and the other Governmental Entities set forth on Schedule 6.2(d) as required to consummate the Merger and the transactions contemplated hereby without the imposition of a Burdensome Condition.

Parent and Merger Sub acknowledge and agree that there are no conditions to the obligation of Parent and Merger Sub to effect the Merger other than as expressly set forth in Sections 6.1 and 6.3.

SECTION 6.4 Frustration of Closing Conditions. None of the parties hereto may rely on the failure of any condition set forth in this Article to be satisfied if such failure was caused by such party’s breach of this Agreement.

ARTICLE VII

TERMINATION

SECTION 7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Company Stockholder Approval has been obtained (with any termination by Parent also being an effective termination by Merger Sub):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Merger shall not have been consummated on or before June 14, 2017 (the “Outside Date”); provided, that if any of the conditions set forth in Section 6.1(c), Section 6.2(d), Section 6.3(f) or Section 6.3(g) shall not have been satisfied by the Outside Date, then either the Company or Parent shall be entitled to extend the Outside Date by a period of up to three months to September 14, 2017 by written notice to the other (it being understood that in no event shall the Outside Date be extended to a date that is later than the nine-month anniversary of the date of this Agreement without the mutual written consent of Parent and the Company); and provided further that neither party shall have the right to extend the Outside Date or terminate this Agreement pursuant to this paragraph (i) if such party is then in material breach of any of its covenants or other agreements in this Agreement and such breach resulted in, or was a principal cause of, the failure of the Closing to be consummated by the Outside Date;

(ii) if any court of competent jurisdiction shall have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting consummation of the Merger, and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable; provided, that no party shall have the right to terminate this Agreement pursuant to this paragraph (ii) if such party is then in material breach of any of its covenants or other agreements set forth in Section 5.5 of this Agreement in respect of such judgment, order, injunction, rule, decree or other action; or

(iii) if (A) the Company Stockholder Approval shall not have been obtained at the Stockholder Meeting duly convened or at any adjournment or postponement thereof at which a vote on the adoption of the Merger Agreement was taken or (B) there are holders of insufficient Shares present or represented by a proxy at the Stockholder Meeting to constitute a quorum necessary to conduct the business of the Stockholder Meeting and such meeting is not adjourned or postponed to a later date; provided, that no party shall have the right to terminate this Agreement pursuant to this paragraph (iii) if such party is then in material breach of any of its covenants or other agreements in this Agreement and such breach resulted in, or was a principal cause of, the failure of the Company Stockholder Approval to have been obtained or such quorum to not have been obtained; or

(c) by the Company:

(i) if Parent or Merger Sub has breached or failed to perform any of its covenants or other agreements set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub is untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the Effective Time, (A) would result in the failure of either of the conditions set forth in Section 6.2(a) or 6.2(b) and (B) has not been cured on or prior to the earlier of (x) 45 days after written notice of such breach or failure to perform is given to Parent and (y) the fifth Business Day immediately before the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this paragraph (i) if it is then in material breach of any of its covenants or other agreements set forth in this Agreement;

(ii) at any time prior to obtaining the Company Stockholder Approval, in order to accept a Superior Proposal in accordance with Section 5.2(c); provided, that the Company Board shall have authorized the Company to enter into a definitive Alternative Acquisition Agreement with respect to such Superior Proposal and the Company shall have (A) substantially concurrently with such termination entered into the associated Alternative Acquisition Agreement, (B) otherwise complied in all material respects with all provisions of Section 5.2(c), and (C) paid all amounts due pursuant to Section 7.3; or

(iii) if (A) the Merger is not consummated on or before the date required by Section 1.2, (B) the conditions set forth in Sections 6.1 and 6.3 have been and continue to be satisfied (other than those conditions that by their terms are to be satisfied at the Closing and which are capable of being satisfied on the Closing Date, assuming for purposes hereof that the date of termination is the Closing Date), (C) the Company has irrevocably notified Parent in writing that (1) the Company is ready, willing and able to consummate the Merger on such date and (2) all conditions set forth in Section 6.2 have been and continue to be satisfied (other than those conditions that by their terms are to be satisfied at the Closing and which are capable of being satisfied on the Closing Date, assuming for purposes hereof that the date of termination is the Closing Date) or that it is willing to waive any unsatisfied conditions set forth in Section 6.2 and (D) Parent and Merger Sub fail to consummate the Merger on or before the date that is three Business Days after the delivery of the notice described in clause (C); or

(d) by Parent:

(i) if the Company has breached or failed to perform any of its covenants or other agreements set forth in this Agreement, or if any representation or warranty of the Company is untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the Effective Time, (A) would result in the failure of either of the conditions set forth in Section 6.3(a) or 6.3(b) and (B) has not been cured on or prior to the earlier of (x) 45 days after written notice of such breach or failure to perform is given to the Company and (y) the fifth Business Day immediately before the Outside Date; provided, that Parent shall not have the right to terminate this Agreement pursuant to this paragraph (i) if it is then in material breach of any of its covenants or other agreements set forth in this Agreement;

(ii) the Company Board shall have made an Adverse Recommendation Change; or

(iii) if the Company has materially breached or failed to perform in any material respect any of its covenants or other agreements set forth in Section 5.2 of this Agreement (other than any unauthorized and materially cured breaches or failures).

SECTION 7.2 Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article, this Agreement shall immediately become void and of no effect; provided, however, that:

(a) Section 5.4(b) (Access to Information; Confidentiality), Section 5.6(g) (Financing), Section 5.13 (Public Announcements), this Section, Section 7.3 (Fees and Expenses), Article VIII (General Provisions), the Confidentiality Agreements and the Limited Guarantees shall survive the termination of this Agreement;

(b) the Company and Parent may have liability as set forth in Section 7.3; and

(c) no such termination shall relieve any party from any liability or damages resulting from a pre-termination breach of this Agreement or fraud, in which case the non-breaching party shall be entitled to all rights and remedies available at law or in equity.

SECTION 7.3 Fees and Expenses.

(a) Generally. Except as otherwise expressly provided in this Agreement (including this Section 7.3), all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b) Breakup Fee. In the event that:

(i) this Agreement is terminated by the Company pursuant to Section 7.1(c)(ii);

(ii) this Agreement is terminated by Parent pursuant to Section 7.1(d)(i), Section 7.1(d)(ii) or Section 7.1(d)(iii); or

(iii) (A) an Acquisition Proposal is made to the Company or the Company’s stockholders generally or is publicly disclosed, in each case, before receipt of the Company Stockholder Approval and not withdrawn, (B) this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(i) or (b)(iii), and (C) within twelve months after the date of such termination, the Company enters into a definitive Alternative Acquisition Agreement in respect of such Acquisition Proposal (provided, that for purposes of this paragraph (iii), each reference to “15%” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “50%”);

then, in any such event, the Company shall pay to Parent the Breakup Fee. “Breakup Fee” means (i) $20,000,000 if this Agreement is terminated on or before the Cut-off Date by the Company pursuant to Section 7.1(c)(ii) so as to enter into an Alternative Acquisition Agreement with a Person or group of Persons that is an Excluded Person at the time of such termination, (ii) $120,000,000 if this Agreement is terminated by Parent pursuant to Section 7.1(d)(ii) following an Adverse Recommendation Change relating to an NPAC Intervening Event and (iii) $60,000,000 in all other cases. In no event shall the Company be required to pay the Breakup Fee on more than one occasion. In the event that (A) the Company is obligated to pay the Breakup Fee pursuant to this Section 7.3(b) and (B) Parent shall receive full payment of the Breakup Fee plus any payment obligations pursuant to the succeeding paragraph (f), the receipt of the Breakup Fee by Parent shall be deemed to be liquidated damages, and the Company shall not have any further liability or obligation to Parent, Merger Sub or any of their Affiliates relating to or arising out of this Agreement or the failure of the Merger or any other transaction contemplated hereby to be consummated, and in such event, Parent and Merger Sub shall not seek to recover any money damages or obtain any equitable relief from the Company.

(c) Expense Reimbursement. In the event that this Agreement is terminated: (i) by the Company or Parent pursuant to Section 7.1(b)(i) in a circumstance in which the Breakup Fee is not then payable pursuant to Section 7.3(b)(iii) but could become payable in the future or (ii) by the Company or Parent pursuant to Section 7.1(b)(iii) in a circumstance in which the Breakup Fee is not then payable, then, in any such case, the Company shall pay all of the reasonably documented out-of-pocket fees and expenses (including reasonable legal fees and expenses) actually incurred by Parent and its Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement (including the Financing) (the “Parent Expenses”), which amount shall in no event exceed $7,500,000 in the aggregate; provided, that the existence of circumstances which could require the Breakup Fee to become subsequently payable by the Company pursuant to Section 7.3(b)(iii) shall not relieve the Company of its obligations to pay the Parent Expenses pursuant to this Section 7.3(c); provided, further, that the payment by the Company of Parent Expenses pursuant to this Section 7.3(c) shall not relieve the Company of any subsequent obligation to pay the Breakup Fee pursuant to Section 7.3(b) except that the amount of the Breakup Fee in any such circumstance shall be reduced by the amount of any Parent Expenses previously paid to Parent pursuant to this Section 7.3(c).

(d) Failed Closing Fee. In the event that this Agreement is terminated by the Company pursuant to Section 7.1(c)(i) or Section 7.1(c)(iii), then, in any such event, Parent shall pay to the Company a fee of $120,000,000 (the “Failed Closing Fee”). In no event shall the Parent be required to pay the Failed Closing Fee on more than one occasion.

(e) Payment Procedures. Payment of the Breakup Fee shall be made by wire transfer of same day funds to the accounts designated by Parent (i) simultaneously with the termination of this Agreement, in the case of a termination by the Company pursuant to Section 7.1(c)(ii) (or no later than the next Business Day if such termination occurs on a day that is not a Business Day), (ii) as promptly as reasonably practicable after termination (and, in any event, within five Business Days thereof), in the case of termination of this Agreement by Parent pursuant to Section 7.1(d)(ii) or 7.1(d)(iii), and (iii) simultaneously with entering into a definitive Alternative Acquisition Agreement in respect of such Acquisition Proposal, in the case of a Breakup Fee payable pursuant to Section 7.3(b)(iii). Payment of the Parent Expenses shall be made by wire transfer of same day funds to the accounts designated by Parent promptly (in any event within two (2) Business Days) following receipt of an invoice therefor. Payment of the Failed Closing Fee shall be made by wire transfer of same day funds to the accounts designated by the Company as promptly as reasonably practicable after termination of this Agreement entitling the Company to payment of the Failed Closing Fee under the express terms of this Agreement (and, in any event, within five Business Days thereof).

(f) Costs of Recovery. Each of the parties acknowledges that the agreements contained in this Section are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other parties would not enter into this Agreement. Accordingly, if any party fails to pay any amounts due pursuant to this Section and, in order to obtain such payment, the owed party commences a suit that results in a judgment against the owing party for the amounts (or any portion thereof) set forth in this Section, the owing party shall pay to the owed party its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts due from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

(g) Effect of Payment of Failed Closing Fee. Upon payment of the Failed Closing Fee, plus any payment obligations pursuant to the preceding paragraph (f) and Section 5.6(g)(iv) and (v) and any obligations under the Confidentiality Agreements that expressly survive termination of this Agreement pursuant to Section 7.2(a) (collectively, the “Other Parent Obligations”), none of the Parent Parties shall have any further liability or obligation to any of the Company Parties relating to or arising out of (i) this Agreement, the Limited Guarantees, the Financing Commitments or any of the other agreements, instruments, and documents contemplated hereby or executed in connection herewith, the transactions contemplated hereby or thereby, or the failure of any of the transactions contemplated hereby or thereby to be consummated or the termination of this Agreement, (ii) any breach or threatened or attempted beach of, or the failure or threatened or attempted failure of Parent or Merger Sub to comply with its respective obligations under, this Agreement or any of the other agreements, instruments, and documents contemplated hereby or executed in connection herewith, (iii) the failure of the Merger or any other transaction contemplated hereby (including the funding of the Financing) to be consummated, or (iv) in respect of any oral representation made or alleged to have been made in connection herewith or therewith, in each case, whether in equity or at law, in contract, in tort or otherwise (the items referred to in the foregoing clauses (i) through (iv), the “Transaction Related Matters”), and in such event, the Company Parties shall not seek, nor shall the Company Parties permit any of their Representatives or any other Person acting on their behalf to seek, to recover any money damages or obtain any equitable relief from any of the Parent Parties.

(h) Limitation of Liability of the Parent Parties/Exclusive Remedies. Notwithstanding anything to the contrary contained in this Agreement, without limiting the Other Parent Obligations or the right of the Company under, solely to the extent provided in, and subject to the terms and conditions of, Section 8.7 to seek specific performance to enforce the terms of this Agreement, or the Company’s rights under the Limited Guarantees or the Equity Financing Commitments, the Company’s right to terminate this Agreement when and as provided in Section 7.1 and, if applicable, to receive the Failed Closing Fee from Parent (or from the Guarantors pursuant to the Limited Guarantees) pursuant to Section 7.3(d), shall be the sole and exclusive remedy of any of the Company Parties in connection with any and all Transaction Related Matters, and in no event shall any of the Company Parties seek, nor shall the Company Parties permit any of their Representatives or any other Person acting on their behalf to seek, any other remedies.

(i) No Monetary Liability of Other Parent Parties. Without limiting (i) the preceding paragraph (h), (ii) the right of the Company under, solely to the extent provided in, and subject to the terms and conditions of, Section 8.7 to seek specific performance to enforce the terms of this Agreement, or (iii) the Company’s rights under the Limited Guarantees or the Equity Financing Commitments, no Parent Party (except Parent, Merger Sub and the Guarantors in respect of the Company’s right (if any) to receive the Failed Closing Fee from Parent (or from the Guarantors pursuant to the Limited Guarantees) pursuant to Section 7.3(d) and the Company’s rights against Parent and Merger Sub in respect of the Other Parent Obligations) shall have any monetary liability to any of the Company Parties for any loss suffered as a result of the Transaction Related Matters.

(j) No Recourse Against Debt Financing Sources. Notwithstanding anything to the contrary contained herein, the parties agree on behalf of themselves and their respective Affiliates that none of the Debt Financing Sources shall have any liability or obligation to the Company, Parent, Merger Sub or any of their respective Affiliates relating to or arising out of this Agreement or the Debt Financing, whether at law or equity, in contract, in tort or otherwise, and neither the Company, Parent nor any of their respective Affiliates will have any rights or claims against any of the Debt Financing Sources hereunder or thereunder. This Section 7.3(j) is intended to benefit and may be enforced by the Debt Financing Sources and shall be binding on all successors and assigns of the Company, Parent and Merger Sub.

ARTICLE VIII

GENERAL PROVISIONS

SECTION 8.1 Amendment or Supplement. This Agreement may be amended, modified or supplemented by the parties at any time prior to the Effective Time, whether before or after the Company Stockholder Approval has been obtained; provided, however, that (a) after the Company Stockholder Approval has been obtained, no amendment may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company without such further approval or adoption and (b) Section 7.3, this Section 8.1, Section 8.2(ii), Section 8.9, Section 8.10(b), Section 8.11(b), Section 8.12 and Section 8.14 may not be amended, modified or supplemented in any manner adverse to any Debt Financing Source without the prior written consent of the Lead Arrangers. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

SECTION 8.2 Extension of Time; Waiver. At any time prior to the Effective Time, the parties may, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other parties set forth in this Agreement or any document delivered pursuant hereto or (c) subject to applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein; provided, however, that (i) after the Company Stockholder Approval has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company without such further approval or adoption and (ii) Section 7.3, Section 8.1, this Section 8.2(ii), Section 8.9, Section 8.10(b), Section 8.11(b), Section 8.12 and Section 8.14 may not be waived in any manner adverse to any Debt Financing Source without the prior written consent of the Lead Arrangers. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.

SECTION 8.3 Nonsurvival. None of the representations, warranties, covenants or agreements in this Agreement or any certificate delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements that by their terms apply or are to be performed in whole or in part after the Effective Time.

SECTION 8.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of receipt, if delivered personally, (b) on the date of receipt, if delivered by e-mail during normal business hours on a Business Day or, if delivered outside of normal business hours on a Business Day, on the first Business Day thereafter, (c) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, or (d) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i) if to the Company, to:

NeuStar, Inc.

21575 Ridgetop Circle

Sterling, VA 20166

Attention: Lisa A. Hook

         President and Chief Executive Officer

E-mail: lisa.hook@neustar.biz

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attention: Stuart M. Cable, Esq.

         Lisa R. Haddad, Esq.

E-mail: scable@goodwinlaw.com; lhaddad@goodwinlaw.com

(ii) if to Parent, Merger Sub or the Surviving Corporation, to:

c/o Golden Gate Private Equity, Inc.

One Embarcadero Center, 39th Floor

San Francisco, CA 94111

Attention: Rishi Chandna

E-mail: rchandna@goldengatecap.com

with a copy (which shall not constitute notice) to:

Nob Hill Law Group, P.C.

247 Michelle Lane

Alamo, CA 94507

Attention: Stephen Oetgen

E-mail: soetgen@goldengatecap.com

with a copy (which shall not constitute notice) to:

c/o GIC Special Investments Pte. Ltd.

280 Park Avenue, 9th Floor

New York, NY 10017

Attention: Jason Young

E-mail: jasonyoung@gic.com.sg

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

787 Seventh Avenue

New York, NY 10019

Attention: Asi Kirmayer

E-mail: akirmayer@sidley.com

SECTION 8.5 Certain Definitions. For purposes of this Agreement:

“Action” means any action, suit, hearing, mediation, complaint, charge, inquiry, audit, investigation or proceeding by or before any Governmental Entity, and any other analogous arbitration, mediation or other proceeding.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person; provided, that, with respect to each of Parent and Merger Sub, “Affiliate” shall be deemed to not include the GIC Guarantor or its Affiliates.

“Antitrust Law” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Business Data” means all personally-identifying information and data (whether of employees, contractors, consultants, customers, consumers, or other parties and whether in electronic or any other form or medium) that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the Company’s Business Systems.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in New York City.

“Business Systems” means all software (including Company Products), computer hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems that are owned by or licensed to the Company and its Subsidiaries and used in the conduct of their business.

“Canadian NPAC Contract” means that certain Amended and Restated Agreement for Number Portability Administration Center/Service Management System, effective October 25, 2012, between the Company and Canadian LNP Consortium Inc., as amended.

“Company Parties” means, collectively, the Company, its Subsidiaries, any of their Affiliates, and the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, members, managers, general or limited partners, and assignees of each of the Company, its Subsidiaries and any of their Affiliates.

“Company Products” means all software and other products, including any of the foregoing currently in active development, from which the Company or its Subsidiaries are currently deriving revenue from the sale, license, maintenance, subscription, support or provision thereof in the ordinary course of business.

“Company Stock Option” means an option to purchase a Share granted under a Company Stock Plan.

“Company Stock Plans” means, collectively, the NeuStar, Inc. 1999 Equity Incentive Plan, the NeuStar, Inc. 2005 Stock Incentive Plan, the Amended and Restated NeuStar, Inc. 2009 Stock Incentive Plan, the AMACAI Information Corporation 2004 Stock Incentive Plan, or the Targus Information Corporation Amended and Restated 2004 Stock Incentive Plan.

“Confidentiality Agreements” mean that certain letter agreement, dated as of October 5, 2016, between the Company and Golden Gate Private Equity, Inc., and that certain letter agreement, dated as of November 14, 2016, between the Company and GIC Special Investments Pte. Ltd.

“Contract” means any contract, agreement, commitment, deed, mortgage, lease, license or other legally binding understanding or arrangement.

“Control”, including the terms “Controlled by” and “under common Control with”, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise.

“Credit Agreement” means that certain Credit Agreement among the Company, Morgan Stanley Senior Funding Inc., as Administrative Agent, Initial Swing Line Bank and Collateral Agent, and the guarantors, other agents and lenders party thereto, dated as of January 22, 2013, as amended by Amendment No. 1 to the Credit Agreement and Security Agreement, dated as of December 9, 2015, Amendment No. 2 to Credit Agreement, dated as of December 9, 2015, and Amendment No. 3 to Credit Agreement, dated as of September 28, 2016.

“Customs and International Trade Laws” means any applicable Law concerning the importation, exportation, re-exportation, or deemed exportation of products, technical data, technology or services, and the terms and conduct of transactions and making or receiving of payment related to such importation, exportation, re-exportation or deemed exportation, including, as applicable, the Tariff Act of 1930, and other laws, regulations, and programs administered or enforced by the U.S. Department of Commerce (“Commerce”), U.S. International Trade Commission, U.S. Customs and Border Protection, U.S. Immigration and Customs Enforcement, and their predecessor agencies; the Export Administration Act of 1979; the Export Administration Regulations, including related restrictions with regard to transactions involving persons and entities on the Commerce Denied Persons List or Entity List; the Arms Export Control Act; the International Traffic in Arms Regulations, including related restrictions with regard to transactions involving persons and entities on the Debarred List; the International Emergency Economic Powers Act; the Trading With the Enemy Act; the embargoes and restrictions administered by the United States Office of 376 Foreign Assets Control (“OFAC”); orders of the President regarding embargoes and restrictions on transactions with designated countries and entities, including persons and entities designated on OFAC’s list of Specially Designated Nationals and Blocked Persons; the antiboycott regulations administered by Commerce; and the antiboycott regulations administered by the U.S. Department of the Treasury.

“Data Security Requirements” means, collectively, all of the following to the extent relating to data treatment or otherwise relating to privacy, security, or security breach notification requirements and applicable to the Company in the conduct of its business, or to any of the Business Systems or any Business Data: (a) the Company’s own publicly posted rules, policies, and procedures; (b) all applicable Laws, rules and regulations; and (c) published industry standards adopted by industry trade groups applicable to the industries in which the Company or its Subsidiaries operate and the Business Data is used (including, if applicable, the Payment Card Industry Data Security Standard (PCI DSS)).

“Debt Financing Sources” means the entities that have committed to provide, arrange or act as agent or otherwise entered into agreements in connection with the Debt Financing, including the lenders and agents party to the Debt Financing Commitments and any joinder agreements or credit agreements relating thereto (but excluding, for the avoidance of doubt, Parent, Merger Sub and their respective Affiliates, other than Angel Island Capital), together with their respective Affiliates, officers, directors, employees, agents and representatives and successors and assigns.

“Environmental Laws” means all Laws concerning public health and safety, worker health and safety, pollution, or the protection of the environment.

“Equity Financing Sources” means Golden Gate Capital Opportunity Fund, L.P. and Hux Investment Pte Ltd.

“FCC” means the Federal Communications Commission of the United States.

“Foreign Company Plan” means any Company Plan that is maintained pursuant to or is subject to the Laws of a country other than the United States, excluding any benefit plan maintained by a Governmental Entity with respect to which the Company or its Subsidiaries is required to contribute, in either case, under applicable Laws.

“Fundamental Representations” means the representations and warranties set forth in Sections 3.1(a)(i), (a)(ii) and (b) (Organization, Standing and Power), 3.2 (Authority; Execution; Delivery), 3.3(a)(i) (No Conflict; Consents and Approvals), 3.5(b) (Subsidiaries), 3.16 (State Takeover Statutes), 3.17 (Brokers) and 3.18 (Opinion of Financial Advisor).

“Government Official” means any Person employed by or that is an agent of any Governmental Entity or any political party or that is a candidate for any office of a Governmental Entity.

“Governmental Entity” means any federal, national, supranational, state, provincial, local or other government, or any governmental, regulatory, self-regulatory or administrative authority, branch, agency, organization or commission, or any court, tribunal, or arbitral (public or private) or judicial body (including any grand jury).

“Indebtedness” means, with respect to the Company and each of its Subsidiaries, without duplication, (a) all Liabilities of such Person for indebtedness for borrowed money or in respect of loans or advances, (b) all Liabilities of such Person evidenced by bonds, debentures, notes or other similar securities or instruments, (c) all outstanding reimbursement Liabilities of such Person under surety bonds, letters of credit, banker’s acceptances and other arrangements similar to the foregoing, (d) all Liabilities of such Person under or pursuant to any conditional sales or other arrangements for the deferred purchase price of property or services or the acquisition of any business, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business), (e) all Liabilities of such Person under or pursuant to leases which in accordance with GAAP are required to be capitalized, (f) all Liabilities of such Person under or pursuant to interest rate cap agreements, interest rate swap agreements, foreign currency exchange agreements and other hedging agreements or similar arrangements, (g) all Liabilities of such Person for off balance sheet financing of such Person (other than operating leases), and (h) all Liabilities of such Person for direct or indirect guarantees of another Person in respect of Liabilities of the type set forth in the foregoing clauses.

“Intellectual Property” means all intellectual property and proprietary rights throughout the world, including (a) all patents, patent applications, patent disclosures, and inventions and all improvements thereto (whether or not patentable or reduced to practice), and all reissues, continuations, continuations-in-part, revisions, divisional, extensions, and reexaminations in connection therewith, (b) trademarks, service marks, domain names, trade dress, corporate names, trade names, and other indicia of source, and all registrations, applications and renewals in connection therewith (together with the goodwill associated therewith), (c) copyrights and all works of authorship (whether or not copyrightable), and all registrations, applications and renewals in connection therewith, (d) software, (e) Internet domain names, (f) trade secrets, know-how, technologies, databases, processes, techniques, protocols, methods, formulae, algorithms, layouts, designs, specifications and confidential information, (g) moral rights and (h) rights of privacy and publicity.

“Knowledge” means, with respect to the Company, the actual knowledge of the individuals listed on Section 8.5(a) of the Company Disclosure Letter.

“Law” means any statute, law (including common law), ordinance, regulation, rule, injunction, judgment, award, ruling or order of any Governmental Entity.

“Lead Arrangers” shall have the meaning set forth in the Debt Commitment Letter.

“Leases” means all leases, subleases, licenses, concessions and other Contracts (written or oral), including all amendments and modifications thereto, pursuant to which the Company or any Subsidiary holds any Leased Real Property.

“Lien” means any charge, mortgage, lien, pledge, security interest or other analogous right or claim.

“Malicious Code” means any virus, worm, Trojan horse or similar disabling code or program intentionally created by the Company or its Subsidiaries to disrupt or interfere with the equipment upon which the Company Products operate.

“Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that (a) has had a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (b) materially impairs, or prevents or materially delays the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement; provided, however, that, with respect to preceding clause (a), any events, changes, circumstances, occurrences, effects and states of facts to the extent constituting, arising out of or related to the following shall be disregarded in determining whether or not a Material Adverse Effect has occurred: (i) any change in general economic, business or market conditions (including in national or global financial markets, or in interest rates, exchange rates, currencies or monetary policy); (ii) any change generally affecting any of the industries in which the Company or its Subsidiaries operate; (iii) any change in global, national or regional political or regulatory conditions; (iv) any change in applicable Law; (v) the award of the NPAC Contract to the Winning Bidder, the delivery of the Notices of Non-Renewal in respect thereof on July 1, 2016, any unfavorable material judicial or agency determination (with respect to the Company and its Subsidiaries) with respect to the Company’s ongoing litigation with the FCC regarding the process by which the NPAC Contract was awarded to the Winning Bidder, or any decision or announcement by the North American Portability Management LLC or the FCC with respect to the continuation of the provision of transition services by the Company under the NPAC Contract; (vi) any change in GAAP or other applicable accounting regulations or principles or interpretations thereof; (vii) any outbreak or escalation of hostilities or any acts of war or terrorism (regardless of where occurring), or any natural disaster, calamity or other act of god; (viii) any change, in and of itself, in the price, trading volume or credit rating of any of the Company’s securities, whether debt or equity, or loans (provided, that the underlying cause of such change shall, if not otherwise excluded from this definition of Material Adverse Effect, be taken into account in determining whether a Material Adverse Effect has occurred); (ix) any change in or failure to meet, in and of itself, any projections, forecasts, budgets or other estimates of or relating to the Company or any of its Subsidiaries for any period and with respect to any metric (provided, that the underlying cause of such change or failure shall, if not otherwise excluded from this definition of Material Adverse Effect, be taken into account in determining whether a Material Adverse Effect has occurred); (x) the announcement of this Agreement and the transactions contemplated hereby and the identity of the parties hereto (including any adverse impact on relationships, contractual or otherwise, with customers, suppliers, employees or the FCC); (xi) the consummation of the transactions contemplated by this Agreement and the compliance with the terms hereof (including any action or omission taken by the Company or any of its Subsidiaries which is required in connection with this Agreement); (xii) any action taken (or omitted to be taken) by the Company or any of its Subsidiaries at the request of, or with the prior written consent of, Parent or Merger Sub following the date of this Agreement; or (xiii) any Stockholder Litigation; provided, however, that, with respect to preceding clauses (i), (ii), (iii), (iv), (vi) and (vii), any such event, change, circumstance, occurrence, effect or state of facts may be considered in determining whether or not a Material Adverse Effect has occurred to the extent that it has had, or would reasonably be expected to have, a disproportionate impact on the Company and its Subsidiaries relative to other businesses in the industries in which the Company or its Subsidiaries operate.

“Neutrality Plan” means the actions and steps contemplated to be taken as described in Schedule 8.5(b).

“NPAC Contract” means (a) the seven regional contracts to provide number portability administration services between the Company and North American Portability Management, LLC, and (b) any successor or future contracts also governing services provided by the Company or any of its Affiliates as the Local Number Portability Administrator(s), as defined by Section 52.21(k) of the rules of the FCC.

“Open Source Software” means any software that is licensed pursuant to: (a) any license that is a license now or in the future approved as an “open source” license by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL); or (b) any license under which such software is distributed or licensed as “free software” or “open source software” by the Open Source Foundation or the Free Software Foundation.

“Parent Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that materially impairs, or prevents or materially delays, the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

“Parent Parties” means, collectively, Parent, Merger Sub, the Guarantors, the Debt Financing Sources, the Equity Financing Sources and any of their controlling persons and Affiliates and each of their respective current, former or future directors, officers, general or limited partners, stockholders, members, managers, controlling persons, Affiliates, employees, representatives or agents.

“Permitted Lien” means (a) statutory Liens arising by operation of Law with respect to a liability which is not delinquent, (b) Liens for Taxes not yet due or delinquent or the validity or amount of which is being contested in good faith, (c) materialmen’s, mechanics’, carriers’, workers’, warehousemen’s, repairers’, landlords’, lessors’ and other similar Liens relating to obligations incurred in the ordinary course of business as to which there is no default, or the validity or amount of which is being contested in good faith, (d) pledges, deposits or other Liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation) incurred in the ordinary course of business, (e) with respect to real property, any Lien or other requirement or restriction arising under any zoning, entitlement, building, conservation restriction and other land use and environmental Law that is not violated by the current use or occupancy of such real property or the current operation of the business of the Company or its Subsidiary thereon, (f)

with respect to real property, any Lien or other requirement or restriction of record, or any Lien or other requirement or restriction that would otherwise be set forth in a title report or Lien search, in each case, which does not and would not materially impair the use or occupancy of such real property or the current operation of the business of the Company or its Subsidiary thereon, and (g) Liens arising under securities Laws.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity.

“PVRSU” means a restricted stock unit granted under a Company Stock Plan that is subject to performance-based vesting.

“RSU” means a restricted stock unit granted under a Company Stock Plan that is subject only to time-based vesting.

“Stockholder Litigation” means any claim or proceeding (including any class action or derivative litigation) asserted or commenced by, on behalf of or in the name of, against or otherwise involving the Company, the Company Board, any committee thereof and/or any of the Company’s directors or officers relating directly or indirectly to the Agreement, the Merger or any related transaction (including any such claim or proceeding based on allegations that the Company’s entry into the Agreement or the terms and conditions of the Agreement or any related transaction constituted a breach of the fiduciary duties of any member of the Company Board, any member of the board of directors of any of the Company’s Subsidiaries or any officer of the Company or any of its Subsidiaries).

“Subsidiary” means, with respect to any Person, any other Person of which stock or other equity interests having ordinary voting power to elect more than 50% of the board of directors or other governing body are owned, directly or indirectly, by such first Person.

“Technical Deficiencies” means any material defects, technical concerns or problems in any of the Company Products that would prevent the same from performing substantially in accordance with their user specifications or functionality descriptions.

“U.S. Company Plan” means any Company Plan that is maintained pursuant to or is subject to the Laws of the United States.

SECTION 8.6 Interpretation. When a reference is made in this Agreement to an Article, Section, paragraph, clause or Exhibit, such reference shall be to an Article, Section, paragraph, clause or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender as the circumstances require, and in the singular or plural as the circumstances require. The Company Disclosure Letter and all Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified. The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” The words “asset” and “property” shall be deemed to have the same meaning, and to refer to all assets and properties, whether real or personal, tangible or intangible. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to any Law include references to any associated rules, regulations and official guidance with respect thereto. References to a Person are also to its predecessors, successors and assigns. Unless otherwise specifically indicated, all references to “dollars” and “$” are references to the lawful money of the United States of America. References to “days” mean calendar days unless otherwise specified. Each party hereto has been represented by counsel in connection with this Agreement and the transactions contemplated hereby and, accordingly, any rule of Law or any legal doctrine that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived. The information and disclosures contained in any section of the Company Disclosure Letter shall be deemed to be disclosed and incorporated by reference in and with respect to the corresponding Section of this Agreement and to all additional Sections of this Agreement only to the extent the applicability of such information and disclosure to such additional Sections is reasonably apparent on its face.

SECTION 8.7 Specific Performance. (a) The parties agree that irreparable damage would occur in the event that the parties do not perform the provisions of this Agreement in accordance with its terms or otherwise breach such provisions, and that money damages and other legal remedies would not be an adequate remedy for any such harm. Accordingly, subject to paragraph (b) below, the parties acknowledge and agree that the parties shall be entitled to an injunction or specific performance to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity. The parties agree that the right of specific performance is an integral part of the transactions contemplated by this Agreement, including the Merger, and without that right, none of the Company, Parent or Merger Sub would have entered into this Agreement.

(b) Notwithstanding anything herein to the contrary, the Company shall be entitled to an injunction or specific performance to cause Parent and Merger Sub to consummate the Merger, or draw down the Equity Financing in connection with consummation of the Merger, if and only if:

(i) the conditions set forth in Sections 6.1 and 6.3 (other than those conditions that by their nature are to be satisfied at the Closing; provided, that each such condition is then capable of being satisfied at Closing) have been and continue to be satisfied or waived;

(ii) Parent and Merger Sub have failed to consummate the Merger by the date required pursuant to Section 1.2;

(iii) the Debt Financing has been funded or the agent for the Debt Financing Sources has confirmed that the Debt Financing will be funded at the Closing if the Equity Financing is funded at the Closing (provided, that Parent and Merger Sub shall not be required to draw down the Equity Financing or to consummate the Merger if the Debt Financing is not in fact funded at the Closing); and

(iv) the Company has not terminated this Agreement in accordance with Article VII and the Company has irrevocably confirmed that if specific performance is granted and the Equity Financing and Debt Financing are funded, then the Company will take such steps as are in its control to cause the Closing to occur.

(c) Each of the parties agrees that it will not oppose the granting of an injunction or specific performance as provided herein on the basis that (i) it has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

(d) Without limiting the generality of the foregoing, in no event shall the exercise of the Company’s right to seek specific performance pursuant to this Section 8.7 reduce, restrict or otherwise limit the Company’s right to subsequently terminate this Agreement and be paid the Failed Closing Fee and any amounts payable pursuant to Sections 5.6(g)(iv), 5.6(g)(v) and 7.3(f) under, solely to the extent provided in, and subject to the terms and conditions of, Article VII. Notwithstanding the foregoing or anything else in this Agreement to the contrary, for the avoidance of doubt, under no circumstances shall the Company be permitted or entitled to receive both (A) an injunction or specific performance to cause Parent and Merger Sub to consummate the Merger, or draw down the Equity Financing in connection with consummation of the Merger, as contemplated by Section 8.7(b) above, and (B) the payment of the Failed Closing Fee pursuant to Section 7.3(d).

(e) In any Action seeking to compel a party to specifically perform its obligations hereunder, the non-prevailing party in such Action (after a final, non-appealable judgment of a court of competent jurisdiction) shall promptly reimburse the prevailing party its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such Action.

SECTION 8.8 Entire Agreement. This Agreement (including the Exhibits hereto), the Company Disclosure Letter, the Limited Guarantees, the Financing Commitments and the Confidentiality Agreements constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

SECTION 8.9 No Third Party Beneficiaries. (a) Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement; provided, however, that:

(i) following the Effective Time, the provisions of Section 5.11 shall be enforceable by the Indemnified Persons as provided therein;

(ii) the rights of the Debt Financing Sources under Section 7.3, Section 8.1, Section 8.2(ii), this Section 8.9, Section 8.10(b), Section 8.11(b), Section 8.12 and Section 8.14 shall be enforceable by the Debt Financing Sources;

(iii) the provisions of Sections 5.5(b)(i), 5.5(c), 5.5(d), 7.3(g), 7.3(h) and 7.3(i) shall be enforceable by each Parent Party with respect to such Parent Party and its Affiliates and its and their Representatives; and

(iv) the provisions of Section 5.6(g)(v) shall be enforceable by the indemnitees listed therein; and

(v) following the Effective Time, the provisions of Article II shall be enforceable by each holder of Shares (including Restricted Stock and ESPP Shares), Company Stock Options, PVRSUs and RSUs solely to the extent necessary for any such Person to receive the consideration to which it is entitled pursuant to Article II.

(b) The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto, and may represent an allocation of risk among the parties hereto associated with particular matters regardless of the knowledge of any of the parties hereto. Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

SECTION 8.10 Governing Law.

(a) This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

(b) Notwithstanding anything to the contrary contained herein, each of the Parties to this Agreement agrees that, except as specifically set forth in the Debt Financing Commitments, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Debt Financing Sources in any way relating to this Agreement, the Debt Financing or the performance thereof or the transactions contemplated hereby or thereby shall be exclusively governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction.

SECTION 8.11 Submission to Jurisdiction.

(a) Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby brought by it or its Affiliates against any other party or its Affiliates shall be brought and determined in the Delaware Court of Chancery or, if under applicable Law the Delaware Court of Chancery does not have proper subject matter jurisdiction, any federal or state court in the State of Delaware (and appellate courts thereof). Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding. Each of the parties agrees not to and to cause its Affiliates not to commence any action, suit or proceeding relating to this Agreement or the transactions contemplated hereby except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(b) Notwithstanding anything to the contrary contained herein, each of the parties to this Agreement agrees that it will not bring or support any Person in any Action of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any of the Debt Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including, but not limited to, any dispute arising out of or relating in any way to the Debt Financing Commitments or the performance thereof or the financings contemplated thereby, in any forum other than the federal and New York state courts located in the Borough of Manhattan within the City of New York. Each of the parties hereby irrevocably and unconditionally waives that such an Action in any such court is brought in an inconvenient forum.

SECTION 8.12 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 8.13 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided, however, that each of Parent and Merger Sub may without the consent of any party (a) assign this Agreement (in whole or in part) and its rights and obligations hereunder to one or more wholly-owned Subsidiaries of Parent or (b) collaterally assign this Agreement to any Persons providing the Financing to consummate the transactions contemplated by this Agreement pursuant to the terms thereof for purposes of creating a security interest herein or otherwise assigning as collateral in respect of such financing, it being understood, in each case, that no such assignment by Parent or Merger Sub shall (i) affect the obligations of the Equity Financing Sources under the Commitment Letters or the Guarantors pursuant to the Limited Guarantees or (ii) materially impede or delay the consummation of the Merger. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 8.14 Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section with respect thereto. Upon such a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

SECTION 8.15 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Delivery of an executed counterpart of this Agreement by facsimile or other electronic image scan transmission shall be effective as delivery of an original counterpart hereof.

[The remainder of this page is intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

NEUSTAR, INC.

By:	/s/ Paul S. Lalljie
Name: Paul S. Lalljie
Title: Senior Vice President and Chief Financial Officer

AERIAL TOPCO, L.P. By: Aerial Topco GP Corp. ITS: GENERAL PARTNER

By:	/s/ Rishi Chandna
Name: Rishi Chandna
Title: President, Secretary and Treasurer

AERIAL MERGER SUB, INC.

By:	/s/ Rishi Chandna
Name: Rishi Chandna
Title: President, Secretary and Treasurer

[SIGNATURE PAGE TO MERGER AGREEMENT]

Exhibit A

to

Merger Agreement

Certificate of Incorporation of the Surviving Corporation

FOURTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

NEUSTAR, INC.

I. Name. The name of the corporation is NeuStar, Inc. (the “Corporation”).

II. Registered Office. The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, DE 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

III. Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law, as the same exists or as may hereafter be amended from time to time.

IV. Authorized Stock. This Corporation is authorized to issue one class of shares to be designated Common Stock. The total number of shares of Common Stock the Corporation has authority to issue is 1,000 with par value of $0.001 per share.

V. Bylaws. In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to make, alter, amend or repeal the bylaws of the Corporation.

VI. Election of Directors. Elections of directors need not be by written ballot unless otherwise provided in the bylaws of the Corporation.

VII. Indemnification

A. Right to Indemnification.

1. Subject to the limitations set forth in Section A.2 of this Article VII, each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any Proceeding, by reason of the fact that he or she is or was a director or an executive officer of the Corporation or is or was a director or executive officer of the Corporation serving at the request of the Corporation as a director, officer, trustee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (such person, an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, trustee or agent or in any other capacity while serving as a director, officer, trustee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith.

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2. Notwithstanding any other provision in this Article VII, the Corporation shall not be obligated under this Article VII to make any indemnity in connection with any claim made against an Indemnitee: (a) to the extent expressly prohibited by applicable law; (b) for which payment has actually been made to Indemnitee under a valid and collectible insurance policy or under a valid and enforceable indemnity clause, bylaw or agreement of the Corporation or any other company or organization on whose board Indemnitee serves at the request of the Corporation, except with respect to any deductible (or the equivalent) from or excess beyond the amount payable or paid under any insurance policy or other indemnity provision; (c) for an accounting of profits made (i) from the purchase and sale (or sale and purchase) by the Indemnitee of securities of the Corporation within the meaning of Section 16(b) of the Securities Exchange Act of 1934, as amended, or similar provisions of state statutory law or common law, or (ii) from any transactions prohibited under Section 306(a) of the Sarbanes-Oxley Act of 2002; or (d) in connection with any Proceeding (or any part of any Proceeding), including claims and counterclaims, initiated or brought voluntarily by the Indemnitee, including any Proceeding (or any part of any Proceeding) initiated by such Indemnitee against the Corporation or its directors, officers, employees or other Indemnitees in their capacity as such, unless (i) the Proceeding is brought pursuant to Section C of this Article VII with respect to the enforcement of rights to indemnification under this Article, (ii) the Board of Directors authorized the Proceeding (or such part of any Proceeding) prior to its initiation or (iii) the Corporation elects to provide the indemnification, in its sole discretion, pursuant to the powers vested in the Corporation under applicable law.

B. Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section A of this Article VII, an Indemnitee shall also have the right to be paid by the Corporation the expenses (including attorney’s fees) incurred in defending any such Proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an Indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such Indemnitee is not entitled to be indemnified for such expenses under this Section B or otherwise. Notwithstanding the foregoing, the Corporation shall not be required to advance any expenses to an Indemnitee in the event and to the extent that such Indemnitee has entered a plea of guilty in the applicable criminal Proceeding.

C. Right of Indemnitee to Bring Suit. If a claim under Section A or B of this Article VII is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the Indemnitee may at any time thereafter bring suit

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against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (a) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that the Indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law, and (b) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the Indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VII or otherwise shall be on the Corporation.

D. Non-Exclusivity of Rights. The rights to indemnification and to the advancement of expenses conferred in this Article VII shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation’s Certificate of Incorporation, Bylaws, agreement, vote of stockholders or directors or otherwise.

E. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and/or any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

F. Indemnification of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation (or any of its direct or indirect subsidiaries or affiliates) who does not qualify for indemnification as an Indemnitee under this Article VII to the fullest extent of the provisions of this Article with respect to the indemnification and advancement of expenses of directors and executive officers of the Corporation.

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G. Nature of Rights. The rights conferred upon Indemnitees in this Article VII shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer or trustee and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of this Article VII that adversely affects any right of an Indemnitee or its successors shall be prospective only and shall not limit or eliminate any such right with respect to any Proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

H. Certain Definitions. For purposes of this Article VII, the following terms shall be defined as follows:

1. “executive officer” shall mean (a) any officer of the Corporation with a position of senior vice president (or, if applicable, executive vice president) or higher; or (b) any other officer of the Corporation who is expressly designated by a resolution of the Board of Directors as an “executive officer” for purposes of this Article (regardless of whether such person is designated as an executive officer for other purposes). If an individual is designated an “executive officer” by virtue of clause (a) or (b) of this Section H.1, and the Board of Directors subsequently ceases to designate such individual as an “executive officer,” such individual shall continue to be treated as an “executive officer” with respect to any Proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place a period when such individual was an “executive officer” pursuant to clause (a) or (b) of this Section H.1.

2. “Proceeding” includes any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative or legislative hearing or any other actual, threatened or completed proceeding, including any and all appeals, whether brought in the right of the Corporation or otherwise and whether of a civil, criminal, administrative or investigative nature, in which Indemnitee was involved, or becomes or may become involved, as a party or otherwise, for which indemnification is not prohibited under Section A.2 of this Article VII, including, but not limited to, actions, suits or proceedings in which Indemnitee may be or may have been involved as a party or otherwise, by reason of the fact that Indemnitee is or was a director, officer, employee or agent of the Corporation, or is or was serving, at the request of the Corporation, as a director, officer, employee or agent or fiduciary of any other entity, including, but not limited to, another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, or by reason of anything done or not done by Indemnitee in any such capacity, whether or not Indemnitee is serving in such capacity at the time any liability or expense is incurred for which indemnification, reimbursement or advancement of expenses can be provided under this Article VII.

I. Constituent Corporations. For the purposes of this Article VII, references to the “Corporation” include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation, so that any person who is or was a director or officer, employee or agent of such a constituent corporation or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this Article VII with respect to the resulting or surviving corporation as he would if he had served the resulting or surviving corporation in the same capacity.

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VIII. Amendment. Except as provided in Article VII above, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Fourth Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

IX. Corporate Opportunities.

A. In recognition of the fact that the Corporation, on the one hand, and the Investor Group (as defined below), on the other hand, may currently engage in, and may in the future engage in, the same or similar activities or lines of business and have an interest in the same areas and types of corporate opportunities, and in recognition of the benefits to be derived by the Corporation, through its continued contractual, corporate and business relations with the Investor Group (including possible service of directors, officers and employees of the Investor Group as directors, officers and employees of the Corporation), the provisions of this Article IX are set forth to regulate and define the conduct of certain affairs of the Corporation, as they may involve the Investor Group, and the powers, rights, duties and liabilities of the Corporation, as well as its directors, officers, employees and stockholders in connection therewith. To the fullest extent permitted by law and except as otherwise agreed in writing: (i) each member of the Investor Group shall have the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly, (A) engage in the same, similar or competing business activities or lines of business as the Corporation, (B) do business with any client or customer of the Corporation or (C) make investments in competing businesses of the Corporation, and such acts shall not be deemed wrongful or improper; (ii) no member of the Investor Group shall be liable to the Corporation for breach of any duty (contractual or otherwise), including without limitation fiduciary duties, by reason of any such activities or of such person’s or entity’s participation therein; and (iii) in the event that any member of the Investor Group acquires knowledge of a potential transaction or matter that may be a corporate opportunity for the Corporation, on the one hand, and any member of the Investor Group, on the other hand, or any other person or entity, no member of the Investor Group shall have any duty (contractual or otherwise), including without limitation fiduciary duties, to communicate, present or offer such corporate opportunity to the Corporation and shall not be liable to the Corporation for breach of any duty (contractual or otherwise), including without limitation fiduciary duties, by reason of the fact that any member of the Investor Group directly or indirectly pursues or acquires such opportunity for itself, directs such opportunity to another person or entity, or does not present or communicate such opportunity to the Corporation, even though such corporate opportunity may be of a character that, if presented to the Corporation, could be taken by the Corporation. The Corporation hereby renounces any interest, right, or expectancy in any such opportunity not offered to it by the Investor Group to the fullest extent permitted by law.

B. For purposes of this Article IX, the “Investor Group” means Golden Gate Private Equity, Inc., Hux Investment Pte. Ltd. and their respective affiliates and any of their respective managed investment funds and portfolio companies (other than the Corporation and its subsidiaries) and their respective partners, members, directors, employees, stockholders, agents, any successor by operation of law (including by merger) of any such person, and any entity that acquires all or substantially all of the assets of any such person in a single transaction or series of related transactions.

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C. Neither the alteration, amendment or repeal of this Article IX nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article IX shall eliminate or reduce the effect of this Article IX in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article IX, would accrue or arise, prior to such alteration, amendment, repeal or adoption.

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Exhibit B

to

Merger Agreement

Bylaws of the Surviving Corporation

SECOND AMENDED AND RESTATED BY-LAWS

of

NEUSTAR, INC.

(hereinafter, the “Corporation” or the “corporation”)

(Effective as of ____________, 2017)

ARTICLE I

OFFICES

Section 1. Registered Office. The registered office of the Corporation in the State of Delaware, as set forth in the Certificate of Incorporation, shall be established and maintained at The Corporation Trust Company, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of the registered agent of the Corporation at such address shall be The Corporation Trust Company.

Section 2. Other Offices. The Corporation may also have offices at such other places both within or without the State of Delaware as the Board of Directors may from time to time determine.

ARTICLE II

MEETING OF STOCKHOLDERS

Section 1. Place of Meetings. Meetings of the stockholders for the election of directors or for any other purpose shall be held at such time and place, either within or without the State of Delaware, as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting or in a duly executed waiver of notice thereof.

Section 2. Annual Meetings. The Annual Meeting of Stockholders shall be held on such date and at such time as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting, at which meeting the stockholders shall elect a Board of Directors by a plurality vote, and transact such other business as may properly be brought before the meeting.

Section 3. Special Meetings. Special Meetings of Stockholders, for any purpose or purposes, may be called by the President, Secretary or Treasurer, and shall be called by any such officer at the request in writing of a majority of the Board of Directors. Such request shall state the purpose or purposes of the proposed meeting.

Section 4. Notice of Meetings. Written notice of an Annual Meeting or Special Meeting stating the place, date, and hour of the meeting and in the case of a Special Meeting, the purpose or purposes for which the meeting is called, shall be given not less than ten nor more than sixty days before the date of the meeting to each stockholder entitled to vote at such meeting.

Section 5. Quorum. Except as otherwise provided by law or by the Certificate of Incorporation, the holders of a majority of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At any such adjourned meeting at which the requisite amount of stock entitled to vote shall be represented, any business may be transacted that might have been transacted at the meeting as originally noticed; but only those stockholders entitled to vote at the meeting as originally noticed shall be entitled to vote at any adjournment or adjournments thereof.

Section 6. Voting. Any questions brought before any meeting of stockholders shall be decided by a majority vote of the number of shares entitled to vote, present in person or represented by proxy, except as provided in Section 1 of Article III. Such votes may be cast in person or by proxy, but no proxy shall be voted on or after three years from its date, unless such proxy provides for a longer period.

Section 7. Action by Consent. Any action required to be taken at any annual or special meeting of stockholders, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

ARTICLE III

DIRECTORS

Section 1. Number and Election of Directors. The number of directors that shall constitute the Board of Directors shall be not less than one nor more than fifteen. The initial directors shall be determined by resolution of the sole incorporator of the Corporation or the Board of Directors, as the case may be. Thereafter, within the limits specified above, the number of directors shall be determined by the Board of Directors or by the stockholders. Except as provided in Section 2 of this Article, directors shall be elected by a plurality of the votes cast at Annual Meetings of Stockholders, and each director so elected shall hold office until the next Annual Meeting and until his successor is duly elected and qualified, or until his earlier resignation or removal.

Section 2. Vacancies. If the office of any director becomes vacant, the remaining directors in office, though less than a quorum, by a majority vote, or by the sole remaining director if only one director remains, may appoint any qualified person to fill such vacancy, who shall hold office for the unexpired term and until his or her successor shall be duly chosen. If the office of any director becomes vacant and there are no remaining directors, the stockholders, by the affirmative vote of the holders of shares constituting a majority of the voting power of the Corporation, at a meeting called for such purpose, may appoint any qualified person to fill such vacancy.

Section 3. Committees. The Board of Directors may designate one or more committees, which committees shall, to the extent provided in the resolution of the Board of Directors establishing such a committee, have all authority and may exercise all the powers of the Board of Directors in the management of the business and affairs of the Corporation to the extent lawful under the General Corporation Law of the State of Delaware.

Section 4. Duties and Powers. The business of the Corporation shall be managed by or under the direction of the Board of Directors which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these By-laws directed or required to be exercised or done by the stockholders.

Section 5. Meetings. The Board of Directors of the Corporation may hold meetings, both regular and special, either within or without the State of Delaware. Regular meetings of the Board of Directors may be held without notice at such time and at such place as may from time to time be determined by the Board of Directors. Special meetings of the Board of Directors may be called by the President or any one director with one day’s notice to each director, either personally or by mail, telephone or facsimile transmission.

Section 6. Quorum; Board Action. Except as may be otherwise specifically provided by law, the Certificate of Incorporation or these By-laws, at all meetings of the Board of Directors, a majority of the entire Board of Directors shall constitute a quorum for the transaction of business, and the act of a majority of the entire Board of Directors shall be the act of the Board of Directors. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

Section 7. Actions of Board. Unless otherwise provided by the Certificate of Incorporation or these By-laws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all the members of the Board of Directors or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors or committee.

Section 8. Compensation. The Corporation shall reimburse the reasonable expenses incurred by members of the Board of Directors in connection with attendance at meetings of the Board of Directors and of any committee on which such member serves; provided, that the foregoing shall not preclude any director from serving the Corporation in any other capacity and receiving compensation therefore.

Section 9. Removal. Unless otherwise restricted by the Certificate of Incorporation or by law, any director or the entire Board of Directors may be removed, with or without cause, by the affirmative vote of the holders of a majority of shares entitled to vote at an election of directors.

ARTICLE IV

OFFICERS

The officers of the Corporation shall consist of a President, a Secretary, a Treasurer and such other additional officers with such titles as the Board of Directors shall determine, all of whom shall be chosen by and shall serve at the pleasure of the Board of Directors. Such officers shall have the usual powers and shall perform all the usual duties incident to their respective offices. All officers shall be subject to the supervision and direction of the Board of Directors. The authority, duties or responsibilities of any officer of the Corporation may be suspended by the President with or without cause. Any officer elected or appointed by the Board of Directors may be removed by the Board of Directors with or without cause.

ARTICLE V

NOTICES

Section 1. Notices. Whenever written notice is required by law, the Certificate of Incorporation or these By-laws, to be given to any director, member of a committee or stockholder, such notice may be given by mail, addressed to such director, member of a committee or stockholder, at his address as it appears on the records of the Corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail. Written notice may also be given personally or by telephone, electronic mail or facsimile transmission.

Section 2. Waivers of Notice. Whenever any notice is required by law, the Certificate of Incorporation or these By-laws, to be given to any director, member of a committee or stockholder, a waiver thereof in writing, signed by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

ARTICLE VI

GENERAL PROVISIONS

Section 1. Dividends. Dividends upon the capital stock of the Corporation, subject to the provisions of the Certificate of Incorporation, may be declared by the Board of Directors at any regular or special meeting, and may be paid in cash, in property, or in shares of the capital stock. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, deems proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for any proper purpose, and the Board of Directors may modify or abolish any such reserve.

Section 2. Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors.

Section 3. Corporate Seal. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Delaware”. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

ARTICLE VII

INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND OTHER

AGENTS

Section 1. Directors. The corporation shall indemnify and hold harmless, to the fullest extent not prohibited by the Delaware General Corporation Law (the “DGCL”) or any other applicable law, any director or officer who is made party or is threatened to be made a party to or is otherwise involved in any proceeding, by reason of the fact that he or she is or was a director or officer of the corporation or is or was a director or officer of the corporation serving at the request of the corporation as a director, officer, trustee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, agent or trustee or in any other capacity while serving as a director, officer, employee, agent or trustee; provided, however, that the corporation may modify the extent of such indemnification by individual contracts with its directors and officers; and, provided, further, that the corporation shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the corporation, (iii) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under the DGCL or any other applicable law or (iv) such indemnification is required to be made under Section 4 of this Article.

Section 2. Employees and Other Agents. The corporation shall have power to indemnify and hold harmless, to the fullest extent not prohibited by the DGCL or any other applicable law, any employee or other agent who is made party or is threatened to be made a party to or is otherwise involved in any proceeding, by reason of the fact that he or she is or was an employee or other agent of the corporation or is or was an employee or other agent of the corporation serving at the request of the corporation as a director, officer, trustee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, agent or trustee or in any other capacity while serving as a director, officer, employee, agent or trustee. The Board of Directors shall have the power to delegate the determination of whether indemnification shall be given to any such person to such employees or other persons as the Board of Directors shall determine.

Section 3. Expenses. The corporation shall advance to any person who was or is a party or is threatened to be made a party to or otherwise involved in any proceeding, by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or officer in connection with such proceeding; provided, however, that, if the DGCL requires, an advancement of expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under this section or otherwise.

Section 4. Enforcement. Without the necessity of entering into an express contract, all rights to indemnification and advances to directors and officers under this Article VII shall be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the corporation and the director or officer. Any right to indemnification or advances granted by this Article VII to a director or officer shall be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (i) the claim for indemnification or advances is denied, in whole or in part, or (ii) no disposition of such claim is made within ninety (90) days of request therefor. To the extent permitted by law, the claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting the claim. In connection with any claim for indemnification, the corporation shall be entitled to raise as a defense to any such action that the claimant has not met the standards of conduct that make it permissible under the DGCL or any other applicable law for the corporation to indemnify the claimant for the amount claimed. Neither the failure of the corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because the director or officer has met the applicable standard of conduct set forth in the DGCL or any other applicable law, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct. In any suit brought by a director or officer to enforce a right to indemnification or to an advancement of expenses hereunder, the burden of proving that the director or officer is not entitled to be indemnified, or to such advancement of expenses, under this section or otherwise shall be on the corporation.

Section 5. Non-Exclusivity of Rights. The rights conferred on any person by this Article VII shall not be exclusive of any other right which such person may have or hereafter acquire under any applicable statute, provision of the Certificate of Incorporation, By-laws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding office. The corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL, or by any other applicable law.

Section 6. Survival of Rights. The rights conferred on any person by this Article VII shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 7. Insurance. To the fullest extent permitted by the DGCL or any other applicable law, the corporation, upon approval by the Board of Directors, may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to this section.

Section 8. Amendments. Any repeal or modification of this Article VII shall only be prospective and shall not affect the rights under this Article VII in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any agent of the corporation.

Section 9. Saving Clause. If this Article VII or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each director and officer to the full extent not prohibited by any applicable portion of this Article VII that shall not have been invalidated, or by any other applicable law. If this Article VII shall be invalid due to the application of the indemnification provisions of another jurisdiction, then the corporation shall indemnify each director and officer to the full extent under any other applicable law.

Section 10. Certain Definitions. For the purposes of this Article VII, the following definitions shall apply:

(a) The term “proceeding” shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

(b) The term “expenses” shall be broadly construed and shall include, without limitation, court costs, attorneys’ fees, witness fees, fines, ERISA excise taxes, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any proceeding.

(c) The term the “corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VII with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

(d) References to a “director,” “officer,” “employee,” or “agent” of the corporation shall include, without limitation, situations where such person is serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

(e) References to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner not opposed to the best interests of the corporation.

ARTICLE VIII

AMENDMENTS

These By-laws may be altered, amended or repealed, in whole or in part, or new By-laws may be adopted by the majority vote of the entire Board of Directors. As used in this Article VIII and in these By-laws generally, the term “entire Board of Directors” means the total number of the directors which the Corporation would have if there were no vacancies.

Annex B

December 13, 2016

The Board of Directors

NeuStar, Inc.

21575 Ridgetop Circle

Sterling, Virginia 20166

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of Class A Common Stock, par value $0.001 per share, and the holders of Class B Common Stock, par value $0.001 per share (together, the “Company Common Stock”), of NeuStar, Inc. (the “Company”) of the consideration to be paid to such holders in the proposed merger (the “Transaction”) of the Company with a wholly-owned subsidiary (the “Merger Sub”) of a limited partnership (the “Acquiror”) owned by affiliates of Golden Gate Capital Opportunity Fund, L.P. and Hux Investment Pte Ltd. Pursuant to the Agreement and Plan of Merger (the “Agreement”), among the Company, the Acquiror and the Merger Sub, the Company will become a wholly-owned subsidiary of the Acquiror, and each outstanding share of Company Common Stock, other than shares of Company Common Stock held in the treasury of the Company or owned, directly or indirectly, by the Acquiror, the Merger Sub or any wholly-owned subsidiary of the Company and Dissenting Shares (as defined in the Agreement), will be converted into the right to receive $33.50 per share in cash (the “Consideration”).

In connection with preparing our opinion, we have (i) reviewed a draft dated December 13, 2016 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration paid for such companies; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business, which, among other things, assume that the

Company’s Number Portability Administration Center contract will terminate on September 30, 2018; and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Transaction, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company, the Acquiror or the Merger Sub under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will be consummated as described in the Agreement, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the representations and warranties made by the Company, the Acquiror and the Merger Sub in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion

B-2

is limited to the fairness, from a financial point of view, of the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction and we express no opinion as to the fairness of any consideration paid in connection with the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Consideration to be paid to the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. Please be advised that during the two years preceding the date of this letter, neither we nor our affiliates have had any other material financial advisory or other material commercial or investment banking relationships with Golden Gate Private Equity, Inc. (“GG”), GIC Private Limited (“GIC”), the Acquiror or the Merger Sub. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company, for which we and such affiliates have received customary compensation. Such services during such period have included acting as financial advisor to the Company on its acquisition of Marketshare which closed in December 2015, as joint bookrunner and joint lead arranger on the Company’s credit facility with respect to the financing for the Company’s acquisition of Marketshare in December 2015, and as joint bookrunner and joint lead arranger on the Company’s credit facility, which was last amended in September 2016. During such period, we and our affiliates have provided credit, debt underwriting and financial advisory services to portfolio companies of GG that are unrelated to the Transaction and credit, debt and equity underwriting and financial advisory services to portfolio companies of GIC that are unrelated to the Transaction. In addition, during such period, we and our affiliates have provided treasury services to GIC for customary compensation or other financial benefits. We and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of the Company and none of the outstanding equity interests of the Acquiror, the Merger Sub, GG or GIC. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company, GG or GIC for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities or other financial instruments.

B-3

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction is fair, from a financial point of view, to such holders.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES LLC

/s/ J. P. Morgan Securities LLC

B-4

Annex C

Section 262 of the General Corporation Law of the State of Delaware

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PRELIMINARY PROXY CARD - SUBJECT TO COMPLETION

NEUSTAR, INC. 21575 RIDGETOP CIRCLE STERLING, VIRGINIA 20166

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern time on •, 2017. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-776-9437

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern time on •, 2017. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided. If you vote by phone or Internet, please do not mail your proxy card.
IN PERSON You may vote your shares in person by attending the Special Meeting.

TO VOTE BY MAIL, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends that you vote FOR each of the following proposals:
1.

To adopt the Agreement and Plan of Merger (the “merger agreement”), dated as of December 14, 2016, among Neustar, Aerial Topco, L.P., a Delaware limited partnership, and Aerial Merger Sub, Inc., a Delaware corporation.

		☐ For	☐ Against	☐ Abstain
2.	To approve, on an advisory (non-binding) basis, specified compensation that may become payable to the named executive officers of Neustar in connection with the merger.	☐ For	☐ Against	☐ Abstain
3.

To approve one or more adjournments of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

		☐ For	☐ Against	☐ Abstain

NOTE: In their discretion, the proxies named on this proxy card are authorized to vote upon such other business as may properly come before the special meeting or any adjournments or postponements thereof.

		For address change/comments, mark here. (see reverse for instructions)			☐
		Please indicate if you plan to attend this meeting.	☐ Yes	☐ No
Please sign exactly as your name appears herein. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)		Date

SPECIAL MEETING OF NEUSTAR STOCKHOLDERS
●, 2017
● Eastern time
[location]

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice and Proxy

Statement are available at www.proxyvote.com.

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE SPECIAL MEETING ON ●, 2017.

The stockholder(s) hereby appoint(s) Lisa A. Hook and Leonard J. Kennedy, or either of them, as proxies, with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of common stock of NeuStar, Inc. that the stockholder is entitled to vote at the Special Meeting of Stockholders to be held at ● Eastern time on ●, 2017 at ●, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR APPROVAL OF THE AGREEMENT AND PLAN OF MERGER; FOR APPROVAL OF THE “GOLDEN PARACHUTE” COMPENSATION PAYABLE OR THAT COULD BECOME PAYABLE TO THE NAMED EXECUTIVE OFFICERS OF NEUSTAR IN CONNECTION WITH THE MERGER; FOR THE APPROVAL OF ONE OR MORE ADJOURNMENTS OF THE SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF NEUSTAR HAS NOT OBTAINED SUFFICIENT AFFIRMATIVE STOCKHOLDER VOTES TO ADOPT THE MERGER AGREEMENT; AND IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.

Address Changes/Comments:
(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE